                            4,000,000 HIGH TIDES-SM-
                              Titan Capital Trust
                    5 3/4% Convertible Preferred Securities
    Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)-SM-*
              (liquidation amount $50 per each of the HIGH TIDES)
                 guaranteed to the extent described herein by,
                     and convertible into common stock of,

                                  [TITAN LOGO]

                             The Titan Corporation
                                   ---------

    5 3/4% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities (HIGH TIDES-SM-) represent undivided preferred beneficial ownership interests in the assets of Titan Capital Trust. Subject to the deferral provisions described in this offering circular, the trust will pay distributions on the HIGH TIDES on each February 15, May 15, August 15 and November 15. Subject to the deferral provisions described in this offering circular, the trust will make the first distribution on May 15, 2000. The Titan Corporation may redeem the HIGH TIDES at any time on or after February 20, 2003 until but excluding the tender notification date established for the remarketing. Following the remarketing, The Titan Corporation may redeem the HIGH TIDES in accordance with the redemption provisions established in the remarketing, if any, or, upon a failed final remarketing, on or after the third anniversary of the reset date.

    The Titan Corporation will own all the common securities issued by the trust. The trust exists for the sole purpose of issuing the common securities and the HIGH TIDES and using the proceeds to purchase the 5 3/4% Convertible Senior Subordinated Debentures Due 2030 from The Titan Corporation.

    The initial purchasers have an option to purchase a maximum of 1,000,000 additional HIGH TIDES to cover over-allotments.

    It is expected that the HIGH TIDES will be eligible for trading in The Portal-SM- Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc.

    Each HIGH TIDES is initially convertible into shares of The Titan Corporation's common stock at the rate of 1.0076 shares of common stock for each of the HIGH TIDES (equivalent to an initial conversion price of $49.625 per share of common stock). Your HIGH TIDES may be remarketed no earlier than 80 business days prior to February 15, 2005 and no later than 20 business days prior to February 15, 2005. At our option and subject to the results of remarketing, the HIGH TIDES may become nonconvertible or convertible into a different number of shares of common stock. The remarketing agent will attempt to obtain a price of 101% of the liquidation amount of the HIGH TIDES. The Titan Corporation's common stock is traded under the symbol "TTN" on The New York Stock Exchange. On February 3, 2000, the last reported price of the common stock was $40.3125 per share.

    We and the trust have agreed, pursuant to a registration rights agreement, to file a shelf registration statement to register resales of the HIGH TIDES and the common stock into which the HIGH TIDES may be converted. In the event we and the trust fail to comply with our obligations under the registration rights agreement, the trust will pay additional special distributions on the HIGH TIDES.

    Investing in the HIGH TIDES involves risks. See "Risk Factors" on page 18.

                           Price: $50 per HIGH TIDES
           plus accrued distributions, if any, from February 9, 2000.

    Delivery of the HIGH TIDES, in book-entry form, will be made on or about February 9, 2000.

    None of the HIGH TIDES, the guarantee, the debentures or The Titan Corporation common stock issuable upon conversion thereof has been registered under the Securities Act. The foregoing securities may be offered or sold only to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. You are hereby notified that sellers of the securities may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

    * The terms Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)-SM- and HIGH TIDES-SM- are registered service marks of Credit Suisse First Boston Corporation.

Credit Suisse First Boston                          Donaldson, Lufkin & Jenrette

      The date of this confidential offering circular is February 3, 2000.

                                 --------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
NOTICE TO NEW HAMPSHIRE RESIDENTS......      ii
AVAILABLE INFORMATION..................     iii
ABOUT THIS OFFERING CIRCULAR...........     iii
WHERE YOU CAN FIND MORE INFORMATION....     iii
CAUTIONARY STATEMENT ABOUT
  FORWARD-LOOKING STATEMENTS...........      iv
TRADEMARKS AND TRADENAMES..............       v
SEC REVIEW.............................       v
INDUSTRY DATA..........................       v
OFFERING CIRCULAR SUMMARY..............       1
RISK FACTORS...........................      18
USE OF PROCEEDS........................      31
PRICE RANGE OF OUR COMMON STOCK........      32
DIVIDEND POLICY........................      32
CAPITALIZATION.........................      33
ACCOUNTING TREATMENT...................      34
PENDING AND COMPLETED ACQUISITIONS.....      35
UNAUDITED PRO FORMA FINANCIAL DATA.....      38
SELECTED HISTORICAL FINANCIAL DATA.....      51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS........................      53


BUSINESS...............................      70
                                           PAGE
                                           ----
MANAGEMENT.............................      95
PRINCIPAL STOCKHOLDERS.................      99
TITAN CAPITAL TRUST....................     101
THE REMARKETING........................     102
DESCRIPTION OF HIGH TIDES..............     109
DESCRIPTION OF CONVERTIBLE SENIOR
  SUBORDINATED DEBENTURES..............     131
DESCRIPTION OF THE GUARANTEE...........     140
RELATIONSHIP AMONG THE HIGH TIDES, THE
  CONVERTIBLE SENIOR SUBORDINATED
  DEBENTURES AND THE GUARANTEE.........     143
DESCRIPTION OF CAPITAL STOCK...........     144
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSEQUENCES.....................     151
CERTAIN ERISA CONSIDERATIONS...........     156
REGISTRATION RIGHTS....................     159
PLAN OF DISTRIBUTION...................     161
NOTICE TO CANADIAN RESIDENTS...........     163
TRANSFER RESTRICTIONS..................     164
LEGAL MATTERS..........................     166
INDEPENDENT PUBLIC ACCOUNTANTS.........     167
INDEX TO FINANCIAL STATEMENTS..........     F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

    This offering circular is being furnished on a confidential basis in connection with an offering exempt from registration under the Securities Act solely for the purpose of enabling a prospective investor to consider the purchase of the HIGH TIDES. Delivery of this offering circular to any other person or any reproduction of this offering circular, in whole or in part, without the prior consent of Titan Capital Trust, or the trust, The Titan Corporation or the initial purchasers is prohibited. The information contained in this offering circular has been provided by The Titan Corporation and other sources identified in this offering circular. No representation or warranty, express or implied, is made by the initial purchasers as to the accuracy or completeness of information contained in this offering circular, and nothing contained in this offering circular is, or should be relied upon as, a promise or representation by the initial purchasers of the HIGH TIDES.

    Each prospective purchaser of the HIGH TIDES must comply with all applicable laws and regulations in force in any jurisdiction in connection with the distribution of this offering circular and the offer or sale of the HIGH TIDES. Please read the "Transfer Restrictions" section of this offering circular. In making any investment decision, prospective investors should rely on their own examination of the trust and Titan and the terms of the offering, including the merits and risks involved. The contents of this offering circular are not to be construed as legal, business or tax advice. Each prospective investor should consult his or her own attorney, business advisor and tax advisor as to legal, business or tax advice.

    The HIGH TIDES offered by this offering circular have not been recommended by any United States federal or state securities commission or any foreign securities commission or any regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this offering circular. Any representation to the contrary is a criminal offense.

    The HIGH TIDES have not been and will not be qualified for sale under the securities laws of any province or territory of Canada. The HIGH TIDES are not being offered and may not be offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

    AS USED IN THIS OFFERING CIRCULAR, (A) THE "INDENTURE" MEANS THE INDENTURE, BETWEEN THE TITAN CORPORATION AND WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "DEBENTURE TRUSTEE") RELATING TO THE DEBENTURES, (B) THE "DECLARATION" MEANS THE AMENDED AND RESTATED DECLARATION OF TRUST RELATING TO THE TRUST AMONG THE TITAN CORPORATION, AS DEPOSITOR (THE "DEPOSITOR"), WILMINGTON TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE") AND AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), THE INDIVIDUALS NAMED AS ADMINISTRATIVE TRUSTEES THEREIN (THE "ADMINISTRATIVE TRUSTEES" AND, COLLECTIVELY WITH THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE, THE "TRUSTEES") AND THE HOLDERS FROM TIME TO TIME OF UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF THE TRUST, (C) THE "GUARANTEE" MEANS THE PREFERRED SECURITIES GUARANTEE AGREEMENT BETWEEN THE TITAN

CORPORATION AND WILMINGTON TRUST COMPANY, AS GUARANTEE TRUSTEE (THE "GUARANTEE TRUSTEE"), (D) THE "COMMON SECURITIES" MEANS THE COMMON SECURITIES ISSUED BY THE TRUST, (E) THE "TRUST SECURITIES" MEANS THE HIGH TIDES AND THE COMMON SECURITIES, (F) THE "COMMON STOCK" MEANS THE COMMON STOCK OF THE TITAN CORPORATION, PAR VALUE $.01 PER SHARE AND (G) THE "DEBENTURES" MEANS THE CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2030 FROM THE TITAN CORPORATION.

                             AVAILABLE INFORMATION

    As a purchaser of HIGH TIDES, you will be furnished with a copy of this offering circular and any related amendments or supplements to this offering circular. By receiving this offering circular, you acknowledge that:

    - you have been afforded an opportunity to request from us, and have received from us, all additional information you considered to be necessary to verify the accuracy or completeness of the information included or incorporated in this offering circular by reference;

    - you have not relied on the initial purchasers or any person affiliated with the initial purchasers in connection with your investigation of the accuracy of such information or your investment decision; and

    - except as pursuant to the first bullet point above, no person has been authorized to give any information or to make any representation concerning the HIGH TIDES offered pursuant to this offering circular other than those contained in this offering circular, and if given or made, you should not rely upon such information as having been authorized by us or the initial purchasers.

                          ABOUT THIS OFFERING CIRCULAR

    This offering circular contains summaries, believed to be accurate in all material respects, of terms of certain agreements. These summaries are qualified in their entirety by reference to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers. While any HIGH TIDES, debentures or common stock issued upon conversion of such securities remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of such securities the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

    No separate financial statements of the trust have been included herein. We do not consider such financial statements material to the holders of HIGH TIDES because:

    - we will own, directly or indirectly, all of the voting securities of the trust, and we are subject to the reporting requirements under the Exchange Act;

    - the trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the trust and investing the proceeds thereof in debentures issued by us; and

    - the obligations of the trust under the trust securities are fully and unconditionally guaranteed by us to the extent that the trust has funds available to meet such obligations.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with The New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

    In this offering circular we have incorporated by reference certain reports and other information we have filed, or will file, with the SEC. The information incorporated by reference is an important part of this offering circular, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities or we terminate this offering:

    - Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which was filed on March 31, 1999, as amended by Form 10-K/A which was filed on January 24, 2000, including information incorporated by reference in the Form 10-K from its definitive proxy statement for the 1999 annual meeting of stockholders, which was filed on April 1, 1999;

    - Titan's Quarterly Report on Form 10-Q for the fiscal quarter ended
      March 31, 1999, which was filed on May 17, 1999, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, which was filed on August 16, 1999, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, which was filed on November 12, 1999;

    - Titan's Current Reports on Form 8-K which were filed on January 20, 1999, June 24, 1999, November 17, 1999, December 16, 1999, January 6, 2000,
      January 24, 2000, and February 3, 2000; and

    - Titan's amendment to its Current Report on Form 8-K filed June 24, 1999, which was filed on August 23, 1999, its amendments to its Current Reports on Form 8-K filed November 17, 1999 and January 6, 2000, which were filed on January 19, 2000 and January 24, 2000, and its amendment to its Current Report on Form 8-K filed January 24, 2000, which was filed on January 28, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    The Titan Corporation
    3033 Science Park Road
    San Diego, CA 92121-1199
    (858) 552-9500

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this offering circular are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this offering circular. The risks and uncertainties include:

    - the possibility that our acquisition of Advanced Communication Systems, Inc. will not be consummated;

    - the risks associated with our acquisition strategy generally;

    - the trust's inability to make distributions on the HIGH TIDES if we are unable to make interest payments on the debentures due to a default on our indebtedness under our credit facility or any secured debt we have in addition to that indebtedness, or otherwise;

    - our structure as a holding company, which limits our ability to access the cash flows and assets of our subsidiaries;

    - the possibility that you may have to pay taxes on interest prior to your receipt of distributions from the trust; and

    - the other factors described in "Risk Factors."

    The forward-looking statements included herein are only made as of the date of this offering circular and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                           TRADEMARKS AND TRADENAMES

    SureBeam-Registered Trademark-, ImagClear-Registered Trademark-, Xpress Connection and DAMALink are trademarks of The Titan Corporation or its subsidiaries. All other tradenames and trademarks appearing in this offering circular are the property of their holders.

                                   SEC REVIEW

    In the course of the review by the SEC of the shelf registration statement we are obligated to file covering resales of the HIGH TIDES and our common stock issuable upon conversion of the HIGH TIDES, it is likely that we will make changes to the description of our business and other data included in this offering circular. However, we do not believe any such modification or reformulation will be significant.

                                 INDUSTRY DATA

    In this offering circular, we refer to market information regarding our industry segments, which we have obtained from published industry sources. Although we believe this information to be reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

                           OFFERING CIRCULAR SUMMARY

    EXCEPT AS OTHERWISE INDICATED HEREIN, IN THIS OFFERING CIRCULAR THE WORDS "WE," "OUR," "OURS," "US" AND "TITAN" REFER ONLY TO THE TITAN CORPORATION AND ITS SUBSIDIARIES (EXCLUDING TITAN CAPITAL TRUST) AND NOT TO THE INITIAL PURCHASERS OR ANY OTHER PERSON. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE "RISK FACTORS" SECTION, AND THE DOCUMENTS WE HAVE REFERRED YOU TO, INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, BEFORE MAKING AN INVESTMENT IN THE HIGH TIDES.

                         THE TITAN CORPORATION OVERVIEW

    We are a leading diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded research and development activities since 1981 under contracts totaling in excess of $2 billion, we have accumulated a broad portfolio of technologies, intellectual property and expertise from which we have developed many of our commercial businesses. The core technologies supporting our Titan Scan and Titan Wireless segments were derived from technologies originally developed for government applications. We believe that our government contracts business enhances our technical expertise with sophisticated technologies and facilitates our ability to develop commercial applications. We fund the development of commercial technologies from our technology base both internally as well as in conjunction with partners. We plan to continue building our technology portfolio, identifying commercial applications and entering into strategic relationships to further our growth.

    We have organized our business into five segments that reflect the specific markets and industries in which we operate:

           SEGMENT                                 SEGMENT DESCRIPTION
           -------                                 -------------------
    Titan Systems............  Information technology and communications solutions for defense, intelligence, and other U.S. and allied government agencies

    Cayenta..................  Total services provider of comprehensive information technology solutions for its customers' business functions, including e-business, finance, accounting, customer billing and collection, contract management, supply chain
                               integration and enterprise asset management

    Titan Scan...............  Electron beam food pasteurization and medical product sterilization systems and services

    Titan Wireless...........  Satellite communication systems and services which support telephony in developing countries

    Emerging Technologies....  Development of commercial applications for technologies created by our other business segments through
                               government-sponsored research and development programs

    Each of our segments has a management team with significant relevant experience in the segment's particular business and market area. Consistent with our strategy of aligning management motivation with stockholder interests, each of our segments (except Emerging Technologies which is not a separate subsidiary) has its own key employee stock option plan to foster an entrepreneurial environment.

    On a pro forma basis for the acquisitions we completed during 1999 as well as our proposed acquisition of Advanced Communication Systems, our revenues were approximately $593 million and our earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization, or EBITDA, were approximately $61.6 million for the twelve months ended September 30, 1999.

MARKET OPPORTUNITIES

    We believe that the markets in which we operate are large and growing:

    TITAN SYSTEMS. The U.S. government is among the largest buyers of information technology systems and services in the world. According to the Government Electronic Industries Alliance, an industry trade group, the U.S. government's information technology budget for its fiscal year 2000 is expected to be approximately $34 billion. In a statement to the House Committee on National Security, Secretary of Defense William S. Cohen stated that the defense budget will emphasize advanced information technologies related to Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR. Titan Systems provides a full range of C4ISR capabilities.

    CAYENTA. Forrester Research projects that the market for business to business e-business will grow from $43 billion in 1998 to $1.3 trillion in 2003. In addition, International Data Corporation estimates that the worldwide market for consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites will grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.

    TITAN SCAN. With 75.4 billion pounds of meat, including beef, pork and poultry, produced in the United States in 1999, Titan Scan estimates that the market for food pasteurization systems and services could develop to be in excess of $3.0 billion annually if irradiated foods gain consumer acceptance. If such consumer acceptance occurs, Titan Scan believes that meat producers will initially elect to pasteurize a portion of their ground beef and poultry production. According to a market research report, the global market for sterilization services for medical products was approximately $368 million in 1999.

    TITAN WIRELESS. In our targeted markets, telephone availability is relatively low. In 1998, according to the International Telecommunication Union, countries in our targeted markets, which represent approximately one-third of the world's population, had fewer than two subscriber lines per 100 inhabitants compared to 66.13 in the United States.

COMPETITIVE STRENGTHS

    We attribute our growth and performance to several factors within each of our business segments:

TITAN SYSTEMS

    LONG STANDING CUSTOMER RELATIONSHIPS. Founded in 1981, Titan Systems has an extensive history of providing information systems and communications solutions to defense, intelligence and other U.S. and allied government agencies. Collectively, Titan Systems' senior management has on average 20 years of industry experience and has developed long-standing, key customer relationships across all of the U.S. military services and several NATO countries, which have contributed to Titan Systems' success in securing new contracts.

    BROAD SOLUTION CAPABILITIES. Titan Systems has extensive knowledge of the operations and information systems and communications requirements of the defense industry and provides a full range of systems engineering and technical support for the C4ISR initiatives of the Department of Defense, or DoD. Titan Systems designs, builds, tests, installs and maintains systems that collect, digitize, compress, transmit, receive, decompress and display information and permit their users to analyze data in a secured environment. This ability to provide full-service solutions, coupled with our employee base of over 1,500 "Secret" and above-cleared personnel, enables us to bid on larger, more comprehensive C4ISR defense contracts. Advanced Communication Systems' employee base includes more than 1,300 "Secret" and above-cleared personnel.

    PROVEN ACQUISITION STRATEGY. In anticipation of changes in U.S. government procurement policies toward awarding more comprehensive contracts to meet its defense-related requirements, we initiated an acquisition strategy in 1997. Since January 1, 1998, we have acquired and integrated seven defense information technology companies into Titan Systems. If acquired, Advanced Communication Systems will also be integrated into Titan Systems. We believe the enhanced technology and personnel resources provided by our acquisitions enable Titan Systems to serve its customers with comprehensive solutions for their information systems needs.

CAYENTA

    TOTAL SERVICES PROVIDER. As a total services provider, or TSP, Cayenta delivers comprehensive, tailored solutions to its customers that combine its customers' information technology strategy, application development and configuration, systems integration, hosting and support. We believe Cayenta's TSP offering provides its customers with a number of benefits over internally developed and hosted systems, including lower and more predictable capital and operating costs, timely deployment, adaptable solutions, and scalable and reliable hosted applications.

    COMPLETE E-BUSINESS SOLUTION. Cayenta integrates customers' web sites and other e-business portals with business support systems and provides its customers with a single point of contact for managing and monitoring their e-business transactions. Cayenta integrates a customer's web site and other business support systems with its proprietary solutions for order processing, catalog management, customer service, inventory management, order fulfillment, billing, collections, and account settlement.

    REVENUE CYCLE SERVICES OFFERING. Cayenta offers solutions that enable its customers to address their complex pricing, billing, settlement and supply-chain requirements and improve their e-business capabilities. Cayenta's software also provides audit and compliance functions that accommodate the complex contract terms prevalent in e-business and permit Cayenta's customers to more effectively monitor their receivables and manage the fulfillment process.

    INTEROPERABLE AND ADAPTABLE SOLUTIONS. Cayenta's solutions are interoperable, permitting its customers to integrate different systems within their organizations and between their organizations and those of their trading partners. Cayenta's solutions also are adaptable, accommodating customer technology preferences while facilitating easy access across the Internet. Cayenta offers solutions that reduce its customers' manual and redundant business processes and permit them to add or change software applications as their businesses evolve.

    TAILORED SOLUTIONS FOR CUSTOMERS' BUSINESS PROCESSES. Cayenta has expertise in its target industries that helps it to define and deliver timely solutions tailored to its customers' market dynamics and business opportunities. All of Cayenta's solutions allow customers to supplement standard software applications with additional functionality tailored to their business needs. To achieve this additional functionality, Cayenta uses software components that extend the capabilities of standard software applications.

TITAN SCAN

    SUPERIOR ELECTRON BEAM PASTEURIZATION AND STERILIZATION TECHNOLOGY. Titan Scan provides patented and proprietary systems and services which pasteurize food and sterilize medical products in an efficient, safe and environmentally friendly manner. The market for pasteurization and sterilization systems has historically been served by two technologies--Gamma and etholene oxide, or EtO. We believe Titan Scan's proprietary electron beam process, or SureBeam system, which uses commercial electricity as its source of power, is superior to Gamma and EtO technology because it requires significantly less processing time, poses no known environmental risks, may result in reduced product degradation, can be introduced directly into a food processor's or manufacturer's production line and is scalable to meet customer processing requirements.

    REGULATORY CLEARANCE FOR SUREBEAM TECHNOLOGY. In December 1997, the Food and Drug Administration, or FDA, approved irradiation of meat, finding that irradiation of meat, at its recommended doses, does not diminish the food's nutritional value in any detectable way. In December 1999, the U.S. Department of Agriculture, or USDA, issued regulations setting forth guidelines for the irradiation of meat.

    EXCLUSIVE CUSTOMER ARRANGEMENTS. Titan Scan has executed multiyear arrangements with many of the major poultry and meat providers and producers in the United States, including Cargill, IBP, Tyson Foods, Emmpak and Huisken Meats, among others. These companies produced approximately 75% of the
25.8 billion pounds of beef and approximately 43% of the 75.4 billion pounds of meat, including beef, pork and poultry, produced in the United States in 1999. Titan Scan believes that if irradiated foods gain market acceptance, these producers will initially elect to pasteurize a portion of their ground beef and poultry production. Titan Scan's multiyear arrangements with its customers generally provide that it will be the exclusive provider of electronic pasteurization services whenever any of these companies elect to use pasteurization technology. In addition, at Cloverleaf Cold Storage's facility in Sioux City, Iowa, Titan Scan has built the first electron beam pasteurization facility in the United States, and also has arrangements with Zero Mountain Cold Storage, Mitsubishi and Hawaii Pride to build similar facilities.

TITAN WIRELESS

    SOLUTIONS ARE WELL-SUITED TO TARGET MARKETS. Telephone service for remote areas of many developing countries has not been practical for a number of economic and technical reasons. In our targeted markets, telephone availability is relatively low. Titan Wireless has designed a network of fixed-site satellite terminals that provide cost-effective telephone, facsimile and data communications services to areas not previously served by developing countries' national public switched telephone networks, or PSTNs.

    STRONGLY POSITIONED THROUGH STRATEGIC ALLIANCES. Titan Wireless develops and markets its telephony products through strategic alliances in developing countries in Africa, Latin America and Asia. Through its Sakon joint venture, Titan Wireless is currently providing long distance telecommunications services in eight developing countries, and expects to provide long distance telecommunications in at least six additional developing countries.

EMERGING TECHNOLOGIES AND BUSINESSES

    PROVEN ABILITY TO TRANSITION OUR TECHNOLOGY TO COMMERCIAL BUSINESSES. Emerging Technologies introduces new commercial applications from our rich technology portfolio, superior research and development capabilities and stream of government-funded projects. The core technologies supporting Titan Scan and Titan Wireless were created from technologies originally developed for government use. In addition, in 1996, we contributed the core technology to form Servnow! Nettechnologies, Inc., which is now known as IPivot, Inc. IPivot develops software products that improve the performance of server farms, web sites and software applications. We raised the capital required to fund IPivot from venture capital sources. In November 1999, we received approximately $42 million in cash for our 8.1% equity interest when IPivot was acquired by Intel Corporation.

BUSINESS STRATEGY

    We believe a key element of our success is our innovative use of technology that provides comprehensive, efficient solutions to our government and commercial customers. We believe that our sophisticated technical abilities will allow us to expand our customer base, improve our operating results and continue to grow.

    Our objectives are to enhance our leading position in providing information technology and communication solutions to defense, intelligence and other U.S. and allied government agencies and to further our strong track record of commercializing proprietary technologies designed to serve global markets. To achieve these objectives, we intend to pursue the following strategies:

    MAINTAIN TECHNOLOGY LEADERSHIP. Since inception, we have received substantial government funding to conduct research and development and create advanced information technology solutions and communications systems for government uses. Based largely on activities that have been supported by government funding, we have created a diversified portfolio of technology and developed many of our commercial businesses, like Titan Scan and Titan Wireless. We will continue to bid for government-funded research and development work and government contracts that we believe will expose our technical personnel to sophisticated technologies, challenge their skills, and increase their abilities to transition systems and solutions developed for the government to commercial applications. We will also continue to actively seek acquisition candidates whose technology portfolio and personnel resources complement and supplement our own. We believe that these efforts, combined with our extensive expertise and capabilities, will allow us to further our government relationships and position us to win new government contracts, while also strengthening our ability to provide systems and solutions to commercial customers in a variety of markets.

    PURSUE STRATEGIC TRANSACTIONS. Our acquisition program is a key component to our overall business strategy. We believe the enhanced technology and personnel resources which our acquisitions have provided enable us to complete larger, more comprehensive government contracts and to market our services to new customers. To further our growth and enter new markets, we intend to pursue strategic acquisitions of complementary businesses, technologies and products. We plan to achieve operating efficiencies and cost savings following our acquisitions through centralization of strategic planning, corporate development, administrative, financial and other services. We also intend to pursue strategic alliances, primarily to access new customers and establish additional channels of distribution for our core businesses and technologies.

    GROW PROFITABLY. We are dedicated to growing our business and enhancing our profitability. We have instituted successful cost reduction programs for each of our acquired companies and continually seek opportunities to improve our operating margins. In early 1997, we implemented a streamlining process for our administrative functions. This process focused on eliminating redundancies and resulted in increased efficiencies and reduced infrastructures and costs. We plan to continue implementing similar initiatives and to improve cash flow through enhanced receivables management.

    PURSUE INITIAL PUBLIC OFFERINGS FOR CORE SUBSIDIARIES. We intend to finance the growth of Cayenta, Titan Scan and Titan Wireless by obtaining public or private financing, including through initial public offerings of common stock of these segments. To the extent possible, we intend to structure these initial public offerings in order to preserve the ability to later distribute the stock we retain in these segments to our stockholders on a tax-free basis. Under existing law, we must own at least 80% of the total voting power and 80% of any class of nonvoting capital stock of a subsidiary to be able to effect a tax-free distribution of a subsidiary's stock. In addition, both Titan and the subsidiary must meet numerous other requirements under the Internal Revenue Code, including requirements relating to the subsidiary's operating history and the subsidiary must have a business purpose for the spin-off distribution. To date, our subsidiary Cayenta has filed a registration statement for an initial public offering of its stock. If the offering is completed, we have no present intention of distributing our Cayenta shares to the Titan stockholders. Our existing credit facility does not permit us to distribute the stock of our subsidiaries to Titan stockholders without consent of the lenders. It also requires that if we complete an offering of securities of a subsidiary, we must pay down the credit facility by the amount of the net proceeds of the offering. We expect our new credit facility will contain similar restrictions except that we will not have to pay down the credit facility if Cayenta completes its initial public offering and Cayenta will no longer be a guarantor of the new credit facility. As a result of the foregoing factors and other factors, we may not be able to distribute interests in these segments to our stockholders.

    We expect to enter into a $250 million senior secured credit facility shortly after this offering, which is further described in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations." We intend to use borrowings under that credit facility to repay indebtedness of Advanced Communication Systems upon the closing of the acquisition and also to pay certain acquisition-related fees and expenses. We anticipate replacing our existing credit facility with that new credit facility. We cannot guarantee that we will be able to enter into satisfactory definitive documentation for, and ultimately access, the new credit facility.

    We are a publicly traded company listed on the New York Stock Exchange under the symbol "TTN." Our executive offices are located at 3033 Science Park Road, San Diego, California 92121-1199 and our telephone number is (858) 552-9500. Our Internet website address on the world wide web is www.titan.com. The contents of our website are not part of this offering circular.

    The trust's place of business and telephone number are the principal executive offices and telephone number of Titan.

                                  THE OFFERING


    ISSUER...................  Titan Capital Trust is a Delaware business trust and our subsidiary. Substantially all the assets of the trust will consist of debentures issued by us. We will own all of the outstanding common securities of the trust. The address of the trust's principal office is c/o The Titan Corporation,
                               3033 Science Park Road, San Diego, California, 92121-1199,
                               and its telephone number is (858) 552-9500.

    SECURITIES OFFERED.......  4,000,000 HIGH TIDES.  Additionally, we and the trust have granted the initial purchasers an option for 30 days to
                               purchase up to an additional 1,000,000 HIGH TIDES at the
                               initial offering price, plus accrued distributions.

    DEBENTURES...............  The trust will use the proceeds from the sale of the HIGH
                               TIDES to purchase from us 5 3/4% Convertible Senior
                               Subordinated Debentures, due February 15, 2030. The
                               debentures will have the same financial terms as the HIGH
                               TIDES.

    DISTRIBUTIONS............  Distributions will accrue on the HIGH TIDES from the date of original issuance at the applicable rate applied to the
                               stated liquidation amount of $50 per HIGH TIDES. The
                               applicable rate will be 5 3/4% per annum from the date of
                               original issuance to, but excluding the reset date. The
                               reset date is any date (a) not later than February 15, 2005, or the final reset date, or, if the day is not a business
                               day, the next succeeding business day, and (b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion.
                               On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing. Subject to the distribution
                               deferral provisions described below, the trust will pay
                               those distributions quarterly in arrears on each
                               February 15, May 15, August 15 and November 15, commencing
                               May 15, 2000. Because distributions on the HIGH TIDES
                               constitute interest for U.S. federal income tax purposes,
                               corporate holders of the HIGH TIDES will not be entitled to a dividends-received deduction.

    DISTRIBUTION DEFERRAL
    PROVISIONS...............  The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from us on the debentures. We can, on one or more occasions,
                               defer the interest payments due on the debentures for up to
                               20 consecutive quarters unless an event of default under the debentures has occurred and is continuing. However, we
                               cannot defer interest payments beyond the (a) maturity date of the debentures, which is February 15, 2030, and (b) in
                               the case of a deferral period that begins prior to the reset date, the reset date. If we defer interest payments on the debentures, the trust will also defer distributions on the
                               HIGH TIDES. The trust will be able to pay distributions on the HIGH TIDES only if and to the extent it receives
                               interest payments from us on the debentures. During any
                               deferral period, distributions will continue to accumulate quarterly at an annual rate of 5 3/4% of the liquidation
                               amount of $50 per HIGH TIDES. Also, the deferred
                               distributions will themselves accrue additional
                               distributions at an annual rate of 5 3/4% to the extent
                               permitted by law. The trust will send you written notice of a deferral of distributions on the HIGH TIDES not later than
                               10 days prior to the record date for the related HIGH TIDES distribution. During any period in which we defer interest payments on the debentures, in general we cannot:

                               -  declare or pay any dividend or distribution on our
                                  capital stock;

                               -  redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

                               -  make any interest, principal or premium payment on, or
                                  repurchase or redeem any of our debt securities that rank
                                  equally with or junior to the debentures; or

                               -  make any payment on any guarantee by Titan of the debt
                                  securities of any of our subsidiaries if the guarantee
                                  ranks equally with or junior to the debentures.

                               If an interest payment deferral occurs, you will continue to recognize interest income for U.S. federal income tax
                               purposes in advance of your receipt of any corresponding
                               cash distribution.

                               If you convert your HIGH TIDES during any interest payment deferral period, you will not receive any cash payment for any deferred distributions.


    CONVERSION INTO COMMON
    STOCK....................  On or prior to the tender notification date, you may convert each HIGH TIDES into shares of common stock of Titan at the initial rate of 1.0076 shares of common stock for each HIGH
                               TIDES (equivalent to an initial conversion price of $49.625 per share of common stock). The last reported sale price of
                               Titan's common stock on the New York Stock Exchange on
                               February 3, 2000 was $40.3125 per share.

                               On and after the reset date, each HIGH TIDES may, at the
                               trust's option and subject to the results of remarketing,
                               become nonconvertible or convertible into a different number of shares of common stock. The conversion price and
                               conversion ratio in effect at any time shall hereafter be
                               referred to as the applicable conversion price and the
                               applicable conversion ratio, each of which will be subject to adjustment in certain circumstances.

                               In connection with any conversion of the HIGH TIDES, the
                               property trustee of the trust will exchange those HIGH TIDES for debentures having a principal amount equal to the stated
                               liquidation amount of $50 per HIGH TIDES exchanged. The
                               conversion agent will then immediately convert the
                               debentures into Titan common stock. We will not issue any
                               fractional shares of common stock as a result of the
                               conversion. Instead, we will pay the fractional interest in cash based on the then current market value of our common
                               stock. Also we will not issue any additional shares of our common stock upon conversion of the HIGH TIDES to pay for
                               any accrued but unpaid distributions on the HIGH TIDES at
                               the time of conversion.

    MATURITY.................  The HIGH TIDES do not have a stated maturity. However, the trust must redeem the HIGH TIDES upon the repayment or
                               redemption, in whole or in part, of the debentures. The
                               debentures will mature on February 15, 2030, unless earlier redeemed. Upon redemption of the debentures on February 15,
                               2030, the trust will redeem the HIGH TIDES at their
                               liquidation amounts plus accrued and unpaid distributions.

    REMARKETING..............  The remarketing agent has agreed to use its best efforts to remarket all HIGH TIDES tendered for remarketing. The
                               remarketing agent will establish the following, all of which will be effective as of the reset date:

                               -  the term rate per annum at which distributions will
                               accrue on the HIGH TIDES;

                               -  the number of shares of common stock, if any, into which
                                  HIGH TIDES may be converted; and

                               -  the price, manner and time, if any, at which the HIGH
                               TIDES may be redeemed at our option, prior to the stated
                                  maturity date of the debentures.

                               The reset date is any date (a) not later than February 15,
                               2005, or the final reset date, or, if the day is not a
                               business day, the next succeeding business day, and (b) not earlier than 70 business days


                               prior to February 15, 2005, as may be determined by the
                               remarketing agent, in its sole discretion.

                               The remarketing agent will use its best efforts to establish the term rate, term conversion price and ratio and term call provisions most favorable to us consistent with the
                               remarketing of all HIGH TIDES tendered at a reset price
                               equal to 101% of the liquidation amount of the HIGH TIDES.

                               At least 30 business days but not more than 90 business days prior to the final reset date, the trust will send a
                               remarketing notice to you stating whether it intends to
                               remarket the HIGH TIDES as securities that either will be
                               convertible into common stock or nonconvertible. All HIGH
                               TIDES you own will be deemed tendered for remarketing unless you deliver an irrevocable notice to the contrary to the
                               tender agent prior to the tender notification date. The
                               tender agent will promptly remit the irrevocable notice to the remarketing agent prior to the tender notification date.
                               The tender notification date is a date no earlier than 10
                               business days following the remarketing notice date, or a
                               shorter period as shall be agreed to by the remarketing
                               agent.

                               If no HIGH TIDES are tendered for remarketing, the
                               remarketing will not take place, and the remarketing agent will set the term rate, term conversion price and ratio and term call provisions in a manner consistent with the
                               remarketing notice in the manner that it believes, in its
                               sole discretion, would result in a price per HIGH TIDES
                               equal to 101% of the liquidation amount of the HIGH TIDES
                               were a remarketing actually to occur.

                               If any HIGH TIDES are tendered for remarketing, the
                               remarketing agent will commence a convertible remarketing or a nonconvertible remarketing. In either case, an initial
                               remarketing will proceed according to instructions set forth in the remarketing notice. The initial remarketing will fail if:

                               -  despite using its best efforts, the remarketing agent is unable to establish a term rate less than or equal to the
                                  maximum rate, which is a rate equal to the treasury rate
                                  plus 10%, during the initial remarketing period;

                               -  the remarketing agent is excused from its obligations
                               because of the failure by us or the trust to satisfy certain conditions or the occurrence of certain market events
                                  specified in the remarketing agreement;

                               -  there is no remarketing agent on the first day of the
                               initial remarketing period; or

                               -  prior to the initial remarketing termination date, term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH
                                  TIDES tendered for remarketing because of the occurrence
                                  of certain market events specified in the remarketing
                                  agreement.

                               In the event of an initial failed remarketing, the
                               remarketing agent will commence a final remarketing. This
                               final remarketing will be a


                               convertible remarketing if the initial remarketing was a
                               nonconvertible remarketing and vice versa. If the
                               remarketing agent is still not able to establish a term rate less than or equal to the maximum rate during the final
                               remarketing period or upon the failure by us or the trust to satisfy certain conditions or the occurrence of certain
                               market events specified in the remarketing agreement, the
                               final remarketing will fail. In the event of a failed final remarketing, the HIGH TIDES will remain outstanding as
                               convertible securities at a term rate equal to the treasury rate plus 10% per annum and with a term conversion price
                               equal to 105% of the average closing price of our common
                               stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a
                               failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or
                               after the third anniversary of the reset date at a
                               redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions
                               thereon.

                               If the remarketing agent is able to establish a term rate
                               less than or equal to the maximum rate during the initial
                               remarketing period or the final remarketing period, as the case may be, new holders will deliver the reset price for
                               the remarketed HIGH TIDES, and the term provisions will
                               become effective on the reset date.

                               If for any reason term provisions are established by the
                               remarketing agent but the remarketing agent is unable to
                               sell one or more HIGH TIDES tendered for remarketing, the
                               remarketing agent will be obligated, subject to some
                               conditions, to purchase the HIGH TIDES for the reset price.

    REMARKETING AGENT........  Credit Suisse First Boston Corporation has agreed to act as the initial remarketing agent, but may resign or be replaced by us prior to the remarketing in accordance with the
                               remarketing agreement. The remarketing will be done without charge to the holders of HIGH TIDES, but we will pay the
                               remarketing agent a fee equal to 1% of the aggregate
                               liquidation amount of the HIGH TIDES outstanding on the
                               reset date upon settlement of the transactions contemplated by the remarketing.

    OPTIONAL REDEMPTION......  We may redeem the debentures:

                               -  in whole or in part, at any time on or after
                               February 20, 2003 until but excluding the tender
                                  notification date, at a redemption price equal to 101.44%
                                  of the principal amount of the debentures, declining to
                                  100% of the principal amount of the debentures on or
                                  after February 20, 2004, plus any accrued and unpaid
                                  interest; and

                               -  after the reset date, in accordance with the term call
                                  protections, if any, established in the remarketing or,
                                  upon a failed final remarketing, on or after the third
                                  anniversary of the reset date at a redemption price equal
                                  to 100% of the principal amount of the debentures, plus
                                  any accrued and unpaid interest.


                               Upon the redemption in whole or in part of the debentures, the proceeds of the redemption shall be concurrently applied to redeem, at the applicable redemption price, the related
                               HIGH TIDES and the trust's common securities having an
                               aggregate liquidation amount equal to the aggregate
                               principal amount of debentures redeemed.

    USE OF PROCEEDS AND OFFER
    TO REPURCHASE THE HIGH
    TIDES....................  The trust will use the gross proceeds from this offering and from the issuance of the trust's common securities to
                               purchase the debentures. We will be required to make a
                               repurchase offer for up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common
                               securities if our acquisition of Advanced Communication
                               Systems does not close on or prior to March 31, 2000. We
                               will dedicate 50% of the proceeds from the sale of
                               debentures to the trust, plus an amount equal to 2.5% of
                               that portion of those proceeds, to fund the repurchase
                               offer, and use the remaining net proceeds to repay
                               indebtedness outstanding under our existing credit facility.
                               If our acquisition of Advanced Communication Systems closes on or prior to March 31, 2000, we will use the proceeds from the sale of debentures to the trust that otherwise would
                               have been used to fund the repurchase offer for general
                               corporate purposes, including funding of our working capital requirements. In addition, a portion of these proceeds also may be used to acquire or invest in complementary
                               businesses, technologies and products.

    TAX EVENT OR INVESTMENT
    COMPANY EVENT REDEMPTION
    OR DISTRIBUTION..........  Upon the occurrence of specified tax changes affecting the trust's taxable status or the deductibility of interest on the debentures or changes in the law causing the trust to be considered an investment company, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, distribute the
                               debentures to you. In limited circumstances, we may redeem the debentures in whole, but not in part, at a price equal to the principal amount of the debentures plus accrued and unpaid interest, in lieu of distributing the debentures.
                               Upon the occurrence of certain changes in the tax laws, we may also cause the HIGH TIDES to remain outstanding and pay additional amounts due on the debentures as a result of the change.

    EFFECT OF REDEMPTION.....  Each of the terms "stated maturity price," "initial redemption price," "term redemption price," if applicable, and "tax event redemption price" are referred to as a
                               redemption price. Upon the repayment or redemption of the
                               debentures, the trust will concurrently redeem, on a pro
                               rata basis, at the applicable redemption price, the HIGH
                               TIDES and common securities having a liquidation amount
                               equal to the principal amount of the repaid or redeemed
                               debentures. If an event of default exists under the
                               debentures or the declaration of trust that governs the
                               trust, the


                               HIGH TIDES will receive a preference over the trust's common securities.

    LIQUIDATION AMOUNT.......  If the trust is liquidated and the debentures are not distributed to you, you will generally be entitled to
                               receive, after satisfaction of liabilities to creditors of the trust as required by applicable law, $50 per HIGH TIDES plus accrued and unpaid distributions on each HIGH TIDES you hold.

    GUARANTEE................  We will irrevocably guarantee, on a subordinated basis and to the extent set forth in this offering circular, the
                               payment of the following:

                               - distributions on the HIGH TIDES to the extent of available trust funds;

                               -  the amount payable upon redemption of the HIGH TIDES to the extent of available trust funds; and

                               -  generally, the liquidation amount of the HIGH TIDES to
                               the extent of trust funds available for distribution to you.

                               The guarantee will be unsecured and subordinate only to all of our indebtedness under our credit facility and any
                               secured debt we have in addition to that indebtedness. Our guarantee is effectively junior to the debt and other
                               liabilities of our subsidiaries, and as a result, funds may not be available for payment under the guarantee.

                               Effectively, we have, through the guarantee, the debentures, the indenture governing the debentures and the trust's
                               declaration of trust, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations
                               under the HIGH TIDES. No single document standing alone or operating in conjunction with fewer than all of the other
                               documents constitutes a full guarantee. It is only the
                               combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the HIGH TIDES.

    LIQUIDATION OF THE
    TRUST....................  We, as holder of the trust's common securities, have the right at any time to dissolve the trust, subject to
                               specified conditions. If we dissolve the trust, after
                               satisfaction of liabilities to creditors of the trust, we
                               will distribute to you debentures having a principal amount equal to the liquidation amount of the HIGH TIDES you hold or, in limited circumstances, an amount equal to the
                               liquidation amount per HIGH TIDES plus accumulated and
                               unpaid distributions to the date of payment.

    VOTING RIGHTS............  Except in limited circumstances or as required by law, you do not have any voting rights, unless an event of default
                               with respect to the debentures occurs and is continuing or we default under the guarantee with respect to the HIGH
                               TIDES, in which case, you will be entitled, by majority
                               vote, to appoint an additional trustee of the trust or
                               remove the Delaware trustee or the property trustee.

    RANKING..................  Generally, the trust will make payment on the HIGH TIDES on a pro rata basis with its common securities. The debentures will be unsecured and subordinate and junior in right of
                               payment only to


                               all of our indebtedness under our credit facility and any
                               secured debt we have in addition to that indebtedness. At
                               January 21, 2000, we had $141 million of indebtedness
                               outstanding under our existing credit facility, and we have received a commitment for a new $250 million senior secured credit facility. The debentures are effectively junior to
                               the debt and other liabilities of our subsidiaries, and as a result, funds may not be available for payments due under
                               the debentures. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amount due on the debentures, the HIGH
                               TIDES or the guarantee.

    FORM OF HIGH TIDES.......  The HIGH TIDES initially sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act
                               will be represented by a global certificate registered in
                               the name of Cede & Co., as nominee for The Depository Trust
                               Company, or DTC. Beneficial interests in these HIGH TIDES
                               will be evidenced by records maintained by DTC or the
                               participants in DTC. Except under limited circumstances,
                               HIGH TIDES in certificated form will not be issued in
                               exchange for the global certificate or certificates.

    TRANSFER RESTRICTIONS....  The HIGH TIDES, the debentures, and the common stock issuable upon conversion of the HIGH TIDES may not be
                               offered, sold, pledged or otherwise transferred except as
                               described in the "Transfer Restrictions" section of this
                               offering circular.

    REGISTRATION RIGHTS......  Under a registration rights agreement, we and the trust have agreed (a) within 75 days after the HIGH TIDES are issued to file a shelf registration statement with respect to the
                               resale of the HIGH TIDES (the shelf registration statement will also cover the guarantee, the debentures and the common stock issuable upon conversion of the HIGH TIDES) and
                               (b) to use our best efforts to cause the shelf registration statement to be declared effective within 150 days of the
                               issue date and to keep the shelf registration statement
                               effective and useable (subject to certain exceptions) for
                               two years or such other period as shall be required under
                               Rule 144(k) of the Securities Act or such shorter period
                               ending when all the registrable securities have been sold
                               thereunder. Special interest and special distributions will accrue on the debentures and the HIGH TIDES if we or the
                               trust fail to meet our obligations under the registration
                               rights agreement.

    ABSENCE OF MARKET FOR THE
    HIGH TIDES...............  The HIGH TIDES will be a new issue of securities for which there is currently no market. The HIGH TIDES are expected to be made eligible for trading in PORTAL. Although the initial purchasers have informed us that they currently intend to
                               make a market in the HIGH TIDES, the initial purchasers are not obligated to do so, and any market making may be
                               discontinued at any time without notice. Accordingly, we
                               cannot assure you as to the development of liquidity of any market for the HIGH TIDES.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                  (UNAUDITED)

    THE FOLLOWING UNAUDITED PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA HAVE BEEN DERIVED FROM, AND SHOULD BE READ IN CONJUNCTION WITH OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES, AND THOSE OF ADVANCED COMMUNICATION SYSTEMS, INC., TRANSNATIONAL PARTNERS II, LLC, J.B. SYSTEMS, INC. (ALSO KNOWN AS MAINSAVER), ASSIST CORNERSTONE
TECHNOLOGIES, INC. AND SFG TECHNOLOGIES, INC. CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR OR INCORPORATED BY REFERENCE HEREIN. THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA SHOULD ALSO BE READ IN CONJUNCTION WITH "UNAUDITED PRO FORMA FINANCIAL DATA" AND THE RELATED NOTES IN THIS OFFERING CIRCULAR. THE PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 ASSUMES THAT WE COMPLETED THE ACQUISITION OF ADVANCED COMMUNICATION SYSTEMS AS OF THE BEGINNING OF EACH SUCH PERIOD. THE PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED DECEMBER 31, 1998, FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 AND FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999 ASSUMES THAT WE COMPLETED THE ACQUISITIONS OF ADVANCED COMMUNICATION SYSTEMS, TRANSNATIONAL PARTNERS, MAINSAVER, ASSIST AND SFG TECHNOLOGIES AS OF THE BEGINNING OF EACH SUCH PERIOD. THE PRO FORMA BALANCE SHEET DATA AS OF SEPTEMBER 30, 1999 ASSUMES THAT WE COMPLETED THESE ACQUISITIONS AS OF SUCH DATE. OUR ACQUISITION OF ADVANCED COMMUNICATION SYSTEMS IS EXPECTED TO CLOSE IN THE FIRST QUARTER OF 2000. THE PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA IS NOT NECESSARILY INDICATIVE OF OUR OPERATING RESULTS OR FINANCIAL CONDITION THAT WOULD HAVE OCCURRED HAD THESE ACQUISITIONS OCCURRED AS OF THE DATES INDICATED OR OF ANY EXPECTED FUTURE RESULTS.

                                                                                                            TWELVE
                                                                                                            MONTHS
                                                                                   NINE MONTHS ENDED        ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,      SEPTEMBER 30,
                                                 ------------------------------   -------------------   --------------
                                                   1996       1997       1998       1998       1999          1999
                                                 --------   --------   --------   --------   --------   --------------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenue........................................  $277,641   $328,117   $440,433   $298,724   $451,274      $592,983

Costs and expenses:
  Cost of revenues.............................   211,964    254,240    315,465    216,375    324,771       423,861
  Selling, general and administrative
    expense....................................    46,479     47,859     82,426     54,144     86,438       114,720
  Research and development expense.............     5,023      7,466      8,786      6,133      8,128        10,781
  Special acquisition related charges and
    other......................................        --      8,510      9,891      4,553         --         5,338
                                                 --------   --------   --------   --------   --------      --------
    Total costs and expenses...................   263,466    318,075    416,568    281,205    419,337       554,700
                                                 --------   --------   --------   --------   --------      --------

Operating profit (loss)........................    14,175     10,042     23,865     17,519     31,937        38,283
Interest expense...............................    (5,021)    (6,779)   (12,783)    (8,964)   (12,392)      (16,211)
Interest income................................       696      1,025        512        302        585           795
                                                 --------   --------   --------   --------   --------      --------
Income (loss) from continuing operations before
  income taxes.................................     9,850      4,288     11,594      8,857     20,130        22,866
Income tax provision...........................     2,603      3,934      5,784      3,730      7,901         9,955
                                                 --------   --------   --------   --------   --------      --------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net...............................  $  7,247   $    354   $  5,810   $  5,127   $ 12,229      $ 12,911
                                                 ========   ========   ========   ========   ========      ========
Basic earnings per share
  Income from continuing operations............  $   0.16   $  (0.01)  $   0.12   $   0.11   $   0.25      $   0.28
                                                 ========   ========   ========   ========   ========      ========
    Weighted average shares....................    39,459     40,485     42,802     42,521     45,983        43,769
                                                 ========   ========   ========   ========   ========      ========
Diluted earnings per share
  Income from continuing operations............  $   0.16   $  (0.01)  $   0.11   $   0.10   $   0.22      $   0.26
                                                 ========   ========   ========   ========   ========      ========
    Weighted average shares....................    39,836     40,485     43,936     43,627     53,396        46,987
                                                 ========   ========   ========   ========   ========      ========

                                                                                                            TWELVE
                                                                                                            MONTHS
                                                                                   NINE MONTHS ENDED        ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,      SEPTEMBER 30,
                                                 ------------------------------   -------------------   --------------
                                                   1996       1997       1998       1998       1999          1999
                                                 --------   --------   --------   --------   --------   --------------
PRO FORMA OTHER DATA:
  Non-recurring charges........................  $     --   $ 11,756   $ 11,469   $  4,758   $    237      $  6,948
  EBITDA (1)...................................    22,621     31,482     48,739     31,409     44,236        61,566
  Adjusted EBITDA (2)..........................    22,621     31,482     56,503     40,020     54,502        70,985
  Depreciation and Amortization................     8,446      9,684     13,405      9,132     12,062        16,335
  Capital Expenditures.........................     7,008      7,325      7,057      4,630      7,332         9,759
  Ratio of Earnings to Fixed Charges (3).......      2.2x       1.4x       1.7x       1.8x       2.3x          2.2x

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   1999
                                                              --------------
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  6,235
Working capital.............................................      114,632
Property and equipment, net.................................       38,175
Total assets................................................      505,669
Total debt..................................................      232,165
Stockholders' equity........................................      131,450

------------------------------

(1) EBITDA for any relevant period represents earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization, assuming that we completed the acquisitions described in the introductory paragraph to this financial data as of the dates stated therein. We have included EBITDA because we understand that it is one measure used by some investors to determine our operating cash flow and historical ability to service our indebtedness. However, other companies in our business may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(2) Adjusted EBITDA for any relevant period (for the twelve months ended September 30, 1999 and December 31, 1998 and the nine months ended
    September 30, 1998 and 1999) represents EBITDA as adjusted, giving effect to the acquisitions of System Resources Corporation and Atlantic Aerospace Electronics Corporation, stated on a pro forma basis before non-recurring charges as if they had occurred at the beginning of each such period. Adjusted EBITDA also includes the effect of conforming Advanced Communication Systems' fiscal year end in 1998 and 1999 of September 30th to our fiscal year end. Also, Adjusted EBITDA includes certain anticipated cost savings, net of certain incremental expenses, of $4.9 million (for the acquisition of Advanced Communication Systems and for our software acquisitions). Cost savings associated with the Advanced Communication Systems acquisition include the retirement of the chief executive officer, costs of operating as a public company and consolidation of legal and audit services, among others. Cost savings associated with the acquisitions of Mainsaver, Assist and SFG Technologies include consolidation of accounting functions and employee benefits, consolidation of professional services, and reduction in personnel. Actual results and cost savings may differ materially from those reflected in Adjusted EBITDA due to higher than expected integration costs, higher than expected costs associated with expanding our business segments' operations or an increase in our other costs. Such estimated cost savings do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Accordingly, such cost savings have been excluded from the pro forma adjustments in our unaudited pro forma historical financial information. Arthur Andersen LLP does not express any opinion or other form of assurance with respect to Adjusted EBITDA or any components thereof. See "Cautionary Statement About Forward-Looking Statements."

(3) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals. The pro forma ratio of earnings to combined fixed charges and preferred dividends was 2.1x during 1996, 1.4x during 1997, 1.7x during 1998, 1.8x during the nine months ended September 30, 1998, and 2.3x during the nine months ended September 30, 1999.

                       SUMMARY HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

    TITAN DERIVED THE FOLLOWING INFORMATION FROM ITS AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 THROUGH 1998 AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF TITAN AND RELATED NOTES CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR.

    THE SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS DATA FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 AND THE CONSOLIDATED BALANCE SHEET DATA AS OF SEPTEMBER 30, 1999 ARE UNAUDITED BUT INCLUDE, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, CONSISTING OF ONLY NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF SUCH DATA. RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH MAY BE EXPECTED FOR ANY OTHER INTERIM PERIODS OR FOR THE YEAR AS A WHOLE.

                                                                                                NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1996       1997       1998       1998       1999
                                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $245,976   $275,923   $303,428   $218,678   $274,059
Cost and expenses:
  Cost of revenues..........................................   192,657    216,553    232,041    168,816    211,147
  Selling, general and administrative expense...............    36,226     36,731     37,553     26,936     32,957
  Research and development expense..........................     5,023      7,466      5,590      4,025      5,317
  Special acquisition related charges and other.............        --      6,600      9,891      4,553         --
                                                              --------   --------   --------   --------   --------
    Total costs and expenses................................   233,906    267,350    285,075    204,330    249,421
                                                              --------   --------   --------   --------   --------
Operating Profit............................................    12,070      8,573     18,353     14,348     24,638

Interest expense............................................    (4,764)    (6,643)    (7,377)    (5,399)    (6,712)
Interest income.............................................       639        872        392        262        585
                                                              --------   --------   --------   --------   --------
Income from continuing operations before income taxes.......     7,945      2,802     11,368      9,211     18,511
Income tax provision (benefit)..............................     2,603      4,184      4,155      3,336      5,553
                                                              --------   --------   --------   --------   --------
Income from continuing operations before cumulative effect
  of change in accounting principle.........................     5,342     (1,382)     7,213      5,875     12,958
Cumulative effect of change in accounting principle, net....        --         --    (19,474)   (19,474)        --
Loss from discontinued operations, net of taxes.............    (6,326)   (17,930)    (7,444)    (5,617)        --
                                                              --------   --------   --------   --------   --------
  Net income (loss).........................................      (984)   (19,312)   (19,705)   (19,216)    12,958
Dividend requirements on preferred stock....................      (803)      (875)      (778)      (605)      (521)
                                                              --------   --------   --------   --------   --------
  Net income (loss) applicable to common stock..............  $ (1,787)  $(20,187)  $(20,483)  $(19,821)  $ 12,437
                                                              ========   ========   ========   ========   ========
Basic earnings per share:
    Income from continuing operations.......................  $   0.14   $  (0.07)  $   0.18   $   0.15   $   0.33
    Cumulative effect of change in accounting principle.....        --         --      (0.56)     (0.56)        --
    Loss from discontinued operations.......................     (0.20)     (0.54)     (0.21)     (0.16)        --
                                                              --------   --------   --------   --------   --------
  Net income (loss).........................................  $  (0.06)  $  (0.61)  $  (0.59)  $  (0.57)  $   0.33
                                                              ========   ========   ========   ========   ========
    Weighted average shares.................................    32,068     33,094     34,895     34,614     38,076
                                                              ========   ========   ========   ========   ========
Diluted earnings per share:
    Income from continuing operations.......................  $   0.14   $  (0.07)  $   0.18   $   0.15   $   0.29
    Cumulative effect of change in accounting principle.....        --         --      (0.54)     (0.54)        --
    Loss from discontinued operations.......................     (0.20)     (0.54)     (0.21)     (0.16)        --
                                                              --------   --------   --------   --------   --------
  Net income (loss).........................................  $  (0.06)  $  (0.61)  $  (0.57)  $  (0.55)  $   0.29
                                                              ========   ========   ========   ========   ========
    Weighted average shares.................................    32,445     33,094     36,177     36,013     45,732
                                                              ========   ========   ========   ========   ========
OTHER DATA:
  Special acquisition related charges and other (1).........  $     --   $  9,846   $  9,891   $  4,553   $     --
  EBITDA (2)................................................    20,114     27,632     35,370     24,279     31,435
  Depreciation and Amortization.............................     8,044      9,213      7,126      5,378      6,797
  Capital Expenditures......................................     6,638      6,647      4,038      2,284      5,672
  Ratio of Earnings to Fixed Charges (3)....................      2.1x       1.3x       2.1x       2.3x       3.1x

                                                                                                   AS OF
                                                                    AS OF DECEMBER 31,         SEPTEMBER 30,
                                                              ------------------------------   --------------
                                                                1996       1997       1998          1999
                                                              --------   --------   --------   --------------
BALANCE SHEET DATA:
  Cash and equivalents......................................  $  5,719   $ 11,383   $ 11,079      $  4,207
  Investments...............................................     9,888         --         --            --
  Working capital...........................................    62,634    115,779     64,450        91,391
  Property and equipment, net...............................    29,391     27,666     25,702        28,476
  Total assets..............................................   193,288    183,703    192,567       293,108
  Total debt................................................    54,242     62,200     75,240       130,854
  Stockholders' equity......................................    82,279     65,447     50,711        86,837

------------------------------

(1) Special acquisition charges primarily relate to direct merger transaction costs and integration costs in 1998 and 1999, and charges related to asset write downs to net realizable value and an accrual for certain environmental liabilities in 1997.

(2) EBITDA for any relevant period represents earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization. We have included EBITDA because we understand that it is one measure used by some investors to determine our operating cash flow and historical ability to service our indebtedness. However, other companies in our business may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals. The ratio of earnings to combined fixed charges and preferred dividends was 1.9x during 1996, 1.2x during 1997, 2.0x during 1998, 2.1x during the nine months ended September 30, 1998, and 2.9x during the nine months ended September 30, 1999.

                                  RISK FACTORS

    INVESTING IN THE HIGH TIDES INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS OFFERING CIRCULAR, BEFORE PURCHASING THE HIGH TIDES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICES OF THE HIGH TIDES AND OUR COMMON STOCK COULD DECLINE AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS AND COMMON STOCK

    OUR CAYENTA, TITAN SCAN AND TITAN WIRELESS BUSINESSES OPERATE IN EMERGING MARKETS AND WE WILL BE UNABLE TO EXPAND THESE BUSINESSES AS WE EXPECT IF THE PRINCIPAL PRODUCTS AND SERVICES OF THOSE BUSINESSES DO NOT MEET WITH MARKET ACCEPTANCE.

    If any of the primary markets targeted by Cayenta, Titan Scan or Titan Wireless fails to develop as we anticipate, our revenues will be less than we expected, our business will suffer and we may be unable to recoup the investments we have made to develop and market the principal products and services of those businesses.

    To grow as currently contemplated, we will need to derive an increasing portion of our revenues from our Cayenta, Titan Scan and Titan Wireless businesses.

    To date, none of Cayenta's revenues have been derived from direct sales by it of its total services provider, or TSP, offering. Cayenta's only TSP-related revenues have resulted from providing TSP services to the customers of a joint venture in which it holds a 10% equity interest. The market for TSP offerings has only recently begun to develop, and Cayenta cannot be certain that the market for TSP offerings will develop.

    The use of our Titan Scan electron beam technology for food irradiation has only recently been approved by the applicable regulatory authorities in the United States. Accordingly, a market for pasteurized foods has only recently begun to develop, and its continued development will depend on broad acceptance of irradiated foods by consumers, food producers and providers, restaurant chains and food retailers. This acceptance may not occur.

    Titan Wireless's principal strategy is to provide products used in telephony systems in developing countries. We cannot guarantee that a substantial market for telephony services in developing countries will ever develop, or if such a market does develop, that fixed-site satellite equipment will capture a significant portion of that market. The development of a market for telephony services in developing counties will depend upon a variety of factors including whether a particular country has sufficient resources to support such a market and whether the telephony services are offered at a reasonable cost to the end users of such services. Titan Wireless's ability to penetrate the telephony market in developing countries will be adversely affected to the extent that other competing elements of the communications infrastructure, such as telephone lines, other satellite-delivered solutions and fiber optic cable and television cable, are installed in the developing countries. In addition, the development and implementation of telephony systems will be dependent upon, among other items, the continued development of necessary technologies, continued financial and other support from governmental agencies, the implementation of cost-effective systems, market acceptance for such systems and approval by appropriate regulatory agencies.

    WE HAVE A LIMITED HISTORY OF COMMERCIALIZING NEW TECHNOLOGIES AND OUR COMMERCIAL BUSINESSES MAY NOT REMAIN OR EVER BECOME SUCCESSFUL.

    In 1991, we adopted a strategy of seeking to develop commercial businesses using technology developed in our defense businesses. Our Titan Scan and Titan Wireless businesses are a product of this strategy. Many of our commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the emerging markets in which they operate. These technology-based businesses are subject to risks inherent in companies at these early stages of development, including:

    - the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

    - the risks associated with operating in markets that are subject to a high degree of competition;

    - the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

    - the risk that they will be unable to manage rapid growth effectively;

    - the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

    - the risk that we may not identify markets with sufficient opportunities to justify our investments in products and solutions for these markets;

    - the market and operating risks that are unique to each particular business; and

    - the risk that adequate capital may not be available to fund their continued development.

    WE CANNOT GUARANTEE THAT CAYENTA'S PENDING INITIAL PUBLIC OFFERING WILL CLOSE OR THAT WE WILL BE ABLE TO EXECUTE ON OUR STRATEGY OF OBTAINING PUBLIC OR PRIVATE FINANCING TO FUND THE GROWTH OF OUR COMMERCIAL BUSINESSES.

    As part of our strategy of seeking external financing to grow our commercial businesses, our Cayenta subsidiary has filed a registration statement for an initial public offering of its common stock. We cannot guarantee that Cayenta will succeed in completing the offering, which may be adversely affected by market conditions or other factors. We have extended a credit facility of up to a maximum of $70.0 million to Cayenta under which Cayenta owed us approximately $54 million as of January 21, 2000. Cayenta may not use the proceeds of its initial public offering to pay amounts outstanding under its credit facility with us.

    In addition, we may seek public or private financing for one or more of our commercial businesses to fund their growth, including through initial public offerings or spin-offs for any of our segments. We cannot guarantee that adequate capital to fund our growth will be available to us or be available on acceptable terms or that we will complete any spin-off of any of our segments.

    WE DEPEND ON GOVERNMENT CONTRACTS FOR A MAJORITY OF OUR REVENUES.

    We earn a majority of our total revenues from U.S. government contracts. Any cancellations or modifications of our significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could hurt our business, financial condition and results of operations in the short or long term. Continuing declines in U.S. defense and other federal agency budgets also may hurt our prospects.

    Our revenues from U.S. government business represented approximately 81% of our total revenues in 1996, 82% of our total revenues in 1997, and 80% of our total revenues in 1998. On a pro forma basis giving effect to our acquisition of Advanced Communication Systems, our revenues from U.S.

government business represented approximately 88% of our total revenues for the twelve months ended September 30, 1999. This percentage may rise in the future. Although we bid for and are awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of our contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to us or the prime contractor. On our subcontracts, we generally do not control the prime contractor's allocation of resources. We also depend upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, our prospects may be adversely affected by:

    - budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

    - curtailment of the U.S government's use of technology services providers;

    - the adoption of new laws or regulations;

    - technological developments;

    - U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

    - competition and consolidation in our business areas; and

    - general economic conditions.

These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

    GOVERNMENT AUDITS OF OUR GOVERNMENT CONTRACTS COULD CAUSE A MATERIAL NEGATIVE ADJUSTMENT TO OUR REVENUES.

    Our government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Audits may result in a recalculation of contract revenues or result in the government refusing to reimburse some of our contract costs and fees. Generally, we resolve audit issues by negotiation without material adjustments. However, in the future, we could have a material adjustment to revenue as a result of an audit, including an audit of one of the companies we have recently acquired. Before we acquired them, some of our recently acquired companies did not impose internal controls as rigorous as those we impose on the government contracts we perform. As part of the integration process, we seek to apply our policies throughout the acquired companies.

    OUR OPERATING MARGINS MAY DECLINE UNDER OUR FIXED-PRICE CONTRACTS IF WE FAIL TO ESTIMATE ACCURATELY THE RESOURCES NECESSARY TO SATISFY OUR OBLIGATIONS.

    Some of our contracts are fixed-price contracts under which we bear the risk of any cost overruns. Our profits are adversely affected if our costs under these contracts exceed the assumptions we used in bidding for the contract.

    WE ARE NOT ABLE TO GUARANTEE THAT WE WILL RETAIN OUR CONTRACTS WITH THE U.S. GOVERNMENT AND SUBCONTRACTS UNDER U.S. GOVERNMENT PRIME CONTRACTS IN ANY COMPETITIVE REBIDDING PROCESS.

    Upon expiration of a U.S. government contract or subcontract under U.S. government prime contracts, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. We cannot guarantee that we, or the prime contractor, will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The unexpected termination of one or more of our significant contracts could result in significant revenue shortfalls. The termination or nonrenewal of any of our significant contracts, short-term revenue shortfalls, the imposition of fines or damages, or our suspension or debarment from bidding on additional contracts could have a material adverse effect on our business, financial condition and results of operations.

    MANY OF OUR U.S. GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH GSA SCHEDULE CONTRACTS, AND WE ARE REQUIRED TO COMPETE FOR POST-AWARD ORDERS.

    Budgetary pressures and reforms in the procurement process have caused many U.S. government customers increasingly to purchase goods and services through "indefinite delivery, indefinite quantity" contracts, General Service Administration, or GSA, Schedule contracts and other multiple award or government-wide acquisitions contract vehicles. Our failure to compete effectively in this procurement environment could have a material adverse effect on our business, financial condition and results of operations. These contract vehicles have resulted in increased competition and pricing pressure and required us to make sustained post-award efforts to realize revenues under the relevant contract. We cannot guarantee that we will continue to increase revenues or otherwise sell successfully under these contract vehicles.

    WE MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS, AND CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

    - the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

    - the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

    - the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

    - laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

These regulations affect how our customers and we do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

    OUR FAILURE TO RETAIN QUALIFIED TECHNICAL AND MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    We need to maintain our workforce of highly qualified technical and management personnel for each of our segments, including our engineers, computer programmers and personnel with security clearances required for classified work. In addition, our future success will depend in part on our ability to identify, recruit and retain additional qualified personnel, including individuals with security clearances required for classified work. The loss of any key personnel could negatively affect our business, financial condition and results of operations. Our employees generally have many other job opportunities, and there is intense competition for their services. Consequently, we strive to maintain an entrepreneurial work environment and provide financial incentives to attract and retain our key personnel. We cannot guarantee that we will be able to continue to attract and retain personnel with the advanced technical and security clearance qualifications necessary for the development of our business.

    WE COMPETE IN HIGHLY COMPETITIVE MARKETS AGAINST MANY COMPANIES THAT ARE LARGER, BETTER FINANCED AND BETTER KNOWN THAN TITAN.

    Our businesses operate in highly competitive markets. Many of our competitors are larger, better financed and better known companies who may compete more effectively than us. We believe we must continue to expand our defense information technology business so that we can remain price competitive and compete for larger contracts. For that reason, we are continuing to look for acquisition candidates. Our commercial businesses compete against other technologies as well as against companies with similar products. In order to remain competitive, we must invest to keep our products technically advanced and compete on price and on value added to our customers. Our ability to compete may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share. Any adverse financial developments could make us a less effective competitor.

    WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR ACQUISITIONS OF OTHER COMPANIES.

    Since January 1, 1998, we have acquired seven defense information technology companies as part of our consolidation strategy for our defense business. Four of these seven transactions were structured as stock-for-stock pooling of interests transactions. In addition, since January 1, 1999, we have acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering. We are in the process of acquiring Advanced Communication Systems which itself has acquired multiple companies, most recently in September 1999. We also have agreed to acquire one, and have a non-binding letter of intent to acquire another, privately-held defense information technology company. The acquisition and integration of new companies involves risk. The integration of acquired businesses may be costly and may result in a decrease in our revenues or a decrease in the value of our common stock for the following reasons, among others:

    - we may need to divert more management resources to integration than we planned, which may adversely affect our ability to pursue other more profitable activities;

    - the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

    - we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and

    - one or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition.

Consequently, our recent acquisitions may not improve our business, financial condition and results of operations in the short-term or long-term as we expect them to do.

    We intend to continue to look for complementary businesses or technologies to acquire so that we can expand our core businesses. However, we may not find any more attractive candidates or may find that the acquisition terms are not favorable to us. In addition, we may compete with other companies for these acquisition candidates. Instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive. We also may not adequately assess the risks inherent in a particular acquisition candidate or correctly assess the candidate's potential contribution to our financial performance. Accordingly, our acquisition strategy may not improve our overall business, financial condition and results of operations and could weaken them.

    WE MAY NOT ACQUIRE ADVANCED COMMUNICATION SYSTEMS, WHICH WOULD FORCE US TO MAKE AN OFFER TO REPURCHASE UP TO 50% OF THE AGGREGATE LIQUIDATION AMOUNT OF EACH OF THE HIGH TIDES AND THE TRUST'S

COMMON SECURITIES AND RENDER MEANINGLESS THE PRO FORMA FINANCIAL INFORMATION IN THIS OFFERING CIRCULAR.

    Our acquisition of Advanced Communication Systems is expected to close during the first quarter of 2000. Consummation of the acquisition is subject to various conditions, including approval by the stockholders of Advanced Communication Systems, who are expected to vote on the acquisition in February 2000. Although we believe that all such conditions will be satisfied, we cannot guarantee that the requested stockholder approval will be obtained, that all other conditions to the acquisition will be satisfied or that we will not be required to offer to repurchase up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities. We will be required to make the repurchase offer in the event that we do not consummate our acquisition of Advanced Communication Systems on or prior to March 31, 2000. In the event of a bankruptcy or similar proceeding involving Titan between the date of this offering circular and March 31, 2000, the holders of the HIGH TIDES or common securities will have no special claim to the proceeds from this offering that are dedicated to fund the repurchase offer.

    We have included various pro forma financial information in this offering circular that assume that we consummated our acquisition of Advanced Communication Systems as of certain dates or for various periods. In the event that we do not consummate our acquisition of Advanced Communication Systems, that financial information would not be meaningful.

    WE MAY INCUR SIGNIFICANT COSTS IN PROTECTING OUR INTELLECTUAL PROPERTY.

    As a policy, we seek to protect our proprietary technology and inventions through patents, copyrights, trade secret law and other legal protections. While our patent portfolio is valuable, our financial success ultimately depends upon our ability to deliver products and services that meet customer needs, not on intellectual property laws. We may, however, incur significant expense both in protecting our intellectual property and in defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against us could have an adverse effect on our business, financial condition and results of operations. We also could be forced to modify or abandon one or more planned or current products based upon our assessment of intellectual property risks or actual or threatened claims by other companies.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patent for our SureBeam technology. The action attacks the validity of our patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operations by reducing the growth of our Titan Scan business segment and preventing us from generating the revenues that we expect from food pasteurization.

    OUR QUARTERLY AND ANNUAL FINANCIAL PERFORMANCE AND STOCK PRICE HAVE HISTORICALLY FLUCTUATED AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE.

    Our revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of our products and services, defense and intelligence budgets, competition and general economic conditions. Our product mix and unit volume, our ability to keep expenses within budgets, our distribution channels and our pricing affect our gross margins. These factors and other risk factors described herein may adversely affect our financial performance within a period and cause our financial results to fluctuate significantly on a quarterly or annual basis. Consequently, we do not believe that comparison of our financial performance from period to period is necessarily meaningful or predictive of our likely future performance. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly.

    From time to time, there may be significant volatility in the market price for our common stock. Over the past three years, the market price of our common stock has fluctuated over a wide range. During our last four complete fiscal quarters, the highest sale price of our common stock on the New York Stock Exchange was $48.38 and the lowest sale price of our common stock was $4.75. A number of factors involving Titan and our industry could contribute to future fluctuations in our stock price, including the risk factors described herein.

    RISKS OF OUR INTERNATIONAL OPERATIONS, INCLUDING ECONOMIC CONDITIONS IN EMERGING MARKETS, COULD ADVERSELY AFFECT THE PROSPECTS OF OUR COMMERCIAL COMMUNICATIONS BUSINESS.

    We sell commercial communications products and services primarily in developing countries. Our revenues from sales of these products and services in foreign countries represented 3% of our total revenues for the nine months ended September 30, 1999. We expect our revenues from these activities in foreign countries to increase. Although we generally sell our commercial communications products and services in U.S. dollars, currency devaluations and adverse market conditions in emerging markets have negatively affected demand for our commercial communications products and services and, consequently, our revenues for this segment. Our commercial communications products generally require substantial capital investments, and our potential customers have not had the capital resources to make these investments. We have assisted our established marketing partner in Indonesia by providing trade credit that has subsequently been extended with a final installment due in September 2000. Because of market conditions in Indonesia and other factors, there is a risk that our customer in Indonesia may not be able to pay this debt in accordance with the extended terms. Further, we do not have the capital resources or tolerance of risk to finance the purchase of our commercial communications products, and therefore rely upon our customers' abilities to obtain financing. As a result, revenues in this group may be adversely affected by economic conditions in emerging markets and the unavailability of financing on reasonable terms. We also are increasingly seeking opportunities to capture operating revenues from the use of our systems to provide telephony services. These services generally are billed in U.S. dollars but may in the future be billed in local currency. We do not believe that our international operations currently subject us to material risks from fluctuations in currency exchange rates. However, as we increase our commercial communications activities in foreign countries, our risks from fluctuations in currency exchange rates could increase.

    Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

    - trade barriers;

    - export and import restrictions and other applicable laws;

    - political and economic instability;

    - difficulties in collecting amounts owed to us; and

    - difficulties in managing overseas employees and contractors.

Any one of these factors or other international business risks could adversely affect our financial performance.

    OUR OPERATING RESULTS MAY SUFFER IF A SIGNIFICANT NUMBER OF OUR U.S. NAVY CONTRACTS ARE DELAYED OR CANCELED.

    A significant percentage of our products and services are predominantly sold and performed under contracts with various parts of the U.S. Navy or with prime contractors to the U.S. Navy. Although these various parts of the U.S. Navy are subject to common budgetary pressures and other factors, our various U.S. Navy customers exercise independent purchasing decisions. However, because of such concentration of our contracts, we are vulnerable to adverse changes in our business, financial condition and results of operations if a significant number of our U.S. Navy contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

    THE COVENANTS IN OUR EXISTING CREDIT FACILITY RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, AND IT IS LIKELY THAT OUR ANTICIPATED REPLACEMENT CREDIT FACILITY WILL CONTAIN SIMILAR OR MORE RESTRICTIVE COVENANTS.

    Our existing credit facility contains covenants that restrict, among other things, our ability to borrow money, make particular types of investments or other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under our credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our consolidated assets and the stock of our subsidiaries to secure the debt under our credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against our consolidated assets and the stock of our subsidiaries. Any event of default, therefore, could have a material adverse effect on our business. Our credit facility also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. We expect to replace our credit facility. It is likely that any replacement credit facility will contain similar or more restrictive covenants. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

    OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY DISRUPTIONS IN OUR SUPPLY OF PRODUCTS AND COMPONENTS OR SERVICES.

    Because our internal manufacturing capacity is limited, we use contract manufacturers. While we use care in selecting our manufacturers, this arrangement gives us less control over the quality and price of products or components than if we manufactured them ourselves. In some cases, we obtain products from a sole supplier or a limited group of suppliers. Consequently, we risk disruptions in our supply of key products and components if our suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect our business, financial condition and results of operations as well as our ongoing product cost structure.

    OUR BUSINESS IS SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION.

    We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

    FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION.

    We implemented a Year 2000 compliance program to address various areas of the business that may encounter difficulties as a result of the Year 2000 issue. Because of our history of acquisitions, we have a number of business units that use different systems, some of which we know have Year 2000 issues. We estimate that the cost of moving business units to new systems will ultimately range from $1.0 million to $2.0 million. If any of the business units experience system failures as a result of the Year 2000 issue, disruptions could occur in some key business processes, such as labor and other cost accumulation, project management and billing. If the business units cannot timely correct all Year 2000 problems, these problems may have material adverse effects on our financial position, results of operations or cash flows. To date, none of our business units has experienced system failures as a result of the Year 2000 issue.

    Most of our customers, in particular the U.S. government, utilize complex billing and accounting systems to determine the timing and the amounts that will be paid to us under our contracts. In addition, several of our major strategic partners rely on complex software systems to coordinate and control their day-to-day operations. These complex systems may not be Year 2000 compliant. Although these customers and strategic partners advised us that they expected to resolve any Year 2000 issues before December 31, 1999, we cannot guarantee that our billing procedures and cycles, or our joint sales and marketing efforts, will not be interrupted in the future. If these Year 2000 issues involving our customers and business partners are not resolved on time, or at all, our business, financial position, results of operations or cash flows could be materially and adversely affected. To date, none of our billing procedures or cycles, or our joint sales and marketing efforts, has been interrupted.

    SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE OPEN MARKET BY ADVANCED COMMUNICATION SYSTEMS STOCKHOLDERS COULD DEPRESS OUR STOCK PRICE.

    If Advanced Communication Systems stockholders sell substantial amounts of our common stock in the public market following the proposed acquisition, including shares issued on the exercise of outstanding options, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity-related securities at a time and price that we would deem appropriate. Based on the number of outstanding shares of Advanced Communication Systems common stock as of January 20, 2000, we would issue 5,478,600 shares in the acquisition if our average stock price used to calculate the exchange ratio is greater than $32.50 but less than or equal to $35.75 and 6,982,232 shares in the acquisition if our average stock price used to calculate the exchange ratio is at least $22.95 but less than $25.50. In addition, we will assume all outstanding options to purchase Advanced Communication Systems common stock, which will be converted into options to acquire additional shares of our common stock using the same exchange ratio which is applicable to Advanced Communication Systems common stock in the merger. All of the shares of our common stock issued to Advanced Communication Systems stockholders, including those issued upon the exercise of options, will be freely tradable without restrictions or further registration under the Securities Act, unless they are issued to an "affiliate" of Advanced Communication Systems as that term is defined under the Securities Act, at the time the acquisition is submitted for approval by Advanced Communication Systems stockholders. The term "affiliate" would include directors, executive officers and some significant stockholders of Advanced Communication Systems.

    WE DO NOT ANTICIPATE THAT WE WILL PAY DIVIDENDS ON OUR COMMON STOCK.

    We have not paid cash dividends on our common stock within the past three years and we do not anticipate that we will pay cash dividends in the foreseeable future. We may pay cash dividends only if we comply with financial tests and other restrictions contained in agreements relating to our indebtedness.

    PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS WE OPPOSE EVEN IF OUR STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF TITAN.

    Provisions in our certificate of incorporation and bylaws and in the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of Titan would be beneficial to the interests of our stockholders. Our bylaws permit our stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in our bylaws. Our board of directors currently has the authority under our certificate of incorporation to issue up to 2,500,000 authorized shares of its preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of Titan, or otherwise could adversely affect the market price of our common stock. Further, as a Delaware corporation, we are subject to section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

    WE HAVE ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL IN WHICH OUR STOCKHOLDERS MAY WISH TO PARTICIPATE.

    In 1995, our board of directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire Titan which we have not solicited or do not approve, even if the acquisition would be beneficial to our stockholders. As a result, our stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under our rights plan, preferred share purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of our common stock by any person or group. If triggered, these rights would entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of our common stock having a market value of two times the exercise price. In addition, if a company acquires us in a merger or other business combination not approved by the board of directors, these rights will entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

RISKS RELATING TO THE HIGH TIDES

    THE TRUST MAY NOT BE ABLE TO MAKE DISTRIBUTIONS ON THE HIGH TIDES IF WE DEFAULT ON OUR INDEBTEDNESS UNDER OUR CREDIT FACILITY OR ANY SECURED DEBT WE HAVE IN ADDITION TO THAT INDEBTEDNESS BECAUSE OUR OBLIGATIONS TO PAY ON THE DEBENTURES AND THE GUARANTEE ARE SUBORDINATED TO OUR PAYMENT OBLIGATIONS UNDER THAT DEBT.

    Because of the subordinated nature of the guarantee and the debentures, we:

    - will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if we default on our indebtedness under our credit facility or any secured debt we have in addition to that indebtedness;

    - will not be permitted to make payments on the guarantee if we default on any of our indebtedness under our credit facility or any secured debt we have in addition to that indebtedness; and

    - must pay all our indebtedness under our credit facility and any secured debt we have in addition to that indebtedness before we make payments on the guarantee or the debentures if we become bankrupt, liquidate or dissolve.

    The HIGH TIDES, the guarantee and the debentures do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. As of January 21, 2000, we had approximately $141 million of indebtedness under our existing credit facility. We expect to use borrowings of approximately
$77 million under our new credit facility to repay existing indebtedness of Advanced Communication Systems when we close the acquisition and to pay certain acquisition-related expenses. Because the trust will be able to pay amounts due on the HIGH TIDES only if we make payments on the debentures, your ability to receive distributions may be affected by our indebtedness. In addition, our existing credit facility prohibits payments of principal, including redemption payments, on the debentures without the prior consent of the lenders under our existing credit facility.

    OUR ABILITY TO REPAY OUR DEBT DEPENDS ON THE PERFORMANCE OF OUR
SUBSIDIARIES.

    We are a holding company and we conduct our operations primarily through our subsidiaries. We have few assets of significance other than the capital stock of our subsidiaries. Consequently, we are dependent upon dividends or other intercompany transfers of funds from our direct and indirect subsidiaries to meet our debt service obligations, including those related to the debentures, the guarantee and the HIGH TIDES. Although our existing credit facility permits our subsidiaries to distribute funds to us to make payments on the debentures, our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the HIGH TIDES, the debentures or the guarantee. Our subsidiaries do not guarantee the payment of the HIGH TIDES or the debentures. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to our subsidiaries' assets. As a result, your right to receive payment on the debentures and the HIGH TIDES is effectively junior to our subsidiaries' existing indebtedness and possibly to all of their future borrowings. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We also may publicly offer the common stock of our subsidiaries from time to time to finance their growth. Any such offerings would reduce our interests in those subsidiaries and could reduce our ability to make payments on the debentures.

    We cannot assure you that any of our subsidiaries will be able to pay dividends or otherwise distribute funds to us in an amount sufficient to pay the principal of or interest on the debentures.

    THE DEFERRAL OF INTEREST PAYMENTS MAY HAVE TAX CONSEQUENCES TO YOU AND AN ADVERSE EFFECT ON THE TRADING PRICE OF THE HIGH TIDES.

    If no event of default under the indenture has occurred and is continuing, we may defer the payment of interest on the debentures for a period not exceeding 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer quarterly distributions on the HIGH TIDES. However, distributions will still accumulate quarterly and the deferred distributions will themselves accrue additional distributions at the annual rate set forth on the cover page of this offering circular, to the extent permitted by law. There is no limitation on the number of times that we may elect to defer interest payments.

    We have no current intention of deferring interest payments on the debentures. If we exercise our right to defer interest payments in the future, however, you will be required to include your pro rata share of original issue discount accrued on the debentures in gross income as interest income for U.S. federal income tax purposes, prior to the receipt of cash distributions related to such income. In addition, if we defer payment of interest on the debentures in the future, the HIGH TIDES may trade at a price that does not fully reflect the value of deferred interest on the debentures. Our right to defer interest payments on the debentures may mean that the market price of the HIGH TIDES may be more volatile and could decrease relative to the market prices of other securities that do not have this right.

    IF YOU DO NOT ELECT TO KEEP YOUR HIGH TIDES UPON A REMARKETING NOTICE, YOUR HIGH TIDES WILL NO LONGER BE OUTSTANDING AFTER A SUCCESSFUL REMARKETING.

    If you do not notify the remarketing agent, your HIGH TIDES will no longer be outstanding after a successful remarketing, and you will have no further rights thereunder except to receive an amount equal to:

    - from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES; plus

    - from us, accrued and unpaid distributions on the HIGH TIDES up until, but excluding, the reset date.

    The remarketing agent agrees to use its best efforts to remarket all HIGH TIDES tendered for remarketing. All HIGH TIDES will be considered tendered unless the holder of HIGH TIDES gives irrevocable notice to the contrary to the tender agent, which the tender agent will promptly remit to the remarketing agent, before the tender notification date.

    THE REMARKETING OF THE HIGH TIDES MAY NOT BE SUCCESSFUL AND THE TERMS OF THE HIGH TIDES AFTER ANY REMARKETING ARE SUBJECT TO CHANGE.

    The remarketing will have failed if:

    - despite using its best efforts, the remarketing agent cannot establish a term rate less than or equal to the maximum rate;

    - the remarketing agent is excused from remarketing the HIGH TIDES because of the failure by us to satisfy a condition in the remarketing agreement or the occurrence of certain market events specified in the remarketing agreement;

    - there is no remarketing agent on the first day of the initial remarketing period; or

    - prior to the initial remarketing termination date, term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

    If the initial remarketing fails, the remarketing agent will commence a final remarketing during the final remarketing period. If the final remarketing fails, then the HIGH TIDES will remain outstanding at a term rate equal to the treasury rate plus 10% per annum and with a term conversion price equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions thereon. If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. In that case, the remarketing agent will set the term provisions according to the instructions contained in the remarketing notice in the manner that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount if a remarketing were actually to occur.

    AFTER THE RESET DATE, THE HIGH TIDES MAY NO LONGER BE CONVERTIBLE OR MAY BE CONVERTIBLE INTO A FEWER NUMBER OF SHARES OF OUR COMMON STOCK.

    Each HIGH TIDES is initially convertible, at the option of the holder, into
1.0076 shares of common stock, which may be adjusted in some circumstances. We may choose to remarket the HIGH TIDES so that after the reset date the HIGH TIDES will not be convertible into shares of common stock, or, each HIGH TIDES will be convertible into a different number of shares of common stock.

    THE TRUST MAY REDEEM THE HIGH TIDES WITHOUT YOUR CONSENT IF SPECIFIED TAX CHANGES OCCUR.

    Upon the occurrence of specified tax changes affecting the trust's taxable status or the deductibility of interest on the debentures, we may either dissolve and liquidate the trust and distribute the debentures to you or we may redeem all of the debentures. If we redeem the debentures, the trust will use the cash it receives from that redemption to redeem the HIGH TIDES and the trust's common securities.

    WE MAY CAUSE THE HIGH TIDES TO BE REDEEMED ON OR AFTER FEBRUARY 20, 2003 WITHOUT YOUR CONSENT.

    We may redeem all or some of the debentures at our option at any time on or after February 20, 2003 until but excluding the tender notification date. Following the remarketing, we may redeem the debentures in accordance with the term call protections, if any, established in the remarketing or, upon a failed final remarketing, on or after the third anniversary of the reset date. You should assume that we will exercise our redemption option if we are able to refinance the debentures at a lower interest rate or if we conclude it is otherwise in our interest to redeem the debentures. The trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of HIGH TIDES and its common securities on a pro rata basis.

    DISTRIBUTION OF THE DEBENTURES TO YOU MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU.

    We may dissolve and liquidate the trust at any time. If that happens, the trust will redeem the HIGH TIDES and its common securities by distributing the debentures to you and to us, as the holder of the trust's common securities, on a pro rata basis.

    Under current U.S. federal tax laws, a distribution of debentures on the dissolution of the trust would not be a taxable event to you. However, if there is a change in the law and, for example, the trust is characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of debentures would likely constitute a taxable event to you.

    THE DISTRIBUTION OF DEBENTURES UPON LIQUIDATION OF THE TRUST MAY HAVE AN ADVERSE EFFECT ON TRADING PRICES.

    We have the right to dissolve and liquidate the trust at any time. Although we have no current intention of doing so, we anticipate that we would consider exercising this right if the expenses associated with maintaining the trust are substantially greater than we expect or for other business reasons. If we exercise our right to dissolve and liquidate the trust, the trust will redeem the HIGH TIDES and its common securities by distributing the debentures to you and to us on a pro rata basis, unless an event of default under the debentures has occurred and is continuing, in which case you will have priority over us.

    We cannot predict the market prices for the debentures that the trust may distribute to you. Accordingly the debentures that you receive on a distribution, or the HIGH TIDES you hold pending a distribution, may trade at a discount to the price that you paid to purchase the HIGH TIDES.

    Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the HIGH TIDES. You should carefully review all the information regarding the debentures contained in this offering circular.

    WE GUARANTEE PAYMENTS ON THE HIGH TIDES ONLY IF THE TRUST HAS CASH
AVAILABLE.

    If we fail to make payments on the debentures, the trust will not be able to pay distributions, the redemption price or the liquidation amount of each HIGH TIDES. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, if we are in default for payments under the debentures, you may:

    - rely on the property trustee for the trust to enforce the trust's rights under the debentures; or

    - directly sue us or seek other remedies to collect your share of payments owed.

    YOU HAVE LIMITED VOTING RIGHTS.

    You will have limited voting rights relating generally to:

    - the modification of the HIGH TIDES and our guarantee of the HIGH TIDES;
      and

    - the exercise of the trust's rights as holder of debentures.

    You are not entitled to appoint, remove or replace the property trustee of the trust or the Delaware trustee of the trust except upon the occurrence of certain events. The property trustee, and the holders of all of the trust's common securities may, subject to certain conditions, amend the declaration of trust without your consent to:

    - cure any ambiguity;

    - make provisions of the declaration of trust not inconsistent with other provisions of the declaration of trust;

    - ensure that the trust will not be classified for U.S. federal income tax purposes as an association subject to taxation as a corporation; or

    - ensure that the trust will be classified as a grantor trust.

    THE HIGH TIDES AND THE DEBENTURES DO NOT HAVE AN ESTABLISHED MARKET.

    Prior to this offering, there has been no public market for the HIGH TIDES. We do not intend to list the HIGH TIDES on a national securities exchange or automated interdealer quotation system. It is expected that the HIGH TIDES will be eligible for trading in The PORTAL. One or more of the initial purchasers intend to make a secondary market for the HIGH TIDES. However, they are not obligated to do so and may discontinue making a secondary market for the HIGH TIDES at any time without notice and for any reason. Accordingly, we cannot assure you that an active trading market for the HIGH TIDES will develop or be sustained. If a market were to develop, the HIGH TIDES could trade at prices that may be higher or lower than their offering price depending upon many factors, including:

    - prevailing interest rates;

    - our stock price;

    - our operating results; and

    - the market for similar securities.

                                USE OF PROCEEDS

    We estimate that the gross proceeds from the sale of the HIGH TIDES will be $200.0 million. The trust will use these proceeds, together with the proceeds from the issuance of the trust's common securities, to purchase debentures from us. After deducting the commissions to the initial purchasers that we have agreed to pay on behalf of the trust, and other offering expenses, we estimate that we will receive net proceeds of $193 million from the sale of the debentures to the trust, or $241.5 million if the over-allotment option of the initial purchasers is exercised in full. We will be required to make a repurchase offer for up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities if our acquisition of Advanced Communication Systems does not close on or prior to March 31, 2000. We will dedicate 50% of the proceeds from the sale of debentures to the trust, plus an amount equal to 2.5% of that portion of those proceeds, to fund the repurchase offer, and use the remaining net proceeds to repay indebtedness outstanding under our existing credit facility. The indebtedness to be repaid under our existing credit facility has an interest rate of LIBOR plus 3%, which was approximately 9.75% per annum on February 2, 2000, and maturity dates from September 29, 2004 through June 9, 2005. That indebtedness was incurred by us to fund acquisitions and our working capital requirements. If our acquisition of Advanced Communication Systems closes on or prior to March 31, 2000, we will use the proceeds from the sale of debentures to the trust that otherwise would have been used to fund the repurchase offer for general corporate purposes, including funding of our working capital requirements. In addition, a portion of these proceeds also may be used to acquire or invest in complementary businesses, technologies and products. We have agreed to acquire one, and have a non-binding letter of intent to acquire another, privately-held defense information technology company.

                        PRICE RANGE OF OUR COMMON STOCK

    Our common stock is listed on The New York Stock Exchange under the symbol "TTN."

    The table below shows, for the periods indicated, the reported high and low trading prices of our common stock on The New York Stock Exchange.

                                                                   PRICE RANGE
                                                              ----------------------
                                                                HIGH          LOW
                                                              --------      --------

CALENDAR YEAR 1997
  First Quarter.............................................   $ 3.75        $ 2.88
  Second Quarter............................................     4.38          2.75
  Third Quarter.............................................     7.44          4.19
  Fourth Quarter............................................     8.38          5.25

CALENDAR YEAR 1998
  First Quarter.............................................   $ 6.88        $ 5.50
  Second Quarter............................................     8.25          5.75
  Third Quarter.............................................     6.56          3.81
  Fourth Quarter............................................     6.19          4.25

CALENDAR YEAR 1999
  First Quarter.............................................   $ 6.25        $ 4.75
  Second Quarter............................................    11.00          4.94
  Third Quarter.............................................    14.63          9.38
  Fourth Quarter............................................    48.38         13.13

CALENDAR YEAR 2000
  First Quarter (through February 3, 2000)..................   $49.63        $33.38

    As of January 20, 2000, there were 3,486 holders of record of Titan common stock.

    On February 3, 2000, the last reported sale price of our common stock on The New York Stock Exchange was $40.3125.

                                DIVIDEND POLICY

    We did not declare or pay a cash dividend on our common stock in any of the periods shown in the table above. We may pay cash dividends only if doing so complies with financial tests and other restrictions contained in agreements relating to our indebtedness, including the debentures. Other than earnings distributed as quarterly dividends to holders of our public preferred stock, we anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 1999:

    - our unaudited actual capitalization;

    - our unaudited pro forma capitalization as adjusted to give effect to acquisitions we completed after such date;

    - our unaudited pro forma capitalization as adjusted to give effect to acquisitions we completed after such date and this offering; and

    - our unaudited pro forma capitalization as adjusted to give effect to acquisitions we completed after such date, this offering, our probable acquisition of Advanced Communication Systems, and related borrowings under a new credit facility that we anticipate entering into following this offering.

    This table should be read in conjunction with the consolidated financial statements and the unaudited pro forma financial information and, in each case, the related notes included elsewhere in this offering circular or incorporated by reference herein.

                                                             AS OF SEPTEMBER 30, 1999
                                           ------------------------------------------------------------
                                                                      PRO FORMA FOR     PRO FORMA FOR
                                                                        COMPLETED         COMPLETED
                                                      PRO FORMA FOR   ACQUISITIONS    ACQUISITIONS, ACS
                                                        COMPLETED       AND THIS          AND THIS
                                            ACTUAL    ACQUISITIONS      OFFERING          OFFERING
                                           --------   -------------   -------------   -----------------
                                                                  (IN THOUSANDS)
Cash and cash equivalents:...............  $  4,207      $  4,620        $110,220          $  6,235
                                           ========      ========        ========          ========
Short-term debt and current portion of
  long-term debt.........................    13,052        14,397           7,287             8,251
Long-term debt, less current portion:
Senior secured credit facility...........   110,712       150,064          69,774            22,904
Other....................................     7,090         7,590           7,590             8,010
                                           --------      --------        --------          --------
  Total long-term debt...................   117,802       157,654          77,364            30,914
Company obligated mandatorily redeemable
  convertible preferred securities of a
  subsidiary trust whose sole assets are
  senior subordinated debentures of
  Titan..................................        --            --         200,000           200,000
Stockholders' equity:
  Preferred stock, $1.00 par value,
    authorized 2,500,000 shares;
    cumulative convertible preferred
    stock, $13,897 liquidation
    preference, authorized 1,068,102
    shares, issued and outstanding
    694,872 shares.......................       695           695             695               695
  Series A junior participating,
    authorized 454,071 shares, none
    issued...............................        --            --              --                --
  Common stock...........................       437           437             437               552
  Additional paid-in capital.............    98,833        98,833          98,833           141,344
  Retained earnings (deficit)............   (10,492)       (7,968)         (7,968)           (8,195)
    Total stockholders' equity...........    86,837        89,361          89,361           131,450
                                           --------      --------        --------          --------
Total capitalization.....................  $217,691      $261,412        $374,012          $370,615
                                           ========      ========        ========          ========

                              ACCOUNTING TREATMENT

    For financial reporting purposes, we will treat the trust as one of our subsidiaries. Accordingly, we will include the accounts of the trust in our consolidated financial statements. We will present the HIGH TIDES as a separate line item in our consolidated balance sheet entitled "Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan," and we will include appropriate disclosures about the HIGH TIDES in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the HIGH TIDES as a financing charge to earnings in our consolidated statement of operations.

    We have not included separate financial statements of the trust because we do not consider those financial statements material to you because:

    - Titan, a reporting company under the Exchange Act, will own, directly or indirectly all of the voting securities of the trust;

    - the trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the trust's assets and investing the proceeds in the debentures; and

    - we will fully and unconditionally guarantee the obligations of the trust under the HIGH TIDES and the common securities to the extent that the trust has funds available to meet such obligations.

                       PENDING AND COMPLETED ACQUISITIONS

PENDING ACQUISITIONS

    TITAN SYSTEMS

    On December 9, 1999, we entered into an agreement to acquire Advanced Communication Systems in a merger that we anticipate will constitute a tax-free reorganization and be accounted for as a pooling of interests. We expect that our acquisition of Advanced Communication Systems will close during the first quarter of 2000, subject to the satisfaction of the conditions contained in the merger agreement, including the affirmative vote of Advanced Communication Systems' stockholders. Based on the number of outstanding shares of Advanced Communication Systems common stock as of January 20, 2000, we would issue 5,478,600 shares in the acquisition if our average stock price used to calculate the exchange ratio is greater than $32.50 but less than or equal to $35.75 and 6,982,232 shares in the acquisition if our average stock price used to calculate the exchange ratio is at least $22.95 but less than $25.50. In addition, we will assume all outstanding options to purchase Advanced Communication Systems common stock, which will be converted into options to acquire additional shares of our common stock using the same exchange ratio which is applicable to Advanced Communication Systems common stock in the merger. Advanced Communication Systems provides communication services, information systems and aerospace services, predominantly to U.S. government agencies and to commercial customers, and is a leader in U.S. Navy satellite communications. Recently, Advanced Communication Systems began expanding its network and database design and support services to the U.S. military and developing business with other federal agencies, state and local governments and commercial customers.

    We also have agreed to acquire one, and have a non-binding letter of intent to acquire another, privately-held defense information technology company. One of these companies provides highly specialized information technology systems and services to the intelligence community, and had estimated revenues of approximately $23.2 million for the year ended December 31, 1999. The other company specializes in the design, development and delivery of telecommunications systems and products and software technologies, and had revenues of approximately $18.0 million for its fiscal year ended June 30, 1999.

COMPLETED ACQUISITIONS -- 1999

    TITAN SYSTEMS

    On June 9, 1999, Titan Systems acquired System Resources Corporation ("System Resources"), an information technology government contractor, through a stock purchase for a purchase price of $35 million, subject to certain post-closing adjustments, consisting of $33 million in cash paid at closing, less a $500,000 holdback, and $2 million in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000. In addition, we agreed to pay the System Resources stockholders one-half of approximately $1.5 million in System Resources receivables aged more than 720 days to the extent that any of those receivables are collected within the two year period following the closing date. The transaction was accounted for as a purchase.

    On July 22, 1999, Titan Systems acquired all of the outstanding stock of Atlantic Aerospace Electronics Corporation ("Atlantic Aerospace"), a defense and commercial technology and systems company which focuses on applied research and development in information technologies, for cash of approximately $18 million, subject to certain post-closing adjustments, plus potential payments of up to $3 million contingent upon certain future contract awards. The transaction was accounted for as a purchase.

    CAYENTA

    On January 1, 1999, Cayenta acquired substantially all of the assets of Transnational Partners II, LLC ("Transnational Partners"), an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7 million in cash and 2,345,000 shares of Cayenta's convertible preferred stock. Cayenta will pay off an additional $2.8 million note that it issued as part of its acquisition of Transnational Partners, plus 7% interest thereon, in February 2000.

    On November 2, 1999, Cayenta acquired J.B. Systems, Inc., an enterprise asset management company doing business under the name Mainsaver ("Mainsaver"). Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3 million is due in May 2001, plus 7.5% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver.

    On December 7, 1999, Cayenta acquired Assist Cornerstone Technologies, Inc. ("Assist"), an e-commerce solutions and software company. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, plus 8% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock.

    On December 23, 1999, Cayenta acquired SFG Technologies, Inc. ("SFG Technologies"), a solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the approximately $2.0 million placed into escrow at the closing, approximately $500,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Each of Cayenta's acquisitions was accounted for using the purchase method.

COMPLETED ACQUISITIONS -- 1998

    TITAN SYSTEMS

    On February 27, 1998, we consummated a merger with DBA Systems, Inc. ("DBA"), in a stock-for-stock transaction. DBA is a developer and manufacturer of digital imaging products, electro-optical systems and threat simulation/training systems whose products and systems are primarily used by the defense and intelligence communities. We issued approximately 6,100,000 shares of our common stock in exchange for all the outstanding shares of DBA stock and assumed options representing approximately 441,000 shares of our common stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On March 31, 1998, we acquired all of the outstanding common stock of Validity Corporation ("Validity") for $12 million in cash, and notes payable to the shareholders of Validity totaling $3 million, subject to post-closing adjustments, if any. The transaction was accounted for as a purchase. Validity is an information technologies company providing systems engineering and integration, software engineering, network technologies, and test and evaluation services to the U.S. military and a variety of U.S. governmental customers.

    On June 30, 1998, we consummated a merger with Horizons Technology, Inc. ("Horizons"), in a stock-for-stock transaction. Horizons is a provider of systems engineering and program management services, computer systems integration and high-end software. We issued approximately 3,200,000 shares of our common stock in exchange for all the outstanding shares of Horizons capital stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On August 24, 1998, we consummated a merger with VisiCom Laboratories, Inc. ("VisiCom"), in a stock-for-stock transaction. VisiCom specializes in information technology solutions. We issued approximately 4,172,000 shares of our common stock in exchange for all the outstanding shares of VisiCom and assumed VisiCom's stock options representing approximately 593,000 shares of our common stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On October 23, 1998, we consummated a merger with Delfin Systems ("Delfin") in a stock-for-stock transaction. Delfin provides systems engineering and program management services, signal intelligence systems, and program integration and high-end software. We issued approximately 3,628,000 shares of our common stock in exchange for all the outstanding shares of Delfin common stock and assumed Delfin stock options representing approximately 823,000 shares of our common stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

                       UNAUDITED PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                  (UNAUDITED)

    THE FOLLOWING UNAUDITED PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA HAVE BEEN DERIVED FROM, AND SHOULD BE READ IN CONJUNCTION WITH OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES, AND THOSE OF ADVANCED COMMUNICATION SYSTEMS, TRANSNATIONAL PARTNERS, MAINSAVER, ASSIST, AND SFG TECHNOLOGIES CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR OR INCORPORATED BY REFERENCE HEREIN. THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA SHOULD ALSO BE READ IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS SECTION OF THE OFFERING CIRCULAR. THE PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 ASSUMES THAT WE COMPLETED THE ACQUISITION OF ADVANCED COMMUNICATION SYSTEMS AS OF THE BEGINNING OF EACH SUCH PERIOD. THE PRO FORMA STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED DECEMBER 31, 1998, FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1998 AND 1999 AND FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999 ASSUMES THAT WE COMPLETED THE ACQUISITIONS OF ADVANCED COMMUNICATION SYSTEMS, TRANSNATIONAL PARTNERS, MAINSAVER, ASSIST, AND SFG TECHNOLOGIES AS OF THE BEGINNING OF EACH SUCH PERIOD. THE PRO FORMA BALANCE SHEET DATA AS OF
SEPTEMBER 30, 1999 ASSUMES THAT WE COMPLETED THESE ACQUISITIONS AS OF SUCH DATE. OUR ACQUISITION OF ADVANCED COMMUNICATION SYSTEMS IS EXPECTED TO CLOSE IN THE FIRST QUARTER OF 2000. THE PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA IS NOT NECESSARILY INDICATIVE OF OUR OPERATING RESULTS OR FINANCIAL CONDITION THAT WOULD HAVE OCCURRED HAD THESE ACQUISITIONS OCCURRED AS OF THE DATES INDICATED OR OF ANY EXPECTED FUTURE RESULTS.

                                                                                  NINE MONTHS ENDED    TWELVE MONTHS
                                                   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,          ENDED
                                                ------------------------------   -------------------   SEPTEMBER 30,
                                                  1996       1997       1998       1998       1999          1999
                                                --------   --------   --------   --------   --------   --------------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $277,641   $328,117   $440,433   $298,724   $451,274      $592,983
Costs and expenses:
  Cost of revenues............................   211,964    254,240    315,465    216,375    324,771       423,861
  Selling, general and administrative
    expense...................................    46,479     47,859     82,426     54,144     86,438       114,720
  Research and development expense............     5,023      7,466      8,786      6,133      8,128        10,781
  Special acquisition related charges and
    other.....................................        --      8,510      9,891      4,553         --         5,338
                                                --------   --------   --------   --------   --------      --------
    Total costs and expenses..................   263,466    318,075    416,568    281,205    419,337       554,700
                                                --------   --------   --------   --------   --------      --------
Operating profit (loss).......................    14,175     10,042     23,865     17,519     31,937        38,283
Interest expense..............................    (5,021)    (6,779)   (12,783)    (8,964)   (12,392)      (16,211)
Interest income...............................       696      1,025        512        302        585           795
                                                --------   --------   --------   --------   --------      --------
Income (loss) from continuing operations
  before income taxes.........................     9,850      4,288     11,594      8,857     20,130        22,866
Income tax provision..........................     2,603      3,934      5,784      3,730      7,901         9,955
                                                --------   --------   --------   --------   --------      --------
Income (loss) from continuing operations
  before cumulative effect of change in
  accounting principle, net...................  $  7,247   $    354   $  5,810   $  5,127   $ 12,229      $ 12,911
                                                ========   ========   ========   ========   ========      ========
Basic earnings per share
  Income from continuing operations...........  $   0.16   $  (0.01)  $   0.12   $   0.11   $   0.25      $   0.28
                                                ========   ========   ========   ========   ========      ========
    Weighted average shares...................    39,459     40,485     42,802     42,521     45,983        43,769
                                                ========   ========   ========   ========   ========      ========
Diluted earnings per share
  Income from continuing operations...........  $   0.16   $  (0.01)  $   0.11   $   0.10   $   0.22      $   0.26
                                                ========   ========   ========   ========   ========      ========
    Weighted average shares...................    39,836     40,485     43,936     43,627     53,396        46,987
                                                ========   ========   ========   ========   ========      ========

                                                                                  NINE MONTHS ENDED    TWELVE MONTHS
                                                   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,          ENDED
                                                ------------------------------   -------------------   SEPTEMBER 30,
                                                  1996       1997       1998       1998       1999          1999
                                                --------   --------   --------   --------   --------   --------------
OTHER DATA:
  Non-recurring charges.......................  $     --   $ 11,756   $ 11,469   $  4,758   $    237      $  6,948
  EBITDA (1)..................................    22,621     31,482     48,739     31,409     44,236        61,566
  Adjusted EBITDA (2).........................    22,621     31,482     56,503     40,020     54,502        70,985
  Depreciation and Amortization...............     8,446      9,684     13,405      9,132     12,062        16,335
  Capital Expenditures........................     7,008      7,325      7,057      4,630      7,332         9,759
  Ratio of Earnings to Fixed Charges (3)......      2.2x       1.4x       1.7x       1.8x       2.3x          2.2x

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   1999
                                                              --------------
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 6,235
Working capital.............................................     114,632
Property and equipment, net.................................      38,175
Total assets................................................     505,669
Total debt..................................................     232,165
Stockholders' equity........................................     131,450

------------------------------

(1) EBITDA for any relevant period represents earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization, assuming that we completed the acquisitions described in the introductory paragraph to this financial data as of the dates stated therein. We have included EBITDA because we understand that it is one measure used by some investors to determine our operating cash flow and historical ability to service our indebtedness. However, other companies in our business may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(2) Adjusted EBITDA for any relevant period (for the twelve months ended September 30, 1999 and December 31, 1998 and the nine months ended
    September 30, 1998 and 1999) represents EBITDA as adjusted, giving effect to the acquisitions of System Resources Corporation and Atlantic Aerospace Electronics Corporation, stated on a pro forma basis before non-recurring charges as if they had occurred at the beginning of each such period. Adjusted EBITDA also includes the effect of conforming Advanced Communication Systems' fiscal year end in 1998 and 1999 of September 30th to our fiscal year end. Also, Adjusted EBITDA includes certain anticipated cost savings, net of certain incremental expenses, of $4.9 million (for the acquisition of Advanced Communication Systems and for our software acquisitions). Cost savings associated with the Advanced Communication Systems acquisition include the retirement of the chief executive officer, costs of operating as a public company and consolidation of legal and audit services, among others. Cost savings associated with the acquisitions of Mainsaver, Assist and SFG Technologies include consolidation of accounting functions and employee benefits, consolidation of professional services, and reduction in personnel. Actual results and cost savings may differ materially from those reflected in Adjusted EBITDA due to higher than expected integration costs, higher than expected costs associated with expanding our business segments' operations or an increase in our other costs. Such estimated cost savings do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Accordingly, such cost savings have been excluded from the pro forma adjustments in our unaudited pro forma historical financial information. Arthur Andersen LLP does not express any opinion or other form of assurance with respect to Adjusted EBITDA or any components thereof. See "Cautionary Statement About Forward-Looking Statements."

(3) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals. The pro forma ratio of earnings to combined fixed charges and preferred dividends was 2.1x during 1996, 1.4x during 1997, 1.7x during 1998, 1.8x during the nine months ended September 30, 1998, and 2.3x during the nine months ended September 30, 1999.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The accompanying pro forma financial statements should be read in conjunction with the notes to consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 1998, the notes to consolidated financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 1999 and the notes to the consolidated financial statements contained in the Advanced Communication Systems' Annual Report on Form 10-K for the year ended September 30, 1999 and the notes to the Transnational Partners, Mainsaver, Assist and SFG Technologies financial statements. We refer to Transnational Partners, Mainsaver, Assist and SFG Technologies hereinafter as the acquired companies.

    The following unaudited pro forma condensed balance sheets and unaudited pro forma condensed statements of operations have been prepared to illustrate the estimated effects of the acquisitions of Advanced Communication Systems and the acquired companies, for balance sheet purposes as of September 30, 1999, and for statement of operations purposes for the year ended December 31, 1998, 1997 and 1996 and for the nine months ended September 30, 1999. The operating results for Transnational Partners are included in our operating results for the nine months ended September 30, 1999. The unaudited pro forma condensed statements of operations combine our revenues and expenses for the year ended December 31, 1998 with revenues and expenses of Advanced Communication Systems for the year ended September 30, 1998 and with the acquired companies aggregate revenues and expenses for the year ended December 31, 1998; and our revenues and expenses for the nine months ended September 30, 1999 with the revenues and expenses of Advanced Communication Systems for the nine months ended June 30, 1999 and with the acquired companies' aggregate revenues and expenses for the nine months ended September 30, 1999. The unaudited pro forma condensed statements of operations for 1997 and 1996 combine our revenues and expenses for the years ended December 31, 1997 and 1996 with the revenues and expenses of Advanced Communication Systems for the years ended September 30, 1997 and 1996.

    The unaudited pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable in the circumstances. The unaudited pro forma statements of operations include the recurring items which are directly attributable to acquisitions, such as amortization of additional goodwill, increase in interest expense, increase in preferred dividends, and the related tax effects thereof. The unaudited pro forma combined balance sheet gives effect to the acquisition of Advanced Communication Systems and the acquired companies as if they had occurred on September 30, 1999. The unaudited pro forma combined statements of operations give effect to acquisition of Advanced Communication Systems as if it had occurred on January 1, 1996, and give effect to the acquisitions of the acquired companies as if they had occurred on January 1, 1998. The unaudited pro forma statements do not purport to represent what our financial position or results of operations would actually have been if the acquisitions in fact had occurred on the date or at the beginning of the periods indicated, nor do they purport to project our financial position or results of operations for any future date or period.

                             THE TITAN CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS   PRO FORMA
                                                      TITAN       ACS       (NOTE 4)      COMBINED    MAINSAVER     ASSIST
                                                     --------   --------   -----------   ----------   ----------   --------
REVENUES...........................................  $274,059   $156,403     $    --      $430,462     $ 6,267      $9,585
Costs and expenses:
  Cost of revenues.................................   211,147    106,183          --       317,330       1,626       5,596
  Selling, general and administrative expense......    32,957     39,265          --        72,222       3,962       4,049
  Research and development expense.................     5,317         --          --         5,317       1,774         440
  Special acquisition related charges and other....        --         --          --            --          --          --
                                                     --------   --------     -------      --------     -------      ------
    Total costs and expenses.......................   249,421    145,448          --       394,869       7,362      10,085
                                                     --------   --------     -------      --------     -------      ------
Operating profit (loss)............................    24,638     10,955          --        35,593      (1,095)       (500)
Interest expense...................................    (6,712)    (2,741)         --        (9,453)       (309)       (146)
Interest income....................................       585         --          --           585          --          --
                                                     --------   --------     -------      --------     -------      ------
Income from continuing operations before income
  taxes............................................    18,511      8,214          --        26,725      (1,404)       (646)
Income tax provision...............................     5,553      3,256          --         8,809          --          --
                                                     --------   --------     -------      --------     -------      ------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net...................................  $ 12,958   $  4,958     $    --      $ 17,916     $(1,404)     $ (646)
                                                     ========   ========     =======      ========     =======      ======
Basic earnings per share:
  Income from continuing operations................  $   0.33   $   0.57     $    --      $   0.38     $    --      $   --
                                                     ========   ========     =======      ========     =======      ======
    Weighted average shares........................    38,076      8,663      (1,272)       45,467          --         516
                                                     ========   ========     =======      ========     =======      ======
Diluted earnings per share:
  Income from continuing operations................  $   0.29   $   0.56     $    --      $   0.34     $    --      $   --
                                                     ========   ========     =======      ========     =======      ======
    Weighted average shares........................    45,732      8,788      (1,397)       53,123          --         516
                                                     ========   ========     =======      ========     =======      ======
Depreciation & Amortization........................  $  6,797   $  2,738     $    --      $  9,535     $   163      $  122
Non-recurring Charges..............................        --         --          --            --         237          --
EBITDA (Note 2)....................................    31,435     13,693          --        45,128        (695)       (378)
Adjusted Pro forma EBITDA (Note 2).................    33,800     16,694       3,000        53,494        (695)       (378)

                                                                 PRO FORMA
                                                                ADJUSTMENTS   PRO FORMA
                                                       SFG       (NOTE 4)      COMBINED
                                                     --------   -----------   ----------
REVENUES...........................................   $4,960      $    --      $451,274
Costs and expenses:
  Cost of revenues.................................      219           --       324,771
  Selling, general and administrative expense......    4,113        2,092        86,438
  Research and development expense.................      597           --         8,128
  Special acquisition related charges and other....       --           --            --
                                                      ------      -------      --------
    Total costs and expenses.......................    4,929        2,092       419,337
                                                      ------      -------      --------
Operating profit (loss)............................       31       (2,092)       31,937
Interest expense...................................     (215)      (2,269)      (12,392)
Interest income....................................       --           --           585
                                                      ------      -------      --------
Income from continuing operations before income
  taxes............................................      184)      (4,361)       20,130
Income tax provision...............................       --         (908)        7,901
                                                      ------      -------      --------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net...................................   $ (184)     $(3,453)     $ 12,229
                                                      ======      =======      ========
Basic earnings per share:
  Income from continuing operations................   $   --      $    --      $   0.25
                                                      ======      =======      ========
    Weighted average shares........................       --           --        45,983
                                                      ======      =======      ========
Diluted earnings per share:
  Income from continuing operations................   $   --      $    --      $   0.22
                                                      ======      =======      ========
    Weighted average shares........................       --         (243)       53,396
                                                      ======      =======      ========
Depreciation & Amortization........................   $  150      $ 2,092      $ 12,062
Non-recurring Charges..............................       --           --           237
EBITDA (Note 2)....................................      181           --        44,236
Adjusted Pro forma EBITDA (Note 2).................      181        1,900        54,502

                             THE TITAN CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA
                                                                    ADJUSTMENTS   PRO FORMA
                                               TITAN       ACS       (NOTE 4)      COMBINED      TNP      MAINSAVER     ASSIST
                                              --------   --------   -----------   ----------   --------   ----------   --------
REVENUES                                      $218,678   $58,398       $  --       $277,076     $3,669      $5,909      $8,069

Costs and expenses:
  Cost of revenues..........................   168,816    37,364          --        206,180      2,665       2,043       5,132
  Selling, general and administrative
    expense.................................    26,936    16,130          --         43,066        110       3,392       3,173
  Research and development expense..........     4,025        --          --          4,025         --         594         273
  Special acquisition related charges and
    other...................................     4,553        --          --          4,553         --          --          --
                                              --------   -------       -----       --------     ------      ------      ------
    Total costs and expenses................   204,330    53,494          --        257,824      2,775       6,029       8,578
                                              --------   -------       -----       --------     ------      ------      ------
Operating profit (loss).....................    14,348     4,904          --         19,252        894        (120)       (509)
Interest expense............................    (5,399)     (740)         --         (6,139)        --         (93)       (235)
Interest income.............................       262        --          --            262          7          --          33
                                              --------   -------       -----       --------     ------      ------      ------
Income (loss) from continuing operations
  before income taxes.......................     9,211     4,164          --         13,375        901        (213)       (711)
Income tax provision........................     3,336     1,505          --          4,841          4          --        (207)
                                              --------   -------       -----       --------     ------      ------      ------
Income (loss) from continuing operations
  before cumulative effect of change in
  accounting principle, net.................  $  5,875   $ 2,659       $  --       $  8,534     $  897      $ (213)     $ (504)
                                              ========   =======       =====       ========     ======      ======      ======

Basic earnings per share:
  Income from continuing operations.........  $   0.15   $  0.40       $  --       $   0.19     $   --      $   --      $   --
                                              ========   =======       =====       ========     ======      ======      ======
    Weighted average shares.................    34,614     6,729         662         42,005                     --         516
                                              ========   =======       =====       ========     ======      ======      ======
Diluted earnings per share:
  Income from continuing operations.........  $   0.15   $  0.39       $  --       $   0.18     $   --      $   --      $   --
                                              ========   =======       =====       ========     ======      ======      ======
    Weighted average shares.................    36,013     6,855         536         43,404      2,345          --         516
                                              ========   =======       =====       ========     ======      ======      ======
Depreciation & Amortization.................  $  5,378   $   983       $  --       $  6,361     $   --      $  253      $  228
Non-recurring Charges.......................     4,553        --          --          4,553         --         205          --
Pro forma EBITDA (Note 2)...................    24,279     5,887          --         30,166        894         338        (281)
Adjusted Pro forma EBITDA (Note 2)..........    28,735    10,042          --         38,777        894         338        (281)

                                                          PRO FORMA
                                                         ADJUSTMENTS   PRO FORMA
                                                SFG       (NOTE 4)      COMBINED
                                              --------   -----------   ----------
REVENUES                                       $4,001      $    --      $298,724
Costs and expenses:
  Cost of revenues..........................      355           --       216,375
  Selling, general and administrative
    expense.................................    2,311        2,092        54,144
  Research and development expense..........    1,241           --         6,133
  Special acquisition related charges and
    other...................................       --           --         4,553
                                               ------      -------      --------
    Total costs and expenses................    3,907        2,092       281,205
                                               ------      -------      --------
Operating profit (loss).....................       94       (2,092)       17,519
Interest expense............................     (228)      (2,269)       (8,964)
Interest income.............................       --           --           302
                                               ------      -------      --------
Income (loss) from continuing operations
  before income taxes.......................     (134)      (4,361)        8,857
Income tax provision........................       --         (908)        3,730
                                               ------      -------      --------
Income (loss) from continuing operations
  before cumulative effect of change in
  accounting principle, net.................   $ (134)     $(3,453)     $  5,127
                                               ======      =======      ========
Basic earnings per share:
  Income from continuing operations.........   $   --      $    --      $   0.11
                                               ======      =======      ========
    Weighted average shares.................       --           --        42,521
                                               ======      =======      ========
Diluted earnings per share:
  Income from continuing operations.........   $   --      $    --      $   0.10
                                               ======      =======      ========
    Weighted average shares.................       --       (2,638)       43,627
                                               ======      =======      ========
Depreciation & Amortization.................   $  198      $ 2,092      $  9,132
Non-recurring Charges.......................       --           --         4,758
Pro forma EBITDA (Note 2)...................      292           --        31,409
Adjusted Pro forma EBITDA (Note 2)..........      292           --        40,020

                             THE TITAN CORPORATION
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PRO FORMA
                                                           ADJUSTMENTS   PRO FORMA
                                      TITAN       ACS       (NOTE 4)      COMBINED      TNP      MAINSAVER     ASSIST      SFG
                                     --------   --------   -----------   ----------   --------   ----------   --------   --------
REVENUES                             $303,428   $107,752      $ --        $411,180     $5,644     $ 7,218     $11,523     $4,868

Costs and expenses:
  Cost of revenues.................   232,041     69,847        --         301,888      4,067       2,387       6,917        206
  Selling, general and
    administrative expense.........    37,553     28,834        --          66,387        146       5,187       4,477      3,016
  Research and development
    expense........................     5,590         --        --           5,590         --         946         397      1,853
  Special acquisition related
    charges and other..............     9,891         --        --           9,891         --          --          --         --
                                     --------   --------      ----        --------     ------     -------     -------     ------
    Total costs and expenses.......   285,075     98,681        --         383,756      4,213       8,520      11,791      5,075
                                     --------   --------      ----        --------     ------     -------     -------     ------
Operating profit (loss)............    18,353      9,071        --          27,424      1,431      (1,302)       (268)      (207)
Interest expense...................    (7,377)    (1,918)       --          (9,295)        --        (165)       (319)      (363)
Interest income....................       392         82        --             474          9          --          29         --
                                     --------   --------      ----        --------     ------     -------     -------     ------
Income (loss) from continuing
  operations before income taxes...    11,368      7,235        --          18,603      1,440      (1,467)       (558)      (570)
Income tax provision...............     4,155      2,861        --           7,016          5          --        (180)        --
                                     --------   --------      ----        --------     ------     -------     -------     ------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle, net...................  $  7,213   $  4,374      $ --        $ 11,587     $1,435     $(1,467)    $  (378)    $ (570)
                                     ========   ========      ====        ========     ======     =======     =======     ======

Basic earnings per share:
  Income from continuing
    operations.....................  $   0.18   $   0.61      $ --        $   0.26     $   --     $    --     $    --     $   --
                                     ========   ========      ====        ========     ======     =======     =======     ======
    Weighted average shares........    34,895      7,221       170          42,286         --          --         516         --
                                     ========   ========      ====        ========     ======     =======     =======     ======
Diluted earnings per share:
  Income from continuing
    operations.....................  $   0.18   $   0.60      $ --        $   0.25     $   --     $    --     $    --     $   --
                                     ========   ========      ====        ========     ======     =======     =======     ======
    Weighted average shares........    36,177      7,326        65          43,568      2,345          --         516         --
                                     ========   ========      ====        ========     ======     =======     =======     ======
Depreciation & Amortization........  $  7,126   $  2,264      $ --        $  9,390     $   --     $   295     $   309     $  198
Non-recurring Charges..............     9,891         --        --           9,891         --       1,578          --         --
Pro forma EBITDA (Note 2)..........    35,370     11,335        --          46,705      1,431         571          41         (9)
Adjusted Pro forma EBITDA (Note
  2)...............................    40,595     13,874        --          54,469      1,431         571          41         (9)

                                      PRO FORMA
                                     ADJUSTMENTS   PRO FORMA
                                      (NOTE 4)      COMBINED
                                     -----------   ----------
REVENUES                               $    --      $440,433
Costs and expenses:
  Cost of revenues.................         --       315,465
  Selling, general and
    administrative expense.........      3,213        82,426
  Research and development
    expense........................         --         8,786
  Special acquisition related
    charges and other..............         --         9,891
                                       -------      --------
    Total costs and expenses.......      3,213       416,568
                                       -------      --------
Operating profit (loss)............     (3,213)       23,865
Interest expense...................     (2,641)      (12,783)
Interest income....................         --           512
                                       -------      --------
Income (loss) from continuing
  operations before income taxes...     (5,854)       11,594
Income tax provision...............     (1,057)        5,784
                                       -------      --------
Income (loss) from continuing
  operations before cumulative
  effect of change in accounting
  principle, net...................    $(4,797)     $  5,810
                                       =======      ========
Basic earnings per share:
  Income from continuing
    operations.....................    $    --      $   0.12
                                       =======      ========
    Weighted average shares........         --        42,802
                                       =======      ========
Diluted earnings per share:
  Income from continuing
    operations.....................    $    --      $   0.11
                                       =======      ========
    Weighted average shares........     (2,493)       43,936
                                       =======      ========
Depreciation & Amortization........    $ 3,213      $ 13,405
Non-recurring Charges..............         --        11,469
Pro forma EBITDA (Note 2)..........         --        48,739
Adjusted Pro forma EBITDA (Note
  2)...............................         --        56,503

                             THE TITAN CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                                            ADJUSTMENTS   PRO FORMA
                                                       TITAN       ACS       (NOTE 4)     COMBINED
                                                      --------   --------   -----------   ---------
Revenues............................................  $275,923   $52,194       $   --     $328,117
Costs and expenses:
  Cost of revenues..................................   216,553    37,687           --      254,240
  Selling, general and administrative expense.......    36,731    11,128           --       47,859
  Research and development expense..................     7,466        --           --        7,466
  Special acquisition related charges and other.....     6,600     1,910           --        8,510
                                                      --------   -------       ------     --------
    Total costs and expenses........................   267,350    50,725           --      318,075
                                                      --------   -------       ------     --------
Operating profit....................................     8,573     1,469           --       10,042
Interest expense....................................    (6,643)     (136)          --       (6,779)
Interest income.....................................       872       153           --        1,025
                                                      --------   -------       ------     --------
Income from continuing operations before income
  taxes.............................................     2,802     1,486           --        4,288
Income tax provision................................     4,184      (250)          --        3,934
                                                      --------   -------       ------     --------
Income (loss) from continuing operations before
  cumulative effect of change in accounting
  principle, net....................................  $ (1,382)  $ 1,736       $   --     $    354
                                                      ========   =======       ======     ========
Basic earnings per share:
  Income (loss) from continuing operations..........  $  (0.07)  $  0.40       $   --     $  (0.01)
                                                      ========   =======       ======     ========
    Weighted average shares.........................    33,094     4,306        3,085       40,485
                                                      ========   =======       ======     ========
Diluted earnings per share:
  Income (loss) from continuing operations..........  $  (0.07)  $  0.40       $   --     $  (0.01)
                                                      ========   =======       ======     ========
    Weighted average shares.........................    33,094     4,352        3,039       40,485
                                                      ========   =======       ======     ========
Depreciation & Amortization.........................  $  9,213   $   471       $   --     $  9,684
Non-recurring Charges...............................     9,846     1,910           --       11,756
Pro forma EBITDA....................................    27,632     3,850           --       31,482

                             THE TITAN CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                                            ADJUSTMENTS   PRO FORMA
                                                       TITAN       ACS       (NOTE 4)     COMBINED
                                                      --------   --------   -----------   ---------
Revenues............................................  $245,976   $31,665       $   --     $277,641
Costs and expenses:
  Cost of revenues..................................   192,657    19,307           --      211,964
  Selling, general and administrative expense.......    36,226    10,253           --       46,479
  Research and development expense..................     5,023        --           --        5,023
                                                      --------   -------       ------     --------
    Total costs and expenses........................   233,906    29,560           --      263,466
                                                      --------   -------       ------     --------
Operating profit....................................    12,070     2,105           --       14,175
Interest expense....................................    (4,764)     (257)          --       (5,021)
Interest income.....................................       639        57           --          696
                                                      --------   -------       ------     --------
Income from continuing operations before income
  taxes.............................................     7,945     1,905           --        9,850
Income tax provision................................     2,603        --           --        2,603
                                                      --------   -------       ------     --------
Income from continuing operations before cumulative
  effect of change in accounting principle, net.....  $  5,342   $ 1,905       $   --     $  7,247
                                                      ========   =======       ======     ========
Basic earnings per share:
  Income from continuing operations.................  $   0.14   $  0.51       $   --     $   0.16
                                                      ========   =======       ======     ========
    Weighted average shares.........................    32,068     3,733        3,658       39,459
                                                      ========   =======       ======     ========
Diluted earnings per share:
  Income from continuing operations.................  $   0.14   $  0.50       $   --     $   0.16
                                                      ========   =======       ======     ========
    Weighted average shares.........................    32,445     3,806        3,585       39,836
                                                      ========   =======       ======     ========
Depreciation & Amortization.........................  $  8,044   $   402       $   --     $  8,446
Non-recurring Charges...............................        --        --           --           --
Pro forma EBITDA....................................    20,114     2,507           --       22,621

                             THE TITAN CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                     TITAN       ACS       (NOTE 4)     PRO FORMA    MAINSAVER     ASSIST
                                                    --------   --------   -----------   ----------   ----------   --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $  4,207   $  1,615     $    --      $  5,822     $     --    $   413
  Accounts receivable, net........................   131,787     67,834          --       199,621        1,559      2,627
  Inventories.....................................    12,492        932          --        13,424           --         --
  Prepaid expenses and other......................     8,938      2,896          --        11,834           69        380
  Deferred income taxes...........................     5,635         --       3,345         8,980           --         --
                                                    --------   --------     -------      --------     --------    -------
    Total current assets..........................   163,059     73,277       3,345       239,681        1,628      3,420
  Property and equipment, net.....................    28,476      7,908          --        36,384          805        293
  Goodwill, net...................................    89,064     61,603          --       150,667           --         --
  Other assets....................................    11,929        414          --        12,343           64        260
  Net assets of discontinued operations...........       580         --          --           580           --         --
                                                    --------   --------     -------      --------     --------    -------
    Total assets..................................  $293,108   $143,202     $ 3,345      $439,655     $  2,497    $ 3,973
                                                    ========   ========     =======      ========     ========    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..................................  $  6,163   $     --     $    --      $  6,163     $  1,512    $    --
  Accounts payable................................    29,598      5,773          --        35,371          953      1,219
  Acquisition debt................................     4,800         --          --         4,800           --         --
  Current portion of long-term debt...............     2,089        964          --         3,053          211        187
  Accrued compensation and benefits...............    17,008         --          --        17,008           --        508
  Other accrued liabilities.......................    11,971     37,345          --        49,316        2,244        445
  Net liabilities of discontinued operations......        39         --          --            39           --         --
                                                    --------   --------     -------      --------     --------    -------
    Total current liabilities.....................    71,668     44,082          --       115,750        4,920      2,359
                                                    --------   --------     -------      --------     --------    -------
  Line of credit..................................   110,712     47,580          --       158,292           --         --
  Long-term debt..................................     7,090        420      11,150        18,660        1,653      2,327
  Other non-current liabilities...................    16,801      1,226          --        18,027          485        197
  Redeemable preferred stock......................        --         --          --            --           --        305

STOCKHOLDERS' EQUITY:
  Cumulative convertible
    Series A junior participating.................       695         --          --           695           --         --
  Common stock....................................       437        115          --           552        6,197          5
  Capital in excess of par value..................    98,833     42,511          --       141,344           --          9
  Retained earnings (deficit).....................   (10,492)     7,578      (7,805)      (10,719)     (10,758)    (1,229)
  Treasury stock..................................    (2,636)      (310)         --        (2,946)          --         --
                                                    --------   --------     -------      --------     --------    -------
    Total stockholders' equity....................    86,837     49,894      (7,805)      128,926       (4,561)    (1,215)
                                                    --------   --------     -------      --------     --------    -------
    Total liabilities and stockholders' equity....  $293,108   $143,202     $ 3,345      $439,655     $  2,497    $ 3,973
                                                    ========   ========     =======      ========     ========    =======

                                                                PRO FORMA
                                                               ADJUSTMENTS
                                                      SFG       (NOTE 4)     PRO FORMA
                                                    --------   -----------   ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................  $    --      $    --      $  6,235
  Accounts receivable, net........................    2,639           --       206,446
  Inventories.....................................       --           --        13,424
  Prepaid expenses and other......................      290           --        12,573
  Deferred income taxes...........................       --           --         8,980
                                                    -------      -------      --------
    Total current assets..........................    2,929           --       247,658
  Property and equipment, net.....................      693           --        38,175
  Goodwill, net...................................       --       55,794       206,461
  Other assets....................................      128           --        12,795
  Net assets of discontinued operations...........       --           --           580
                                                    -------      -------      --------
    Total assets..................................  $ 3,750      $55,794      $505,669
                                                    =======      =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..................................  $   947      $(1,512)     $  7,110
  Accounts payable................................    1,266           --        38,809
  Acquisition debt................................       --           --         4,800
  Current portion of long-term debt...............      400         (400)        3,451
  Accrued compensation and benefits...............       --           --        17,516
  Other accrued liabilities.......................    1,996        7,300        61,301
  Net liabilities of discontinued operations......       --           --            39
                                                    -------      -------      --------
    Total current liabilities.....................    4,609        5,388       133,026
                                                    -------      -------      --------
  Line of credit..................................       --       39,352       197,644
  Long-term debt..................................    3,110       (6,590)       19,160
  Other non-current liabilities...................      504        5,176        24,389
  Redeemable preferred stock......................       --         (305)           --
STOCKHOLDERS' EQUITY:
  Cumulative convertible
    Series A junior participating.................       --           --           695
  Common stock....................................       --       (6,202)          552
  Capital in excess of par value..................    2,981       (2,990)      141,344
  Retained earnings (deficit).....................   (7,454)      21,965        (8,195)
  Treasury stock..................................       --           --        (2,946)
                                                    -------      -------      --------
    Total stockholders' equity....................   (4,473)      12,773       131,450
                                                    -------      -------      --------
    Total liabilities and stockholders' equity....  $ 3,750      $55,794      $505,669
                                                    =======      =======      ========

                             THE TITAN CORPORATION

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    Cayenta, a majority owned subsidiary of ours, acquired substantially all of the assets and liabilities of Transnational Partners in January 1999. Thereafter, Cayenta acquired Mainsaver in November 1999, and Assist and SFG Technologies in December 1999. (See Note 3--The Acquired Companies). On
December 9, 1999, we entered into an agreement to acquire Advanced Communication Systems.

2. BASIS OF PRESENTATION

    The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to our historical consolidated financial statements to give effect to the acquisitions described in Note 3 below and the proposed acquisition of Advanced Communication Systems. The pro forma condensed consolidated statements of operations assume the acquisitions were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or the results that may be attained in the future.

    Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the SEC. The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Titan, Advanced Communication Systems and the historical financial statements of the acquired companies.

    The information in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998 have been derived from (i) the audited statements of operations of Titan, Advanced Communication Systems, Transnational Partners and each of the acquired companies for the year ended December 31, 1998, (except with respect to Advanced Communication Systems which includes the audited statement of operations for the year ended September 30, 1998 and SFG Technologies which includes the audited eight month period ended December 31, 1998 and the unaudited four month period ended April 30, 1998) (ii) our unaudited statements of operations for the nine months ended September 30, 1999,
(iii) the unaudited statements of operations of Advanced Communication Systems for the nine months ended June 30, 1999 and 1998 and (iv) the unaudited statements of operations of the acquired companies for the nine months ended September 30, 1999. The information in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and 1996 have been derived from (i) our audited statements of operations for the years ended December 31, 1997 and 1996 and the (ii) audited statements of operations of Advanced Communication Systems for the years ended September 30, 1997 and 1996.

    The financial statements of SFG Technologies are translated from Canadian dollars to U.S. dollars based on the end of the period exchange rate for balance sheet items and average for the period rates for statement of operations data. There are no significant differences between U.S. and Canadian GAAP relative to SFG Technologies.

    EBITDA for any relevant period represents earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization, assuming that we completed the acquisitions described in the introductory paragraph to this financial data as of the dates stated therein. We have included EBITDA because we understand that it is one measure used by some investors to determine our operating cash flow and historical ability to service our indebtedness. However, other companies in our business may present EBITDA

                             THE TITAN CORPORATION

                                  (UNAUDITED)

2. BASIS OF PRESENTATION (CONTINUED)

differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

    Adjusted EBITDA for any relevant period (for the twelve months ended September 30, 1999 and December 31, 1998 and the nine months ended
September 30, 1998 and 1999) represents EBITDA as adjusted, giving effect to the acquisitions of System Resources Corporation and Atlantic Aerospace Electronics Corporation, stated on a pro forma basis before non-recurring charges as if they had occurred at the beginning of each such period. Adjusted EBITDA also includes the effect of conforming Advanced Communication Systems' fiscal year end in 1998 and 1999 of September 30th to our fiscal year end. Also, Adjusted EBITDA includes certain anticipated cost savings, net of certain incremental expenses, of $4.9 million (for the acquisition of Advanced Communication Systems and for our software acquisitions). Cost savings associated with the Advanced Communication Systems acquisition include the retirement of the chief executive officer, costs of operating as a public company and consolidation of legal and audit services, among others. Cost savings associated with the acquisitions of Mainsaver, Assist and SFG Technologies include consolidation of accounting functions and employee benefits, consolidation of professional services, and reduction in personnel. Actual results and cost savings may differ materially from those reflected in Adjusted EBITDA due to higher than expected integration costs, higher than expected costs associated with expanding our business segments' operations or an increase in our other costs. Such estimated cost savings do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Accordingly, such cost savings have been excluded from the pro forma adjustments in our unaudited pro forma historical financial information. Arthur Andersen LLP does not express any opinion or other form of assurance with respect to Adjusted EBITDA or any components thereof. See "Cautionary Statement About Forward-Looking Statements."

3. ACQUISITIONS

    All acquisitions were accounted for as purchases. Accordingly the operating results are reflected in the consolidated results of Cayenta from the date of acquisition. Summary information on the acquisitions follows:

THE ACQUIRED COMPANIES

    TRANSNATIONAL PARTNERS. In January 1999, Cayenta acquired substantially all of the assets of Transnational Partners, an enterprise application integration consulting company. Cayenta acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of Cayenta's convertible preferred stock. Cayenta will pay off an additional $2.8 million note that was issued as part of its acquisition of Transnational Partners, plus 7% interest thereon, in February 2000. Acquisition goodwill of $12.3 million is being amortized on a straight-line basis over 30 years.

    MAINSAVER. In November 1999, Cayenta acquired Mainsaver, an enterprise asset management company. Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $500,000 is due in February 2000 and $3.0 million is due in May 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately
$3.4 million to reduce outstanding indebtedness of Mainsaver.

                             THE TITAN CORPORATION

                                  (UNAUDITED)

3. ACQUISITIONS (CONTINUED)

    ASSIST CORNERSTONE. In December 1999, Cayenta acquired Assist, an e-commerce solutions and software company. Cayenta acquired Assist for 516,000 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock.

    SFG TECHNOLOGIES. In December 1999, Cayenta acquired SFG Technologies, a solutions and software provider focusing on revenue cycle services for the utility industry. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the approximately
$2.0 million placed into escrow at the closing, approximately $500,000 is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock.

    Acquisition costs related to the 1999 acquired companies approximated $5.1 million which includes approximately $2.1 million of estimated fair value assigned to 495,800 warrants granted to an investment advisor for certain advisory services performed in connection with these acquisitions. Goodwill related to these acquisitions amounted to approximately $55.8 million and is being amortized over 20 years.

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the historical condensed consolidated balance sheets and statements of operations as if the acquisitions described in Note 3 and the acquisition of Advanced Communication Systems were consummated at September 30, 1999 and as of the beginning of the periods presented, respectively:

    BALANCE SHEETS

    1999 Acquisitions:

        (a) To reflect the goodwill related to the acquired companies,

        (b) To reflect the retirement of certain debt of the acquired companies using advances under our line of credit,

        (c) To reflect the purchase price holdbacks and to accrue for transaction costs, and

        (d) To eliminate the acquired companies' equity accounts.

    Advanced Communication Systems Acquisition:

        (e) To reflect the impact of estimated direct transaction costs of the acquisition of Advanced Communication Systems and estimated costs of integrating the companies, of approximately $11.2 million. These transaction costs consist primarily of investment banking fees, costs of filings with regulatory agencies, and accounting, legal, financial printing and other related costs.

                             THE TITAN CORPORATION

                                  (UNAUDITED)

4. ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS (CONTINUED)

    STATEMENTS OF OPERATIONS

    1999 Acquisitions:

        (f) To reflect incremental amortization (on a straight-line basis over 20 years) of goodwill related to the purchase of Mainsaver, Assist and SFG Technologies and to reflect the amortization (on a straight line basis over 30 years) of goodwill related to the Transnational Partners acquisition.

        (g) To reflect incremental interest expense on advances under our line of credit to fund the cash portion of the purchase prices of the Transnational Partners acquisition and of the purchases of Mainsaver, Assist and SFG Technologies and to reflect interest expense related to holdback amounts for the Mainsaver, Assist and SFG Technologies acquisitions.

        (h) To reflect (i) the change in income taxes related to pro forma adjustments, and (ii) income taxes on Transnational Partners as if it were a C corporation for federal income tax purposes.

    Advanced Communication Systems Acquisition:

        (i) The unaudited pro forma combined net income (loss) per common share is based upon the weighted average number of common and equivalent shares of our common stock outstanding for each period at an assumed exchange ratio of .7843 of a share of our common stock for each share of Advanced Communication Systems common stock, assuming 9,424,000 shares of Advanced Communication Systems common stock issued and outstanding, which amount includes common stock subject to issued and outstanding stock options. The exchange ratio assumes an average of our stock price of at least $22.95 but less than $25.50, which is the range below which Advanced Communication Systems has the right, subject to conditions, to terminate the merger agreement. The effect of the assumed conversion of our convertible subordinated debentures was antidilutive for all periods presented.

NON-RECURRING CHARGES

    Non-recurring charges represent special acquisition related charges, plus certain costs incurred by DBA in 1997 related to the write-down of certain assets impaired in 1997, and costs incurred by Mainsaver in connection with its 1998 leveraged recapitalization.

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

    TITAN DERIVED THE FOLLOWING INFORMATION FROM ITS AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1994 THROUGH 1998 AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF TITAN AND RELATED NOTES CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR.

    THE SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS DATA FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999 AND THE CONSOLIDATED BALANCE SHEET DATA AS OF SEPTEMBER 30, 1999 ARE UNAUDITED BUT INCLUDE, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, CONSISTING OF ONLY NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF SUCH DATA. RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH MAY BE EXPECTED FOR ANY OTHER INTERIM PERIODS OR FOR THE YEAR AS A WHOLE.

                                                                                                   NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                           ----------------------------------------------------   -------------------
                                             1994       1995       1996       1997       1998       1998       1999
                                           --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $230,611   $244,882   $245,976   $275,923   $303,428   $218,678   $274,059
Cost and expenses:
  Cost of revenues.......................   172,947    189,237    192,657    216,553    232,041    168,816    211,147
  Selling, general and administrative
    expense..............................    35,871     37,513     36,226     36,731     37,553     26,936     32,957
  Research and development expense.......     5,749      6,907      5,023      7,466      5,590      4,025      5,317
  Special acquisition related charges and
    other................................    (1,200)     6,249         --      6,600      9,891      4,553         --
                                           --------   --------   --------   --------   --------   --------   --------
    Total costs and expenses.............   213,367    239,906    233,906    267,350    285,075    204,330    249,421
                                           --------   --------   --------   --------   --------   --------   --------
Operating Profit.........................    17,244      4,976     12,070      8,573     18,353     14,348     24,638
Interest expense.........................    (2,327)    (2,817)    (4,764)    (6,643)    (7,377)    (5,399)    (6,712)
Interest income..........................       389        392        639        872        392        262        585
                                           --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before
  income taxes...........................    15,306      2,551      7,945      2,802     11,368      9,211     18,511
Income tax provision (benefit)...........     5,103        498      2,603      4,184      4,155      3,336      5,553
                                           --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before
  cumulative effect of change in
  accounting principle...................    10,203      2,053      5,342     (1,382)     7,213      5,875     12,958
Cumulative effect of change in accounting
  principle, net.........................        --         --         --         --    (19,474)   (19,474)        --
Loss from discontinued operations, net of
  taxes..................................    (4,024)   (12,942)    (6,326)   (17,930)    (7,444)    (5,617)        --
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss)......................     6,179    (10,889)      (984)   (19,312)   (19,705)   (19,216)    12,958
Dividend requirements on preferred
  stock..................................      (695)      (695)      (803)      (875)      (778)      (605)      (521)
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss) applicable to common
    stock................................  $  5,484   $(11,584)  $ (1,787)  $(20,187)  $(20,483)  $(19,821)  $ 12,437
                                           ========   ========   ========   ========   ========   ========   ========
Basic earnings per share:
    Income from continuing operations....  $   0.31   $   0.04   $   0.14   $  (0.07)  $   0.18   $   0.15   $   0.33
    Cumulative effect of change in
      accounting principle...............        --         --         --         --      (0.56)     (0.56)        --
    Loss from discontinued operations....     (0.13)     (0.42)     (0.20)     (0.54)     (0.21)     (0.16)        --
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss)......................  $   0.18   $  (0.38)  $  (0.06)  $  (0.61)  $  (0.59)  $  (0.57)  $   0.33
                                           ========   ========   ========   ========   ========   ========   ========
    Weighted average shares..............    30,388     30,545     32,068     33,094     34,895     34,614     38,076
                                           ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share:
    Income from continuing operations....  $   0.31   $   0.04   $   0.14   $  (0.07)  $   0.18   $   0.15   $   0.29
    Cumulative effect of change in
      accounting principle...............        --         --         --         --      (0.54)     (0.54)        --
    Loss from discontinued operations....     (0.13)     (0.42)     (0.20)     (0.54)     (0.21)     (0.16)        --
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss)......................  $   0.18   $  (0.37)  $  (0.06)  $  (0.61)  $  (0.57)  $  (0.55)  $   0.29
                                           ========   ========   ========   ========   ========   ========   ========
    Weighted average shares..............    30,388     31,167     32,445     33,094     36,177     36,013     45,732
                                           ========   ========   ========   ========   ========   ========   ========

                                                                                                   NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                           ----------------------------------------------------   -------------------
                                             1994       1995       1996       1997       1998       1998       1999
                                           --------   --------   --------   --------   --------   --------   --------
OTHER DATA:
  Non-recurring charges..................  $     --   $  6,249   $     --   $  9,846   $  9,891   $  4,553   $     --
  EBITDA (1).............................  $ 21,818   $ 17,766   $ 20,114   $ 27,632   $ 35,370   $ 24,278   $ 31,435
  Depreciation and Amortization..........     4,574      6,541      8,044      9,213      7,126      5,377      6,797
  Capital Expenditures...................     7,894     10,869      6,638      6,647      4,038      2,284      5,672
  Ratio of Earnings to Fixed Charges
    (2)..................................       4.2x       1.5x       2.1x       1.3x       2.1x       2.3x       3.1x

                                                                                                            AS OF
                                                                                                         NINE MONTHS
                                                                  AS OF DECEMBER 31,                        ENDED
                                                 ----------------------------------------------------   SEPTEMBER 30,
                                                   1994       1995       1996       1997       1998          1999
                                                 --------   --------   --------   --------   --------   --------------
BALANCE SHEET DATA:
  Cash and equivalents.........................  $  9,447   $  9,477   $  5,719   $ 11,383   $ 11,079      $  4,207
  Investments..................................        --      5,000      9,888         --         --            --
  Working capital..............................    46,184     36,730     62,634    115,779     64,450        91,391
  Property and equipment, net..................    27,333     32,730     29,391     27,666     25,702        28,476
  Total assets.................................   150,424    163,060    193,288    183,703    192,567       293,108
  Total debt...................................    13,915     33,364     54,242     62,200     75,240       130,854
  Stockholders' equity.........................    78,296     71,691     82,279     65,447     50,711        86,837

------------------------------

(1) EBITDA for any relevant period represents earnings before non-recurring special acquisition related charges and other interest, taxes, depreciation and amortization. We have included EBITDA because we understand that it is one measure used by some investors to determine our operating cash flow and historical ability to service our indebtedness. However, other companies in our business may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered by an investor as an alternative to net income or operating income as an indicator of our operating performance or cash flow from operations, or as an alternative to cash flows as a measure of liquidity.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals. The ratio of earnings to combined fixed charges and preferred dividends was 3.8x during 1994, 1.4x during 1995, 2.0x during 1996, 1.3x during 1997, 2.1x during 1998, 2.2x during the nine months ended
    September 30, 1998, and 2.9x during the nine months ended September 30, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included in this offering circular or incorporated in this offering circular by reference. You should carefully read this entire offering circular, including the "Risk Factors" section above and the other risks detailed in this section, before making an investment in the HIGH TIDES.

OVERVIEW AND OUTLOOK

    We are a leading diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded research and development activities since 1981 under contracts totaling in excess of $2 billion, we have accumulated a broad portfolio of technologies, intellectual property and expertise from which we have developed many of our commercial businesses. The core technologies supporting our Titan Scan and Titan Wireless segments were derived from technologies originally developed for government applications. We believe that our government contracts business enhances our technical expertise with sophisticated technologies and facilitates our ability to develop commercial applications. We fund the development of commercial technologies from our technology base both internally as well as in conjunction with partners. In 1996, for example, we contributed the core technology to form Servnow! Nettechnologies, Inc., which is now known as IPivot, Inc. IPivot develops software products that improve the performance of server farms, web sites and software applications. We raised the capital required to fund IPivot from venture capital sources. In November 1999, we received approximately $42 million in cash for our 8.1% equity interest when IPivot was acquired by Intel Corporation. We plan to continue building our technology portfolio, identifying commercial applications and entering into strategic relationships to further our growth.

    We have organized our business into five segments that reflect the specific markets and industries in which we operate:

SEGMENT                                 SEGMENT DECRIPTION
-------                -----------------------------------------------------
Titan Systems          Information technology and communications solutions
                       for defense, intelligence, and other U.S. and allied
                       government agencies

Cayenta Total services provider of comprehensive information technology solutions for its customers' business functions, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management

Titan Scan             Electron beam food pasteurization and medical product
                       sterilization systems and services

Titan Wireless         Satellite communication systems and services which
                       support telephony in developing countries

Emerging Technologies  Development of commercial applications for technologies created by our other business segments through government-sponsored research and development programs

    Each of Titan Systems, Titan Scan and Titan Wireless is a wholly owned subsidiary of ours, and has a management team that has significant relevant experience in the segment's particular business and market area. Consistent with our strategy of aligning management motivation with stockholder interests, each of these wholly owned subsidiaries has its own key employee stock option plan to foster an entrepreneurial environment. We have created stock option plans for each of Titan Systems, Titan Scan and Titan Wireless. As of December 31, 1999, Titan Systems had approximately 13% of its fully diluted common stock that had been reserved for issuance under its plan, and each of Titan Scan and Titan Wireless had approximately 16% of their fully diluted common stock that had been reserved for issuance under their respective plans.

    We control approximately 97% of the voting power of Cayenta through our ownership of 10 million shares of Class B common stock. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. Cayenta has filed a registration statement on Form S-1 for an initial public offering of an as yet undetermined number of shares of its Class A common stock that are estimated to have an aggregate value, excluding the over-allotment option, of $70.0 million. If the proposed offering is completed, the 2,345,000 outstanding shares of Series A preferred stock of Cayenta will convert into Class A common stock of Cayenta. We cannot be certain that Cayenta will be able to complete its offering or complete the offering at the currently expected offering size. We currently expect to retain in excess of 90% of the voting power of Cayenta following its proposed initial public offering. In addition, Cayenta has reserved 2,450,000 shares of Class A common stock under stock option plans. Cayenta has also issued warrants for 495,800 shares of its Class A common stock that have a weighted average exercise price of $13.11 per share.

    TITAN SYSTEMS

    Titan Systems provides and is expected to continue to provide the largest percentage of our consolidated revenues. During the nine months ended
September 30, 1999, Titan Systems had total revenues of $219.5 million, which represented 80.1% of our consolidated revenues for the period. Titan System's revenues have continued to grow internally and through our well-defined strategy of increasing our core competencies through acquiring defense information technology companies as part of the industry consolidation of defense companies. We expect to continue to support this segment's growth through strategic acquisitions.

    On December 9, 1999, we entered into an Agreement and Plan of Merger to acquire Advanced Communication Systems, Inc. in a stock-for-stock, pooling of interest transaction that we expect to close by the end of our first quarter of 2000. Advanced Communication Systems provides communications, information systems and aerospace services and solutions primarily to U.S. government agencies. During the twelve months ended September 30, 1999, Advanced Communication Systems had revenues from government contracts of approximately $199 million. Advanced Communication Systems itself has participated in the industry consolidation and acquired another company in September 1999 in a cash transaction accounted for as a purchase. As of September 30, 1999, Advanced Communication Systems had recorded goodwill of $57.6 million that is being amortized over a period from five to 40 years in connection with its acquisitions. Advanced Communication Systems also expects to record additional goodwill of up to approximately $10 million at December 31, 1999 relating to a potential $10 million earn-out that will be payable in February 2000 in connection with an acquisition it made in 1998. The additional goodwill will be amortized over 40 years.

    During 1999, Titan Systems acquired System Resources Corporation ("System Resources") for a cash purchase price of approximately $35.0 million, subject to certain post-closing working capital adjustments and offsets for indemnification claims, consisting of $33.0 million in cash paid at closing, less a $0.5 million holdback, and $2 million in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000, the one year anniversary of the closing of the transaction. In addition, we agreed to pay the System Resources stockholders one-half of approximately $1.5 million in System Resources receivables aged more than 720 days to the extent that any of those receivables are collected within the two-year period following the closing date. We also retired approximately $10 million in System Resources indebtedness. On July 22nd, Titan Systems also acquired Atlantic Aerospace Electronics Corporation for approximately $18 million, all of which was paid at closing. In addition, we may pay up to $3 million in connection with earn-outs tied to the receipt of specific future contract awards, subject to offsets for indemnification claims. We accounted for both of these acquisitions as purchases and recorded approximately $41 million in goodwill, which is being amortized on a straight-line basis over 40 years.

    During 1998, we completed five acquisitions, DBA Systems, Inc. on February 27th, The Validity Corporation on March 31st, Horizons
Technology, Inc. on June 30th, VisiCom Laboratories, Inc. on August 24th, and Delfin Systems, Inc. on October 23rd. With the exception of the Validity acquisition, each of these mergers was a stock-for-stock transaction accounted for as a pooling of interests. We recorded goodwill of approximately $18 million in connection with the Validity transaction, which is being amortized over 30 years.

    Titan Systems' backlog, including both funded and unfunded backlog, was approximately $621.3 million at September 30, 1999. Titan Systems also had remaining priced options of approximately $207 million at September 30, 1999. If Titan Systems' completes its acquisition of Advanced Communication Systems, it expects a substantial increase in its backlog. At September 30, 1999, Advanced Communication Systems had funded and unfunded backlog of $704.6 million. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur.

    Titan Systems' operating margin is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as by the mix of prime contracts versus subcontracts. Significant portions of Titan Systems' contracts are cost reimbursement contracts, under which Titan Systems is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins are also typically lower. The U.S. government also has awarded Titan Systems fixed-price contracts. Such contracts carry higher financial risks because Titan Systems must deliver the contracted services at a cost below the fixed price in order to earn a profit.

    The following table summarizes the percentage of revenues of Titan Systems attributable to each contract type for the period indicated:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                    -------------------
CONTRACT TYPE                                         1998       1999
-------------                                       --------   --------
Cost Reimbursement................................     49.8%      44.6%
Fixed-Price.......................................     32.0       27.0
Time and Materials................................     18.2       28.4
                                                     ------     ------
                                                      100.0%     100.0%
                                                     ======     ======

The percentage of Advanced Communication Systems' revenues attributable to cost reimbursement contracts was 45.0%, the percentage attributable to fixed-price contracts was 23.0%, and the percentage attributable to time and materials contracts was 32.0%, for the twelve months ended September 30, 1999.

    Revenues on cost reimbursement contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.

    CAYENTA

    During the period between 1995 and January 1999, Cayenta developed its systems integration and software application expertise. In January 1999, Cayenta acquired substantially all of the assets of Transnational Partners II, LLC ("Transnational Partners"), an enterprise application integration consulting company, to broaden its systems integration capabilities and access Transnational Partners' customer base. Cayenta acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of its convertible preferred stock. Cayenta will pay off an additional $2.8 million note that it issued as part of its acquisition of Transnational Partners, plus 7% interest thereon, in February 2000. During late 1999, Cayenta acquired J.B. Systems, Inc., an enterprise asset management company doing business under the name Mainsaver ("Mainsaver"). Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $0.5 million is due in February 2000 and $3.0 million is due in May 2001, plus 7.5% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver. Also during late 1999, Cayenta acquired Assist Cornerstone Technologies, Inc. ("Assist"), an e-commerce solutions and software provider. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, plus 8% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock. Cayenta also acquired SFG
Technologies, Inc. ("SFG Technologies"), a solutions and software provider focusing on revenue cycle services for the utility industry, during the fourth quarter of 1999. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the approximately $2.0 million placed into escrow at the closing, approximately $0.5 million is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock. Cayenta intends to integrate the software and solutions developed by these companies into its total services provider, or TSP, offering.

    In September 1999, together with Sempra Energy's information solutions subsidiary and modis, an application integrator, Cayenta established Soliance, LLC, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers.

    Cayenta has historically derived its revenues from its application integration and consulting services and from sales of its proprietary software solutions. Cayenta provides its services primarily on a fixed-time, fixed-price basis and, to a lesser extent, on a time and materials basis. Under its fixed-time, fixed-price contracts, Cayenta recognizes revenues on a percentage of completion basis. Cayenta's fixed-time, fixed-price contracts usually require an advance payment from its customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under its time and materials contracts, Cayenta is paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the nine months ended September 30, 1999, Cayenta's revenues from fixed-time, fixed-price contracts represented 66% of its actual revenues and its revenues from time and materials contracts represented 34% of its actual revenues. Each of Mainsaver, Assist and SFG Technologies recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract and recorded as deferred revenues until recognized.

    As Cayenta expands the portion of its business that is based on its TSP offering, Cayenta intends to enter into contracts with terms of between three and five years. Cayenta expects revenues from its TSP offering to consist of periodic recurring fees from ongoing services that will be recognized ratably over the applicable contract's term. In addition, Cayenta expects to receive application integration and consulting fees that will be recognized in accordance with its revenue recognition policies discussed above.

    Historically, Cayenta's interest expense has related to borrowings from us to fund its acquisitions and working capital requirements. As of January 21, 2000, Cayenta owed approximately $54.0 million to us under a credit facility on which Cayenta will make quarterly interest payments at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. Cayenta may not use the proceeds of its proposed initial public offering to pay amounts outstanding under its credit facility with us.

    Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta has recorded deferred compensation related to these option grants in an aggregate amount of $155,000 through September 30, 1999. As of September 30, 1999, there are 628,000 options outstanding that are subject to this buyback provision, for which Cayenta expects to record deferred compensation expense equal to the difference between these options' exercise price of $0.36 per share and the price per share in the proposed initial public offering multiplied by all 628,000 options. Cayenta also issued 245,000 options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of $514,000 and will amortize this deferred charge to expense over the four-year vesting period of these options. We expect that there will be an additional charge related to deferred compensation at the time the initial public offering closes, and that this charge may be material.

    If Cayenta completes its proposed initial public offering, Cayenta expects to incur operating losses as it invests in the further development of its total services provider, or TSP, offering. Cayenta expects its selling, general and administrative expenses to increase significantly as it expands its recruiting efforts, further develops and launches its TSP offering, initiates its branding campaign, increases its direct sales staff and builds its administrative infrastructure. Cayenta also expects its research and development expenses to increase as it integrates recently acquired software into, and further develops, its TSP offering.

    TITAN SCAN

    Titan Scan currently derives primarily all its revenues from providing turnkey medical product sterilization systems for use at a customer's own facility and from providing medical product sterilization services at Titan-owned facilities in San Diego and Denver. Titan Scan's San Diego and Denver facilities currently run seven days per week, perform sterilization services for an average of 19 hours per day, and have performed over 100,000 hours of contract sterilization services.

    Titan Scan currently derives a small portion of its revenues, and in the future expects to derive significant revenues, from providing electron beam food pasteurization services using our SureBeam technology. In December 1999, the U.S. Department of Agriculture ("USDA") issued regulations setting forth guidelines for the irradiation of meats. In anticipation of these regulations, Titan Scan built, at Cloverleaf Cold Storage's facility in Sioux City, Iowa, the first electron beam food pasteurization facility in the United States. In addition, Titan Scan entered into multiyear arrangements with many of the major poultry and meat providers in the United States, including Cargill, IBP, Tyson Foods, Emmpak and Huisken Meats, among others. Titan Scan's multiyear arrangements with its customers generally provide that Titan Scan will be the exclusive provider of electronic pasteurization services whenever these companies elect to use pasteurization technology. Our Sioux City, Iowa facility became operational in December 1999 and once at full capacity will be able to pasteurize in excess of 250 million pounds of product annually. In January 2000, Titan Scan agreed to build a second facility in Arkansas with a strategic partner. The strategic partner will form a new entity to operate the SureBeam system, and Titan Scan will own a minority interest in the new entity. The facility is scheduled to become operational in December 2000. Also in January 2000, Titan Scan announced that it had sold a SureBeam system to Japan's Mitsubishi Corp. that is expected to be fully operational by the first quarter of 2001. In connection with the sale, Mitsubishi will form a new entity to operate the SureBeam system, which is expected to be initially used for medical product sterilization, Titan Scan will hold an equity interest in the new entity, and Mitsubishi will market Titan Scan's SureBeam technology in Japan. We cannot be certain that consumers will accept irradiated foods and that meat and poultry providers and producers will begin to use our pasteurization services. We also cannot guarantee the volume of beef or poultry that meat and poultry providers and producers will elect to have electronically pasteurized.

    Together with a strategic partner, we are currently building a facility in Hilo, Hawaii that will use our SureBeam technology for the disinfestation of fruits and vegetables produced in Hawaii. Titan Scan will receive revenues from the installation of our system in the plant and has an option to purchase a less than 20% minority equity interest in the entity operating the facility, which will receive revenues from disinfestation services. We cannot be certain that the facility will attain market acceptance or generate significant revenues that will be realized by Titan Scan through profit allocations if Titan Scan exercises its option to purchase an equity interest in the entity operating the facility.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patent for our SureBeam technology. The action attacks the validity of our patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operation by reducing the growth of our Titan Scan business segment and preventing us from generating the revenues that we expect from food pasteurization.

    With respect to equipment sales, we recognize revenue on a percentage of completion basis. Service revenues are recognized as the related services are performed.

    If irradiated foods gain market acceptance, Titan Scan expects that its revenues from pasteurization services would increase significantly. Depending upon market demand, Titan Scan may build additional food pasteurization facilities, which would increase its level of capital expenditures.

    TITAN WIRELESS

    Titan Wireless develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products to support telephony in developing countries for government and commercial customers worldwide. Titan Wireless's technology relies heavily on our Demand Assigned Multiple Access, or DAMA, technology, which enables more cost-effective and efficient use of satellite transmission capacity by allowing each ground terminal in a satellite network to communicate with any other terminal in the network.

    To date, Titan Wireless's revenues have been generated primarily through the sale of products to commercial carriers of telephony services. Titan Wireless is increasingly seeking to generate recurring service revenues from the telephony systems it installs, and intends to derive at least 50% of all future revenues from providing telecommunications services. In 1999, Titan Wireless formed Sakon LLC with

Sakon Corporation to provide carrier, direct dial telephony and enhanced communications services in certain developing countries. In November 1999, Titan Wireless formed a strategic relationship with Telecel International Limited, a large wireless communications service provider to the African continent, to provide satellite-based telecommunications services in Africa.

    Titan Wireless also owns a 50% equity interest in Titan Africa, Benin, which is building a satellite-based telephone system for Benin's national telephone company. Titan Wireless, the prime contractor for the project, will install the major satellite hub, the Very Small Aperture Terminal hardware, the billing system and network control system. Alcatel of France is a major subcontractor to Titan Wireless on this project, and will handle the delivery, installation and integration of the digital cellular system, wireless local loop, fiber optic system and primary hub switching technology of the system. Titan Wireless will build out the entire system, which is expected to be completed in 2001, co-operate the system with the national telephone company for approximately eight years, and then transfer the operations to the national telephone company. A majority of the build-out costs under this contract will be subcontract costs payable by Titan Wireless to Alcatel. Titan Wireless's operating margin on work performed by subcontractors is substantially lower than its operating margin on work it performs itself. In addition to realizing revenue and profit on the equipment portion of the project, Titan Wireless will share in the revenue and profit generated by the system while it is co-operating the system.

    With respect to systems sales, we recognize revenue on a percentage of completion basis. For equipment sales, we recognize revenue on shipment. Service revenues are recognized as the related services are performed. As Titan Wireless increases the number of developing countries in which it provides international long distance telecommunications, Titan Wireless expects its revenues and operating income to increase.

    EMERGING TECHNOLOGIES.

    This segment's operating activities consist primarily of the ImagClear 5000 fingerprint digitization system business, our truck and train tracking and monitoring system business and other early stage commercial businesses, including businesses in which we have less than a 20% equity interest. Emerging Technologies pursues commercial applications for technologies originally developed in our Titan Systems' segment or developed by defense companies we have acquired.

    In November 1999, we received approximately $42 million in cash for our 8.1% equity interest in IPivot, Inc., which was acquired by Intel Corporation. IPivot develops software products that improve the performance of server farms, web sites and software applications. In 1996, we contributed the core technology to form Servnow! Nettechnologies, Inc., which later changed its name to IPivot. IPivot was one of the businesses contained in our Emerging Technologies segment.

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                                    (IN THOUSANDS)              (IN THOUSANDS)
                                            ------------------------------   ---------------------
CONSOLIDATED FINANCIAL DATA                   1996       1997       1998       1998        1999
---------------------------                 --------   --------   --------   ---------   ---------
                                                                                  (UNAUDITED)
Revenues..................................  $245,976   $275,923   $303,428   $218,678    $274,059

Cost of revenues..........................   192,657    216,553    232,041    168,816     211,147

Selling, general and administrative.......    36,226     36,731     37,553     26,936      32,957

Research and development..................     5,023      7,466      5,590      4,025       5,317

Special acquisition related charges and
  other...................................        --      6,600      9,891      4,553          --
                                            --------   --------   --------   --------    --------

Operating profit..........................    12,070      8,573     18,353     14,348      24,638

Interest expense, net.....................     4,125      5,771      6,985      5,137       6,127

Income tax provision......................     2,603      4,184      4,155      3,336       5,553

Cumulative effect of change in accounting
  principle, net..........................        --         --    (19,474)   (19,474)         --

Loss from discontinued operations, net....    (6,326)   (17,930)    (7,444)    (5,617)         --
                                            --------   --------   --------   --------    --------

Net income (loss).........................  $   (984)  $(19,312)  $(19,705)  $(19,216)   $ 12,958
                                            ========   ========   ========   ========    ========

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                            ------------------------------   ---------------------
AS A PERCENTAGE OF REVENUES                   1996       1997       1998       1998        1999
---------------------------                 --------   --------   --------   ---------   ---------
Revenues..................................     100.0%     100.0%     100.0%     100.0%      100.0%

Cost of revenues..........................      78.4       78.5       76.5       77.2        77.0

Selling, general and administrative.......      14.7       13.3       12.4       12.3        12.0

Research and development..................       2.0        2.7        1.8        1.8         1.9

Special acquisition related charges and
  other...................................        --        2.4        3.3        2.1          --
                                            --------   --------   --------   --------    --------

Operating profit..........................       4.9        3.1        6.0        6.6         9.0

Interest expense, net.....................       1.7        2.1        2.3        2.3         2.2

Income tax provision......................       1.1        1.5        1.4        1.5         2.0

Cumulative effect of change in accounting
  principle, net..........................        --         --      (6.4)      (8.9)          --

Loss from discontinued operations, net....     (2.6)      (6.5)      (2.4)      (2.5)          --
                                            --------   --------   --------   --------    --------

Net income (loss).........................     (0.4)      (7.0)      (6.5)      (8.8)         4.7
                                            ========   ========   ========   ========    ========

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                                    (IN THOUSANDS)              (IN THOUSANDS)
                                            ------------------------------   ---------------------
                                              1996       1997       1998       1998        1999
                                            --------   --------   --------   ---------   ---------
                                                                                  (UNAUDITED)
SEGMENT FINANCIAL DATA:

TITAN SYSTEMS
  Revenues................................  $211,124   $225,686   $259,442   $188,366    $219,545
  Operating profit........................    18,770      8,361     25,270     18,356      21,604

TITAN SOFTWARE SYSTEMS
  Revenues................................    18,505     17,374     21,470     13,242      29,330
  Operating profit (loss).................      (137)     4,580      5,137      3,232       6,173

TITAN SCAN
  Revenues................................     7,930      8,254     11,184      8,049       9,985
  Operating profit (loss).................      (390)      (204)     1,121        503       1,668

TITAN WIRELESS
  Revenues................................     3,430     18,405      6,717      6,004       9,885
  Operating profit (loss).................    (5,421)    (1,074)    (6,732)    (3,057)      1,656

EMERGING TECHNOLOGIES AND BUSINESSES
  Revenues................................     4,987      6,204      4,615      3,017       5,314
  Operating profit (loss).................      (209)      (286)        34       (235)        732

CORPORATE/OTHER...........................      (543)    (2,804)    (6,477)    (4,451)     (7,195)
                                            --------   --------   --------   --------    --------
TOTAL REVENUES............................  $245,976   $275,923   $303,428   $218,678    $274,059

TOTAL OPERATING PROFIT....................  $ 12,070   $  8,573   $ 18,353   $ 14,348    $ 24,638

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                            ------------------------------   ---------------------
                                              1996       1997       1998       1998        1999
                                            --------   --------   --------   ---------   ---------
SEGMENT REVENUES AS A PERCENTAGE OF TOTAL
  REVENUES:
TITAN SYSTEMS.............................      85.9%      81.8%      85.5%      86.1%       80.1%

TITAN SOFTWARE SYSTEMS....................       7.5%       6.3%       7.1%       6.1%       10.7%

TITAN SCAN................................       3.2%       3.0%       3.7%       3.7%        3.6%

TITAN WIRELESS............................       1.4%       6.7%       2.2%       2.7%        3.6%

EMERGING TECHNOLOGIES AND BUSINESSES......       2.0%       2.2%       1.5%       1.4%        1.9%
                                            --------   --------   --------   --------    --------

                                               100.0%     100.0%     100.0%     100.0%      100.0%
                                            ========   ========   ========   ========    ========

    Historically, we operated our business in five segments--Information Technologies, Software Systems, Medical Sterilization and Food Pasteurization, Communications Systems and Emerging Technologies and Businesses. We have renamed three of our five historical segments as follows: Information Technologies has been renamed Titan Systems, Medical Sterilization and Food Pasteurization has been renamed Titan Scan and Communications Systems has been renamed Titan Wireless. All of our segments are comprised of multiple operating entities.

RESULTS OF OPERATIONS

REVENUES

    CONSOLIDATED. Revenues increased from $218.7 million for the nine months ended September 30, 1998 to $274.1 million for the nine months ended September 30, 1999.

    TITAN SYSTEMS. Titan Systems' revenues increased from $188.4 million for the nine months ended September 30, 1998 to $219.5 million for the nine months ended September 30, 1999. This increase was due primarily to revenues generated as a result of the acquisitions of Validity, System Resources and Atlantic Aerospace and increased subcontract revenues and to a lesser degree due to internal growth experienced by several of the information technologies and systems businesses. These increased revenues were partially offset by reduced shipments of certain defense communications products.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues increased from $13.2 million for the nine months ended September 30, 1998 to $29.3 million for the nine months ended September 30, 1999. This growth resulted primarily from a significant new contract with a customer that accounted for $9.8 million in revenues in the period and $8.3 million in revenues contributed by the Transnational Partners business that was acquired in January 1999.

    TITAN SCAN. Titan Scan's revenues increased from $8.0 million for the nine months ended September 30, 1998 to $10.0 million for the nine months ended September 30, 1999. This increase primarily relates to the completion of two medical sterilization systems during the second quarter of 1999, and to increased utilization at the San Diego and Denver contract medical sterilization facilities and at the medical sterilization facility in the Dominican Republic that we operate for Baxter Corporation.

    TITAN WIRELESS. Titan Wireless's revenues increased from $6.0 million for the nine months ended September 30, 1998 to $9.9 million for the nine months ended September 30, 1999. The increase in revenues was due principally to revenues recorded on its contract to provide a telecommunications system in Benin, Africa, and to a lesser extent, due to revenues related to the launching of long distance service in El Salvador and Cameroon. Also included in revenues for the nine months ended September 30, 1999 is $1.5 million reflecting the collection of a portion of receivables from PT. Pasifik Satelit Nusantara ("PSN"), for which we had previously provided a valuation allowance against the amounts outstanding.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased from $3.0 million for the nine months ended September 30, 1998 to $5.3 million for the nine months ended September 30, 1999. This increase was due primarily to increased shipments of fingerprint digitization systems.

SELLING, GENERAL AND ADMINISTRATIVE

    Our selling, general and administrative expenses ("SG&A") increased from $26.9 million for the nine months ended September 30, 1998 to $33.0 million for the nine months ended September 30, 1999. SG&A, as a percentage of revenue, decreased slightly from 12.3% for the nine months ended September 30, 1998 to 12.0% for the nine months ended September 30, 1999. This decrease resulted primarily from the cost reduction measures implemented in our Titan Systems segment.

RESEARCH AND DEVELOPMENT

    Research and development costs ("R&D") increased from $4.0 million for the nine months ended September 30, 1998 to $5.3 million for the nine months ended September 30, 1999. These increases were due to the increased level of R&D spending in the Titan Systems segment, specifically related to imaging products. We anticipate that the level of R&D spending will continue to increase for the remainder of fiscal 1999 and through fiscal 2000 across all of our core business segments.

OPERATING PROFIT

    CONSOLIDATED. Our operating profit increased from $14.3 million for the nine months ended September 30, 1998 to $24.6 million for the nine months ended September 30, 1999. This increase was due primarily to the increased revenues noted above and a special charge for merger-related and other expenses of $4.6 million included in operating results for the nine months ended September 30, 1998.

    TITAN SYSTEMS. Titan Systems' operating profit increased from $18.4 million for the nine months ended September 30, 1998 to $21.6 million for the nine months ended September 30, 1999. This increase was due primarily to the increased revenues noted above. Included in Titan Systems' results of operations for the nine months ended September 30, 1998 are special acquisition related charges of $3.4 million and $0.4 million related to costs incurred to file a registration statement with the Securities and Exchange Commission ("SEC"). Excluding these special charges, operating income decreased $0.6 million from $22.2 million in the nine months ended September 30, 1998 to $21.6 million in the same period in 1999. One time credits in the nine months ended
September 30, 1998 resulted in higher than normal operating profit margins. In addition, a change in product and service revenue mix, an increase in lower margin subcontract revenue volumes, and increased R&D expenditures for certain imaging and defense satellite communications products also resulted in lower operating margins during the nine months ended September 30, 1999. The impact of the change in revenue mix and increased R&D investment was partially offset by credits related to favorable determinations from certain government agencies.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' operating profit increased from $3.2 million for the nine months ended September 30, 1998 to $6.2 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above.

    TITAN SCAN. Titan Scan's operating profit increased from $0.5 million for the nine months ended September 30, 1998 to $1.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above.

    TITAN WIRELESS. Titan Wireless's operating results improved from an operating loss of $3.1 million for the nine months ended September 30, 1998 to an operating profit of $1.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above. Titan Wireless's operating results for the nine months ended September 30, 1999 include $2.1 million reflecting the collection of a portion of receivables from PSN, for which we had previously provided a valuation allowance against the amounts outstanding. Titan Wireless's operating results for the nine months ended September 30, 1998 include special charges of $0.4 million related to costs incurred in connection with a withdrawn registration statement.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results improved from an operating loss of $0.2 million for the nine months ended September 30, 1998 to an operating profit of $0.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increased revenues noted above.

INTEREST EXPENSE, NET

    Our net interest expense increased from $5.1 million for the nine months ended September 30, 1998 to $6.1 million for the nine months ended
September 30, 1999. This increase resulted primarily from increased borrowings under our bank credit facility, principally in connection with our acquisitions of System Resources and Atlantic Aerospace.

INCOME TAXES

    Our income tax provision decreased from a 36% effective rate for the nine months ended September 30, 1998 to a 30% effective rate for the nine months ended September 30, 1999. The higher rate for the nine months ended
September 30, 1998 was due primarily to the inability to offset losses of certain acquired entities with income of other entities. We expect our effective income tax rate to remain stable in the foreseeable future at an approximate rate of 30% to 34%.

NET INCOME (LOSS)

    We reported net income of $13.0 million for the nine months ended
September 30, 1999 compared to a net loss of $19.2 million for the nine months ended September 30, 1998. Included in the results for the nine months ended September 30, 1998 is a special pre-tax charge for merger-related and other expenses of $4.6 million. Included in the results for the nine months ended September 30, 1998 are losses from discontinued operations of $5.6 million. In addition, we adopted Statement of Position ("SOP") 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUES

    CONSOLIDATED. Our consolidated revenues increased from $246.0 million in 1996 to $275.9 million in 1997 and from $275.9 million in 1997 to $303.4 million in 1998. Increased revenues were reported in the Titan Systems, Software Systems and Titan Scan segments in 1998. Revenue growth in 1998 was primarily attributable to the impact of acquisitions made and integrated into our Titan Systems segment, work performed on new business in the Software Systems segment, and the near-completion of two SureBeam systems in the Titan Scan segment. Revenue growth in 1997 was primarily attributable to revenues generated by Eldyne, Inc. and Unidyne Corporation, which integrate, install and maintain information systems on U.S. ships and submarines and we acquired in May 1996 and integrated into Titan Systems, as well as increased deliveries of telephony units and Mini-DAMA units in our Titan Wireless and Titan Systems segments.

    TITAN SYSTEMS. Titan Systems' revenues increased from $211.1 million in 1996 to $225.7 million in 1997 and from $225.7 million in 1997 to $259.4 million in 1998. The increase in 1998 primarily relates to $23.0 million of revenue generated from Validity, which was purchased in March 1998, and to a lesser degree, revenues related to a claim with the U.S. government for work performed in a prior year, increased shipments of Mini-DAMA units and increased sales volume of certain VisiCom products. The increased revenue in 1997 was primarily related to a full-year's revenues generated from Eldyne and Unidyne, which were acquired in May 1996, increased shipments of Mini-DAMA units and increased revenues generated under a contract awarded to DBA in 1996.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues decreased from $18.5 million in 1996 to $17.4 million in 1997 and increased from $17.4 million in 1997 to $21.5 million in 1998. The increase in 1998 resulted primarily from several new customers and from increased revenues from one federal agency which accounted for approximately $6.8 million, $8.9 million and $11.2 million of Software Systems' revenues during 1996, 1997 and 1998, respectively, partially offset by a reduction in revenues from a major telecommunications customer. The decline in 1997 resulted primarily from reduced demand from the latter customer, substantially offset by increased revenues from several new and existing customers. Cayenta expects to diversify its customer base as it expands its sales and marketing efforts and further develops and launches its TSP offering.

    TITAN SCAN. Titan Scan's revenues increased from $7.9 million in 1996 to $8.3 million in 1997 and from $8.3 million in 1997 to $11.2 million in 1998. The increase in 1998 is a result of revenue recognized, using the percentage-of-completion method of accounting, for two turnkey sterilization systems which were ordered by customers in late 1997 and substantially completed in 1998. Increased processing of medical products at our two medical sterilization facilities also contributed to this revenue growth. Revenues in 1997 were also favorably impacted by increased processing of medical products as well as the sale of our turnkey sterilization systems to Guidant Corporation and Baxter Healthcare.

    TITAN WIRELESS. Titan Wireless's revenues increased from $3.4 million in 1996 to $18.4 million in 1997 and decreased from $18.4 million in 1997 to $6.7 million in 1998. The decline in 1998 revenues was due primarily to the decreased shipments made on our contract with PSN for telephony units in Indonesia. The revenue increase in 1997 primarily reflected the fulfillment of our initial contract with PSN for telephony units and increased market acceptance for certain of our modem and networking products.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased from $5.0 million in 1996 to $6.2 million in 1997 and decreased from $6.2 million in 1997 to $4.6 million in 1998. The decline in 1998 was due primarily to the wind-down of our environmental consulting business during the first quarter of 1998, partially offset by increased sales volume of our fingerprint digitization systems. The increase in 1997 revenues was due to increased sales volume of fingerprint digitization systems.

SELLING GENERAL AND ADMINISTRATIVE

    Our SG&A expenses increased from $36.2 million in 1996 to $36.7 million in 1997 and from $36.7 million in 1997 to $37.6 million in 1998. SG&A, as a percentage of revenues, decreased from 14.7% in 1996 to 13.3% in 1997 and from 13.3% in 1997 to 12.4% in 1998. The reductions in 1997 and 1998 reflect the impact of cost reduction measures as well as economies of scale and efficiencies that have been achieved. In addition, we have eliminated many duplicate functions and costs as part of our process of integrating certain of our acquired businesses. In early 1997, we implemented a streamlining process of our administrative functions. This process focused on eliminating redundancies, and resulted in increased efficiencies, reduced infrastructures, and, ultimately, reduced costs. This process continued throughout 1998, and we intend to continue it.

RESEARCH AND DEVELOPMENT

    Our R&D expenses increased from $5.0 million in 1996 to $7.5 million in 1997 and decreased from $7.5 million in 1997 to $5.6 million in 1998. The reduced level of R&D expenditures in 1998 primarily reflects the completion of certain development and certification efforts of certain defense communications products within our Titan Systems segment which were substantially completed in 1997. The increase in 1997 was due primarily to these development and certification efforts that were completed in 1998, certain of which took longer than expected to complete.

OPERATING PROFIT

    CONSOLIDATED. Our operating profit decreased from $12.1 million in 1996 to $8.6 million in 1997 and increased from $8.6 million in 1997 to $18.4 million in 1998. Our operating profits have been significantly impacted by a number of factors in each of 1996, 1997 and 1998. The 1998 operating results include a charge of $9.9 million primarily related to the direct transaction costs incurred on the Delfin, VisiCom, Horizons and DBA mergers, and to a lesser degree certain costs incurred to integrate these businesses into us, as well as certain integration costs incurred in other business segments. The 1997 operating results include a charge of $9.8 million related primarily to provisions taken to reflect certain asset impairments and an estimated environmental liability pertaining to a DBA manufacturing facility which is held for sale. The 1996 operating performance reflects our continuing investment in and funding of our commercial ventures.

    TITAN SYSTEMS. Titan Systems' operating profit decreased from $18.8 million in 1996 to $8.4 million in 1997 and increased from $8.4 million in 1997 to $25.3 million in 1998. The 1998 operating income includes a charge of $7.2 million related to $6.8 million of special acquisition and integration related charges principally comprised of direct transaction and integration costs incurred by us in conjunction with the mergers of DBA, Horizons, VisiCom and Delfin and $0.4 million of costs incurred to file a registration statement with the SEC which was ultimately withdrawn. The 1997 operating income includes charges of $9.8 million related to the write down of property held for sale, an estimated environmental liability for DBA, which we acquired during 1998 and for which we recorded a special charge of $3.0 million during 1997, and certain other asset write-downs recorded in connection with the acquisition of DBA. Excluding the impact of these charges, Titan Systems' operating income decreased from $18.8 million in 1996 to $18.2 million in 1997 and increased from $18.2 million in 1997 to $32.5 million in 1998, primarily from the increased revenues discussed above, as well as from certain cost reduction efforts taken during 1997 and 1998.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' operating profit improved from an operating loss of $0.1 million in 1996 to an operating profit of $4.6 million in 1997 and from an operating profit of $4.6 million in 1997 to an operating profit of $5.1 million in 1998. The 1998 increase in operating performance reflects the impact of the increased revenues discussed above. The 1997 results reflect the impact of cost reductions achieved, offset somewhat by additional costs associated with a negotiated conclusion of certain contracts. The 1996 operating loss was due primarily to reduced sales from the previously mentioned telecommunications customer, the timing of corresponding decreases in SG&A, and additional costs associated with the aforementioned conclusion of contracts.

    TITAN SCAN. Titan Scan's operating results improved from an operating loss of $0.4 million in 1996 to an operating loss of $0.2 million in 1997 and from an operating loss of $0.2 million in 1997 to an operating profit of $1.1 million in 1998. This improvement was primarily due to the increase in revenues mentioned above.

    TITAN WIRELESS. Titan Wireless's operating results improved from an operating loss of $5.4 million in 1996 to an operating loss of $1.1 million in 1997 and worsened from an operating loss of $1.1 million in 1997 to an operating loss of $6.7 million in 1998. The 1998 operating results include special charges of $2.4 million including pre-operating and start-up costs of $0.5 million related to the Titan Africa, Benin operation, $1.4 million related to employee termination and retention costs related to the reorganization of this business, as well as approximately $0.5 million related to costs incurred to file a registration statement with the SEC which was ultimately withdrawn. Excluding the impact of these charges, operating loss, as adjusted, was $4.3 million in 1998 compared to an operating loss of $1.1 million in 1997 and an operating loss of $5.4 million in 1996. The increase in operating loss in 1998 was attributable to the decline in revenues noted above. Operating performance improved in 1997 from 1996 due primarily to increased revenues combined with decreased SG&A and R&D expenses as a percentage of revenues.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results declined from an operating loss of $0.2 million in 1996 to an operating loss of $0.3 million in 1997 and improved from an operating loss of $0.3 million in 1997 to an operating profit of $0.03 million in 1998. The improved operating results in 1998 were due primarily to the increase in revenues discussed above.

INTEREST EXPENSE, NET

    Our net interest expense increased from $4.1 million in 1996 to $5.8 million in 1997 and from $5.8 million in 1997 to $7.0 million in 1998. Net interest expense has increased over 1996, 1997 and 1998, primarily as a direct result of the increased level of our borrowings, primarily to fund the growth in the various segments. In 1998 and 1997, the principal component of interest expense was related to our convertible senior subordinated debentures, substantially all of which had been converted into our common stock by the end of the fourth quarter of 1999. In 1996, the principal component of interest expense was related to our borrowings under our bank lines of credit. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $28.9 million at a weighted average interest rate of 7.7% during 1998, $10.8 million at a weighted average interest rate of 8.1% during 1997, and $12.3 million at a weighted average interest rate of 8.2% during 1996. Also included in interest expense is interest on our deferred compensation and retiree medical obligations. Interest expense related to these items was $0.9 million for 1998, $0.8 million for 1997 and $0.8 million for 1996.

INCOME TAXES

    Income taxes reflect effective rates of 37% in 1998, 149% in 1997 and 33% in 1996. The difference between the actual provision and the effective rate (based on the United States statutory tax rate) in 1998 and 1996 was due primarily to state income taxes. The increased rate in 1997 was due primarily to significant non-deductible expenses which were recorded for financial reporting purposes, as well as the inability to offset losses of certain acquired entities with income of other entities. We anticipate that our effective income tax rate will remain stable in the foreseeable future at an approximate rate of 30% to 34%.

NET LOSS

    Our reported net loss increased from $1.0 million in 1996 to $19.3 million in 1997 and from $19.3 million in 1997 to $19.7 million in 1998. Included in the net losses for 1996, 1997 and 1998 are net losses from discontinued operations of $6.3 million, $17.9 million and $7.4 million, respectively, relating to our winding down of our access control systems and broadband communications businesses as well as operations discontinued by certain of the companies acquired by us during 1998. In addition, we adopted Statement of Position (SOP) 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

    During the nine months ended September 30, 1999, we used $8.7 million for the operating requirements of continuing operations. Cash of $50.9 million was used for our acquisitions of Transnational Partners, System Resources and Atlantic Aerospace and cash used for discontinued operations was $5.8 million. Cash was provided primarily by borrowings under our line of credit of $76.9 million.

    We have a receivable of approximately $3.9 million from our Indonesian customer, PSN, due on September 30, 2000, which accrues interest at 10% per annum. At any time prior to the payment of the obligation in full, we may elect to convert all or a portion of the principal and interest due into common stock of PSN, based on its then current market value. In addition, if PSN sells any of its interest in its wholly-owned subsidiary, subject to other third party obligations, PSN is required to immediately pay to us the lesser of the $3.9 million or the total amount of the outstanding balance owed to us. In the event that PSN obtains financing from additional sources, the payment terms of its obligations to us will be renegotiated at that time. Titan has received payments from PSN in accordance with the negotiated payment terms.

    On June 9, 1999, in conjunction with the acquisition of System Resources, our bank syndicate, with The Bank of Nova Scotia as the administrative agent, amended and increased our existing credit facility. The revised credit facility, totaling $190 million, includes a $55 million line of credit for working capital and general corporate purposes, $60 million ($25 million original and $35 million new facility) in lines of credit dedicated to acquisitions and a $75 million term loan. The credit facility is secured by substantially all of the assets of Titan. Quarterly repayment schedules are in increasing percentages over 4 years beginning September 1999 for the $25 million original portion of the acquisition line and June 2000 for the $35 million new portion of the acquisition line. The $75 million term loan is to be repaid quarterly at .25% of original principal beginning September 30, 1999 through September 29, 2004 and at 23.75% thereafter until the final payment at maturity on June 9, 2005. We have the option to borrow at the bank's base rate plus a margin of 2% or at LIBOR plus a margin of 3% on the $75 million term loan. Margins applicable to the remaining lines are based on the ratio of total debt to earnings before interest, taxes, depreciation and amortization, or EBITDA. As of January 21, 2000, we had approximately $141 million of indebtedness outstanding under this credit facility.

    We have received a commitment letter from Credit Suisse First Boston, New York branch, pursuant to which Credit Suisse First Boston, New York branch, has agreed, subject to the terms and conditions set forth in the commitment letter, to provide a new credit facility to us. We expect to replace our existing credit facility with this new credit facility, which we anticipate will be secured by substantially all of our and our subsidiaries' assets and guaranteed by substantially all of our subsidiaries. Credit Suisse First Boston, a New York branch, has committed to provide a senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, a senior secured term loan facility in an aggregate principal amount of $75 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility would mature on the sixth anniversary of the closing date of the new credit facility, and amortize as follows: 2.5% quarterly in year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility and 7.5% quarterly in year six of the credit facility. Loans made under the term loan facility would mature on the seventh anniversary of the closing date of the new credit facility, and amortize as follows: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for year seven of the credit facility. Under each of the term loan facilities and the revolving facility, we would have the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA. We expect that the definitive documentation for the new credit facility would also contain, among others, financial covenants that set maximum debt to EBITDA limits and require us to maintain minimum interest and fixed charge coverages and levels of net worth. We cannot guarantee that we will be able to enter into satisfactory definitive documentation for, and ultimately access, the new credit facility described above. We expect to use borrowings of approximately $77 million under our new credit facility to repay existing indebtedness of Advanced Communications Systems when we close the acquisition and to pay certain acquisition-related expenses.

    In November 1999, we received approximately $42 million in cash for our 8.1% equity interest in IPivot, Inc. when IPivot was acquired by Intel Corporation. IPivot develops software products that improve the performance of server farms, web sites and software applications, and was one of the businesses in our Emerging Technologies segment. In 1996, we formed Servnow! Nettechnologies, Inc., which later changed its name to IPivot, and contributed its core technology. We are entitled to receive up to approximately $3 million in additional purchase price upon expiration of the escrow arrangements for this transaction.

    During the fourth quarter of 1999, Cayenta acquired Mainsaver, Assist and SFG Technologies to further develop its TSP offering. Cayenta paid cash at the closings for these acquisitions of approximately $39.1 million, which went to the applicable sellers as well as to retire outstanding indebtedness and redeem outstanding redeemable preferred stock of the entities acquired.

    After deducting the commissions to the initial purchasers that we have agreed to pay on behalf of the trust, and other offering expenses, we estimate that we will receive net proceeds of $193 million from the sale of the debentures to the trust, or $241.5 million if the over-allotment option of the initial purchasers is exercised in full. We will be required to make a repurchase offer for up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities if our acquisition of Advanced Communication Systems does not close on or prior to March 31, 2000. We will dedicate 50% of the proceeds from the sale of debentures to the trust, plus an amount equal to 2.5% of that portion of those proceeds, to fund the repurchase offer, and use the remaining net proceeds to

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
repay indebtedness outstanding under our existing credit facility. If our acquisition of Advanced Communication Systems closes on or prior to March 31, 2000, we will use the proceeds from the sale of debentures to the trust that otherwise would have been used to fund the repurchase offer for general corporate purposes, including funding of our working capital requirements. In addition, a portion of these proceeds also may be used to acquire or invest in complementary businesses, technologies and products.

    Funding for the advancement of our strategic goals, including acquisitions and continued investment in targeted commercial businesses and start-up ventures, is expected to continue. We plan to finance these requirements from a combination of sources, which include cash generation from our core businesses, our new credit facility as described above and other available cash sources. Management believes that the combination of net proceeds from this offering, amounts available under the new credit facility and cash flow expected to be generated from our operations will be sufficient to fund planned investments and working capital requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. Any additional issuance of equity or equity-linked securities may result in substantial dilution to our stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations, specifically the increased investment required in fiscal 2000 to further grow its commercial businesses, and the financing sources available to achieve our goals in each business area.

YEAR 2000 READINESS DISCLOSURE

    We implemented a Year 2000 compliance program to address our current hardware and software products and development tools and all of our major computing information systems networks, desktop systems and infrastructure. In addition, we contacted business associates such as our third party vendors, business partners, contractors and service providers to assess their level of readiness. We estimate that the cost of moving business units to new systems will ultimately range from $1.0 million to $2.0 million. We do not expect to experience any material disruptions or other problems relating to the Year 2000 rollover in the operation of our internal hardware and software systems. As a result of prior assessments, we do not expect our current products or services to have material Year 2000 issues, and, to date, we have not received any claims or other indications that any of our segment's products and services are not Year 2000 compliant. Our products and services generally do not have provisions for extended warranties; as such, we do not expect that we will have to spend any material amounts to make any of our prior products Year 2000 compliant. Since September 30, 1999, our subsidiary Cayenta has completed three acquisitions of computer software companies. Each of the acquired companies represented to Cayenta that they used commercially reasonable efforts to make their systems and products Year 2000 compliant. We cannot predict whether any of the products of our recently acquired businesses may have Year 2000 issues.

    Most of our customers, in particular the U.S. government, utilize complex billing and accounting systems to determine the timing and the amounts that will be paid to us under our various contracts. In addition, several of our major strategic partners rely on complex software systems to coordinate and control their day-to-day operations. These complex systems may not be Year 2000 compliant. Although these customers and strategic partners have advised us that they expect to resolve any Year 2000 issues prior to December 31, 1999, we cannot guarantee that our billing procedures and cycles, or our joint sales and marketing efforts, will not be interrupted. If these customers' or business partners' Year 2000 issues are not resolved on time, or at all, our financial position, results of operations or cash flows could be materially and adversely affected.

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
                                    BUSINESS

OVERVIEW

    We are a leading diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded research and development activities since 1981 under contracts totaling in excess of $2 billion, we have accumulated a broad portfolio of technologies, intellectual property and expertise from which we have developed many of our commercial businesses. The core technologies supporting our Titan Scan and Titan Wireless segments were derived from technologies originally developed for government applications. We believe that our government contracts business enhances our technical expertise with sophisticated technologies and facilitates our ability to develop commercial applications. We fund the development of commercial technologies from our technology base both internally as well as in conjunction with partners. In 1996, for example, we contributed the core technology to form Servnow! Nettechnologies, Inc., which is now known as IPivot. IPivot develops software products that improve the performance of server farms, web sites and software applications. We raised the capital required to fund IPivot from venture capital sources. In November 1999, we received approximately $42 million in cash for our 8.1% equity interest when IPivot was acquired by Intel Corporation. We plan to continue building our technology portfolio, identifying commercial applications and entering into strategic relationships to further our growth.

    We have organized our business into five segments that reflect the specific markets and industries in which we operate:

SEGMENT                                 SEGMENT DECRIPTION
-------                -----------------------------------------------------
Titan Systems          Information technology and communications solutions
                       for defense, intelligence, and other U.S. and allied
                       government agencies

Cayenta Total services provider of comprehensive information technology solutions for its customers' business functions, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management

Titan Scan             Electron beam food pasteurization and medical product
                       sterilization systems and services

Titan Wireless         Satellite communication systems and services which
                       support telephony in developing countries

Emerging Technologies  Development of commercial applications for technologies created by our other business segments through government-sponsored research and development programs

    Each of our segments has a management team with significant relevant experience in the segment's particular business and market area. Consistent with our strategy of aligning management motivation with stockholder interests, each of our segments (except Emerging Technologies which is not a separate subsidiary) has its own key employee stock option plan to foster an entrepreneurial environment.

    On a pro forma basis for the acquisitions we completed during 1999 as well as our proposed acquisition of Advanced Communication Systems, our revenues were approximately $593 million and our earnings before non-recurring special acquisition related charges and other interest, taxes,

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
depreciation and amortization, or EBITDA, were approximately $61.6 million for the twelve months ended September 30, 1999.

    We believe that the markets in which we operate are large and growing:

SEGMENT                           TARGET MARKET PROFILE
-------        ------------------------------------------------------------
Titan Systems  The U.S. government is among the largest buyers of information technology systems and services in the world.
               According to the Government Electronic Industries Alliance,
               the U.S. government's information technology budget for its fiscal year 2000 is expected to be approximately $34
               billion. In a statement to the House Committee on National
               Security, Secretary of Defense William S. Cohen stated that the defense budget will emphasize advanced information
               technologies related to Command, Control, Communications,
               Computers, Intelligence, Surveillance and Reconnaissance, or
               C4ISR.

Cayenta Forrester Research projects that the market for business to business e-business will grow from $43 billion in 1998 to $1.3 trillion in 2003. In addition, International Data
               Corporation estimates that the worldwide market for consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites will grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.

Titan Scan     With 75.4 billion pounds of meat, including beef, pork and poultry, produced in the United States in 1999, Titan Scan estimates that the market for food pasteurization systems
               and services could develop to be in excess of $3.0 billion annually if irradiated foods gain consumer acceptance. If
               such consumer acceptance occurs, Titan Scan believes that
               meat producers will initially elect to pasteurize a portion of their ground beef and poultry production. According to a market research report, the global market for sterilization services for medical products was approximately $368 million in 1999.

Titan          In our targeted markets, telephone availability is
Wireless       relatively low. In 1998, according to the International
               Telecommunication Union, countries in our targeted markets, which represent approximately one-third of the world's
               population, had fewer than two subscriber lines per 100
               inhabitants compared to 66.13 in the United States.

COMPETITIVE STRENGTHS

We attribute our growth and performance to several factors within each of our business segments:

TITAN SYSTEMS

    LONG STANDING CUSTOMER RELATIONSHIPS. Founded in 1981, Titan Systems has an extensive history of providing information systems and communications solutions to defense, intelligence and other U.S. and allied government agencies. Collectively, Titan Systems' senior management has on average 20 years of industry experience and has developed long-standing, key customer relationships across all of the U.S. military services and several NATO countries, which have contributed to Titan Systems' success in securing new contracts.

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
    BROAD SOLUTION CAPABILITIES. Titan Systems has extensive knowledge of the operations and information systems and communications requirements of the defense industry and provides a full range of systems engineering and technical support for the C4ISR initiatives of the Department of Defense, or DoD. Titan Systems designs, builds, tests, installs and maintains systems that collect, digitize, compress, transmit, receive, decompress, and display information and permit their users to analyze data in a secured environment. This ability to provide full-service solutions, coupled with our employee base of over 1,500 "Secret" and above-cleared personnel, enables us to bid on larger, more comprehensive C4ISR defense contracts. Advanced Communication Systems' employee base includes more than 1,300 "Secret" and above-cleared personnel.

    PROVEN ACQUISITION STRATEGY. In anticipation of changes in U.S. government procurement policies toward awarding more comprehensive contracts to meet its defense-related requirements, we initiated an acquisition strategy in 1997. Since January 1, 1998, we have acquired and integrated seven defense information technology companies into Titan Systems. If acquired, Advanced Communication Systems will also be integrated into Titan Systems. We believe the enhanced technology and personnel resources provided by our acquisitions enable Titan Systems to serve its customers with comprehensive solutions for their information systems needs.

CAYENTA

    TOTAL SERVICES PROVIDER. As a total services provider, or TSP, Cayenta delivers comprehensive, tailored solutions to its customers that combine its customers' information technology strategy, application development and configuration, systems integration, hosting and support. We believe Cayenta's TSP offering provides its customers with a number of benefits over internally developed and hosted systems, including lower and more predictable capital and operating costs, timely deployment, adaptable solutions, and scalable and reliable hosted applications.

    COMPLETE E-BUSINESS SOLUTION. Cayenta integrates customers' web sites and other e-business portals with business support systems and provides its customers with a single point of contact for managing and monitoring their e-business transactions. Cayenta integrates a customer's web site and other business support systems with its proprietary solutions for order processing, catalog management, customer service, inventory management, order fulfillment, billing, collections, and account settlement.

    REVENUE CYCLE SERVICES OFFERING. Cayenta offers solutions that enable its customers to address their complex pricing, billing, settlement and supply-chain requirements and improve their e-business capabilities. Cayenta's software also provides audit and compliance functions that accommodate the complex contract terms prevalent in e-business and permit Cayenta's customers to more effectively monitor their receivables and manage the fulfillment process.

    INTEROPERABLE AND ADAPTABLE SOLUTIONS. Cayenta's solutions are interoperable, permitting its customers to integrate different systems within their organizations and between their organizations and those of their trading partners. Cayenta's solutions also are adaptable, accommodating customer technology preferences while facilitating easy access across the Internet. Cayenta offers solutions that reduce its customers' manual and redundant business processes and permit them to add or change software applications as their businesses evolve.

    TAILORED SOLUTIONS FOR CUSTOMERS' BUSINESS PROCESSES. Cayenta has expertise in its target industries that helps it to define and deliver timely solutions tailored to its customers' market dynamics and business opportunities. All of Cayenta's solutions allow customers to supplement standard software applications with additional functionality tailored to their business needs. To achieve this additional functionality, Cayenta uses software components that extend the capabilities of standard software applications.

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
TITAN SCAN

    SUPERIOR ELECTRON BEAM PASTEURIZATION AND STERILIZATION TECHNOLOGY. Titan Scan provides patented and proprietary systems and services which pasteurize food and sterilize medical products in an efficient, safe and environmentally friendly manner. The market for pasteurization and sterilization systems has historically been served by two technologies--Gamma and etholene oxide, or EtO. We believe Titan Scan's proprietary electron beam process, or SureBeam system, which uses commercial electricity as its source of power, is superior to Gamma and EtO technology because it:

    - requires significantly less processing time;

    - poses no known environmental risks;

    - may result in reduced product degradation; and

    - can be introduced directly into a food processor's or manufacturer's production line and is scalable to meet customer processing requirements.

Gamma and EtO technologies require the handling and use of hazardous materials. Other costs associated with Gamma and EtO typically include the cost of transporting the product from the customer's production site to the Gamma or EtO facility, and the associated inventory carrying cost. We believe our SureBeam systems offer a reliable, efficient, more environmentally acceptable and generally superior alternative to Gamma and EtO.

    REGULATORY CLEARANCE FOR SUREBEAM TECHNOLOGY. In December 1997, the Food and Drug Administration, or FDA, approved irradiation of meat, finding that irradiation of meat, at its recommended doses, does not diminish the food's nutritional value in any detectable way. In December 1999, the U.S. Department of Agriculture, or USDA, issued regulations setting forth guidelines for the irradiation of meat.

    EXCLUSIVE CUSTOMER ARRANGEMENTS. Titan Scan has executed multiyear arrangements with many of the major poultry and meat providers and producers in the United States, including Cargill, IBP, Tyson Foods, Emmpak and Huisken Meats, among others. These companies produced approximately 75% of the
25.8 billion pounds of beef and approximately 43% of the 75.4 billion pounds of meat, including beef, pork and poultry, produced in the United States in 1999. Titan Scan believes that if irradiated foods gain market accceptance, these producers will initially elect to pasteurize a portion of their ground beef and poultry production. Titan Scan's multiyear arrangements with its customers generally provide that it will be the exclusive provider of electronic pasteurization services whenever any of these companies elect to use pasteurization technology. In addition, at Cloverleaf Cold Storage's facility in Sioux City, Iowa, Titan Scan has built the first electron beam pasteurization facility in the United States, and also has arrangements with Zero Mountain Cold Storage, Mitsubishi and Hawaii Pride to build similar facilities.

TITAN WIRELESS

    SOLUTIONS ARE WELL-SUITED TO TARGET MARKETS. Telephone service for remote areas of many developing countries has not been practical for a number of economic and technical reasons. In our targeted markets, telephone availability is relatively low. In 1998, according to the International Telecommunication Union, countries in our targeted markets, which represent approximately one-third of the world's population, had fewer than two subscriber lines per 100 inhabitants compared to 66.13 in the United States. Titan Wireless has designed a network of fixed-site satellite terminals that provide cost-effective telephone, facsimile and data communications services to areas not previously served by developing countries' national public switched telephone networks, or PSTNs. These solutions are well-suited to conditions in developing countries, which are Titan Wireless's target markets, because they combine the following characteristics:

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
       LOW OPERATING COSTS. Titan Wireless's telephony products utilize its defense-derived DAMALink network management software system, which allows for multiple simultaneous users to efficiently access the same satellite channel, resulting in "space segment" cost savings and improved operational flexibility.

       CONNECTS TO NATIONAL AND INTERNATIONAL TELEPHONE NETWORKS. Titan Wireless's telephony system is one of the first revenue generating systems to provide a direct connection to a country's PSTN. This system makes it possible for telephone calls to be placed from remote terminals to any phone within the country through a national PSTN and any phone in the world through an international PSTN.

       SCALABLE AND ADAPTABLE. Titan Wireless's telephony systems are scalable to provide the capacity required to meet a specific location's communications needs. In addition, the core technologies and designs of Titan Wireless's telephony terminals can be adapted for private commercial networks.

       ACCOMMODATES A VARIETY OF POWER SOURCES. Titan Wireless's ground terminals are capable of operating on a wide range of locally available power sources. For example, its Xpress Connection is capable of operating on solar power.

    STRONGLY POSITIONED THROUGH STRATEGIC ALLIANCES. Titan Wireless develops and markets its telephony products through strategic alliances in developing countries in Africa, Latin America and Asia. Through its Sakon joint venture, Titan Wireless is currently providing long distance telecommunications services in eight developing countries, and expects to provide long distance telecommunications in at least six additional developing countries.

EMERGING TECHNOLOGIES AND BUSINESSES

    PROVEN ABILITY TO TRANSITION OUR TECHNOLOGY TO COMMERCIAL
BUSINESSES. Emerging Technologies introduces new commercial applications from our rich technology portfolio, superior research and development capabilities and stream of government-funded projects. The core technologies supporting Titan Scan and Titan Wireless were created from technologies originally developed for government use. In 1996, we contributed the core technology to form Servnow! Nettechnologies, Inc., which is now known as IPivot. In November 1999, as a result of the acquisition by Intel Corporation of IPivot, we received approximately $42 million for our 8.1% equity interest.

BUSINESS STRATEGY

We believe a key element of Titan's success is our innovative use of technology that provides comprehensive, efficient solutions to our government and commercial customers. We believe that our sophisticated technical abilities will allow us to expand our customer base, improve our operating results and continue to grow.

    Our objectives are:

    - to enhance our leading position in providing information technology and communications solutions to defense, intelligence and other U.S. and allied government agencies; and

    - to further our strong track record of commercializing proprietary technologies designed to serve global markets.

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
    To achieve these objectives, we intend to pursue the following strategies:

       MAINTAIN TECHNOLOGY LEADERSHIP. Since inception, we have received substantial government funding to conduct research and development and create advanced information technology solutions and communications systems for government uses. Based largely on activities that have been supported by government funding, we have created a diversified portfolio of technology and developed many of our commercial businesses, like Titan Scan and Titan Wireless. We will continue to bid for government-funded research and development work and government contracts that we believe will expose our technical personnel to sophisticated technologies, challenge their skills, and increase their abilities to transition systems and solutions developed for the government to commercial applications. We will also continue to actively seek acquisition candidates whose technology portfolio and personnel resources complement and supplement our own. We believe that these efforts, combined with our extensive expertise and capabilities, will allow us to further our government relationships and position us to win new government contracts, while also strengthening our ability to provide systems and solutions to commercial customers in a variety of markets.

       PURSUE STRATEGIC TRANSACTIONS. Our acquisition program is a key component to our overall business strategy. We believe the enhanced technology and personnel resources which our acquisitions have provided enable us to complete larger, more comprehensive government contracts and to market our services to new customers. To further our growth and enter new markets, we intend to pursue strategic acquisitions of complementary businesses, technologies and products. We plan to achieve operating efficiencies and cost savings following our acquisitions through centralization of strategic planning, corporate development, administrative, financial and other services. We also intend to pursue strategic alliances, primarily to access new customers and establish additional channels of distribution for our core businesses and technologies.

       GROW PROFITABLY. We are dedicated to growing our business and enhancing our profitability. We have instituted successful cost reduction programs for each of our acquired companies and continually seek opportunities to improve our operating margins. In early 1997, we implemented a streamlining process for our administrative functions. This process focused on eliminating redundancies and resulted in increased efficiencies and reduced infrastructures and costs. We plan to continue implementing similar initiatives and to improve cash flow through enhanced receivables management.

       PURSUE INITIAL PUBLIC OFFERINGS FOR CORE SUBSIDIARIES. We intend to finance the growth of Cayenta, Titan Scan and Titan Wireless by obtaining public or private financing, including through initial public offerings of common stock of these segments. To the extent possible, we intend to structure these initial public offerings in order to preserve the ability to later distribute the stock we retain in these segments to our stockholders on a tax-free basis. Under existing law, we must own at least 80% of the total voting power and 80% of any class of nonvoting capital stock of a subsidiary to be able to effect a tax-free distribution of a subsidiary's stock. In addition, both Titan and the subsidiary must meet numerous other requirements under the Internal Revenue Code, including requirements relating to the subsidiary's operating history and the subsidiary must have a business purpose for the spin-off distribution. To date, our subsidiary Cayenta has filed a registration statement for an initial public offering of its stock. If the offering is completed, we have no present intention of distributing our Cayenta shares to the Titan stockholders. Our existing credit facility does not permit us to distribute the stock of our subsidiaries to Titan stockholders without consent of the lenders. It also requires that if we complete an offering of securities of a subsidiary, we must pay down the credit facility by the amount of the net proceeds of the offering. We expect our new credit facility will contain similar restrictions except that we will not have to pay down the credit facility if Cayenta completes its initial public offering and Cayenta will no

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
       longer be a guarantor of the new credit facility. As a result of the foregoing factors and other factors, we may not be able to distribute interests in these segments to our stockholders.

OPERATING SEGMENTS

TITAN SYSTEMS

    OVERVIEW. Titan Systems provides comprehensive information systems solutions to defense, intelligence, and other U.S. and allied government agencies with sophisticated data management, information processing, information fusion, knowledge-based systems and communications requirements. Titan Systems also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems and intelligence electronic hardware primarily used in defense and intelligence applications. Titan Systems also installs, tests and maintains all of these specialized products. In addition, Titan Systems develops and delivers defense communications products to the U.S. military and allied governments. For the twelve months ended September 30, 1999, Titan Systems had revenues of approximately $290.6 million and EBITDA of approximately $37.4 million. As of September 30, 1999, Titan Systems had a total backlog of approximately $621.3 million, consisting of $171.6 million in U.S. government funded backlog and $449.8 million in U.S. government unfunded backlog.

    INDUSTRY OVERVIEW. The U.S. government is among the largest buyers of information technology systems and services in the world. According to the Government Electronic Industries Alliance, the U.S. government's information technology budget for its fiscal year 2000 is expected to be approximately $34 billion. In a statement to the House Committee on National Security, Secretary of Defense William S. Cohen stated that the defense budget will emphasize advanced information technologies related to Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR. The U.S. government's focus on information technology reflects the critical role that this capability plays both in national security and in improving government efficiency. The U.S. military is placing greater emphasis on increasing productivity while using fewer resources by employing systems that act as "force multipliers." To further this strategy, military agencies are relying on communications products and systems that provide secure, reliable and efficient transmission of voice and data in demanding environments. Additionally, the government is increasingly using open systems that incorporate commercial off-the-shelf products, which are generally less expensive and more available than products specifically designed for military purposes, to minimize the impact of the shrinking defense budget.

    STRATEGY. Titan Systems' objective is to be the premier provider of information technology and communications solutions to defense, intelligence and other U.S. and allied government agencies. To achieve this objective, Titan Systems intends to pursue the following strategies:

       FURTHER TECHNOLOGY ADVANTAGE. Titan Systems has received in excess of $2 billion in government funds, the majority of which have been directed towards the research and development of advanced information technology and communications systems and solutions. Titan Systems' successful track record with research and development projects has helped us create a diversified portfolio of technology and obtain additional research and development funding. We believe that, because of Titan Systems' expertise and capabilities with a wide range of technologies, it is well positioned to provide information technology and communications systems and services to its customers. Titan Systems will seek to maintain this advantage by keeping pace with new developments in technology, by continuing to compete for contracts that require high-quality, sophisticated technical solutions, and by continuing to make strategic acquisitions that bring it additional technology and enhance its overall solutions capabilities.

       BUILD UPON OUR COMPETITIVE STRENGTHS IN THE DEFENSE MARKET. Founded in 1981, Titan Systems has an extensive history of providing information systems and communications solutions to

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       defense and intelligence-related government agencies. Through this experience, we have established a broad base of customer relationships, comprehensive information systems and communications solutions, extensive intellectual property and more than 1,500 "Secret" and above cleared personnel. Advanced Communication Systems' employee base includes more than 1,300 "Secret" and above-cleared personnel. We intend to build upon these competitive strengths to further existing customer relationships and to secure new opportunities.

       PURSUE STRATEGIC ACQUISITIONS. Strategic acquisitions are a key component to Titan Systems' overall business strategy. We believe that the enhanced technical and personnel resources resulting from our recent and pending acquisitions will enable Titan Systems to provide more comprehensive information technology solutions to serve its customers' needs. We intend to continue to pursue strategic acquisitions of complementary businesses, technologies and products that will enable Titan Systems to expand further its existing businesses and to gain access to new markets, technologies, and products.

    SERVICES AND PRODUCTS

    INFORMATION SYSTEMS SOLUTIONS. Titan Systems' information technology solutions and services include systems analysis and design, object-oriented software development services and systems integration. Titan Systems' initial work in this area generally involves a joint analysis of the customer's enterprise structure and processes and information system needs. Once this analysis is completed, Titan Systems provides process re-engineering and designs the technology solution to meet the customer's needs. This process typically involves software development by Titan Systems, coupled with integration of commercial off-the-shelf software and hardware as available. Titan Systems also provides a variety of professional and technical support services, including electronics and mechanical design and fabrication, computer-aided drafting and manufacturing services, technical documentation and prototyping. As a result of the complex nature of Titan Systems' customer solutions, its engagements often are long-term and involve follow-on contracts. Titan Systems markets its information systems solution services to military and intelligence agencies of the U.S. government, countries within NATO and other U.S. defense partners worldwide.

    Examples of Titan Systems' information systems solution services and products include the following:

    - NATO INFORMATION SYSTEMS. Titan Systems' initial contract with NATO provided for the design and delivery of an integrated secure communications and information system for automated support of data transfer between intelligence sites throughout Europe. Titan Systems has since won NATO's three follow-on command and control system contracts and, to date, has been NATO's primary contractor for its command and control systems.

    - JOINT INTEROPERABILITY TEST COMMAND C4I SUPPORT. Titan Systems supports a wide range of the Joint Interoperability Test Command's Command, Control, Communications, Computers and Intelligence, or C4I, information systems initiatives under a $141 million five-year contract. Its activities in support of these initiatives include planning, conducting, evaluating and reporting all C4I testing, as well as designing, developing, engineering and acquiring selected items of equipment, instrumentation and systems used in the testing process.

    - SUPPORT OF JOINT STARS AIRCRAFT AND GROUND SYSTEMS. Titan Systems supports a variety of research and development and test and evaluation efforts on the Joint Surveillance Target Attack Radar System, or STARS, aircraft and related ground systems. This contract is the latest in a series of sole source and competitive awards under which Titan Systems has provided engineering services to the Joint STARS Joint Task Force since its inception. Titan Systems was awarded this $49 million "indefinite delivery, indefinite quantity" labor hour contract in April 1997. Under this contract, Titan Systems provides the following: flight test engineering and test mission planning, test engineering, operations and ground/flight execution support, test management, computer operations, configuration management, human factors engineering,

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      administrative support, logistics support, computer analysis and modeling, resource management, and prototyping in support of test and contingency operations.

    - FAA SYSTEM ENGINEERING. Titan Systems has been instrumental in providing high quality technical support and services and related infrastructure to the FAA's National Airspace System, or NAS, modernization program. Under this five-year contract awarded in 1999, Titan Systems provides engineers, mathematicians, computer scientists and other technical personnel to support high fidelity simulations and to perform technical studies and evaluations for the NAS's system engineering and laboratory development operations.

    COMMUNICATIONS PRODUCTS. Titan Systems designs and develops its communications products using an approach that is similar to the approach it uses to design, develop and implement its information technology solutions and services. Titan Systems offers a range of turnkey, fully functional line of defense communications products. Examples of Titan Systems' communications products include the following:

    - DAMA PRODUCTS. Titan Systems' Demand Assigned Multiple Access, or DAMA, products combine low cost, low power, reduced weight and size, and reduced component count for high reliability. Each of Titan Systems' DAMA products has been developed with an open-architecture format that allows future upgrades and enhancements to be provided as communications needs evolve, and are designed to support commercial off-the-shelf components. Titan Systems markets its DAMA products directly to all branches of the U.S. military, its allies and international companies that supply such allies, and also works with strategic partners such as Motorola Corporation to incorporate its technologies into their products.

    - SIGNAL INTELLIGENCE MANPACK SYSTEMS. Titan Systems provides small, low weight communications intercept and direction finding Manpack systems to U.S. special forces under a contract with the U.S. Special Operations Command. An incumbent on this program for 10 years, these systems are worn by individual soldiers and used to intercept and exploit enemy signals for force protection and early detection of enemy location. Manpacks are designed to operate and survive in urban, forested and desert terrain battlefield environments.

    ADVANCED COMMUNICATION SYSTEMS ACQUISITION. Advanced Communication Systems provides a wide range of technology services and solutions, predominantly to U.S. government as well as to commercial customers. Advanced Communication Systems operates primarily in three interrelated areas:

       COMMUNICATION SERVICES. Advanced Communication Systems' communication services include the design, development, integration and implementation of complete communications solutions across the full spectrum of media, ranging from land lines to wireless technologies, with particular strengths in satellite communication services, information systems and aerospace services.

       INFORMATION SERVICES. Advanced Communication Systems' information services include the design and installation of and support services for information management and local area network/wide area network systems, as well as multimedia training, Internet/intranet solutions and database support.

       AEROSPACE SERVICES. Advanced Communication Systems' aerospace services include systems engineering, life-cycle support, and program management services for a broad range of military systems.

    We intend to acquire Advanced Communication Systems (and expect to do so in the first quarter of 2000) for the following reasons:

    - the acquisition will result in a significant increase in our revenues and cash flow;

    - we will acquire technical personnel with skills and expertise that are in great demand as well as applicable to technologies and products that are complementary to our own;

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    - the increased technical and personnel resources of Titan Systems resulting from the acquisition will enable it to better serve the defense industry and complete larger and more comprehensive contracts; and

    - the acquisition will provide us with additional U.S. Navy and U.S. Air Force contracts and otherwise allow us to increase our customer base.

    CONTRACT PROFILE

    TITAN SYSTEMS. Titan Systems is one of a select group of qualified suppliers of information technology solutions and services to the U.S. government under multiple long-term contract vehicles. Titan Systems is currently performing work under approximately 520 contracts. No single Titan Systems contract accounted for more than 6.0% of our total 1999 revenues, and no single Titan Systems or Advanced Communication Systems contract accounted for more than 4.0% of our 1999 revenues combined with Advanced Communication Systems' fiscal 1999 revenues. In 1999, approximately 28.4% of our revenues were generated by time and materials contracts, approximately 44.6% of our revenues were generated by cost reimbursement contracts, and approximately 27.0% of our revenues were generated by fixed-price contracts.

    ADVANCED COMMUNICATION SYSTEMS. Advanced Communication Systems also maintains a diversified government contract base. Advanced Communication Systems is currently performing work under approximately 120 contracts. Two of Advanced Communication Systems' contracts accounted for approximately 12.3% of its fiscal 1999 revenues. In its fiscal year 1999, approximately 32% of Advanced Communication Systems' revenues were generated by time and materials contracts, approximately 45% of its revenues were generated by cost reimbursement contracts, and approximately 23% of its revenues were generated by fixed-price contracts.

    BACKLOG. Titan Systems and Advanced Communication Systems possess a substantial backlog of contracts that provide multiyear revenues. Most of their contracts generate revenue over a one to five-year period. In the past, Titan Systems and Advanced Communication Systems have generally been successful in expanding the scope of their principal contracts by offering more comprehensive information technology solutions. On a pro forma basis which reflects our acquisition of Advanced Communication Systems, Titan Systems' had an estimated total funded contract backlog of $236.4 million and a total unfunded contract backlog of $1,089.6 million as of September 30, 1999.

    These backlog amounts consist of "funded" backlog, which is based upon aggregate contract revenues remaining to be earned by Titan Systems or Advanced Communication Systems at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring government agency. "Unfunded" backlog consists of the aggregate contract revenues expected to be earned as customers incrementally allot funding to existing contracts, whether Titan Systems or Advanced Communication Systems is acting as a prime contractor or subcontractor, and the aggregate contract revenues to be funded on contracts which have been newly awarded to Titan Systems or Advanced Communication Systems.

    Management believes that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues. Titan Systems' and Advanced Communication Systems' backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

CAYENTA

    OVERVIEW. Cayenta is a total services provider, or TSP, of comprehensive information technology solutions for its customers' business functions. Cayenta operates, hosts, manages and supports standard and proprietary software applications tailored for its customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and

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enterprise asset management. By using its proprietary software applications in addition to standard software application packages, Cayenta can rapidly build and deploy solutions that best meet its customers' needs. Cayenta's solutions are scalable and reliable and enable its customers to manage the increasing frequency and complexity of e-business transactions. Cayenta's solutions also interoperate with its customers' existing internal systems and with those of their trading partners. Cayenta's customers include 800.com, the District of Columbia, the FAA, Sempra Energy and Waste Management. For the twelve months ended September 30, 1999, Cayenta had pro forma revenues of approximately
$37.6 million and pro forma EBITDA of approximately $8.8 million.

    INDUSTRY OVERVIEW. The rapid growth of the Internet and increased frequency of e-business transactions is creating significant new opportunities and challenges for businesses. Businesses are using the Internet to improve communications internally and with their trading partners, to enhance operational efficiencies and to strengthen customer relationships. The impact of the Internet encompasses both business-to-business and business-to-customer transactions. Forrester Research, an independent research firm, projects that the market for business-to-business e-business will grow from $43 billion in 1998 to $1.3 trillion in 2003 while business-to-consumer e-business will grow from $8 billion to $108 billion over the same period.

    The complexity of e-business transactions has accelerated with the widespread adoption of the Internet. For example, these transactions frequently contain complex billing mechanics and settlement terms that involve multiple parties who participate in the supply and fulfillment chain. Tracking these payments and settlements requires scalable and reliable information technology systems that facilitate the flow of information both within organizations and externally. Businesses face significant challenges in their efforts to capitalize on the opportunities presented by the Internet, including:

    - developing comprehensive end-to-end e-business solutions that link web sites with accounting and fulfillment systems and accommodate and account for complex billing, settlement and supply-chain transactions;

    - tailoring standard software applications to their business processes while ensuring that these applications are compatible with those of their trading partners;

    - solving integration and compatibility issues caused by the patchwork of legacy systems that businesses often implemented without a focused information technology strategy;

    - integrating data from disparate systems to increase its value; and

    - adopting and integrating new and rapidly changing technologies while preserving investments in existing systems.

Companies must meet these challenges while overcoming a number of obstacles, including:

    - capital constraints and total cost of ownership;

    - technological obsolescence of many current systems;

    - ensuring that e-business applications are available at all times;

    - meeting increased online customer service demands; and

    - attracting and retaining qualified information technology professionals.

    International Data Corporation, an independent research firm, expects the worldwide market for Internet services to grow at a five-year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003. International Data Corporation defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites.

    Many businesses currently have to juggle multiple applications, integrators and vendors to address their e-business challenges. Most information technology companies specialize in only a single aspect of total services delivery, such as web design, application development, systems integration or hosting of commercially available applications. For example, application service providers, or ASPs, generally only

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host and manage standard third-party software applications at a centrally managed facility. The complexity of combining all of these elements from different providers makes it difficult for businesses to implement e-business solutions in a cost-effective and timely manner.

    Accordingly, businesses are increasingly demanding that information technology services companies have a comprehensive understanding of their business processes and deliver a tailored solution that combines strategy, systems integration, hosting and support. Cayenta believes that this demand is largely unmet in the information technology service provider and ASP marketplaces.

    STRATEGY. Cayenta's objective is to be the leading TSP. To achieve this objective, Cayenta intends to pursue the following strategies:

       BUILD ITS TSP CUSTOMER BASE. Cayenta intends to capitalize on its existing customer relationships to generate TSP sales as its customers replace or upgrade systems and increase their e-business activities. Cayenta will also market its TSP offering to new customers by developing an industry-focused direct sales force specializing in TSP sales. Cayenta will provide special incentives to its sales force to convert existing customers to its new TSP offering. Cayenta also intends to create new sales channels for its TSP offering by developing relationships with hosting companies and third-party software providers. Cayenta believes its TSP offering will allow it to establish stronger relationships with customers, provide a recurring revenue stream, and enable it to sell additional services.

       CONTINUE TO ENHANCE ITS TSP OFFERING. Cayenta intends to expand its TSP capabilities by establishing command centers where it will monitor, manage and support its customer solutions, including elements of those solutions provided by third parties. Cayenta also intends to establish additional solution centers in strategic locations to develop its TSP offering and other solutions in collaboration with customers. Cayenta further intends to enhance its TSP offering by developing solutions for other business processes such as customer relationship management. Cayenta plans to add these new solutions by establishing strategic alliances and partnerships with industry and technology leaders as well as by enhancing its current solutions.

       TARGET SPECIFIC INDUSTRIES. Cayenta targets industries whose complex information technology and time to market requirements make them natural customers for its TSP offering. Cayenta currently has expertise in multiple industries, including utilities, telecommunications, basic services, such as waste disposal and retail. Cayenta intends to further penetrate these industries by establishing strategic alliances and joint ventures with industry sector leaders and hiring senior executives from within these industries. As part of these efforts, Cayenta intends to engage in joint systems development, whereby both Cayenta and its partner retain rights to developed solutions, and enter into joint arrangements with customers to resell solutions. For example, through a joint venture, Cayenta provides TSP services to that joint venture's customers in the utility industry. Cayenta expects that these ventures will provide it with opportunities to broaden its technical offerings and to create new sales and marketing channels. Cayenta believes that focusing on specific industries provides it with a competitive advantage in developing solutions for those industries, and expands its market coverage while decreasing its dependence on individual industries.

       PROMOTE THE CAYENTA BRAND. Cayenta's goal is to create brand recognition of Cayenta as the leading TSP. To promote its brand, Cayenta intends to expand its corporate marketing and advertising efforts, with the specific objective of targeting selected industries. Cayenta believes establishing the Cayenta brand will enable it to market its TSP offering more effectively and to differentiate it from its competitors.

       PURSUE RESCUE MISSIONS. Cayenta plans to provide rescue services for customers faced with failing information technology projects and to use these rescue projects to establish long-term customer relationships. Cayenta believes that providing these solutions and services will result in sustained revenues and future opportunities to sell its TSP offering.

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       ATTRACT AND TRAIN QUALIFIED PERSONNEL.  To expand its business and satisfy anticipated increases in customer demand for its TSP offering, Cayenta intends to aggressively recruit new staff. Cayenta also may add new staff through strategic acquisitions. Cayenta believes opening new solution centers that allow it to support its customers locally will relieve its staff's travel burdens and be attractive to potential technical and consulting employees.

       CONTINUE TO DEVELOP CORE COMPETENCIES. Cayenta will expand its systems integration and software application development expertise. Cayenta intends to continue incorporating advanced systems technologies into both standard and tailored software applications that Cayenta designs and implements for customers. Cayenta seeks out and tests new technologies as part of its internal research activities and in conjunction with customer projects. Cayenta invests in advanced systems technology such as Internet and portal applications, data warehouses and custom client server and distributed systems. Cayenta augments its software offerings by utilizing software from open source and other Internet-based software development initiatives. Cayenta's ability to successfully implement solutions based on leading technology enables it to gain insight into the relative strengths and weaknesses of competing technologies and to sell value-added consulting and integration services.

    SERVICES. Cayenta is a TSP of comprehensive information technology solutions for its customers' business functions. Cayenta operates, hosts, manages, and supports standard and proprietary software applications tailored for its customers' business processes, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management.

    Cayenta has a well-defined approach that enables it to deliver cost-effective and timely solutions. This approach is grounded on reusable processes and software applications, including industry-specific templates, and the use of solution centers to develop solutions in collaboration with customers. These solution centers afford the collaborating Cayenta/customer team complete access to Cayenta's reusable processes, software applications and industry-specific templates. Cayenta has expertise in multiple industries, including utilities, telecommunications, basic services, such as waste disposal and retail, and intends to further penetrate these industries by establishing strategic alliances and joint ventures. Cayenta also participates in partnership programs with leading providers of software, hardware and other elements of its TSP offering.

    The following examples are representative of the information technology challenges that Cayenta has addressed, and the solutions it has provided to its customers.

    - Sempra Energy Challenge:

        To facilitate the integration of the information technology operations of two large utilities that merged and create an information technology solution for operations in the deregulated industry.

       CAYENTA SOLUTION. Cayenta developed a set of shared software development and integration components that reduced Sempra Energy's development and operational support costs, linked SAP with Sempra Energy's legacy systems in less than 200 days, developed a new billing and contract management system for the deregulated environment, implemented enterprise directory and security systems, and deployed Internet business applications for Sempra Energy. Cayenta also created training and mentoring programs to assist Sempra Energy's information technology staff.

    - Energy America Challenge:

        To build a complete revenue cycle services solution in under eight weeks for a rapidly growing retailer of gas and electricity and provide ongoing operational support, through Soliance, as a TSP.

       CAYENTA SOLUTION. Cayenta provided customer enrollment, contract management, and customer billing and care applications to Energy America that are reusable and facilitate its entrance into new markets. Cayenta also integrated Energy America's accounting and

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       wholesale commodity purchase systems with the systems of its banking, utility, and printing service providers. As part of its TSP offering, Cayenta assists Energy America in developing new rates, resolving customer disputes, and performing both operational and regulator-driven analysis.

    - Federal Aviation Administration Challenge:

        To create a unified information system to monitor and analyze the status of the U.S. air traffic control system for the FAA.

       CAYENTA SOLUTION. Cayenta developed a web portal application that utilizes its systems integration, data warehousing, and web technology to link major information systems of the FAA, and integrated and organized data from these operational and reporting systems to enable the FAA to consolidate data and gain insight on the operating performance of the U.S. air traffic control systems. These solutions are accessible on the FAA's intranet using standard browser technology.

    - Waste Management Challenge:

        To provide Waste Management with scalable systems that integrate operations resulting from its merger and acquisition activity.

       CAYENTA SOLUTION. In one week, Cayenta created web-based tracking and status tools that enable Waste Management to monitor financial and key operational measures. Cayenta also provided a complete information technology blueprint to enhance Waste Management's information technology environment, including recommendations for application packages, system integration architecture, system management tools, data architecture, and Internet strategy and recommended improvements in Waste Management's revenue cycle management process. Cayenta continues to build and deploy Internet solutions to help Waste Management better manage its core operations.

    - 800.com Challenge:

        To create a scalable end-to-end e-business solution for a leading Internet retailer of consumer electronics and home entertainment products.

       CAYENTA SOLUTION. Cayenta installed and integrated its e-business order and revenue cycle services with 800.com's web site and accounting and fulfillment systems, enabling 800.com to handle over 10,000 orders per day, reduce its manual business processes and provide customer care over the Internet and through its call centers. With Cayenta's system, 800.com can recognize and process an order as soon as it is placed.

TITAN SCAN

    OVERVIEW. Titan Scan utilizes its patented electron beam technology to provide food pasteurization turnkey systems and services to the food processing industry and sterilization systems and services to medical product manufacturers. Titan Scan developed its proprietary electron beam pasteurization and sterilization process from technology developed during our involvement in the Strategic Defense Initiative, or "Star Wars," program of the 1980s. Titan Scan's electron beam process disrupts the DNA structure of microorganisms on or within the product being pasteurized or sterilized. We believe that our patented electron beam pasteurization and sterilization systems, or SureBeam systems, which use commercial electricity as their source of power, offer a reliable, efficient, more environmentally acceptable and generally superior alternative to their principal competition, Gamma and EtO.

    Titan Scan has executed multiyear arrangements with many of the major poultry and meat providers and producers in the United States, including Cargill, IBP, Tyson Foods, Emmpak, and Huisken Meats, among others. These companies produced approximately 75% of the 25.8 billion pounds of beef and approximately 43% of the 75.4 billion pounds of meat, including beef, pork and poultry, produced in the United States in 1999. Titan Scan believes that if irradiated foods gain market

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acceptance, these producers will initially elect to pasteurize a portion of their ground beef and poultry production. Titan Scan's multiyear arrangements with its customers generally provide that it will be the exclusive provider of electronic pasteurization services whenever any of these companies elect to use pasteurization technology. For the twelve months ended September 30, 1999, Titan Scan had revenues of approximately $13.2 million and EBITDA of approximately $3.1 million.

    INDUSTRY OVERVIEW. Although contaminated food is one of the most widespread health problems in the world, lack of regulatory approval and consumer acceptance historically have limited the development of the market for electronic food pasteurization. In December 1997, the FDA approved irradiation of meat, finding that irradiation of meat, at its recommended doses, does not diminish the food's nutritional value in any detectable way. In December 1999, the USDA issued regulations setting forth guidelines for the irradiation of meat. We believe our SureBeam technology meets these regulations. Subject to consumer acceptance of irradiated foods, Titan Scan estimates that the U.S. market for food pasteurization systems and services could develop to be in excess of $3.0 billion annually. If such consumer acceptance occurs, Titan Scan believes that meat producers will initially elect to pasteurize a portion of their ground beef and poultry production.

    Commercial sterilization of medical products began in the early 1960s. Government regulations in the United States and many other countries require medical products to be sterile or to have minimal microbial levels. Accordingly, sterilization has become an essential step in the manufacturing process for medical products in many countries throughout the world. In order to provide safe products and to comply with applicable government regulations, manufacturers generally have either developed internal sterilization capabilities or have outsourced their sterilization needs through service contracts. According to a market research report, the global market for sterilization services for medical products was approximately $368 million in 1999.

    STRATEGY. Titan Scan's objectives are to be the world's leading provider of food pasteurization systems and services, and to increase its presence as a provider of sterilization services for medical product manufacturers. To achieve these objectives, Titan Scan intends to pursue the following strategies:

       BUILD STRATEGICALLY LOCATED FACILITIES. Titan Scan intends to continue to build food pasteurization facilities that provide electron beam pasteurization services in strategic locations that are near major producers or providers of beef, chicken, fruits or vegetables. For example, our facility in Sioux City, Iowa is located in proximity to several leading meat producers, including IBP and Cargill. We expect that building facilities in strategic locations will accelerate the development of a market for food pasteurization services.

       INSTALL MORE TURNKEY FOOD PASTEURIZATION SYSTEMS. We intend to sell or lease turnkey food pasteurization systems directly into customer production lines. Where feasible, we intend to enter into strategic relationships where we will receive equity in the production line's operator and/or continued service revenues in exchange for providing our pasteurization products and services.

       DEVELOP NEW OPPORTUNITIES FOR SUREBEAM. While currently focused on pasteurizing beef, chicken, fruits and vegetables and sterilizing medical products, we are evaluating new applications for our SureBeam technology. In addition, we are seeking to enter new geographic markets. In January 2000, Titan Scan announced that it had sold a SureBeam system to Japan's Mitsubishi Corp. that is expected to be fully operational by the first quarter of 2001. In connection with the sale, Mitsubishi will form a new entity to operate the SureBeam system, which is expected to be initially used for medical product sterilization, Titan Scan will hold an equity interest in the new entity, and Mitsubishi will market Titan Scan's SureBeam technology in Japan.

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    TURNKEY SYSTEMS AND SERVICES.  Titan Scan's SureBeam technology provides customers with distinct advantages compared to Gamma and EtO technologies:

       INCORPORATED INTO CUSTOMER PRODUCTION LINE. SureBeam can be incorporated into customers' production lines, which eliminates the transportation and associated inventory carrying costs that are common with Gamma and EtO technologies.

       SCALABLE SYSTEM. SureBeam systems are scalable and can be easily integrated into a customer's production line or in a facility to meet large processing requirements.

       FASTER PROCESSING TIME. An electron beam pasteurizes food products or sterilizes medical products in a matter of seconds, as compared to Gamma and EtO technologies that require several hours.

       REDUCED MATERIAL DEGRADATION. Because of the shorter exposure time to the irradiation source, electron beam processing reduces the oxidation effects to products and thus reduces material degradation.

       FLEXIBLE DOSING. Titan Scan's electron beam systems can switch from one targeted dose to another in a matter of a few seconds.

       UNIFORM, CONTROLLED DOSE. Electron beam processing delivers a measurable and consistent dose to products based upon pre-set accelerator parameters. All processing parameters are under constant measurement by a built-in computer, and variation occurring during a processing run automatically shuts down the system until the reason for the variation can be determined and corrected.

       NO RE-SOURCING REQUIRED. SureBeam processing is not accomplished via a radioactive isotope such as Cobalt 60, which is used in Gamma sterilization, but rather through accelerated electrical energy. Accordingly, a SureBeam facility does not need to be out of service for any period of time in order to re-introduce the pasteurization or sterility source into operation.

       SAFETY. SureBeam facilities do not use Gamma or EtO radiation. They operate using electrical power and, in the event of a problem, can be deactivated by simply shutting off the power.

    Titan Scan provides its customers with turnkey SureBeam systems for use in their own production lines and provides processing services for food pasteurization and medical device sterilization. In anticipation of the recently issued USDA regulations, Titan Scan built, at Cloverleaf Cold Storage's facility in Sioux City, Iowa, the first electron food pasteurization facility in the United States. This facility is specifically designed for the pasteurization of various types of food. The Sioux City facility became operational in December 1999 and, at full capacity, will be able to pasteurize in excess of 250 million pounds of product annually. The facility has the capability of pasteurizing large cases of products as well as products that are not uniform in shape or size. In January 2000, Titan Scan announced that it will build a facility in Arkansas with its partner, Zero Mountain Cold Storage. The facility is scheduled to become operational in December of 2000. Zero Mountain Cold Storage will form a new entity to operate the SureBeam system, and Titan Scan will own a minority interest in the new entity. In January 2000, Titan Scan announced that it had sold a SureBeam system to Japan's Mitsubishi Corp. that is expected to be fully operational by the first quarter of 2001. In connection with the sale, Mitsubishi will form a new entity to operate the SureBeam system, which is expected to be initially used for medical product sterilization, Titan Scan will hold an equity interest in the new entity, and Mitsubishi will market Titan Scan's SureBeam technology in Japan. Titan Scan is also currently building, with a partner, a SureBeam facility in Hilo, Hawaii for the disinfestation of fruits and vegetables.

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    To date, turnkey SureBeam systems are used in medical device production lines of Guidant Corporation in San Diego, California, Baxter Corporation in the Dominican Republic and Rochialle Corporation in Wales. In addition, Titan Scan offers contract sterilization services for medical product manufacturers at facilities that it owns in San Diego and Denver. These facilities have performed over 100,000 hours of contract sterilization services and are currently running seven days per week and performing sterilization services 19 hours per day.

TITAN WIRELESS

    OVERVIEW. Titan Wireless develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products to support telephony in developing countries for government and commercial customers worldwide. Additionally, Titan Wireless is increasingly seeking to generate recurring service revenues from the telephony systems it installs. Titan Wireless's technology relies heavily on our DAMA technology, which enables more cost-effective and efficient use of satellite transmission capacity by allowing each ground terminal in a satellite network to communicate with any other terminal in the network. Our DAMA technology was developed under DoD contracts beginning in 1986. Titan Wireless has also developed substantial expertise in critical engineering disciplines such as satellite ground system design, radio frequency and digital engineering, digital and communications signal processing software, network management and modem technology.

    Titan Wireless's leading product, Xpress Connection, uses existing geosynchronous satellites to provide low-cost voice, facsimile and data services to connect villages to a national public switched telephone network, making it possible to provide low-cost telephone service to vast unserved areas. Titan Wireless develops and markets its telephony systems through strategic alliances for sales of products in developing countries. For example, through its strategic relationship with Sakon, Titan Wireless is providing international long distance telephony services in El Salvador, Cameroon, Kuwait, Jordan, Saudi Arabia, Guatemala, Nigeria and Bangladesh. For the twelve months ended
September 30, 1999, Titan Wireless had revenues of approximately $10.6 million and EBITDA of approximately $0.4 million.

    INDUSTRY OVERVIEW. Vast regions of the world remain without adequate telecommunications infrastructure. In 1998, according to the International Telecommunication Union, countries in our targeted markets, which represent one-third of the world's population, had fewer than two subscriber lines per 100 inhabitants compared to 66.13 in the United States. Although many of these countries are developing urban wired telephony systems, economic considerations in these countries have made the provision of wired telephone service to remote areas cost prohibitive. A combination of several factors, including advancement in voice transmission technologies, development of low cost ground terminals and the existence of commercial satellite availability has made telephone service (including voice, fax and data services) possible in these remote areas.

    Today, there are principally three transmission alternatives available for providing telephone service in remote areas: wired, terrestrial wireless and satellite networks. Of these three alternatives, satellite networks are uniquely suited to provide a rapidly available, lower cost solution for the telephony market. Wired networks require the installation of significant infrastructure over long distances and difficult terrain and are generally cost prohibitive for use in remote areas and can take a number of years to complete. Terrestrial wireless systems, in particular microwave radio networks, are subject to line-of-sight limitations requiring a large number of microwave towers (one approximately every 20 to 50 kilometers), compete for use of radio frequencies and require substantial time and expense to install. Satellite networks, on the other hand, provide broad geographic coverage. In fact, most areas with large rural populations are within the range of one or more commercial satellites in orbit today. At any location within the range of these satellite networks, telephony services can be established simply by installing small, low-cost ground terminals with links to the country's public switched telephone network. Moreover, such satellite networks have relatively lower infrastructure costs compared to wired and terrestrial wireless networks, are not constrained by topographical or climatic characteristics and can be rapidly and economically deployed, upgraded and reconfigured.

    The three principal types of satellite communications networks are direct broadcast, mobile, and fixed-site. Direct broadcast satellite networks, which provide a direct transmission link from high-power satellites to customers over a wide geographic area, are best suited for one-way, continuous transmissions such as direct-to-home television, music and data. For this reason, direct broadcast is not optimal in the telephony market. Mobile satellite networks, which enable voice and data communications through small portable terminals, utilize specially designed satellites which operate at higher power and at lower frequencies with less bandwidth. As a result, mobile satellite systems generally are more expensive and are not as well suited for telephony applications in developing countries. Fixed-site satellite telephony systems, which provide television, voice, facsimile and data communications between fixed ground terminals and geosynchronous satellites, are increasingly being utilized by developing countries.

    STRATEGY. Titan Wireless's objective is to become a leading provider of telephony systems and services in developing countries. To achieve this objective, Titan Wireless intends to pursue the following strategies:

       INCREASE SERVICE REVENUES. Titan Wireless intends to expand its sales, installation and integration activities for telephony systems and participate in the service revenues from installed equipment. One of its key initiatives is to provide long distance telecommunications services in developing countries. Through its Sakon joint venture, Titan Wireless is currently providing long distance telecommunications services in eight developing countries, and expects to provide long distance telecommunications in at least six additional developing countries. Titan Wireless's business plan is to derive at least 50% of all future revenues from providing telecommunications services.

       EXPAND STRATEGIC ALLIANCES. Titan Wireless utilizes strategic alliances to enter new markets. Titan Wireless continually evaluates potential additional strategic alliances that can provide financial, technological and/or marketing resources for its products. Titan Wireless seeks partnerships with regional and local telephone service providers who can obtain operating permits and play a key role in the installation and operation of a satellite telephone network in a developing country.

       LEAD SATELLITE COMMUNICATIONS TECHNOLOGY INNOVATION. Titan Wireless has combined expertise gained under government-sponsored development projects and its own internal development efforts to become a leader in low-cost, efficient satellite communications technology. Titan Wireless's close ties with satellite-based telecommunications service providers enable it to identify and understand the current needs of the market, anticipate future trends and develop technologies and products that are designed to address those needs and trends.

    PRODUCTS AND SERVICES. Titan Wireless develops and sells bandwidth efficient, turnkey systems and products which address the demand for telephony solutions in developing countries. Titan Wireless's commercial products include:

PRODUCT                                           DECRIPTION
-------                          --------------------------------------------
Xpress Connection                Network of fixed-site satellite ground
                                 terminals designed to provide basic
                                 telephony solutions to remote areas of
                                 developing countries. Interoperable with
                                 national public switched telephone network.

PRODUCT                                           DECRIPTION
-------                          --------------------------------------------
Multi-Media Very Small Aperture  Key portions of ground terminal, primarily
Terminals or VSATs               software and Application Specific Integrated
                                 Circuit chip sets to be used in a
                                 satellite-based communication system
                                 designed to provide quality and cost
                                 competitive multi-function
                                 telecommunications services to individual
                                 homes and businesses in areas not adequately
                                 served by the public switched telephone
                                 network. Interoperable with Xpress
                                 Connection and public switched telephone
                                 network, the Internet and other public data
                                 networks.

CCM 4000 Modem product designed to allow a single ground terminal to provide service for up to four simultaneous users. Utilized in Xpress
                                 Connection networks and in private telephone and data networks. Cost-effective alternative to installing additional terminals where demand warrants.

MRVC                             Voice digitizing, compression and
                                 multiplexing product sold to commercial
                                 markets.

    Titan Wireless establishes switched telephone network gateways in developing countries that effectively route calls via satellite through a bank of local telephone lines. The quality of service provided by Titan Wireless is near toll quality, which we believe will satisfy the quality demands of many citizens of developing countries. Through one network management center, or hub, Titan Wireless can manage up to 50 gateways, which connect directly into the hub, and 10,000 VSATs. Titan Wireless currently operates a hub and intends to add other hubs in key geographic locations which will enable it to provide global telephony coverage.

    Titan Wireless's project for the national telephone company of Benin, Africa, illustrates the combination of Titan Wireless's product and services offerings. Titan Wireless, the prime contractor for the project, will install the major satellite hub, the VSAT hardware, the billing system and network control system. Alcatel of France is a major subcontractor to Titan Wireless on this project, and will handle the delivery, installation and integration of the digital cellular system, wireless local loop, fiber optic system and primary hub switching technology of the system. Titan Wireless will build out the entire system, which is expected to be completed in 2001, co-operate the system with the national telephone company for approximately eight years, and then transfer the operations to the national telephone company. In addition to realizing revenue and profit on the equipment portion of the project, Titan Wireless will share in the revenue and profit generated by the system while it is co-operating the system.

    Titan Wireless is also building upon its experience in telephony to selectively pursue private networking opportunities in developing countries. For example, in Thailand, Titan Wireless sold key elements of a private voice, data and facsimile communications network to The Bank for Agriculture and Agricultural Cooperatives.

EMERGING TECHNOLOGIES AND BUSINESSES

    Emerging Technologies consists of new technologies and early-stage businesses, including businesses in which we own only a minority interest. Emerging Technologies pursues commercial

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
applications for technologies originally developed in government-sponsored research and development programs and, to a lesser extent, in internally funded programs. Emerging Technologies employs our rich technology portfolio, superior research and development capabilities and stream of government-funded projects to create solutions to technology-related problems that we can sell to multiple commercial markets. For the twelve months ended September 30, 1999, Emerging Technologies had revenues of approximately $6.9 million and EBITDA of approximately $1.0 million.

    The following are examples of some of the technologies and businesses that are currently included in our Emerging Technologies segment.

       TOMOTHERAPEUTICS, a majority-owned company of ours, is developing an x-ray needle system designed to rapidly generate x-rays at a local level in the treatment of tumors and other abnormal tissues. This system is still in the development stage. TomoTherapeutics licensed its technology to Influence, Inc. in exchange for a potential equity interest in Influence and royalty payments.

       FLASHCOM, a private company in Florida, is utilizing our technology to provide tracking and monitoring systems for trucks, trains and cargo containers, using a nationwide two-way wireless network to link dispatchers, managers and customers with remote shipments and equipment assets. We have retained an approximate 5% ownership position in FlashCom.

       WAVX, a publicly traded company, acquired its core encryption technology from us. WAVX's core product, the embedded application security system, is a firewall-on-a-chip technology that enables localization of secure e-commerce transactions at a personal computer, set-top box, or other information sharing device. We have realized several million dollars from sales of our residual equity interest in WAVX over the past few years. We no longer have an equity interest in WAVX. We are entitled to receive 5% of any revenues derived from WAVX products that utilize our technology for the first $1 million in revenues, and 2% on any revenues in excess of $1 million.

       IMAGCLEAR 5000 automatically scans over 2,500 fingerprint cards per day and can extract individual fingerprints from each card for electronic distribution to the FBI and other law enforcement agencies around the globe. This technology has received the highest level of certification attainable from the FBI for capturing fingerprint images. To date, we have received orders to provide over 40 ImagClear 5000 card scan systems and supporting equipment, including to NEC Technologies, which will use the fingerprint processors as part of its participation in the FBI's Card Scan Service program.

    In 1996, we contributed the core technology to form Servnow! Technologies, Inc., which is now known as IPivot. IPivot develops software products that improve the performance of server farms, web sites and software applications. In 1997, we secured $4.6 million of venture capital and ultimately raised a total of $15 million of venture capital for the development of this business. In November 1999, we received approximately $42 million in cash for our 8.1% equity interest in IPivot when IPivot was acquired by Intel Corporation.

    We intend to utilize both public and private investments as the primary funding source for the continued commercial development of our rich technology portfolio. We have no capitalized amounts on our consolidated balance sheets for any of the developing technologies and businesses within our Emerging Technologies segment.

GOVERNMENT CONTRACTS

    A substantial portion of our revenues are dependent upon continued funding of United States and allied government agencies, as well as continued funding of the programs targeted by our businesses. Our revenues from U.S. government business represented approximately 81% of our total revenues for

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
the year ended December 31, 1996, approximately 82% of our total revenues for the year ended December 31, 1997, approximately 80% of our total revenues for the year ended December 31, 1998, and approximately 80% of our total revenues for the nine months ended September 30, 1999. On a pro forma basis giving effect to our acquisition of Advanced Communication Systems, our revenues from U.S. government business represented approximately 88% of our total revenues for the twelve months ended September 30, 1999. Any significant reductions in the funding of United States government agencies or in the funding areas targeted by our businesses could materially and adversely affect our business, results of operations and financial condition.

    U.S. government contracts are subject to termination for the convenience of the government, as well as termination, reduction or modification in the event of budgetary constraints or any change in the government's requirements. When we subcontract with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. We often have little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in our loss of our subcontract. In addition, our contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between us and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. Any audits of our contract-related costs and fees could result in material adjustments to our revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as Congress makes appropriations for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on our business, results of operations and financial condition.

    Our business with the U.S. government and prime contractors is generally performed under cost reimbursement, fixed-price or time and materials contracts. Cost reimbursement contracts for the government provide for reimbursement of costs plus the payment of a fee. Under fixed-price contracts, we agree to perform certain work for a fixed price. Under time and materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and are reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense. The following table gives the percentage of revenues realized by us from the three primary types of government contracts during the periods indicated.

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
CONTRACT TYPE                                        1997       1998       1999
-------------                                      --------   --------   --------
Cost Reimbursement...............................     51.6%      49.8%      44.6%
Fixed-Price......................................     32.8       32.0       27.0
Time and Materials...............................     15.6       18.2       28.4
                                                    ------     ------     ------
                                                     100.0%     100.0%     100.0%
                                                    ======     ======     ======

    The following table gives the percentage of revenues realized by Advanced Communication Systems from the three primary types of government contracts during the periods indicated.

                                                      YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------
CONTRACT TYPE                                        1997       1998       1999
-------------                                      --------   --------   --------
Cost Reimbursement...............................     59.0%      41.0%      45.0%
Fixed-Price......................................     35.0       22.0       23.0
Time and Materials...............................      6.0       37.0       32.0
                                                    ------     ------     ------
                                                     100.0%     100.0%     100.0%
                                                    ======     ======     ======

RAW MATERIALS

    We operate both fabrication and assembly facilities and also purchase certain components and assemblies from other suppliers. No one supplier accounts for a significant portion of total purchases.

PATENTS, TRADEMARKS AND TRADE SECRETS

    Our policy is to apply for patents and other appropriate statutory protection when we develop new or improved technology. We presently hold 130 U.S. and international patents, as well as a number of trademarks and copyrights. However, we do not rely solely on these statutory protections to protect our technology and intellectual property. In addition to seeking patent protection for our inventions, we rely on the laws of unfair competition and trade secrets to protect our unpatented proprietary rights. We attempt to protect our trade secrets and other unpatented proprietary information through agreements with customers, vendors, employees and consultants. In addition, various names used by us for our products and services have been registered with the United States Patent and Trademark Office.

BACKLOG

    Contracts undertaken by us may extend beyond one year. Accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in our backlog. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle us to all or a portion of our costs incurred and potential fees.

    Many of our contracts with the U.S. government are funded by the procuring agency from year to year, primarily based on its fiscal requirements. This results in two different categories of U.S. government backlog: funded and unfunded backlog. "Funded backlog" consists of the aggregate contract revenues remaining to be earned by us at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring government agency. "Unfunded backlog" consists of the aggregate contract revenues expected to be earned as our customers incrementally allot funding to existing contracts, whether we are acting as a prime contractor or subcontractor, and the aggregate contract revenues to be funded on contracts which have been newly awarded to us. "Backlog" is the total of the government and commercial funded and unfunded backlog.

    Our backlog consisted of the following approximate amounts as of the following dates:

                                                 DECEMBER 31,
                                              -------------------         SEPTEMBER 30,
BACKLOG                                         1997       1998                1999
-------                                       --------   --------   --------------------------
                                                               (IN THOUSANDS)
U.S. Government funded backlog..............  $126,720   $106,635   $                  171,574
U.S. Government unfunded backlog............   356,052    466,149                      449,769
Commercial backlog..........................    48,367     47,227                       47,651
                                              --------   --------   --------------------------
Total backlog...............................  $531,139   $620,011   $                  668,994
                                              ========   ========   ==========================

    In addition to the backlog described above, at September 30, 1999, we had remaining priced options of over $207 million for the delivery of certain C4ISR systems and program management services. We expect that a substantial number of these options will be exercised in the future, although we cannot guarantee that any options will be exercised.

    Management believes that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues. Our backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

    We expect to realize approximately 46% of our September 30, 1999 backlog by September 30, 2000.

    Advanced Communication Systems' backlog consisted of the following approximate amounts as of the following dates:

                                                        SEPTEMBER 30,
                                                ------------------------------
BACKLOG                                           1997       1998       1999
-------                                         --------   --------   --------
                                                        (IN THOUSANDS)
Funded........................................  $  5,323   $ 57,454   $ 64,797
Unfunded......................................   141,314    456,592    639,809
                                                --------   --------   --------
Total.........................................  $146,637   $514,046   $704,606
                                                ========   ========   ========

    Advanced Communication Systems includes remaining priced options in its unfunded backlog amount, which we exclude from unfunded backlog. Advanced Communication Systems believes that approximately 29.6% of its backlog as of September 30, 1999 will result in revenues on or prior to September 30, 2000.

    Included in Advanced Communication Systems' total contract backlog at September 30, 1999, is approximately $52.5 million attributable to its two significant cost plus fixed fee contracts with the U.S. Navy. During 1999, the U.S. Navy established an Omnibus contract, that was awarded to a competitor in September 1999. This contract encompassed a number of the tasks that previously were performed under these two contracts. Management of Advanced Communication Systems believes that it will be able to utilize other contract vehicles to perform a substantial number of tasks previously performed under these contracts, however there is no assurance that Advanced Communication Systems will be able to do so.

COMPETITION

    TITAN SYSTEMS. Titan Systems is one of many companies involved in providing information systems solutions for a variety of programs for agencies of the U.S. government and prime contractors for these agencies. Most activities in which Titan Systems engages are very competitive and require highly skilled and experienced technical personnel. Many of Titan Systems' competitors have significantly greater financial and personnel resources than Titan Systems. Competitors in this industry include Anteon Corp., Autometrics, BTG, Inc., Booz-Allen Hamilton Inc., CACI International, Inc., Comptek Research, Inc., Computer Sciences Corporation, Dynamics Research Corporation, General Dynamics Corporation, GRC International, Government Technology Services, Inc., Lockheed Martin Corporation, Metric, Raytheon Company, Science Applications International Corporation, Tracor, TRW, and ViaSat. Titan Systems believes that the primary competitive factors for its information systems services include technical skills, experience in the industry and customer relationships.

    CAYENTA. The information technology services business is intensely competitive and subject to rapid technological change. Cayenta expects the competition to continue and intensify. Cayenta's competitors include:

    - application service providers, such as Breakaway Solutions and USinternetworking;

    - information technology service providers and system integrators, such as Andersen Consulting, Answerthink, Cambridge Technology, EDS, KPMG, Sapient and Tanning Technology;

    - Internet professional service providers, such as Proxicom, Scient, and US Interactive; and

    - internal information technology departments of current and potential clients.

    In comparison with Cayenta, many of its competitors, are larger, and have more brand recognition and substantially greater financial infrastructure, personnel, and marketing resources. In addition, there are low barriers to entry into Cayenta's business. Cayenta does not own any technologies that preclude or inhibit competitors from entering its industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the application integration and consulting components of Cayenta's TPS offering, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its industry, like software product companies.

    TITAN SCAN. The market for turnkey food pasteurization systems and services has only recently begun to develop. We expect that food producers and providers will continue to be reluctant to use Gamma radiation to pasteurize foods. As the market for electronic pasteurization of food develops, we expect competition to increase.

    The market for medical product sterilization services is intensely competitive and is characterized by significant price competition. Titan Scan's market for medical product sterilization services is fragmented as a result of geographical limitations on the transportation of products for sterilization, multiple technologies and the mix of in-house and contract sterilization facilities. Although Titan Scan believes that it is the only provider of relatively small, low-cost, turnkey systems for in-house use by medical product manufacturers, Titan Scan currently faces competition from several providers of contract Gamma sterilization services, several providers of contract electron beam sterilization services and a significantly larger number of providers of contract EtO sterilization services. Certain of Titan Scan's competitors and potential competitors in the medical product sterilization market have substantially greater financial, marketing, distribution, technical and other resources than Titan Scan, or offer multiple sterilization technologies or operate multiple sterilization facilities at geographically advantageous sites, which may enable them to address a broader range of the sterilization requirements of individual customers.

    TITAN WIRELESS. The industries and markets in which Titan Wireless competes are highly competitive, and we expect that competition will increase in such markets. Titan Wireless encounters intense competition from numerous companies, including large and emerging domestic and international companies, many of which have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than Titan Wireless. Some of Titan Wireless's competitors include Gilat Satellite Networks Ltd., Hughes Network Systems, Scientific Atlanta Inc., STM Wireless Inc. and ViaSat, Inc. Furthermore, the satellite communications industry itself competes with other technologies such as terrestrial wireless, copper wire and fiber optic communications systems.

    EMERGING TECHNOLOGIES AND BUSINESSES. Because it is attempting to commercialize a number of diverse technologies and products, Emerging Technologies effectively competes in many areas. Other companies are engaged in significant research and development activities in these areas, either on their own or in collaboration with others. Some of these companies have greater financial and personnel resources, and more experience in these specific areas than we do. We anticipate that Emerging Technologies will face increased competition in the future as new companies enter these areas and additional and potentially more sophisticated technologies become available.

RESEARCH AND DEVELOPMENT

    We maintain a staff of engineers, other scientific professionals and support personnel engaged in development of new applications of technology and improvement of existing products. These programs' costs are expensed as incurred. Total expenditures for research and development were $9.8 million in 1996, $12.8 million in 1997, $10.0 million in 1998 and $8.2 million for the nine months ended September 30, 1999. These expenditures included Titan-funded research and development of $5.0 million in 1996, $7.5 million in 1997, $5.6 million in 1998 and $5.3 million for the nine months ended September 30, 1999. The remainder of our research and development expenditures was customer-sponsored. The majority of our customer-sponsored research and development activity is funded under contracts with the United States government.

GOVERNMENT AND ENVIRONMENTAL REGULATIONS

    We must comply with and are affected by various government regulations. These regulations affect how we and our customers can do business and, in some instances, impose added costs to our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in material fines and penalties or affect how we conduct our business in the future.

    We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    As of September 30, 1999, we employed approximately 3,000 employees, predominantly located in the United States. Advanced Communication Systems employed approximately 1,974 employees as of September 30, 1999.

                                   MANAGEMENT

    The following table provides information concerning our directors and executive officers.

    Our executive officers and their respective positions with Titan and ages are set forth in the following table. There are no family relationships between any of our directors or executive officers and other directors or executive officers of Titan. Executive officers serve at the discretion of the board of directors.

EXECUTIVE OFFICERS AND DIRECTORS

                                                                                            YEAR IN WHICH
                                                                                            HE/SHE BECAME
NAME                                                 POSITION                     AGE      OFFICER/DIRECTOR
----                                ------------------------------------------  --------   ----------------
OFFICERS

Gene W. Ray......................   Chairman of the Board of Directors,            61            1981
                                    President and Chief Executive Officer
Eric M. DeMarco..................   Executive Vice President and Chief             36            1997
                                    Financial Officer
Nicholas J. Costanza.............   Senior Vice President, General Counsel and     44            1999
                                     Secretary
Larry A. Oberkfell...............   Senior Vice President, President and Chief     46            1999
                                     Executive Officer of Titan Scan
                                     Corporation
Mellon C. Baird..................   Senior Vice President, and President and       68            1998
                                     Chief Executive Officer of Titan Systems
Herbert L. Bradley...............   Senior Vice President, and President and       58            1999
                                     Chief Executive Officer of Titan Wireless
David P. Porreca.................   Senior Vice President, and President and       57            1999
                                     Chief Executive Officer of Cayenta
Ronald B. Gorda..................   Senior Vice President                          44            1994
Deanna Hom Petersen..............   Vice President and Corporate Controller        32            1997
Louis L. Fowler..................   Vice President and Assistant Secretary         61            1989
Dianne D. Scott..................   Vice President                                 50            1995

DIRECTORS
Charles R. Allen.................   Director                                       73            1989
Joseph F. Caligiuri..............   Director                                       71            1984
Daniel J. Fink...................   Director                                       73            1985
Robert Hanisee...................   Director                                       61            1998
Robert E. La Blanc...............   Director                                       65            1996
Thomas G. Pownall................   Director                                       78            1992
James Roth.......................   Director                                       63            1998

    The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal. The board of directors elects officers annually at its first meeting following the Annual Meeting of Stockholders.

    DR. RAY was a co-founder of Titan Systems, Inc., the parent of which merged into us in 1985. He served as a Director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been our Chairman of the Board of Directors since May 1999 and President and Chief Executive Officer since the merger.

    MR. DEMARCO has been our Executive Vice President and Chief Financial Officer since August 1998 and was our Senior Vice President and Chief Financial Officer from January 1997 to August 1998. From June 1986 to January 1997, he held various positions at Arthur Andersen LLP, most recently as a Senior Manager.

    MR. COSTANZA has been our Senior Vice President, General Counsel and Secretary since August 1999. From mid-1998 to the end of 1998, he was Executive Vice President, General Counsel and Secretary of Enfinity Corporation, a manufacturing company. From 1980 to early 1998, he held various positions at Exide Electronics Group, Inc., most recently as Vice President, Chief Administrative Officer, General Counsel and Secretary.

    MR. OBERKFELL has been our Senior Vice President and the President and Chief Executive Officer of Titan Scan Corporation since November 1999. From December 1995 to November 1999, he held various positions at Anchor Food Products, Inc., a manufacturer of frozen food appetizers, most recently as Chief Executive Officer. From October 1992 to December 1995, he held various positions at Orval Kent Food Company, a refrigerated salad company, most recently as Chief Executive Officer.

    MR. BAIRD has been our Senior Vice President, and President and Chief Executive Officer of Titan Systems since September 1998. Since November 1990 he has been President and Chief Executive Officer of Delfin Systems, now a wholly-owned subsidiary of Titan. From 1986 to 1990, Mr. Baird was President and Chief Executive Officer of Tracor. Prior thereto, Mr. Baird held senior positions at Eaton Corporation, Sanders Associates, Inc., F&M Systems Company, and Varo, Inc.

    MR. BRADLEY has been our Senior Vice President, and President and Chief Executive Officer of Titan Wireless, Inc. since January 1999. Prior thereto, he had been executive director of product development at Global One since February 1996. From February 1989 to February 1996, Mr. Bradley was President of Sprint China, Sprint International.

    MR. PORRECA has served as our Senior Vice President, and President and Chief Executive Officer of Cayenta since January 1999. From June 1995 to December 1998, he served as Chief Executive Officer and Senior Member of an enterprise software consulting company, Transnational Partners II. From August 1989 to
June 1995, he served as Chief Executive Officer of Expersoft Corporation, a software development and services company.

    MR. GORDA has been our Senior Vice President since February 1995 and Chief Operating Officer of Linkabit Wireless, Inc., a division of Titan Systems, since September 1997. He served as President of the Linkabit division of Titan from June 1993 to September 1997. From May 1994 to February 1995, he was a Vice President of Titan. From August 1991 to June 1993, he served as Senior Vice President of the SATCOM Systems business unit of the Linkabit division. Prior thereto, he was Senior Program Manager of the SATCOM Command and Control division of Rockwell International from April 1986 to July 1991.

    MS. PETERSEN has been our Corporate Controller since December 1996 and Vice President of Titan since July 1998. From September 1993 to December 1996,
Ms. Petersen was our Corporate Manager of Operations Analysis. From January 1990 to September 1993, she held various positions at Arthur Andersen LLP, most recently as a Senior Auditor.

    MR. FOWLER has been our Vice President and Assistant Secretary since September 1989. From March 1987 to September 1989 he served as Vice President of Titan Systems, Inc. Prior thereto, Mr. Fowler was Director of Contracts of Titan Systems, Inc. from March 1985 to March 1987.

    MS. SCOTT has been Vice President since June 1995. From July 1992 to April 1995 she was an independent consultant. From April 1987 to June 1992 she was a principal with the Scott Group, Inc.

    MR. ALLEN was employed by TRW, Inc., a diversified manufacturing company, from 1955 to 1986, where he held a number of executive management positions, including director from 1972 to 1986, and Executive Vice President and Chief Financial Officer from 1977 to 1986.

    MR. CALIGIURI was employed by Litton Industries, Inc., a diversified manufacturing and services company, from 1969 to 1993, where he held a number of executive management positions, including Executive Vice President from September 1981 to April 1993.

    MR. FINK was employed by General Electric Co. from 1967 to 1982, where he held a number of executive management positions, including Senior Vice President of Corporate Planning and Development, after which he founded and has been the President of D. J. Fink Associates, Inc., a management consulting firm.

    MR. HANISEE was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. From 1992 to 1998, he managed the Convertible Securities Group of Trust Company of the West, and until recently was Portfolio Manager for the Global Telecom Trust. He is currently the Chief Investment Officer for Asset Allocation in the Private Client Services Group of Trust Company of the West.

    MR. LA BLANC was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981, he was Vice Chairman of Continental Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technical consulting firm. He currently serves on the board of directors of Salient 3
Communications, Inc., a telecommunications and equipment and services company, Storage Technology Corp., a provider of network computing storage, Tribune Company, a media company, Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, and a family of Prudential mutual funds.

    MR. POWNALL was employed by Martin Marietta Corporation, a diversified manufacturing and services company, from 1963 to 1992, where he held a number of executive management positions, including director from September 1971 to April 1992, Chief Executive Officer from April 1982 to April 1988, and Chairman of the Board of Directors from January 1983 to April 1988.

    MR. ROTH was formerly Chairman, President and Chief Executive Officer of GRC International, where he held numerous key executive management positions throughout a 24-year career.

    In the event we close our acquisition of Advanced Communication Systems, George A. Robinson, who currently is the Chairman, President and Chief Executive Officer of Advanced Communication Systems, will become a director of Titan after the acquisition. Mr. Robinson is a founder of Advanced Communication Systems and has served as Chairman, President and Chief Executive Officer of Advanced Communication Systems since its inception in 1987. From 1986 to 1987,
Mr. Robinson held the position of Vice President for East Coast Operations of Advanced Digital Systems, Inc., a military communication software development company. Before working at Advanced Digital Systems, Mr. Robinson spent over
20 years as a civilian employee in the U.S. Navy Satellite Communication program, most recently as Deputy Director.

COMMITTEES OF THE BOARD OF DIRECTORS

    Titan's board of directors has an Audit Committee and a Compensation, Stock Option and Pension Committee. The members of the Audit Committee are Mr. Allen, Chairman, and Messrs. Caligiuri, Fink, Hanisee, La Blanc, Pownall and Roth. This Committee monitors our basic accounting policies, reviews audit and management reports and makes recommendations regarding the appointment of the independent auditors. The members of the Compensation, Stock Option and Pension Committee are Mr. Pownall, Chairman, and Messrs. Allen, Caligiuri, Fink, Hanisee, La Blanc and Roth. This Committee deals with the hiring and election of corporate officers, salary and incentive compensation policies for officers and executives, and the granting of stock options and stock appreciation rights to employees.

    As of January 1999, directors who are not officers receive directors' fees at an annual rate of $30,000, paid quarterly, and $1,500 per meeting for each meeting attended in excess of five meetings per calendar year. Additionally, directors who serve as chairs to committees of the board of directors receive $1,000 per quarter. In addition to the above compensation, pursuant to the terms of our existing 1996 Directors' Stock Option and Equity Participation Plan, as amended, or the Plan, options to purchase 5,000 shares of our common stock are granted to each director at fair market value upon election to the board of directors. Directors also receive non-discretionary annual grants of options to purchase 5,000 shares of common stock under the Plan. The options vest at 25% per year. Directors who are not also our employees may elect to receive their directors' fees in common stock, pursuant to the terms of the Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS

    We have entered into agreements with our executive officers (each hereinafter referred to as the "Executive") to reinforce and encourage their continued dedication without distraction arising from the possibility of a change in control occurring to us. The terms of the agreements provide that, in the event of a change in control (as defined in the agreements), and the termination of the Executive's employment at any time during the period beginning fifteen days prior to a change in control and ending two years following a change in control (hereinafter referred to as the "termination period") by us other than for cause or disability or by the Executive for good reason (as defined in the agreements), the Executive will be paid a lump sum amount equal to two times his base salary plus maximum annual bonus. Additionally, the Executive will receive a prorated bonus for the year of termination and continuation of medical and dental benefits covering the Executive and his dependents for 2 years following the termination. The payments are limited to ensure deductibility for tax purposes under Section 280G of the Internal Revenue Code.

    If the Executive's employment is terminated prior to the termination period but following a potential change in control (as defined in the agreements), such termination would be deemed to be within the termination period and to have been
(i) by us without cause (if such termination was at the direction of the acquiring person) or (ii) by the Executive with good reason (if the Executive terminates his employment and the event which constitutes good reason occurs following such potential change in control and at the direction of the acquiring person).

    Under the agreements, a change in control is defined as the occurrence of any of the following:

    - the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of ours possessing 25% or more of the combined voting power of our outstanding capital stock;

    - within any two year period, the majority of the members of the board of directors were to be comprised of individuals other than those who were members at the beginning of such period, unless the new members elected during such period were approved by two-thirds of the members of the board of directors still in office who were members of the board of directors at the beginning of such two-year period;

    - all or substantially all of our assets are sold as an entirety to any person or related group of persons; or

    - a merger of us with or into another corporation or the merger of another corporation into us with the effect that immediately after such transaction, our stockholders immediately prior to such transaction hold less than a majority interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

    A potential change in control shall be deemed to have occurred, for purposes of the agreements, if we enter into an agreement, the consummation of which would result in a change in control.

                             PRINCIPAL STOCKHOLDERS

    The following table presents information regarding the beneficial ownership of our common stock as of January 14, 2000 by:

    - each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

    - each of our directors;

    - our chief executive officer and our four most highly compensated executive officers in 1998 other than the chief executive officer;

    - all of our directors and executive officers as a group.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)        OF CLASS(3)
---------------------------------------                       ------------      -----------
Charles R. Allen............................................   47,420   (4)       *
Mellon C. Baird.............................................  250,036   (5)       *
Herbert L. Bradley..........................................   10,000   (6)       *
Joseph F. Caligiuri.........................................   38,500   (7)       *
Nicholas J. Costanza........................................      179   (8)       *
Eric M. DeMarco.............................................   94,316   (9)       *
Daniel J. Fink..............................................   37,584   (10)      *
L.L. Fowler.................................................   67,994   (11)      *
Ronald B. Gorda.............................................  211,633   (12)      *
Robert I. Hanisee...........................................    1,930   (13)      *
Robert E. La Blanc..........................................   30,500   (14)      *
Lawrence A. Oberkfell.......................................       --           --
Deanna Hom Petersen.........................................   23,324   (15)      *
David P. Porreca............................................    7,500   (16)      *
Thomas G. Pownall...........................................   62,048   (17)      *
Gene W. Ray.................................................  772,177   (18)     1.68   %
James E. Roth...............................................   11,250   (19)      *
Dianne D. Scott.............................................   20,630   (20)      *
All directors and executive officers as a group (16           1,687,021 (21)     3.62   %
  persons)..................................................

------------------------

*   Less than 1%

 (1) Except as otherwise provided, the address of each owner is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

 (2) The information regarding beneficial ownership of our common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of our common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. We have no information as to whether any shares shown in this table are subject to such community property laws.

 (3) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13D or Schedule 13G on file with the SEC.

 (4) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 27,500 shares.

 (5) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 249,502 shares and 534 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (6) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 10,000 shares.

 (7) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 22,500 shares.

 (8) Includes 179 shares held by the trustees of our 401(k) Retirement Plan.

 (9) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 77,500 shares and 1,496 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (10) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 27,500 shares.

 (11) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 48,500 shares and 18,381 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (12) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 180,000 shares and 22,419 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (13) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,250 shares.

 (14) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 22,500 shares.

 (15) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 18,375 shares and 4,449 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (16) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 7,500 shares.

 (17) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 21,250 shares.

 (18) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 467,500 shares and 75,935 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (19) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,250 shares.

 (20) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 18,000 shares and 2,630 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (21) Includes outstanding options exercisable within 60 days after January 14, 2000 to purchase 1,094,652 shares and 100,384 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

                              TITAN CAPITAL TRUST

    Titan Capital Trust is a statutory business trust created under Delaware law on January 19, 2000 pursuant to a declaration of trust among the trustees and Titan and a certificate of trust filed with the Delaware Secretary of State. The declaration of trust will be amended and restated in its entirety as of the date the trust initially issues the HIGH TIDES. Unless the context requires otherwise, "Titan," "we," "us," "our" or similar terms in this section refer solely to Titan Corporation and not the trust or any of our other consolidated subsidiaries.

    The trust's assets consist principally of the debentures, and payments under the debentures are its sole revenue. The trust exists for the exclusive purposes of:

    - issuing the HIGH TIDES and the common securities representing undivided beneficial ownership interests in the trust's assets;

    - investing the gross proceeds of those securities in the debentures; and

    - engaging in only those other activities necessary or incidental to those purposes.

    Titan will directly acquire common securities of the trust in an aggregate liquidation amount equal to at least 3% of the total capital of the trust. The trust will generally make payments on the common securities on a pro rata basis with the HIGH TIDES. However, if an event of default under the declaration of trust occurs and is continuing, Titan's right to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to your rights.

    Pursuant to the declaration of trust, the trust will have four trustees, which we refer to in this offering circular as declaration trustees:

    - two of the trustees, referred to as administrative trustees, will be officers of Titan; and

    - the third trustee will be the property trustee and the fourth trustee will be the Delaware statutory trustee, each of which will be Wilmington Trust Company.

    In limited circumstances, the holders of a majority in aggregate stated liquidation amount of the outstanding HIGH TIDES will be entitled to appoint one additional trustee, referred to as the special trustee. The special trustee need not be an officer or employee of or otherwise affiliated with Titan. Generally, the special trustee will have the same rights, powers and privileges as the administrative trustees. See "Description of HIGH TIDES--Voting Rights; Amendment of the Declaration."

    The property trustee holds title to the debentures for your benefit and the benefit of the holders of the trust's common securities. As the holder of the debentures, the property trustee has the power to exercise all the rights, powers and privileges granted to the holder of the debentures under the indenture governing the debentures between Titan and Wilmington Trust Company, as debenture trustee. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for your benefit and the benefit of the holders of the trust's common securities.

    Subject to your right to appoint a special trustee, we, as the direct or indirect holder of all of the trust's common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided, however, that during an event of default under the indenture, the property trustee and the Delaware trustee may only be removed by the holders of a majority in liquidation amount of the HIGH TIDES. However, the number of trustees must always be at least two, one of which must be an administrative trustee, and, unless otherwise required by applicable law, there must always be a Delaware statutory trustee. See "Description of Convertible Senior Subordinated Debentures."

    The address of the principal office of the trust is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121-1199, and its telephone number is (858) 552-9500.

                                THE REMARKETING

    NOTICE OF REMARKETING; TENDER FOR SALE BY REMARKETING; RETENTION OF HIGH
TIDES

    At least 30 business days but not more than 90 business days prior to the final reset date, the trust will send to you a remarketing notice stating whether it intends to remarket the HIGH TIDES as securities that either will be convertible into common stock or nonconvertible. So that no holder of HIGH TIDES, through inadvertence or otherwise, may fail to tender any HIGH TIDES for sale in the remarketing, each outstanding HIGH TIDES you own will be deemed to have been tendered for remarketing unless you have given irrevocable notice to the contrary to the tender agent. The tender agent will promptly remit the notice to the remarketing agent. The irrevocable notice, which may be telephonic or written, must be delivered prior to 5:00 p.m., New York City time on the tender notification date. The tender notification date is a business day no earlier than 10 business days following the remarketing notice date, or a shorter period as shall be agreed to by the remarketing agent. If you elect to retain HIGH TIDES, your notice must state:

    - the number of HIGH TIDES to be retained (which must be all of the HIGH TIDES represented by the applicable certificate, unless such certificate is a global HIGH TIDES certificate);

    - the number of the certificate representing the HIGH TIDES not being tendered (unless such certificate is a global HIGH TIDES certificate); and

    - the number of HIGH TIDES represented by such certificate (unless such certificate is a global HIGH TIDES certificate).

    Any transferee of a HIGH TIDES is bound to the terms of any such notice which has been given relating to the transferred HIGH TIDES.

    Any failure by you to give timely notice of an election to retain all or any part of your HIGH TIDES will constitute an irrevocable tender for sale in the remarketing of all the HIGH TIDES you hold. On and after the reset date, the terms of all HIGH TIDES, whether or not tendered for remarketing, will be modified by the term provisions, as the same shall be established by the remarketing agent.

    If the HIGH TIDES are not held by DTC or its nominee in the form of one or more global HIGH TIDES, certificates representing remarketed HIGH TIDES will be issued to the purchasers thereof, irrespective of whether the certificates formerly representing such HIGH TIDES have been delivered to the tender agent. If you do not duly give notice that you will retain your HIGH TIDES, your rights with respect to the HIGH TIDES will cease upon the successful remarketing of the HIGH TIDES, except your right to receive an amount equal to:

    - from the proceeds of the remarketing, 101% of the aggregate liquidation amount of the HIGH TIDES; plus

    - from us, any accrued and unpaid distributions on the HIGH TIDES to, but excluding, the reset date (upon surrender of the certificate representing the HIGH TIDES to the tender agent properly endorsed for transfer, in the case of a holder other than DTC, which has taken physical delivery of a HIGH TIDES certificate) but without any additional interest thereon (and the certificate will cease to represent outstanding HIGH TIDES).

    If no HIGH TIDES are tendered for remarketing, the remarketing will not take place, although the remarketing will not be deemed to have failed. Under these circumstances, the remarketing agent will set the term provisions in a manner consistent with the remarketing notice that it believes, in its sole discretion, would result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof were a remarketing actually to occur.

THE REMARKETING PROCESS

    The remarketing agent has agreed to use its best efforts to remarket all HIGH TIDES tendered for remarketing in accordance with the remarketing agreement. The remarketing agent will establish, effective beginning on the reset date:

    - the term rate per annum at which distributions will accrue on the HIGH TIDES;

    - the term conversion ratio and price, which determine the number of shares of common stock, if any, into which each HIGH TIDES may be converted; and

    - the term call protections, which are the price, manner and time, if any, at which the HIGH TIDES may be redeemed.

    In this offering circular, we refer to the term rate, the term conversion ratio and price and the term call protections as the term provisions.

    The remarketing agent will use its best efforts to establish the term provisions most favorable to us consistent with the successful remarketing of all HIGH TIDES tendered at a price equal to 101% of the aggregate liquidation amount. The remarketing agent may purchase HIGH TIDES tendered for remarketing, but it shall not be obligated to purchase any HIGH TIDES except to the extent expressly provided under the remarketing agreement.

    The remarketing will be done without charge to the holders of the HIGH TIDES, but we shall be obligated to pay the remarketing agent fees for its services. Neither we nor any of our affiliates will be permitted to submit orders for or purchase tendered HIGH TIDES in the remarketing.

    In establishing the term provisions during the remarketing, the remarketing agent will take into account the following remarketing conditions:

    - short-term and long-term market interest rates and indices of the short-term and long-term interest rates;

    - market supply and demand for short-term and long-term securities;

    - yield curves for short-term and long-term securities comparable to the HIGH TIDES;

    - industry and financial conditions which may affect the HIGH TIDES;

    - the number of HIGH TIDES to be remarketed;

    - the number of potential purchasers;

    - the number of shares of common stock, if any, into which the HIGH TIDES will be convertible;

    - the current ratings by nationally recognized statistical rating organizations of our long-term subordinated debt and of other outstanding capital securities of the trust, including the HIGH TIDES and the common securities; and

    - the length and type of call protections, if any.

    We currently have no intention of causing the applicable conversion price on the reset date to be less than 100% of the fair market value of the common stock on the reset date.

    If any HIGH TIDES are tendered for remarketing, on the business day following the tender notification date, the remarketing agent will commence a convertible remarketing or a nonconvertible remarketing, as the case may be, in accordance with the remarketing agreement and pursuant to the instructions set forth in the remarketing notice. The remarketing agent will determine, and upon request make available to interested persons, non-binding indications of the term provisions based upon then-current remarketing conditions. The remarketing agent will solicit and receive orders from prospective investors to purchase tendered HIGH TIDES. The remarketing agent will continue using its best efforts to remarket the HIGH TIDES as described above, adjusting the non-binding indications of the term provisions as necessary to establish the term conditions most favorable to us consistent with remarketing all HIGH TIDES tendered at a price equal to 101% of the aggregate liquidation amount until the remarketing is completed or is deemed to have failed for any of the reasons set forth under "--Effect of a Failed Remarketing."

    If the remarketing agent determines that the remarketing has not failed, the remarketing agent will promptly communicate the term provisions to the tender agent. The initial remarketing termination date is the tenth business day following the tender notification date, or a shorter period as shall be agreed to by the remarketing agent. The tender agent will communicate the term provisions to the declaration trustees, the debenture trustee, the trust, the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders will tender the reset price for the tendered HIGH TIDES as set forth below under "--Settlement" and the term provisions will become effective.

    EFFECT OF A FAILED REMARKETING

    The initial remarketing will fail if:

    - despite using its best efforts the remarketing agent is unable to establish, prior to the initial remarketing termination date, a term rate that is less than or equal to the treasury rate plus 10% per annum, which we refer to in this offering circular as the maximum rate;

    - the remarketing agent is excused from remarketing the HIGH TIDES because of the failure by us or the trust to satisfy a condition in the remarketing agreement or the occurrence of certain market events specified in the remarketing agreement;

    - there is no remarketing agent on the first day of the initial remarketing period; or

    - prior to the initial remarketing termination date, term provisions are established by the remarketing agent, but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement.

    If the initial remarketing fails because the remarketing agent was not able to establish a term rate less than or equal to the maximum rate, the remarketing agent will commence a final remarketing during the period beginning on the business day following the initial remarketing termination date and ending on the date which is 10 business days later, or a shorter period as shall be agreed to by the remarketing agent. The final remarketing will be a convertible remarketing if the initial remarketing was a nonconvertible remarketing and vice versa.

    If the remarketing agent is able to establish a term rate less than or equal to the maximum rate during the final remarketing period, it shall promptly communicate the term provisions to the tender agent, who will communicate the term provisions to the declaration trustees, the trust, the paying agent, us and each holder, if any, which timely elected not to tender all of its HIGH TIDES for remarketing, by written notice or by telephone promptly confirmed by telecopy or other writing. On the reset date, new holders will tender the reset price for the tendered HIGH TIDES as set forth below under "--Settlement" and the term provisions will become effective.

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    If despite using its best efforts, the remarketing agent is still not able to establish a term rate less than or equal to the maximum rate prior to the expiration of the final remarketing period or the remarketing agent is excused from remarketing the securities because of the failure by us or the trust to satisfy a condition in the remarketing agreement or the occurence of certain market events, the final remarketing will fail. In addition, if term provisions are established by the remarketing agent but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing because of the occurrence of certain market events specified in the remarketing agreement, then the final remarketing will fail. In the event of a failed final remarketing, the term rate shall be a rate equal to the treasury rate plus 10% per annum, and the term conversion price will be equal to 105% of the average closing price of our common stock for the five consecutive trading days after the final failed remarketing termination date. In the event of a failed final remarketing, all outstanding HIGH TIDES will be redeemable by us, in whole or in part, at any time on or after the third anniversary of the reset date at a redemption price equal to 100% of the aggregate liquidation amount thereof, plus accrued and unpaid distributions thereon. There can be no assurance that all of the HIGH TIDES tendered will be remarketed.

    If for any reason term provisions are established by the remarketing agent but the remarketing agent is unable to sell one or more HIGH TIDES tendered for remarketing, the remarketing agent will be obligated, subject to some conditions, to purchase the HIGH TIDES for the reset price.

    The term "treasury rate" means (A) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the remaining life (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the remaining life shall be determined and the treasury rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (B) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the reset date. The treasury rate shall be calculated on the third business day preceding the reset date.

    The term "comparable treasury issue" means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life. If no United States Treasury security has a maturity which is within a period from three months before to three months after the reset date, the two most closely corresponding United States Treasury securities shall be used as the comparable treasury issue, and the rate being calculated shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

    The term "comparable treasury price" means (A) the arithmetic mean of five reference treasury dealer quotations for the reset date, after excluding the highest and lowest such reference treasury dealer quotations, or (B) if the quotation agent obtains fewer than five reference treasury dealer quotations, the arithmetic mean of all the reference treasury dealer quotations.

    The term "quotation agent" means Credit Suisse First Boston Corporation and its successor provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in The City of New York we shall substitute therefor another primary treasury dealer.

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    The term "reference treasury dealer" means (A) the quotation agent and
(B) any other primary treasury dealer selected by the debenture trustee after consultation with us.

    The term "reference treasury dealer quotations" means, with respect to each reference treasury dealer and the reset date, the arithmetic mean, as determined by the debenture trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the debenture trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the reset date.

    The term "remaining life" means the period beginning on the reset date and ending at February 15, 2030.

    SETTLEMENT

    Settlement of transactions in connection with the remarketing will take place on the reset date, or such date as the remarketing agent may, in its sole discretion, determine, or as otherwise required by applicable law. Payments in respect of the tendered HIGH TIDES in an amount equal to the proceeds of the remarketing will be made by the tender agent (but only to the extent in fact received by the tender agent) on the date in the manner described under "Description of HIGH TIDES--Depositary Procedures," but, in the case of a holder (other than DTC) which has taken physical delivery of a certificate representing its HIGH TIDES, the payment shall be made only upon surrender to the tender agent by 2:30 p.m. New York City time on the reset date (or any succeeding date) of the certificate representing the HIGH TIDES, properly endorsed for transfer.

    Neither we, the trust, the declaration trustees, the tender agent and (except to the extent provided above) the remarketing agent will be obligated to provide or advance funds to make payment to the holders of HIGH TIDES tendered in the remarketing.

    PURCHASES BY US AND OUR AFFILIATES

    While we, or an affiliate, may from time to time purchase, hold, or sell HIGH TIDES, neither we nor any of our affiliates may purchase any HIGH TIDES on the reset date or submit orders in the remarketing, and the remarketing agent has agreed that it will not knowingly remarket any HIGH TIDES to us or any of our affiliates.

    TENDER AGENT

    Tenders of HIGH TIDES in the remarketing will be made to the tender agent, and the tender agent will pay to the prior holders thereof the proceeds of the remarketing, provided the tender agent receives the amount from the remarketing agent. The tender agent will be the property trustee or, in the event of the distribution of debentures to the holders of HIGH TIDES prior to the reset date, the debenture trustee.

    TERMINATION OF THE TRUST

    If the trust is for any reason dissolved and liquidated prior to the reset date and the debentures are distributed to the holders of HIGH TIDES and common securities, the remarketing will proceed as described in this offering circular except that the debentures rather than the HIGH TIDES will be remarketed by the remarketing agent, the debenture trustee rather than the property trustee will be the tender agent and the descriptions of the remarketing of the HIGH TIDES in this offering circular will apply with such changes as are necessary to the remarketing of debentures. Accordingly, in such an event, without limiting the generality of the foregoing statements:

    - the debentures instead of the HIGH TIDES will be deemed to have been tendered for remarketing absent timely notice to the contrary, provided that any notice duly and timely given

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      in respect of the tender for remarketing of any HIGH TIDES will apply to the debentures distributed in respect thereof;

    - the debentures instead of the HIGH TIDES will be remarketed by the remarketing agent;

    - the remarketing agent will use its best efforts to establish the term provisions most favorable to us consistent with the successful remarketing of all debentures tendered at a price equal to 101% of the principal amount of the debentures; and

    - subject to the proviso in the first bullet point above, a holder of debentures which has not duly given notice by the tender notification date that it will retain its debentures will cease to have any further rights with respect to the debentures upon the successful remarketing of the debentures, except the right of the holder to receive an amount equal to
      (1) from the proceeds of the remarketing, 101% of the principal amount of the debentures, plus (2) from us, any accrued but unpaid interest on the debentures to, but excluding, the reset date (upon surrender of the certificate representing the debentures to the tender agent properly endorsed for transfer, in the case of a holder other than DTC, which has taken physical delivery of a debenture certificate) but without any additional interest thereon (and any such certificate will cease to represent outstanding debentures).

    If the debentures are accelerated, redeemed or otherwise prepaid on or prior to the reset date, the remarketing will not take place.

    THE REMARKETING AGENT

    We will use our best efforts to assure that, at all times prior to and including the reset date, an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket HIGH TIDES and to establish the term provisions is acting as remarketing agent, provided that if we fail to appoint a successor upon the resignation or removal of the remarketing agent reasonably promptly or if a successor fails to accept such appointment, a successor having such qualifications may be appointed by the holders of at least 25% in aggregate liquidation amount of the outstanding HIGH TIDES. Credit Suisse First Boston Corporation has agreed to act as the initial remarketing agent but may resign or be replaced by us, in accordance with the terms of the remarketing agreement. The remarketing agent may authorize any broker-dealer to assist in the remarketing.

    The remarketing agreement among us, the trust, the tender agent and the remarketing agent provides that the remarketing agent will receive fees from us for the remarketing equal to 1% of the aggregate liquidation amount of outstanding HIGH TIDES on the reset date upon settlement of the transactions contemplated by the remarketing. In addition to these fees we will reimburse the remarketing agent for all out-of-pocket expenses reasonably incurred in connection with the performance of its duties. In the event that both the initial remarketing and the final remarketing fail, we shall not be required to pay any fees to, or reimburse any out-of-pocket expense of, the remarketing agent. The remarketing will be done without charge to the holders of the HIGH TIDES.

    We have agreed in the remarketing agreement to indemnify the remarketing agent against some liabilities arising out of or in connection with its duties, or to contribute to payments which the remarketing agent may be required to make in respect thereof.

    The remarketing agent may resign and be relieved from its duties under the remarketing agreement on a date specified in a notice in writing delivered to us and to the trust. The remarketing agent's resignation will not become effective until at least 30 days after delivery of the notice. The successor remarketing agent must be an investment bank, broker, dealer or other organization which, in our judgment, is qualified to remarket the HIGH TIDES and establish the term provisions and which accepts its appointment by executing a written instrument of acceptance to us and the tender agent. The holders of a majority in aggregate liquidation amount of the outstanding HIGH TIDES may

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remove the remarketing agent for cause. The tender agent will send notice to you of the resignation or removal of the remarketing agent and the appointment of a successor remarketing agent. If there is no remarketing agent on the first day of the initial remarketing period, the remarketing will fail and the HIGH TIDES will remain outstanding on the terms described in this offering circular under "--Effect of a Failed Remarketing."

    The remarketing agreement provides that the remarketing agent will not be obligated to remarket HIGH TIDES if:

    - in the remarketing agent's judgment there is a material misstatement or omission in any (a) disclosure document provided by us or the trust in connection with the remarketing or (b) document publicly disclosed (including in a filing pursuant to the Securities Exchange Act of 1934) by or on behalf of us or the trust, unless in each case the remarketing agent is satisfied that such misstatement or omission has been properly corrected;

    - we have failed to have a registration statement for the HIGH TIDES declared effective on or prior to the tender notification date or such registration statement does not remain effective through and including the reset date, unless we have provided to the remarketing agent an opinion of counsel, experienced in matters relating to securities law, (a) that registration of the HIGH TIDES under the Securities Act is not necessary for their sale or (b) that such registration statement need not become effective until the date the initial remarketing period is required to commence under the remarketing agreement and the remarketing agent consents to such delay; or

    - either we or the trust fails to satisfy conditions customary in an offering.

    Broker-dealers, if any, which obtain purchasers for the HIGH TIDES will be paid a commission or fee by the remarketing agent based upon the remarketing fee described above and the number of HIGH TIDES sold. Broker-dealers will enter into broker-dealer agreements with the remarketing agent, which will provide for their participation in the remarketing and will require them to follow certain private placement procedures. The identity of the broker-dealers, if any, which will participate in the remarketing has not yet been determined. The remarketing agent will have the right to select broker-dealers at any time prior to the reset date. No broker-dealer will be obligated to purchase the HIGH TIDES.

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                           DESCRIPTION OF HIGH TIDES

    Under the terms of the declaration of trust, the administrative trustees on behalf of the trust will issue the HIGH TIDES and the common securities in fully registered form without interest coupons. The HIGH TIDES will represent preferred undivided beneficial ownership interests in the assets of the trust, and the holders of the HIGH TIDES will be entitled to a preference over us, as the holder of the trust's common securities, in limited circumstances with respect to distributions and amounts payable on redemption of the HIGH TIDES and the trust's common securities or dissolution and liquidation of the trust, as well as other benefits as described in the declaration of trust. See "--Subordination of Common Securities." The declaration of trust will not initially be qualified under the Trust Indenture Act. However, by its terms the declaration of trust will incorporate selected provisions of the Trust Indenture Act. Upon effectiveness of the shelf registration statement, the declaration of trust will be subject to and governed by the Trust Indenture Act. This summary of the provisions of the HIGH TIDES, the trust's common securities and the declaration of trust is subject to, and is qualified in its entirety by reference to, all the provisions of the declaration of trust, including the definitions of certain terms. Unless the context requires otherwise, "Titan," "we," "us," "our" or similar terms in this section refer solely to Titan Corporation and not the trust or any of our other consolidated subsidiaries.

GENERAL

    The trust will make payments on the HIGH TIDES on a pro rata basis with its common securities except as described under "--Subordination of Common Securities." The guarantee executed by us for your benefit will provide for a guarantee on a subordinated basis with respect to the HIGH TIDES but will not guarantee payment of distributions or amounts payable on redemption of the HIGH TIDES or on dissolution and liquidation of the trust when the trust does not have funds on hand available to make those payments. See "Description of the Guarantee."

    Credit Suisse First Boston Corporation has agreed to act as initial remarketing agent with respect to the HIGH TIDES and is referred to herein as the remarketing agent. The remarketing agent will be paid fees for its services and may resign or be replaced by us under certain circumstances. The remarketing agent may also be removed at any time for cause by the holders of a majority of the aggregate liquidation amount of HIGH TIDES outstanding. See "The Remarketing--The Remarketing Agent."

DISTRIBUTIONS

    Distributions will accrue on the HIGH TIDES from the date of their original issuance at the applicable rate of the stated liquidation amount of $50 per HIGH TIDES. Subject to the deferral rights described below, the trust will pay the distributions quarterly in arrears on each February 15, May 15, August 15 and November 15, each referred to as a distribution date, commencing May 15, 2000, to the person in whose name each HIGH TIDES is registered at the close of business on the first day of the month of the applicable distribution date. The first day of the month of any distribution date shall be the record date for such distribution date.

    The reset date is any date (1) not later than February 15, 2005, or, if the day is not a business day, the next succeeding business day, and (2) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion. If the reset date is prior to the record date for the immediately following distribution date, then distributions and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following distribution date shall be paid on such distribution date to the person in whose name each HIGH TIDES is registered on the relevant record date, subject to our right to initiate a deferral period. If the reset date is on or after the record date for the immediately following distribution date, then (1) distributions and additional amounts, if any, accrued from and after the record date to but excluding the reset date shall

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be paid on the immediately following distribution date to the person in whose name each HIGH TIDES is registered on the relevant record date and
(2) distributions and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following distribution date shall be paid on the second distribution date immediately following the reset date to the person in whose name each HIGH TIDES is registered on the relevant record date for such second distribution date, subject in each case to our right to initiate a deferral period. The applicable rate will be the initial rate of 5 3/4% per annum from the date of original issuance of the HIGH TIDES to but excluding the reset date, subject to increase in the case of a registration default. See "Registration Rights". From the reset date, the applicable rate will be the term rate established by the remarketing agent to be effective on the reset date. On the reset date, the remarketing agent will notify the declaration trustees, the trust, the debenture trustee, the paying agent, us and the holders, if any, which elected not to tender all their HIGH TIDES for remarketing of the term provisions, including the term rate. The notification must be made by written notice or by telephone promptly confirmed by telecopy or other writing. See "The Remarketing."

    The amount of distributions payable for any period will be computed based on the number of days elapsed in a 360-day year of twelve 30-day months. If any distribution date is not a business day, the trust will pay distributions payable on that date on the next succeeding day that is a business day, except if such business day is in the next succeeding calendar year, such distributions will be made on the immediately preceding business day. No additional distributions or other payments in respect of any such delay will accrue because of this change in the distribution date. Distributions that the trust does not pay on the applicable distribution date will accrue additional distributions on the amount of the accrued distributions, to the extent permitted by law, at the applicable rate compounded quarterly from the relevant distribution date. As used in this offering circular, the term "distribution" includes quarterly distributions, additional distributions on quarterly distributions not paid on the applicable distribution date and special distributions upon certain tax events, as applicable. See "Description of Convertible Senior Subordinated Debentures--Additional Amounts." As used in this offering circular, a "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.

    So long as no event of default under the debentures has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters. However, no deferral period may extend beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and (2) in the case of a deferral period beginning prior to the reset date, the reset date. We have agreed, among other things, not to declare or pay any dividend on our capital stock, subject to certain exceptions, during any deferral period. See "Description of Convertible Senior Subordinated Debentures--Option to Extend Interest Payment Date." As a consequence of any deferral election, the trust will defer quarterly distributions on the HIGH TIDES during the deferral period. Deferred distributions to which you are entitled will accumulate additional distributions at the applicable rate, compounded quarterly from the relevant payment date for distributions during any deferral period, to the extent permitted by applicable law.

    See "Description of Convertible Senior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain United States Federal Income Tax Consequences--Interest Income" for a more detailed discussion of the terms and conditions affecting our right to defer the payment of interest on the debentures.

    We have no current intention of exercising our right to defer payments of interest on the debentures.

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    The trust's revenues available for distribution to you will be limited to payments under the debentures. See "Description of Convertible Senior Subordinated Debentures--General." If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the HIGH TIDES. We have guaranteed the payment of distributions, if and to the extent the trust has funds legally available for the payment of those distributions on a limited basis as set forth under "Description of the Guarantee."

    CONVERSION RIGHTS

    GENERAL. You may convert your HIGH TIDES at any time prior to 5:00 p.m., New York City time, on or prior to the tender notification date and, in the event of a convertible remarketing or a failed final remarketing, from and after the reset date to and including February 15, 2030 (except that you may convert HIGH TIDES called for redemption by us at any time prior to 5:00 p.m., New York City time, on the relevant redemption date), at your option and in the manner described below, into shares of our common stock. On or prior to the tender notification date, you may convert each HIGH TIDES, pursuant to the initial conversion ratio, into 1.0076 shares of our common stock (equivalent to an initial conversion price of $49.625 per share of common stock). On and after the reset date, the trust has the option to make each HIGH TIDES, subject to the results of the remarketing, become convertible into a different number of shares of common stock or nonconvertible. See "The Remarketing." The conversion ratio and the equivalent conversion price in effect at any given time are referred to in this offering circular as the applicable conversion ratio and the applicable conversion price, respectively, and will be subject to adjustment as described under "--Conversion Price Adjustments" below. The trust will covenant in the declaration of trust not to convert debentures held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by you.

    If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the HIGH TIDES are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, exchange the HIGH TIDES for a like amount of debentures and immediately convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

    If you are the record holder of HIGH TIDES at the close of business on a distribution record date, you will be entitled to receive the distribution payable on your HIGH TIDES on the corresponding distribution date even if you convert your HIGH TIDES after the distribution record date but prior to the distribution date. Except as provided in the immediately preceding sentence, neither we nor the trust will make, or be required to make, any payment, allowance or adjustment for accrued and unpaid distributions, whether or not in arrears, on converted HIGH TIDES, even if you convert your HIGH TIDES during a deferral period. We will make no payment or allowance for distributions on our shares of common stock issued upon conversion, except to the extent that those shares of common stock are held of record on the record date for any distributions. We will deem each conversion to have been effected immediately prior to the close of business on the day on which the trust received the related conversion notice.

    We will not issue any fractional shares of our common stock as a result of conversion. Instead, we will pay fractional interest in cash based on the closing price of our common stock at the time of conversion.

    CONVERSION PRICE ADJUSTMENTS--GENERAL. The applicable conversion price of the HIGH TIDES will be adjusted, without duplication, upon the happening of the following events:

    - the payment of dividends and other distributions payable exclusively in our common stock on our common stock;

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    - the issuance to all holders of our common stock of rights or warrants;

    - subdivisions and combinations of our common stock;

    - the payment of dividends and other distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for those rights or warrants referred to in the second bullet clause above and dividend and distributions paid exclusively in cash;

    - the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock at a price in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer; and

    - the payment of dividends and other distributions on our common stock paid exclusively in cash, excluding:

       - cash dividends that do not exceed the per share amount of the smallest of the immediately four preceding quarterly cash dividends, as adjusted to reflect any of the events described above; and

       - cash dividends the per share amount of which, together with the aggregate per share amount of any other cash dividends paid within the 12 months preceding the date of payment of such cash dividends, does not exceed 12 1/2% of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the dividend.

    We may, at our option, make reductions in the applicable conversion price as our board of directors deems advisable to avoid or diminish any income tax to our common stockholders or rights to purchase our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated similarly for federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Adjustment of Conversion Price."

    The applicable conversion price will not be adjusted:

    - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Titan and the investment of additional optional amounts in shares of our common stock under any plan;

    - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Titan; or

    - upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the HIGH TIDES were first issued.

    No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

    CONVERSION PRICE ADJUSTMENTS--MERGER, CONSOLIDATION OR SALE OF ASSETS OF TITAN. If we are a party to a transaction which results in our common shares being converted into the right to receive, or being

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exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below. The following are examples of company transactions which may result in an adjustment to the conversion price:

    - merger;

    - consolidation;

    - sale of all or substantially all of our assets;

    - recapitalization or reclassification of our common shares; or

    - any compulsory share exchange.

    If we are a party to any company transaction, in each case, as a result of which shares of our common stock will be converted into the right to receive other securities, cash or other property, we will ensure that lawful provision is made as part of the terms of the company transaction so that the holder of each HIGH TIDES then outstanding will have the right thereafter to convert the HIGH TIDES only into:

    - in the case of any company transaction other than a company transaction involving a Common Stock Fundamental Change, the kind and amount of securities, cash and other property receivable upon the consummation of the company transaction by a holder of that number of shares of our common stock into which a HIGH TIDES was convertible immediately prior to the company transaction; or

    - in the case of a company transaction involving a Common Stock Fundamental Change, common stock of the kind received by holders of our common stock;

but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the company transaction constitutes a Fundamental Change.

    The holders of HIGH TIDES will have no voting rights with respect to any company transaction.

    In the case of any company transaction involving a Fundamental Change, the applicable conversion price will be adjusted immediately before the Fundamental Change as follows:

    - in the case of a Non-Stock Fundamental Change, the applicable conversion price of the HIGH TIDES will become the lower of:

       - the applicable conversion price immediately prior to the Non-Stock Fundamental Change, but after giving effect to any other prior adjustments; and

       - the result obtained by multiplying the greater of the relevant price or the then applicable reference market price by the optional redemption ratio (the product is referred to as the "adjusted relevant price" or the "adjusted reference market price," as the case may be); and

    - in the case of a Common Stock Fundamental Change, the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be the Purchaser Stock Price and the denominator will be the relevant price.

However, in the event of a Common Stock Fundamental Change in which:

    - 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party (and cash, if any, is paid only with respect to any fractional interests in the common stock resulting from the Common Stock Fundamental Change); and

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    - all our common stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquirer or other third party;

the applicable conversion price of the HIGH TIDES immediately prior to the Common Stock Fundamental Change will be adjusted by multiplying the applicable conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.

    In the absence of the adjustments to the applicable conversion price in the event of a company transaction involving a Fundamental Change, in the case of a company transaction each HIGH TIDES would become convertible into the securities, cash, or other property receivable by a holder of the number of shares of our common stock into which each HIGH TIDES was convertible immediately prior to the company transaction. Thus, in the absence of the Fundamental Change provisions, a company transaction could substantially lessen or eliminate the value of the conversion privilege associated with the HIGH TIDES. For example, if a company were to acquire Titan in a cash merger, each HIGH TIDES would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Titan and other factors.

    In Non-Stock Fundamental Change transactions, the foregoing conversion price adjustments are designed to increase the amount of securities, cash or other property into which you may convert each HIGH TIDES. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our common stock (measured as described in the definition of relevant price) is lower than the then applicable conversion price of a HIGH TIDES but greater than or equal to the reference market price, the applicable conversion price will be adjusted with the effect that you will be able to convert each HIGH TIDES into securities, cash or other property of the same type received by the holders of our common stock in the transaction with the applicable conversion price adjusted as though the initial value had been the adjusted relevant price. In a Non-Stock Fundamental Change transaction in which the initial value received per share of our common stock (measured as described in the definition of relevant price) is lower than both the applicable conversion price of a HIGH TIDES and the reference market price, the applicable conversion price will be adjusted as described above but calculated as though the initial value had been the adjusted reference market price.

    In Common Stock Fundamental Change transactions, the foregoing adjustments are designed to provide in effect that:

    - where our common stock is converted partly into common stock and partly into other securities, cash or property, you will be able to convert each HIGH TIDES solely into a number of shares of common stock determined so that the initial value of those shares (measured as described in the definition of Purchaser Stock Price) equals the value of the shares of our common stock into which each HIGH TIDES was convertible immediately before the transaction (measured as aforesaid); and

    - where our common stock is converted solely into common stock, you will be able to convert each HIGH TIDES into the same number of shares of common stock receivable by a holder of the number of shares of our common stock into which each HIGH TIDES was convertible immediately before the transaction.

    The term "closing price" of any security on any day means the last reported sale price of the security on that day, or in case no sale takes place on that day, the average of the closing bid and asked prices in each case on the principal national securities exchange on which the securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. or any successor

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national automated interdealer quotation system (the "NNM") or, if the securities are not listed or admitted to trading on any national securities exchange or quoted on the NNM, the average of the closing bid and asked prices of the security in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by Titan for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that for each of the ten consecutive trading days immediately prior to and including the entitlement date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:

    - we continue to exist after the occurrence of the Fundamental Change and the outstanding HIGH TIDES continue to exist as outstanding HIGH TIDES; or

    - not later than the occurrence of the Fundamental Change, the outstanding debentures are converted into or exchanged for debentures of a corporation succeeding to our business, which debentures have terms substantially similar to those of our debentures.

    The term "entitlement date" means the record date for determination of the holders of our common stock entitled to receive securities, cash or other property in connection with a Non-Stock Fundamental Change or a Common Stock Fundamental Change or, if there is no record date, the date upon which holders of our common stock will have the right to receive those securities, cash or other property.

    The term "Fundamental Change" means the occurrence of any transaction or event in connection with a company transaction pursuant to which all or substantially all of our common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of a company transaction involving more than one transaction or event, for purposes of adjustment of the applicable conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock is exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment will be based upon the highest weighted average per share consideration that a holder of our common stock could have received in the transactions or events as a result of which more than 50% of all outstanding shares of our common stock will have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "optional redemption ratio" means a fraction of which the numerator will be $50 and the denominator will be the then current optional redemption price or, on or prior to February 20, 2003 and at any time after the reset date at which the HIGH TIDES are not redeemable at our option, an amount per HIGH TIDES determined by us in our sole discretion, after consultation with a nationally recognized investment banking firm, to be the equivalent of the hypothetical redemption price that would have been applicable if the HIGH TIDES had been redeemable during that period.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the closing prices for the common stock received in the Common Stock Fundamental Change for the ten consecutive trading days prior to and including the entitlement date, as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "--Conversion Price Adjustments--General."

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    The term "reference market price" will initially mean, on the date the trust originally issues the HIGH TIDES, $26.875 (which is an amount equal to 66 2/3% of the last reported sale price for our common stock on the New York Stock Exchange on February 3, 2000). In the event of any adjustment to the applicable conversion price from such date to, but excluding the reset date, other than as a result of a Non-Stock Fundamental Change, the trust will also adjust the reference market price so that the ratio of the reference market price to the applicable conversion price after giving effect to any adjustment will be the same as the ratio of $26.875 to the initial conversion price. If the HIGH TIDES are convertible into common stock on and after the reset date, the reference market price on the reset date will be an amount equal to 66 2/3% of the closing price of the common stock on the reset date and, in the event of any adjustment to the applicable conversion price from the reset date and thereafter, other than as a result of a Non-Stock Fundamental Change, the reference market price shall also be adjusted so that the ratio of the reference market price to the applicable conversion price after giving effect to any such adjustment shall always be the same as the ratio of the closing price of the common stock on the reset date to the term conversion price.

    The term "relevant price" means:

    - in the case of a Non-Stock Fundamental Change in which the holder of our common stock receives only cash, the amount of cash received by the holder of one share of our common stock; and

    - in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily closing prices for our common stock during the ten consecutive trading days prior to and including the entitlement date, in each case as adjusted in good faith by us to appropriately reflect any of the events referred to in the six bullet clauses of the first paragraph under "--Conversion Price Adjustments--General."

    REDEMPTION

    Upon the repayment in full of the debentures at their stated maturity or a redemption in whole or in part of the debentures (other than following any distribution of the debentures to you and the holders of the trust's common securities), the property trustee will apply the proceeds from the repayment or redemption to redeem, on a pro rata basis, a like amount of HIGH TIDES and the trust's common securities, on the redemption date, in an amount per HIGH TIDES or common security, as applicable, equal to the applicable redemption price. The redemption price will be equal to:

    - the liquidation amount of each HIGH TIDES plus any accrued and unpaid distributions in the case of (A) the repayment of the debentures at their stated maturity or (B) the redemption of the debentures in certain limited circumstances upon the occurrence of a tax event;

    - in the case of an optional redemption on or after February 20, 2003, but prior to, and excluding, the tender notification date, the initial redemption price as set forth under "Description of Convertible Senior Subordinated Debentures-- Redemption--Optional Redemption";

    - in the case of an optional redemption after the reset date, in accordance with the term call protections, if any, established in the remarketing; and

    - in the case of an optional redemption after a failed final remarketing, 100% of the liquidation amount of the HIGH TIDES being redeemed, plus accrued and unpaid distributions.

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    REDEMPTION PROCEDURES

    The trust will redeem its HIGH TIDES and common securities at the applicable redemption price with the proceeds from the contemporaneous repayment or redemption of the debentures. The trust will redeem its HIGH TIDES and common securities and will pay the applicable redemption price on each redemption date only to the extent that it has funds on hand available for the payment of the redemption price. See also "--Subordination of Common Securities."

    If the trust gives a notice of redemption in respect of the HIGH TIDES, then, by 10:00 a.m., New York City time, on the redemption date, to the extent funds are available, with respect to the HIGH TIDES held in global form, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the applicable redemption price to you. See "--Depositary Procedures."

    If the HIGH TIDES are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the HIGH TIDES funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the HIGH TIDES upon surrender of their certificates evidencing the HIGH TIDES. See "--Payment and Paying Agency."

    Distributions payable on or prior to the redemption date for any HIGH TIDES called for redemption will be paid to holders of HIGH TIDES as of the relevant record dates for the related distribution. If the trust has given notice of redemption and deposited funds as required, then upon the date of the deposit, all of your rights will cease, except your right to receive the applicable redemption price, but without interest on the redemption price, and the HIGH TIDES will cease to be outstanding.

    If any redemption date is not a business day, then payment of the applicable redemption price payable on that date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of any delay. However, if that business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that the trust or, pursuant to the guarantee described in "Description of the Guarantee," we improperly withhold or refuse to make payment of the applicable redemption price, then distributions on HIGH TIDES will continue to accrue at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law, we or our subsidiaries may at any time and from time to time purchase outstanding HIGH TIDES by tender, in the open market or by private agreement except as provided under "The Remarketing--Purchases by Us and Our Affiliates."

    If we desire to consummate an optional redemption, we must send a notice to each holder of HIGH TIDES and the trust's common securities at its registered address in accordance with the notice procedures set forth under "Description of Convertible Senior Subordinated Debentures--Redemption--Optional Redemption." We must mail any notice of a tax event redemption at least 30 days but not more than 60 days before the redemption date to you. We need not provide notice of repayment at the stated maturity of the debentures.

    TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION OR DISTRIBUTION

    If a tax event occurs and is continuing, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, cause debentures to be distributed to you and us, as holder of the common securities, on a pro rata basis, in liquidation of the trust within 90

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days following the occurrence of the tax event. However, the liquidation and distribution will be conditioned on:

    - the trustees' receipt of an opinion of a nationally recognized independent tax counsel, reasonably acceptable to the trustees, experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that you will not recognize any income, gain or loss for United States federal income tax purposes as a result of such liquidation and distribution of debentures; and

    - Titan being unable to avoid such tax event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that, in our sole judgment, will have no adverse effect on us, the trust or you and will involve no material cost.

    Furthermore, if (1) a nationally recognized independent tax counsel, reasonably acceptable to the trustees, experienced in such matters provides an opinion (the "Redemption Tax Opinion") to us that, as a result of a tax event, there is more than an insubstantial risk that we would be precluded from deducting the interest on the debentures for U.S. federal income tax purposes, even after the debentures were distributed to you upon liquidation of the trust as described above, or (2) such tax counsel informs the trustees that it cannot deliver a No Recognition Opinion, we will have the right, upon not less than 30 nor more than 60 days' notice and within 90 days following the occurrence and continuation of the tax event, to redeem the debentures, in whole, but not in part, for cash, for the principal amount plus accrued and unpaid interest and, following such redemption, the trust will redeem all the HIGH TIDES at the aggregate liquidation amount of the HIGH TIDES plus accrued and unpaid distributions. However, if at the time there is available to us or the trust the opportunity to eliminate, within such 90-day period, the tax event by taking some ministerial action or pursuing some other reasonable measure that, in our sole judgment, will have no adverse effect on us, the trust or you and will involve no material cost, we or the trust will pursue that measure in lieu of redemption. See "--Mandatory Redemption." In addition to the foregoing options, we will also have the option of causing the HIGH TIDES to remain outstanding and pay additional amounts on the debentures. See "Description of Convertible Senior Subordinated Debentures--Additional Amounts."

    The term "tax event" means the receipt by the property trustee of an opinion of a nationally recognized independent tax counsel to us, reasonably acceptable to the trustees, experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of:

    - any amendment to or change (including any announced prospective change (which will not include a proposed change), provided that a tax event will not occur more than 90 days before the effective date of any prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority of the United States or any political subdivision;

    - any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"); or

    - any amendment to or change in the administrative position or interpretation of any Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory body, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such Administrative Action or decision is announced, in each case, on or after the date of original issuance of the debentures or the issue date of the

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      HIGH TIDES in which there is more than an insubstantial risk that one of the following will occur:

    - if the debentures are held by the property trustee, (1) the trust is, or will be within 90 days of the date of such opinion, subject to U.S. federal income tax with respect to interest accrued or received on the debentures or subject to more than a de minimis amount of other taxes, duties or other governmental charges as determined by counsel, or (2) any portion of interest payable by us to the trust (or original issue discount accruing) on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us in whole or in part for U.S. federal income tax purposes; or

    - with respect to debentures which are no longer held by the property trustee, any portion of interest payable by us (or original issue discount accruing) on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by us in whole or in part for U.S. federal income tax purposes.

    If an investment company event occurs and is continuing, we will cause the trustees to dissolve and liquidate the trust and, after satisfaction of liabilities of creditors of the trust, cause a like amount of the debentures to be distributed to you in liquidation of the trust within 90 days following the occurrence of the investment company event.

    An investment company event occurs if there is a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that the trust is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940, as amended. In order to be an investment company event, the change in law must be effective on or after the date of this offering circular.

    The distribution by us of the debentures will effectively result in the cancellation of the HIGH TIDES.

OFFER TO REPURCHASE THE HIGH TIDES

    If the acquisition of Advanced Communication Systems is not consummated by March 31, 2000, the property trustee on behalf of the trust will offer to purchase up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities, each at a purchase price equal to 102.5% of the liquidation amount of the HIGH TIDES and common securities, plus any accrued and unpaid distributions, if any, to the date of the repurchase.

    The offer to repurchase will be made in compliance with all applicable laws, including all applicable federal and state securities laws.

    Within 30 days following March 31, 2000, the property trustee on behalf of the trust will commence the offer to repurchase the HIGH TIDES and the common securities by mailing to each holder of HIGH TIDES and common securities a notice, which will govern the terms of the offer to repurchase. The notice will include the following information:

    - up to 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities will be accepted for payment, each at a purchase price equal to 102.5% of the liquidation amount of the HIGH TIDES and common securities,

    - the purchase date,

    - any HIGH TIDES and common securities not tendered will continue to be outstanding and accrue distributions,

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    - all HIGH TIDES and common securities tendered and accepted for payment will cease to be outstanding after the date on which the HIGH TIDES and common securities are purchased,

    - if more than 50% of the aggregate liquidation amount of either the HIGH TIDES or the trust's common securities are tendered, the trust will repurchase the HIGH TIDES or common securities, as the case may be, on a pro rata basis from each tendering holder and

    - instructions for tendering the HIGH TIDES and the trust's common securities.

      On the date that the tendered HIGH TIDES and the trust's common securities are repurchased, the trust will

    - accept tendered and not withdrawn HIGH TIDES and the trust's common securities for payment,

    - deposit with the paying agent an amount equal to the aggregate payment amount for all of the HIGH TIDES and the trust's common securities so tendered and not withdrawn and

    - deliver or cause to be delivered to the property trustee the HIGH TIDES and the trust's common securities accepted by the trust, together with a certificate stating that the HIGH TIDES and the trust's common securities tendered to the trust are accepted for payment. The paying agent will promptly mail to each holder of accepted HIGH TIDES and the trust's common securities payment equal to the purchase price for the HIGH TIDES and the trust's common securities, and the property trustee on behalf of the trust will authenticate and mail, or cause to be transferred by book entry, to each holder a new security equal in liquidation amount to any unpurchased portion of the HIGH TIDES and the trust's common securities surrendered, if any, PROVIDED, that each new security will be in the liquidation amount of $50 or an integral multiple thereof.

    The property trustee on behalf of the trust will make a public announcement of the results of the offer to repurchase the HIGH TIDES and the trust's common securities on or as soon as practicable after the date the securities are repurchased. For the purposes of this offer to repurchase, the trustee will act as the paying agent.

    LIQUIDATION OF THE TRUST AND DISTRIBUTION OF CONVERTIBLE SENIOR SUBORDINATED
     DEBENTURES

    We, as the holder of the trust's outstanding common securities, will have the right at any time including, without limitation, upon the occurrence of a tax event or an investment company event, to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, cause a like amount of the debentures to be distributed to you and the holders of the trust's common securities upon liquidation of the trust. However, we may not dissolve the trust during the period beginning on the business day following a tender notification date and ending on the reset date (other than upon the occurrence of a tax event or an investment company event). In addition, the declaration trustees shall have received a No Recognition Opinion prior to the dissolution of the trust.

    The trust will automatically dissolve upon the first to occur of:

    (A) our bankruptcy, dissolution or liquidation;

    (B) the distribution of a like amount of the debentures to the holders of the HIGH TIDES and the trust's common securities if we, as depositor, have given our written direction to the property trustee to dissolve the trust (which direction is optional and, except as described above, wholly within our discretion, as depositor);

    (C) redemption of all the HIGH TIDES and the trust's common securities as described under
       "--Mandatory Redemption" above;

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    (D) conversion of all outstanding HIGH TIDES and the trust's common securities as described under "--Conversion Rights" above;

    (E) expiration of the term of the trust; or

    (F) entry of an order for the dissolution of the trust by a court of competent jurisdiction.

    If an early dissolution occurs as described in clause (A), (B), (E) or (F) above, the declaration trustees will liquidate the trust as expeditiously as they determine to be possible by distributing, after satisfaction of liabilities to the creditors of the trust as provided by applicable law, to you and the holders of the trust's common securities a like amount of the debentures, unless the distribution would not be practical. In that event, you and the holders of the trust's common securities will be entitled to receive out of the trust's assets available for distribution to holders, after satisfaction of liabilities to the trust's creditors as provided by applicable law, an amount equal to, in the case of holders of HIGH TIDES, the aggregate liquidation amount of the HIGH TIDES plus accrued and unpaid distributions, to the date of payment (that amount being the "liquidation distribution"). If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the trust will pay the amounts directly payable by it on the HIGH TIDES on a pro rata basis. We, as the holder of the trust's common securities, will be entitled to receive distributions upon any liquidation on a pro rata basis with you, except that if an event of default under the debentures has occurred and is continuing, the HIGH TIDES will have a priority over the trust's common securities with respect to any of those distributions. See "--Subordination of Common Securities."

    If we do not redeem the debentures prior to maturity, the trust is not dissolved and liquidated and the debentures are not distributed to you and the holders of the trust's common securities, the HIGH TIDES will remain outstanding until the repayment of the debentures at their final stated maturity and the distribution of the liquidation distribution to you.

    On and after the liquidation date fixed for any distribution of debentures to you and the holders of the trust's common securities:

    - the trust will no longer deem the HIGH TIDES to be outstanding;

    - DTC or its nominee, as the record holder of the HIGH TIDES, will receive a registered global certificate or certificates representing the debentures to be delivered upon the distribution with respect to HIGH TIDES held by DTC or its nominee; and

    - the trust will deem any certificates representing HIGH TIDES not held by DTC or its nominee to represent debentures having a principal amount equal to the liquidation amount of the HIGH TIDES and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the HIGH TIDES until those certificates are presented to us or our agent for cancellation, whereupon we will issue to the holder, and the debenture trustee will authenticate, a certificate representing the debentures.

    We cannot assure you as to the market prices for the HIGH TIDES or the debentures that you may receive in exchange for the HIGH TIDES and/or the trust's common securities if a dissolution and liquidation of the trust were to occur. Accordingly, the HIGH TIDES that you may purchase, or the debentures that you may receive on dissolution and liquidation of the trust, may trade at a discount to the price that you originally paid to purchase the HIGH TIDES.

    SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption price of, the HIGH TIDES and the trust's common securities generally shall be made on a pro rata basis to the holders of HIGH TIDES and the trust's common securities. The trust will base those payments on the liquidation amount of the HIGH

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TIDES and the trust's common securities. If on any distribution date or redemption date any event of default under the indenture has occurred and is continuing or an event of default under the declaration of trust has occurred and is continuing, then the trust will not pay any distribution on, or applicable redemption price of, any of the trust's common securities, and the trust will not make any other payment on account of the redemption, liquidation or other acquisition of the trust's common securities, unless:

    - all accrued and unpaid distributions on all of the outstanding HIGH TIDES are paid in cash for all distribution periods ending on or prior to any payment on the common securities, or

    - in the case of payment of the applicable redemption price, the full amount of the redemption price on all of the outstanding HIGH TIDES then called for redemption shall have been paid or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the applicable redemption price of, the HIGH TIDES then due and payable.

    If an event of default occurs under the declaration of trust resulting from an event of default under the indenture, the trust will deem us, as holder of the trust's common securities, to have waived any right to act with respect to any event of default under the declaration of trust until the effect of all events of default with respect to the HIGH TIDES have been cured, waived or otherwise eliminated. Until all events of default under the declaration of trust with respect to the HIGH TIDES have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as holder of the trust's common securities, and only you will have the right to direct the property trustee to act on your behalf.

    EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an "event of default" under the declaration of trust (whatever the reason for the event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    - the occurrence of an event of default under the indenture (see "Description of Convertible Senior Subordinated Debentures--Debenture Events of Default");

    - the trust's default in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

    - the trust's default in the payment of any redemption price of any HIGH TIDES or common security of the trust when it becomes due and payable;

    - default in the performance, or breach, in any material respect, of any covenant or warranty of the declaration trustees in the declaration of trust (other than a covenant or warranty, a default in the performance of which or the breach of which is addressed in the second or third bullet points above), and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding HIGH TIDES have given, by registered or certified mail, to the defaulting trustee or trustees a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the declaration of trust; or

    - the occurrence of a bankruptcy or insolvency with respect to the property trustee and the failure by us to appoint a successor property trustee within 60 days of those events.

    Within ten business days after the occurrence of any payment event of default actually known to the property trustee, the property trustee will transmit notice of the payment event of default to you,

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the administrative trustees and us, as depositor, unless the event of default has been cured or waived. Titan, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to us and them under the declaration of trust.

    If an event of default under the indenture or an event of default under the declaration of trust has occurred and is continuing, the HIGH TIDES will have a preference over the trust's common securities. See "--Liquidation of the Trust and Distribution of Convertible Senior Subordinated Debentures" and "--Subordination of Common Securities."

    REMOVAL OF TRUSTEES

    Unless an event of default under the indenture has occurred and is continuing, we, as the holder of the trust's common securities, may remove any declaration trustee, other than a special trustee, at any time. If an event of default under the indenture has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding HIGH TIDES may remove the property trustee and the Delaware statutory trustee. In no event will you have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us as the holder of the trust's common securities. No resignation or removal of the Delaware statutory trustee or the property trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration of trust.

    MERGER OR CONSOLIDATION OF TRUSTEES

    Any successor to the property trustee or the Delaware trustee by merger, conversion or consolidation or which otherwise succeeds to that trustee's corporate trust business will take the place of that trustee under the declaration of trust if the successor otherwise is qualified and eligible.

    MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as otherwise set forth in the declaration of trust. The trust may, with the consent of the administrative trustees but without your consent and the consent of the property trustee or the Delaware statutory trustee, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

    - the successor entity either (1) expressly assumes all of the trust's obligations with respect to the HIGH TIDES or (2) substitutes for the HIGH TIDES other successor securities having substantially the same terms as the HIGH TIDES so long as the successor securities rank the same as the HIGH TIDES rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

    - we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

    - the successor securities are listed or traded, or any successor securities will be listed or traded upon notification of issuance, on any national securities exchange, national automated quotation system or other organization on which the HIGH TIDES are then listed or traded, if any;

    - the transaction does not cause the HIGH TIDES, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

    - the transaction does not adversely affect the rights, preferences and privileges of the holders of the HIGH TIDES, including any successor securities, in any material respect;

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    - the successor entity has a purpose substantially identical and limited to the purpose of the trust;

    - prior to the transaction, we receive an opinion from independent counsel to the trust experienced in such matters to the effect that:

       - the transaction does not adversely affect the limited liability of the holders of the HIGH TIDES and common securities, including any successor securities;

       - following the transaction neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

       - following the transaction, the trust or the successor entity will continue to be treated as a grantor trust for U.S. federal income tax purposes.

    - we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee relating to the HIGH TIDES; and

    - the transaction is not a taxable event for you.

    Notwithstanding the general provisions described above, the trust will not, except with the consent of holders of 100% in aggregate liquidation amount of the HIGH TIDES and the trust's common securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

    VOTING RIGHTS; AMENDMENT OF THE DECLARATION

    The holders of HIGH TIDES have only the voting rights described below and under "Description of the Guarantee--Amendments and Assignment" plus any voting rights required by law and the declaration of trust.

    In addition to your rights with respect to the enforcement of payments by us to the trust of principal of or interest on the debentures as described under "Description of Convertible Senior Subordinated Debentures--Debenture Events of Default," if either of the following events occurs:

    - an event of default under the indenture occurs and is continuing; or

    - we default under the guarantee with respect to the HIGH TIDES;

    then the holders of the HIGH TIDES, acting as a single class, will be entitled by a vote of a majority in aggregate stated liquidation amount of the outstanding HIGH TIDES to appoint a special trustee which shall be called an appointment event. Any holder of HIGH TIDES, other than Titan or any of our affiliates, will be entitled to nominate any person to be appointed as special trustee. Not later than 30 days after the right to appoint a special trustee arises, the declaration trustees will convene a meeting of the holders of HIGH TIDES for the purpose of appointing a special trustee. If the declaration trustees fail to convene that meeting within the 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding HIGH TIDES will be entitled to convene the meeting. The provisions of the declaration of trust relating to the convening and conduct of the meetings of the holders will apply with respect to the meeting. Any special trustee so appointed will cease to be a special trustee if the appointment event pursuant to which the special trustee was appointed and all other appointment events cease to be continuing. Notwithstanding the appointment of any special trustee, we will retain all rights under the indenture, including the right to defer payments of interest by extending the interest payment period as described under "Description of Convertible Senior Subordinated Debentures --Option to Extend Interest Payment Date." If such an extension occurs, there will be no event of default under the indenture and, consequently, no event of

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default for failure to make any scheduled interest payment during the deferral period on the date originally scheduled.

    We, along with the property trustee and the administrative trustees, may amend the declaration of trust from time to time without your consent:

    - to cure any ambiguity;

    - to correct or supplement any provision in the declaration of trust that may be inconsistent with any other provision;

    - to make any other provisions with respect to ministerial matters or questions arising under the declaration of trust, which will not be inconsistent with the other provisions of the declaration of trust; or

    - to modify, eliminate or add to any provisions of the declaration of trust if necessary to ensure that the trust will not be taxable as a corporation or will be classified for U.S. federal income tax purposes as a grantor trust at all times that any HIGH TIDES or the trust's common securities are outstanding or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

    However, no such action may be taken in connection with the first three bullet clauses above unless the action will not adversely affect in any material respect the interests of any holder of HIGH TIDES or the trust's common securities. Any amendments of the declaration of trust will become effective when notice of the amendment is given to you and the holders of the trust's common securities.

    We, along with the property trustee and the administrative trustees, may amend the declaration of trust with:

    - the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding HIGH TIDES; and

    - receipt by the declaration trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for U.S. federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act.

    In addition, without the consent of each holder of HIGH TIDES and the trust's common securities, no amendment may:

    - change the amount or timing of any distribution on the HIGH TIDES or the trust's common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the HIGH TIDES or the trust's common securities as of a specified date; or

    - restrict the right of a holder of HIGH TIDES or the trust's common securities to institute suit for the enforcement of any payment on or after such date.

    So long as any debentures are held by the trust, the declaration trustees will not:

    - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on the property trustee with respect to the debentures;

    - waive any past default that is waivable under the indenture governing the debentures;

    - exercise any right to rescind or annul a declaration that the principal of all the debentures is due and payable; or

    - give a required consent to any amendment, modification or termination of the indenture or the debentures;

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unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding HIGH TIDES. When the indenture requires the consent of each holder of debentures, the property trustee cannot give its consent without the prior consent of each holder of the HIGH TIDES.

    The declaration trustees will not revoke any action previously authorized or approved by a vote of the holders of the HIGH TIDES except by subsequent vote of those holders. The property trustee will notify each holder of HIGH TIDES of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the HIGH TIDES, prior to taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in those matters to the effect that the action will not affect the trust's status as a grantor trust for U.S. federal income tax purposes on account of the action.

    Any required approval of holders of HIGH TIDES may be given either at a properly convened meeting of those holders or by a written consent without prior notice. The administrative trustees must notify holders of HIGH TIDES of any meeting.

    Neither your vote nor your consent is required for the trust to redeem and cancel or remarket the HIGH TIDES in accordance with the declaration of trust or to distribute the debentures in accordance with the declaration of trust and the terms of the HIGH TIDES and the trust's common securities.

    Notwithstanding that you are entitled to vote or consent under any of the circumstances described above, any of the HIGH TIDES that are owned by us, the declaration trustees or any affiliate of Titan or any declaration trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

    EXPENSES AND TAXES

    We will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any HIGH TIDES or common securities the amounts due to the holders under the terms of those securities.

    FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

    The HIGH TIDES sold to "qualified institutional buyers" as defined in Rule 144A under the Securities Act will be issued in the form of one or more fully registered global HIGH TIDES certificates except as described below. The global HIGH TIDES certificate will be deposited upon issuance with the property trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the global HIGH TIDES certificate may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global HIGH TIDES certificate may not be exchanged for HIGH TIDES in certificated form except in the limited circumstances described below. See "--Certificated HIGH TIDES." In addition, a transfer of beneficial interests in the global HIGH TIDES certificate will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which may change from time to time.

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    DEPOSITARY PROCEDURES

    DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

    DTC has also advised us and the trust that, pursuant to procedures established by it:

    - upon deposit of the global HIGH TIDES certificate, DTC will credit the accounts of participants designated by Credit Suisse First Boston with portions of the principal amount of the global HIGH TIDES certificate; and

    - ownership of such interests in the global HIGH TIDES certificate will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the global HIGH TIDES certificate.

    Investors in the global HIGH TIDES certificate may hold their interests in the global HIGH TIDES certificate directly through DTC, if they are participants in DTC, or indirectly through organizations which are participants in DTC's system. All interests in the global HIGH TIDES certificate will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the HIGH TIDES, that they own.

    Consequently, the ability to transfer beneficial interests in the global HIGH TIDES certificate to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global HIGH TIDES certificate to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests. For certain other restrictions on the transferability of the HIGH TIDES, see "--Certificated HIGH TIDES."

    Except as described below, owners of beneficial interests in the global HIGH TIDES certificate will not be entitled to have HIGH TIDES registered in their names, and they will not receive or be entitled to receive physical delivery of HIGH TIDES in certificated form and will not be considered the registered owners or holders thereof under the declaration of trust for any purpose.

    Payments in respect of the global HIGH TIDES certificate registered in the name of DTC or its nominee will be payable by the property trustee to DTC or its nominee as the registered holder under the declaration of trust by wire transfer in immediately available funds on each distribution date. Under the terms of the declaration of trust, the property trustee will treat the persons in whose names the HIGH TIDES, including the global HIGH TIDES certificate, are registered as the owners of the global HIGH TIDES certificate for the purpose of receiving payments and for any and all other purposes.

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Consequently, neither the property trustee nor any agent of the property trustee has or will have any responsibility or liability for:

    - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global HIGH TIDES certificate, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global HIGH TIDES certificate; or

    - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    DTC has advised us and the trust that its current practice, upon receipt of any payment in respect of securities such as the HIGH TIDES, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the global HIGH TIDES certificate, as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of HIGH TIDES represented by global HIGH TIDES certificate held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee or the trust. Neither the trust nor the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the HIGH TIDES, and the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Interests in the global HIGH TIDES certificate will trade and settle according to the rules and procedures of DTC and its participants. Transfers and settlements between participants in DTC will be effected in accordance with DTC's procedures.

    DTC has advised us and the trust that it will take any action permitted to be taken by you, including the presentation of HIGH TIDES for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global HIGH TIDES certificate are credited and only in respect of the portion of the aggregate liquidation amount of the HIGH TIDES represented by the global HIGH TIDES certificate as to which the participant or participants has or have given such direction. However, if there is an event of default under the declaration of trust, DTC reserves the right to exchange the global HIGH TIDES certificate for HIGH TIDES in certificated form and to distribute those HIGH TIDES to its participants.

    So long as DTC or its nominee is the registered owner of the global HIGH TIDES certificate, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the HIGH TIDES represented by the global HIGH TIDES certificate for all purposes under the declaration of trust.

    Neither DTC nor its nominee will consent or vote with respect to the HIGH TIDES. Under its usual procedures, DTC would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC or its nominee to those participants to whose accounts the HIGH TIDES are credited on the record date (identified in a listing attached to the omnibus proxy).

    The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust takes responsibility for the accuracy of the information.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global HIGH TIDES certificate among participants in DTC, it is under no obligation to perform or to

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continue to perform those procedures, and those procedures may be discontinued
at any time. Neither the trust nor the property trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED HIGH TIDES

    The HIGH TIDES represented by the global HIGH TIDES certificate will be exchangeable for certificated HIGH TIDES in definitive form of like tenor as the HIGH TIDES in denominations of U.S. $50 and integral multiples of $50 if:

    - DTC notifies us or the trust that it is unwilling or unable to continue as depositary for the global HIGH TIDES certificate, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

    - we or the administrative trustees in our or their sole discretion at any time determine that the global HIGH TIDES certificate shall be so exchangeable; or

    - an event of default under the declaration of trust has occurred and is continuing.

    Any of the HIGH TIDES that are exchangeable pursuant to the preceding sentence are exchangeable for certificated HIGH TIDES issuable in authorized denominations and registered in the names as DTC directs. Subject to the foregoing, the global HIGH TIDES certificate is not exchangeable, except for a global HIGH TIDES certificate of the same aggregate denomination to be registered in the name of DTC or its nominee.

    PAYMENT AND PAYING AGENCY

    Payments in respect of the HIGH TIDES held in global form will be made to DTC. DTC will make payments on the HIGH TIDES by crediting the relevant account at DTC on the applicable distribution dates. If any HIGH TIDES are not held by DTC, then the paying agent will mail checks to the registered holders at their addresses as shown on its register. The paying agent will initially be the property trustee. The paying agent may resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. If the property trustee resigns as paying agent, the administrative trustees will appoint another entity to act as paying agent.

    The property trustee has informed the trust that so long as it serves as paying agent for the HIGH TIDES, it anticipates that information regarding distributions on the HIGH TIDES, including payment date, record date and redemption information, will be made available through Wilmington Trust Company, care of Corporate Trust Administration, 1100 North Market Street,
Wilmington, DE 19890.

    REGISTRAR AND CONVERSION AGENT

    The property trustee will act as the initial paying agent, registrar and conversion agent for the HIGH TIDES.

    The administrative trustees may designate additional or substitute paying agents and registrars at any time. Registration of transfers of certificated HIGH TIDES will be effected without charge by or on behalf of the trust, but upon payment (with the giving of such indemnity as the administrative trustees may require) in respect of any tax or other government charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register the transfer or exchange of certificated HIGH TIDES during the period beginning at the opening of business 15 days before any selection of certificated HIGH TIDES to be redeemed and ending at the close of business on the day of that selection or register the transfer or exchange of any certificated HIGH TIDES, or portion thereof, called for redemption.

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    INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee, other than during the occurrence and continuance of an event of default, is required to perform only the duties that are specifically set forth in the declaration of trust. During the existence of an event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the declaration of trust at the request of any holder of HIGH TIDES or the trust's common securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

    MISCELLANEOUS

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

    - the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation or partnership for U.S. federal income tax purposes;

    - would cause the trust to be classified for U.S. federal income tax purposes as a grantor trust; and

    - the debentures will be treated as Titan's indebtedness for United States federal income tax purposes.

    The administrative trustees are authorized to take any lawful action consistent with the trust's certificate of trust and the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as their actions do not materially adversely affect the interests of the holders of the HIGH TIDES or the trust's common securities.

    You and the holders of the trust's common securities have no preemptive or similar rights.

    The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

    GOVERNING LAW

    The declaration of trust and the HIGH TIDES will be governed by and construed in accordance with the laws of the State of Delaware.

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                 DESCRIPTION OF CONVERTIBLE SENIOR SUBORDINATED
                                   DEBENTURES

    We will issue the convertible senior subordinated debentures under an indenture between us and Wilmington Trust Company, as debenture trustee. The indenture will not initially be qualified under the Trust Indenture Act. However, by its terms, the indenture will incorporate selected provisions of the Trust Indenture Act. Upon effectiveness of the shelf registration statement, the indenture will be subject to and governed by the Trust Indenture Act. This summary of certain terms and provisions of the debentures and the indenture is not complete. For a complete description of the debentures, we encourage you to read the indenture. Unless the context requires otherwise, "Titan," "we," "us," "our" or similar terms in this section refer solely to Titan Corporation and not the trust or any of our other consolidated subsidiaries.

    GENERAL

    Concurrently with the issuance of the HIGH TIDES and the trust's common securities, the trust will invest the proceeds from issuing those securities in our 5 3/4% Convertible Senior Subordinated Debentures due February 15, 2030. Interest will accrue on the debentures from the date of their original issuance, at the applicable rate of the principal amount thereof. Subject to the deferral rights described below and our right to set special record dates for payment of defaulted interest, the trust will make those payments quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing May 15, 2000 to the person in whose name each debenture is registered, at the close of business on the first day of the month of the applicable interest payment date. The first day of the month of any interest payment date shall be the record date for such interest payment date.

    If the reset date is prior to the record date for the immediately following interest payment date, then interest and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following interest payment date shall be paid on such interest payment date to the person in whose name each debenture is registered on the relevant record date, subject to our right to initiate a deferral period. If the reset date is on or after the record date for the immediately following interest payment date, then (1) interest and additional amounts, if any, accrued from and after the record date to but excluding the reset date shall be paid on the immediately following interest payment date to the person in whose name each debenture is registered on the relevant record date and (2) interest and additional amounts, if any, accrued from and after the reset date to but excluding the immediately following interest payment date shall be paid on the second interest payment date immediately following the reset date to the person in whose name each debenture is registered on the relevant record date for such second interest payment date, subject in each case to our right to initiate a deferral period. The applicable rate will be 5 3/4% per annum from the date of original issuance of the HIGH TIDES to, but excluding, the reset date. From the reset date, the applicable rate will be the term rate established by the remarketing agent to be effective on the reset date.

    We anticipate that, until the dissolution and liquidation of the trust, each debenture will be registered in the name of the property trustee and held by the property trustee for the benefit of the holders of the HIGH TIDES and the trust's common securities. The amount of interest payable for any period will be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months.

    If any interest payment date is not a business day, then payment will be made on the next succeeding business day, except if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day. No additional interest or other payment will accrue because of this change in the payment date. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount of interest that is not paid (to the extent permitted by law), compounded quarterly from the relevant interest payment date.

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The term "interest" as used herein will include quarterly payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional amounts described in "--Additional Amounts."

    If the trust distributes the debentures to you, the description of the remarketing of the HIGH TIDES and your conversion rights in this offering circular will apply, with such changes as are necessary, to the remarketing or conversion of the debentures. See "The Remarketing" and "Description of HIGH TIDES--Conversion Rights."

    Unless we previously redeem or repurchase the debentures in accordance with the indenture, they will mature on February 15, 2030. See
"--Redemption--Repayment at Maturity; Redemption of Convertible Senior Subordinated Debentures."

    The debentures will be unsecured and will rank junior and subordinate in right of payment to all of our Secured Debt. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the HIGH TIDES to benefit indirectly from the distribution) is subject to the prior claims of creditors of the subsidiary, except to the extent that we may ourselves be recognized as a creditor of the subsidiary. Accordingly, the debentures will be subordinated to all of our Secured Debt and effectively subordinated to all existing and future liabilities of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the debentures, the HIGH TIDES or the guarantee of the HIGH TIDES. Therefore, holders of debentures should look only to our assets for payments on the debentures. The indenture governing the debentures does not limit the incurrence or issuance of other secured or unsecured debt of Titan, whether under the indenture, our existing credit agreement, or any other existing agreement or other indenture or any other debt instrument or agreement that we may enter into in the future or otherwise. See "Risk Factors--Risks Relating to the HIGH TIDES" and "--Subordination."

    OPTION TO EXTEND INTEREST PAYMENT DATE

    If we are not in default under the indenture governing the debentures, we have the right to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period. We may not, however, defer the payment of interest beyond (1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and
(2) in the case of a deferral period beginning prior to the reset date, the reset date. At the end of a deferral period, we must pay all interest then accrued and unpaid on the debentures (together with interest thereon accrued at an annual rate equal to the applicable rate compounded quarterly from the relevant interest payment date, to the extent permitted by applicable law). During a deferral period and for so long as the debentures remain outstanding, interest will continue to accrue and holders of debentures, and holders of the HIGH TIDES while HIGH TIDES are outstanding, will be required to accrue interest income in the form of original issue discount for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Interest Income."

    During any deferral period, we may not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock) other than stock dividends paid by us which consist of stock of the same class as that on which the dividend is being paid;

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank pari passu with or junior in interest to the debentures; or

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    - make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee expressly ranks pari passu with or junior in interest to the debentures, other than, in each case as applicable:

       - dividends or distributions in our capital stock;

       - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under a stockholders' right plan in the future, or the redemption or repurchase of any rights pursuant thereto;

       - payments under the guarantee of the HIGH TIDES or the trust's common securities;

       - purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plan or the exercise of any repurchase rights under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking expressly by its terms pari passu with or junior to the debentures;

       - the purchase of fractional shares resulting from a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

       - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

    A deferral period will terminate upon the payment by us of all interest then accrued and unpaid on the debentures, together with interest accrued thereon at an annual rate equal to the applicable rate, compounded quarterly, to the extent permitted by applicable law. Prior to the termination of any deferral period, we may further extend the deferral period. However, the further deferral cannot cause the deferral period to exceed 20 consecutive quarters or to extend beyond
(1) the maturity of the debentures whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise and (2) in the case of a deferral period beginning prior to the reset date, the reset date. Upon the termination of any deferral period, and subject to the foregoing limitations, we may elect to begin a new deferral period. We need not pay any interest during a deferral period, except at the end of the deferral period. We must give the property trustee and the debenture trustee notice of our election of any deferral period at least ten days prior to the record date for the distributions on the HIGH TIDES that would have been payable except for the election to begin or extend the deferral period. The debenture trustee will give notice of our election to begin or extend a new deferral period to the holders of the debentures. There is no limitation on the number of times that we may elect to begin a deferral period.

    We have no current intention of exercising our right to defer payments of interest on the debentures.

    REDEMPTION

    REPAYMENT AT MATURITY; REDEMPTION OF CONVERTIBLE SENIOR SUBORDINATED
     DEBENTURES.

    We must repay the debentures at their stated maturity on February 15, 2030 unless earlier redeemed. The circumstances in which we may, or we are required to, redeem the debentures prior to their stated maturity are described below. Upon the repayment in full at maturity or redemption, in whole or in part, of the debentures, other than following the distribution of the debentures to the holders of the HIGH TIDES and the trust's common securities, the trust will concurrently apply the proceeds from the repayment or redemption to redeem, at the applicable redemption price, a like amount of HIGH TIDES and its common securities. See "Description of HIGH TIDES--Mandatory Redemption."

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    OPTIONAL REDEMPTION

    We will have the right to redeem the debentures (1) in whole or in part, at any time on or after February 20, 2003 until, but excluding, the tender notification date, upon not less than 20 nor more than 60 days' notice, at a redemption price as set forth below, equal to the following prices per $50 principal amount of debentures plus any accrued but unpaid interest on the portion being redeemed, if redeemed during the 12 month period up to but excluding February 20:

                                                    PRICE PER $50
                     PERIOD                       PRINCIPAL AMOUNT
------------------------------------------------  -----------------
2004............................................       $ 50.72
2005............................................       $ 50.00

(2) after the reset date (except in the event of a failed final remarketing), in accordance with the term call protections, if any, established in the remarketing; and (3) in whole or in part, at any time on or after the third anniversary of the reset date following a failed final remarketing at a redemption price equal to 100% of the then outstanding aggregate principal amount of the debentures to be redeemed, plus any accrued and unpaid interest on the portion being redeemed. The term "term redemption price" means any redemption price established in the remarketing. The initial redemption price and the term redemption price are each referred to as an optional redemption price. The remarketing agent will establish term call protections, if any, in the remarketing that when taken together with the term rate and the term conversion ratio and price, if any, result in a price per HIGH TIDES equal to 101% of the liquidation amount thereof. However, we may not, at any time, redeem the debentures for a price less than the aggregate principal amount thereof plus any accrued and unpaid interest thereon.

    In the event of any redemption in part, we will not be required to:

    - issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of debentures selected for redemption and ending at the close of business on the day of such mailing; and

    - register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

    In no event will we optionally redeem the debentures during a deferral period. Accordingly, prior to optionally redeeming the debentures, all interest accrued and unpaid (together, in the case of a deferral period, with interest thereon, to the extent permitted by law) to the interest payment date immediately preceding the optional redemption date will be paid in full.

    TAX EVENT REDEMPTION

    We may also, under limited circumstances within 90 days of the occurrence and continuation of a tax event, redeem the debentures in whole, but not in part, at the aggregate principal amount of the debentures, plus any accrued and unpaid interest. See "Description of HIGH TIDES--Tax Event or Investment Company Event Redemption or Distribution."

    If we are permitted to consummate a tax event redemption and we desire to do so, we must cause a notice to be mailed to each holder of HIGH TIDES and each holder of debentures at least 30 days but not more than 60 days before the redemption date. In the event of a tax event redemption, you may convert your HIGH TIDES, or debentures, if applicable, called for redemption into our common stock at the applicable conversion ratio prior to 5:00 p.m., New York City time, on the applicable redemption date.

    OFFER TO REPURCHASE THE DEBENTURES

    If the acquisition of Advanced Communication Systems is not consummated by March 31, 2000, we will offer to purchase and the trust will accept such offer and agree to sell debentures held by the trust

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in an amount equal to the total price to be paid by the trust for the HIGH TIDES and the trust's common securities tendered to the trust pursuant to the repurchase offer in an aggregate purchase price not to exceed 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities. See the section "Description of HIGH TIDES--Offer to Repurchase the HIGH TIDES." We will purchase the debentures at a purchase price equal to 102.5% of the principal amount of the debentures, plus any accrued and unpaid interest, if any, to the date of the repurchase.

    On the date that the tendered HIGH TIDES and the trust's common securities are purchased by the trust, we will pay the trust an amount equal to the total price paid by the trust for the tendered HIGH TIDES and the trust's common securities in an aggregate amount not to exceed 50% of the aggregate liquidation amount of each of the HIGH TIDES and the trust's common securities. This will be in exchange for the debentures and such debentures will cease to be outstanding on that date.

    ADDITIONAL AMOUNTS

    If (A) the property trustee is the sole holder of all the debentures and
(B) the trust is required to pay additional sums equal to any additional taxes, duties, assessments or other governmental charges as a result of a tax event, we will pay as additional amounts on the debentures those amounts as required so that the distributions payable by the trust in respect of the HIGH TIDES and its common securities will not be reduced as a result of any of those additional sums.

    RESTRICTIONS ON PAYMENTS

    If (A) there has occurred and is continuing an event of default under the indenture, (B) we are in default with respect to our payment of any obligations under the guarantee of the HIGH TIDES or (C) we have given notice of our election of a deferral period as provided in the indenture and have not rescinded that notice, or the deferral period is continuing, we will not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock) other than stock dividends paid by us which consist of stock of the same class as that on which the dividend is being paid;

    - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities that rank pari passu with or junior in interest to the debentures; or

    - make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee expressly ranks pari passu with or junior in interest to the debentures in each case, other than, in each case as applicable:

       - dividends or distributions in our common stock;

       - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under a stockholders' rights plan in the future, or the redemption or repurchase of any rights pursuant thereto;

       - payments under the guarantee of the HIGH TIDES;

       - purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking expressly by its terms pari passu with or junior in interest to the debentures;

       - the purchase of fractional shares resulting from a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

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       - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

    MODIFICATION OF INDENTURE

    We and the debenture trustee may amend the indenture from time to time without the consent of the holders of debentures for several reasons, including
(1) to cure ambiguities, defects or inconsistencies, if such action does not materially adversely affect the interest of the holders of debentures or the holders of the HIGH TIDES so long as they remain outstanding; or (2) to qualify or maintain the qualification of, the indenture under the Trust Indenture Act.

    We and the debenture trustee may amend the indenture in other respects with the consent of the holders representing not less than a majority in principal amount of debentures. However, without the consent of each holder of the outstanding debentures as affected, no amendment may:

    - change the reset date or any date specified in the indenture on which interest on, or the principal, together with any accrued and unpaid interest, of the debentures is due and payable or the stated maturity of the debentures;

    - reduce the principal amount of the debentures;

    - reduce the rate or extend the time of payment of interest on the debentures;

    - reduce the percentage of principal amount of outstanding debentures the consent of whose holders is required to amend, waive or supplement the indenture; or

    - have certain other effects as set forth in the indenture.

    DEBENTURE EVENTS OF DEFAULT

    Each of the following is an event of default with respect to the debentures:

    - failure for 30 days to pay any interest on the debentures when due, except in the case of permitted deferrals during a deferral period;

    - failure to pay any principal or premium, if any, on the debentures when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

    - our continued failure for 60 days to observe or perform, in any material respect, certain other covenants contained in the indenture after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures;

    - failure to issue and deliver shares of our common stock upon an election by a holder of debentures to convert its debentures;

    - certain events of bankruptcy, insolvency or reorganization of Titan or any of its significant subsidiaries; or

    - the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of the debentures to the holders of HIGH TIDES and the trust's common securities in liquidation of the trust, the redemption of all of the HIGH TIDES and the trust's common securities or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

    The holders of a majority in aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the debentures may declare the principal due and payable immediately upon an event of default described above. If the debenture trustee or the holders of debentures fail to

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make the declaration, the holders of at least 25% in aggregate liquidation amount of the HIGH TIDES will have the right to make the declaration. The holders of a majority in aggregate outstanding principal amount of the debentures may annul the declaration and waive the default if the default (other than the non-payment of the principal of the debentures which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the HIGH TIDES will have the right to make a declaration and waive the default.

    The holders of a majority in aggregate outstanding principal amount of the debentures affected may, on behalf of the holders of all the debentures, waive any past default, except:

    - a default in the payment of principal of or premium, if any, or interest on the debentures unless we have cured the default and deposited with the debenture trustee an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration; or

    - a default under a provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debenture.

    We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

    If an event of default under the indenture exists and the property trustee holds the debentures, then the property trustee has the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF HIGH TIDES

    If an event of default under the indenture exists and the event is attributable to our failure to pay interest or principal on the debentures on the date the interest or principal is due, you may institute a direct action against us for payment. We may not amend the indenture to remove the foregoing right to bring a direct action against us unless we have received the prior written consent of the holders of all of the HIGH TIDES. If the right to bring a direct action against us is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934. Our payment to a holder of HIGH TIDES in connection with a direct action will not affect our obligation to pay the principal of and interest on the debentures. We will be subrogated to the rights of the holder of the HIGH TIDES with respect to payments on the HIGH TIDES to the extent of any payments made by us to the holder in any direct action.

    You will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there was an event of default under the declaration of trust. See "Description of HIGH TIDES--Events of Default; Notice."

    CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    We may not merge, consolidate, transfer or lease our properties and assets substantially as an entirety to any person other than a wholly owned subsidiary, and no person may merge, consolidate, or transfer or lease its properties and assets substantially as an entirety to us, unless:

    - in case we consolidate with or merge with or into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person other than a wholly owned subsidiary, the successor person is organized and validly existing under the laws of the United States or any state of the United States or the District of Columbia, and the successor person

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      expressly assumes our obligations on the debentures issued under the indenture and provides for conversion rights in accordance with the indenture;

    - immediately after giving effect to the transaction, no event of default under the debentures and no event which, after notice or lapse of time or both, would become an event of default under the debentures, exists;

    - if at the time any HIGH TIDES are outstanding, the transaction is permitted under the declaration of trust and the guarantee relating to the HIGH TIDES, and does not give rise to any breach or violation of the declaration of trust or the guarantee; and

    - certain other conditions as prescribed in the indenture are met.

    The general provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debentures.

    SUBORDINATION

    All debentures issued under the indenture will be subordinate and junior in right of payment only to all of our Secured Debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings relating to Titan, the holders of any of our Secured Debt will first be entitled to receive payment of that debt in full before the holders of debentures, or the property trustee (or any other person or entity) on behalf of the holders, will be entitled to receive or retain any payment or distribution in respect of the debentures.

    If the maturity of the debentures is accelerated, the holders of any of our Secured Debt outstanding at the time of the acceleration will first be entitled to receive payment of that debt in full (including any amounts due upon acceleration) before the holders of the debentures will be entitled to receive or retain any payment or distribution in respect of the debentures.

    In the event that:

    - we default in the payment of any principal of, premium, if any, interest on, or any other amount with respect to, any of our Secured Debt when the same becomes due and payable (a "payment default"), whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise; and

    - such payment default continues beyond the period of grace, if any, specified in the instrument evidencing such debt;

    then, unless and until the default is cured or waived or ceases to exist or any of our Secured Debt is paid in full, no direct or indirect payment or distribution (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for or in respect of the debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the debentures. We will also not be permitted to make or agree to make any such payment or distribution if the maturity of any such debt has been accelerated because of a default.

    The term "Credit Agreement" means the Amended and Restated Credit Agreement dated as of June 9, 1999, among us, as the borrower, the various financial institutions from time to time that are parties thereto, as lenders, The Bank of Nova Scotia, as lead manager and administrative agent, and Imperial Bank, as the document agent, as amended, any credit agreement evidencing the credit facilities that are substantially described in the commitment letter dated January 27, 2000 from Credit Suisse First Boston, New York branch, and First Union National Bank to us, as any such agreement may be amended from time to time, and any other secured debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, working capital loans or letters of

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credit, in each case, including any related notes, guarantees, collateral documents, swap arrangements, instruments and agreements entered into in connection therewith, and as such credit agreements and related documents may be amended, restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time whether or not with the same agent, lender or group of lenders and whether with the same borrowers or guarantors.

    The term "Secured Debt" means (1) Debt under the Credit Agreement and
(2) any other Debt that by its terms is secured by any lien, pledge, charge, encumbrance, mortgage, deed of trust, hypothecation, assignment or security interest with respect to assets having or intended to have a fair market value at the time of the grant thereof (in the judgment of the board of directors, our chief financial officer or other responsible agent or officer of Titan) equal to not less than the amount of such Debt.

    The term "Debt" means:

    - the principal of, and premium and interest, if any, on indebtedness for money borrowed;

    - purchase money and similar obligations;

    - obligations under capital leases;

    - guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of the indebtedness of others;

    - renewals, extensions and refunding of any indebtedness;

    - interest or obligations in respect of any indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

    - obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts and similar arrangements.

    The indenture places no limitation on the amount of debt, including Secured Debt, that may be incurred by us. We expect from time to time to incur additional indebtedness constituting Secured Debt. At January 21, 2000, we had $141 million of indebtedness under our Credit Agreement. The indenture also places no limitation on the debt of our subsidiaries, which effectively ranks senior in right of payment to the debentures.

    REGISTRATION AND TRANSFER

    The debentures will be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC if, and only if, distributed to the holders of the HIGH TIDES and the trust's common securities. Until that time, the debentures will remain registered in the name of and held by the property trustee. If the debentures are distributed to holders of the HIGH TIDES and the trust's common securities, beneficial interests in the debentures will be shown on, and transfers of debentures will be effected only through, records maintained by participants in DTC. Except as described below, debentures in certificated form will not be issued in exchange for the global certificates.

    A global security will be exchangeable for debentures in certificated form registered in the names of persons other than Cede & Co. only if:

    - DTC notifies us that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time DTC ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934, at a time when DTC is required to be so registered to act as the depositary;

    - we, in our sole discretion, determine that the global security will be so exchangeable; or

    - there has occurred and is continuing an event of default under the indenture.

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
    In the case of debentures issued in certificated form, the transfer of the debentures will be registrable, and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by us, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer.

    For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of HIGH TIDES--Depositary Procedures." If the debentures are distributed to the holders of the HIGH TIDES and the trust's common securities upon the trust's termination, the form, book-entry and transfer procedures with respect to the HIGH TIDES as described under "Description of HIGH TIDES--Depositary Procedures," will apply to the debentures with such changes to the details of the procedures as are necessary.

    PAYMENT AND PAYING AGENTS

    Payments on debentures held in global form will be made to DTC as the depositary for the debentures. In the case of debentures issued in certificated form, principal and interest payments on the debentures will be made at the office or agency we maintain for that purpose in New York, New York, in the coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. However, at our option, payment of interest may be made, except in the case of debentures that are held in global form, by check mailed to each registered holder or by wire transfer. Subject to our right to defer interest payments on the debentures, payment of any interest on the debentures will be made to the person in whose name the debentures are registered at the close of business on the record date for that interest payment date, except in the case of defaulted interest.

    GOVERNING LAW

    The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

    INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities that it might incur by doing so. The debenture trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF THE GUARANTEE

    When the HIGH TIDES are issued, we will execute and deliver a guarantee for the benefit of the holders of the HIGH TIDES. Wilmington Trust Company will act as guarantee trustee under the guarantee. The guarantee will be qualified under the Trust Indenture Act upon the effectiveness of the shelf registration statement. This summary of certain provisions of the guarantee is not complete. For a complete description of the guarantee, we encourage you to read the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the HIGH TIDES. Unless the context requires otherwise, "Titan," "we," "us," "our" or similar terms in this section refer solely to Titan Corporation and not the trust or any of our other consolidated subsidiaries.

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    GENERAL

    Pursuant to the guarantee, we will irrevocably agree to make guarantee payments to you, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The guarantee covers the following payments with respect to the HIGH TIDES, to the extent not paid by or on behalf of the trust:

    - any accrued and unpaid distributions required to be paid on the HIGH TIDES, to the extent that the trust has funds on hand available at that time;

    - the applicable redemption price of any HIGH TIDES called for redemption, to the extent that the trust has funds on hand available at that time; and

    - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust unless the debentures are distributed to you or all the HIGH TIDES are redeemed, the lesser of:

       - the liquidation distribution, to the extent the trust has funds available at that time; or

       - the amount of assets of the trust remaining available for distribution to you upon liquidation of the trust after satisfaction of liabilities to the trust's creditors as required by applicable law.

    Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to you or by causing the trust to pay those amounts to you.

    The guarantee will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the HIGH TIDES, but applies only to the extent that the trust has funds sufficient to make the required payments. If we do not make interest payments on the debentures held by the trust, the trust will not be able to pay distributions on the HIGH TIDES and will not have funds legally available for the distributions.

    The guarantee will rank subordinate and junior only in right of payment to all of our Secured Debt. In addition, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by us or by our subsidiaries.

    STATUS OF THE GUARANTEE

    The guarantee will constitute our unsecured obligation and will rank subordinate and junior only in right of payment to all of our Secured Debt in the same manner as the debentures.

    The guarantee will constitute a guarantee of payment and not of collection (i.e., you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for your benefit. The guarantee will not be discharged except in the circumstances described under "--Termination of the Guarantee." The guarantee places no limitation on the amount of debt, including Secured Debt, that may be incurred by us. We expect from time to time to incur additional indebtedness constituting Secured Debt.

    AMENDMENTS AND ASSIGNMENT

    The guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding HIGH TIDES, except that no approval is required for changes that do not materially adversely affect your rights. The manner of obtaining such approval will be as set forth under "Description of HIGH TIDES--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the HIGH TIDES then outstanding.

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    EVENTS OF DEFAULT

    We will be in default under the guarantee if we do not make required payments when due or if we fail to perform other obligations and we do not cure our failure to perform within 60 days after we receive notice of our failure. The holders of not less than a majority in aggregate liquidation amount of the HIGH TIDES have the right:

    - to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee; or

    - to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

    You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

    As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

    INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee undertakes to perform only those duties as are specifically set forth in the guarantee, unless we are in default in performing the guarantee. When we are in default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the HIGH TIDES unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

    TERMINATION OF THE GUARANTEE

    The guarantee will terminate as to you upon:

    - full payment of the redemption price of the HIGH TIDES held by you and any accrued and unpaid distributions;

    - distribution of the debentures held by the trust to you;

    - full payment of amounts payable under the declaration of trust upon the trust's liquidation; or

    - distribution of our common stock to you in respect of the conversion of your HIGH TIDES into common stock.

    The guarantee will terminate completely upon full payment of the amounts payable in accordance with the declaration of trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the HIGH TIDES must restore payment of any sums paid under the HIGH TIDES or the guarantee.

    GOVERNING LAW

    The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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     RELATIONSHIP AMONG THE HIGH TIDES, THE CONVERTIBLE SENIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    We will irrevocably guarantee payments of distributions and other amounts due on the HIGH TIDES (to the extent the trust has funds available for the payment of those distributions) as and to the extent set forth under "Description of the Guarantee." Taken together, our obligations under the debentures, the indenture, the declaration of trust and the guarantee, including our obligation to pay the trust's costs, expenses and other liabilities (other than the trust's obligations to the holders of the HIGH TIDES and its common securities pursuant to the terms of those securities) provide in the aggregate, a full, irrevocable and unconditional guarantee of all of the trust's obligations under the HIGH TIDES. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the HIGH TIDES and its common securities.

    If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the HIGH TIDES. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay those distributions. In that event, your remedy is to institute a direct action against us. Our obligations under the guarantee are subordinate and junior only in right of payment to all of our Secured Debt. Unless the context requires otherwise, "Titan," "we," "us," "our" or similar terms in this section refer solely to Titan Corporation and not the trust or any of our other consolidated subsidiaries.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the debentures, the payments will be sufficient to cover distributions and other payments due on the HIGH TIDES. This is primarily because:

    - the aggregate principal amount or applicable redemption price of the debentures will be equal to the sum of the aggregate liquidation amount or applicable redemption price, as applicable, of the HIGH TIDES and the trust's common securities;

    - the applicable rate and interest and other payment dates on the debentures will match the distribution rate and distributions and other payment dates for the HIGH TIDES;

    - we will pay for all of the trust's costs, expenses and liabilities except the trust's obligations to holders of HIGH TIDES and its common securities pursuant to the terms of those securities; and

    - the declaration of trust provides that the trust will not engage in any activity that is not consistent with the limited purposes of the declaration of trust.

    We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we have already made, or are concurrently on the date of that payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.

ENFORCEMENT RIGHTS OF HOLDERS OF HIGH TIDES

    You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

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    A default or event of default under any Secured Debt would not constitute a default or event of default under the declaration of trust. However, in the event of payment and certain other defaults under, or acceleration of, Secured Debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the Secured Debt has been paid in full or the payment or other default under any Secured Debt has been cured or waived. Failure to make required payments on debentures would constitute an event of default under the declaration of trust.

LIMITED PURPOSE OF THE TRUST

    The HIGH TIDES evidence an undivided beneficial ownership interest in the assets of the trust, and the trust exists for the sole purpose of issuing the HIGH TIDES and the trust's common securities and investing the proceeds of the HIGH TIDES and the trust's common securities in the debentures and engaging in only those other activities necessary, convenient or incidental to those purposes.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the debentures, after satisfaction of the liabilities of the creditors of the trust as required by applicable law, you and the holders of the trust's common securities will be entitled to receive, out of the trust's assets held, the liquidation distribution in cash. See "Description of HIGH TIDES -- Liquidation of the Trust and Distribution of Convertible Senior Subordinated Debentures." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be one of our subordinated creditors. The property trustee would be subordinated in right of payment to all of our Secured Debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. We are the guarantor under the guarantee and have agreed to pay for all of the trust's costs, expenses and liabilities other than the trust's obligations to the holders of its HIGH TIDES and common securities. Accordingly, in the event of our liquidation or bankruptcy, the positions of a holder of HIGH TIDES and a holder of debentures are expected to be substantially the same relative to our other creditors and to our stockholders.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock as of January 14, 2000 consisted of:

    - 100,000,000 shares of common stock, par value $.01 per share, of which 45,407,090 shares are issued and outstanding; and

    - 2,500,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, of which 694,872 are issued and outstanding, and 250,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding.

    We have reserved for issuance under our 1990, 1994 and 1997 Stock Option Plans and our 1996 Directors' Stock Option and Equity Participation Plan a total of 7,125,000 shares of common stock of which 2,862,518 shares were covered by outstanding options as of January 20, 2000. We also have 500,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan of which 241,625 shares were issued and outstanding as of January 20, 2000 and 1,000,000 shares of common stock reserved for issuance under our Employee Stock Ownership Plan of which 364,637 shares were issued and outstanding as of January 24, 2000.

    On December 9, 1999, we entered into an agreement to acquire Advanced Communication Systems, Inc. The aggregate number of shares of our common stock that we will issue in exchange for shares of Advanced Communication Systems common stock will be determined at the time of the

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acquisition according to a formula contained in the acquisition agreement. Based on the number of outstanding shares of our common stock and Advanced Communication Systems common stock as of January 20, 2000, we would issue 5,478,600 shares in the acquisition if our average stock price used to calculate the exchange ratio is greater than $32.50 but less than or equal to $35.75 and 6,982,232 shares in the acquisition if our stock price used to calculate the exchange ratio is at least $22.95 but less than $25.50.

    The following summary describes the material terms of our capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to our certificate of incorporation, as amended, bylaws and stockholder rights plan.

COMMON STOCK

    DIVIDENDS. Subject to the right of the holders of any class of preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

    VOTING RIGHTS. Holders of our common stock are entitled to one vote for each share held. Holders do not have cumulative voting rights.

    LIQUIDATION RIGHTS. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

    OTHER PROVISIONS. The holders of our common stock are not entitled to preemptive or similar rights.

PREFERRED STOCK

    We are authorized to issue 2,500,000 shares of preferred stock, par value $1.00 per share. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our amended and restated articles of incorporation, the board of directors is empowered to determine:

    - the designation of and the number of shares constituting a series of preferred stock;

    - the dividend rate, if any, for the series;

    - the terms and conditions of any voting and conversion rights for the series, if any;

    - the number of directors, if any, which the series shall be entitled to elect;

    - the amounts payable on the series upon our liquidation, dissolution or winding-up;

    - the redemption prices and terms applicable to the series, if any; and

    - the preferences and relative rights among the series of preferred stock.

Theses rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of our common stock.

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CUMULATIVE CONVERTIBLE PREFERRED STOCK

    DIVIDENDS. Each share of cumulative convertible preferred stock accrues dividends at the rate of $1.00 per share per annum.

    VOTING RIGHTS. Holders of our cumulative convertible preferred stock are entitled to one-third of one vote for each share held. Holders do not have cumulative voting rights.

    LIQUIDATION RIGHTS. Upon our liquidation, dissolution or winding-up, the holders of our cumulative convertible preferred stock are entitled to a liquidation preference of $20 per share plus any unpaid cumulative dividends before any distribution to holders of our common stock.

    CONVERSION RIGHTS. Each outstanding share of cumulative convertible preferred stock is convertible into our common stock, at the option of the holder, at a rate of two-thirds shares of common stock for each share of cumulative convertible preferred stock.

    REDEMPTION. Each share of cumulative convertible preferred stock is redeemable, but only at our option, at a redemption price of $20 per share plus any accrued and unpaid dividends.

    OTHER PROVISIONS. The holders of our cumulative convertible preferred stock are not entitled to preemptive or similar rights.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding share of our common stock has or will have attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of common stock to purchase from us, upon the occurrence of specified events, one one-hundredth of a share of our series A junior participating preferred stock, which we refer to as the participating preferred shares, at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995 between us and American Stock Transfer and Trust Company, as rights agent.

    Until the distribution date described below, we will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

    - subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or

    - the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of our outstanding common stock.

    Our board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

    - was a member of our board of directors before any person becomes an acquiring person or

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    - became a member of our board of directors after any person becomes an acquiring person if the member was nominated for election or elected to our board of directors upon the recommendation or approval of a majority of the continuing directors,

is considered to be a continuing director of Titan.

    The term "acquiring person" does not include us, any of our subsidiaries, any employee benefit plan of ours or of any of our subsidiaries, any entity holding our common stock for or under an employee benefit plan of ours or any of our subsidiaries. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if our board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of our common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of our common stock so that it would no longer otherwise qualify as an acquiring person.

    The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with our common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995 upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only our common stock issued before the distribution date will be issued with rights.

    The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

    The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares,

    - upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price, less than the current market price of the participating preferred shares, or

    - upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

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The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any of those cases, before the distribution date.

    Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each participating preferred share will have 100 votes, voting together with our common stock. If there is a merger, consolidation or other transaction in which our common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of our common stock.

    If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of our common stock approved by our board of directors, or if we are the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and our common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of our common stock having a market value of two times the exercise price of the right. If we do not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, we will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, we are unable to take all necessary action, we will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

    If, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

    The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

    At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of our outstanding common stock, our board of directors may exchange the rights, in whole or in part, for a number of shares of our common stock, per right, having an aggregate value equal to the excess of the value of the shares of our common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. Our board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

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    With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at our election, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, we will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

    Upon approval by our board of directors, we may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until ten days following the public announcement that a person or group has become an acquiring person. Our board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the ten days following the public announcement that a person or group has become an acquiring person. Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of our board of directors to redeem the rights, we will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

    Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

    Any of the provisions of the rights agreement may be amended or supplemented by our board of directors before the distribution date. From and after the distribution date, we and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights

    - to cure any ambiguity, to correct or supplement any defective or inconsistent provisions,

    - to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening, or

    - to make any other provisions with respect to the rights which we and the rights agent may deem necessary or desirable.

Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

    - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will he tendered in a tender or exchange offer; or

    - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include the following:

    - any merger or consolidation of the corporation with the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following, in the opinion of Cooley Godward LLP, counsel to Titan and the trust, is a summary of the material United States federal income tax consequences of the purchase, ownership, disposition, and conversion of HIGH TIDES and our common stock by persons that acquire HIGH TIDES pursuant to the initial offering at their original offering price. Unless otherwise stated, this summary deals only with HIGH TIDES and Titan's common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, by United States persons which, as defined in the Internal Revenue Code, include any beneficial owners, that are, for United States federal income tax purposes:

    - citizens or residents of the United States;

    - corporations or partnerships created or organized in or under the law of the United States, any state thereof or the District of Columbia (other than partnerships that are not treated as a United States person under any applicable Treasury regulations);

    - estates, the income of which is subject to United States federal income taxation regardless of its source;

    - trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust; or

    - otherwise subject to United States federal income taxation on a net income basis in respect of the HIGH TIDES or common stock.

This summary does not deal with special classes of holders such as:

    - banks, thrifts and other financial institutions;

    - real estate investment trusts and regulated investment companies;

    - insurance companies;

    - dealers in securities or currencies;

    - tax-exempt investors;

    - foreign investors;

    - persons holding HIGH TIDES as part of a straddle or as part of a hedging or conversion transaction or other integrated investment;

    - persons that have a functional currency other than the U.S. dollar; or

    - persons who are subject to the United States federal alternative minimum tax.

Nor does this summary discuss the tax consequences to shareholders, partners or beneficiaries of a holder of HIGH TIDES or Titan's common stock. Further, this summary does not include any description of the tax laws of any state or local government or of any foreign government that may be applicable to the HIGH TIDES or Titan's common stock.

    This summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of HIGH TIDES may differ from the treatment described

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below. Neither the trust nor Titan has sought, nor will either seek, a ruling from the Internal Revenue Service (the "IRS") on the U.S. federal tax consequences described in this summary, and it is possible that the IRS could take a position contrary to the interpretations herein.

    IN PART BECAUSE OF THE UNCERTAINTIES CONCERNING THE PROPER TAX TREATMENT OF HIGH TIDES AS DISCUSSED BELOW, IT IS PARTICULARLY IMPORTANT THAT YOU CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF THE HIGH TIDES AND THE OWNERSHIP AND DISPOSITION OF TITAN'S COMMON STOCK.

CLASSIFICATION OF THE TRUST AS A GRANTOR TRUST

    In connection with the issuance of the HIGH TIDES, Cooley Godward LLP will render its opinion that, under current law, assuming full compliance with the terms of the declaration of trust, the indenture and certain other documents, and based on certain facts and assumptions contained in such opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as a partnership, an association or a publicly traded partnership taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of HIGH TIDES generally will be considered the owner of an undivided interest in the debentures issued by us to the trust, and each holder will be required to include in its gross income all income or gain with respect to its allocable share of those debentures, including original issue discount (if any), whether or not cash is actually distributed to the holder.

CLASSIFICATION OF THE DEBENTURES AS INDEBTEDNESS

    Titan intends to take the position that the debentures will be classified for United States federal income tax purposes as indebtedness of Titan. By acceptance of the HIGH TIDES, each holder covenants to treat the debentures as indebtedness and the HIGH TIDES as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that the classification of the debentures as indebtedness will not be challenged by the IRS, or if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Titan for United States federal income tax purposes.

TAX TREATMENT OF DEBENTURES AS RESET BONDS

    Because no debt instrument closely comparable to the debentures has been the subject of any Treasury regulation, revenue ruling or judicial decision, the United States federal income tax treatment of debt obligations such as the debentures is not certain. We intend to treat the debentures for United States federal income tax purposes as "reset bonds" under Treasury regulations relating to variable rate debt instruments. Assuming the debentures are reset bonds, they will be treated, solely for purposes of the original issue discount rules of the Internal Revenue Code, as maturing on the date immediately preceding the reset date for the reset price and, if the remarketing agent remarkets the HIGH TIDES, as being reissued on the reset date at the reset price.

    There can be no assurance that the Internal Revenue Service will agree with, or that a court would uphold, the treatment of the debentures as reset bonds. In particular, the Internal Revenue Service could instead attempt to treat the debentures as maturing at their stated maturity on February 15, 2030. If the debentures were treated as maturing on such date, the debentures would be treated as having contingent interest under the Treasury regulations governing debt instruments that provide for contingent payments. In that event, we would be required to construct a projected payment schedule for the debentures, based on our current borrowing costs for comparable noncontingent debt instruments, from which an estimated yield on the debentures would be calculated. A holder would be required to include in income original issue discount in an amount equal to the product of the

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"adjusted issue price" of the debentures at the beginning of each interest accrual period and the estimated yield of the debentures and to make certain adjustments to such income accruals for differences between actual payments and projected payments. In general, the "adjusted issue price" of a debenture would be equal to its "issue price" (the first price at which a substantial amount of the HIGH TIDES are sold to the public, ignoring sales to bond houses, brokers and similar persons acting as underwriters, placement agents or wholesalers), increased by the original issue discount, if any, previously accrued on the debenture, and reduced by any payments made on the debenture. During the period prior to the reset date, the original issue discount would accrue at a rate that is greater than the applicable rate, and holders would have more taxable income than the cash payable on the HIGH TIDES.

    In addition, under the Treasury regulations governing debt instruments that provide for contingent payments, holders who sold or redeemed their HIGH TIDES would recognize ordinary loss or reduced gain at that time to reflect any excess of prior original issue discount accruals over actual interest payments received. Holders who retain their HIGH TIDES following the reset date would reduce their original issue discount accruals after that date to reflect any such excess prior to the reset date. Furthermore, under the Treasury regulations, any gain realized with respect to the HIGH TIDES would generally be treated as ordinary income, any loss realized would generally be treated as ordinary loss to the extent of the holder's prior ordinary income inclusions with respect to the HIGH TIDES, and any additional loss would be capital loss.

    The following discussion assumes the debentures are properly treated as reset bonds rather than as contingent payment debt instruments.

INTEREST INCOME

    Under the Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of interest payments being deferred is remote. Based on the foregoing, we believe that the debentures will not be considered to be issued with original issue discount at the time of their original issuance and, accordingly, a holder of HIGH TIDES should include in gross income such holder's allocable share of interest on the debentures in accordance with such holder's method of tax accounting. If it is determined that the possible deferral of interest payments should not be treated as a remote contingency, interest on the debentures would not be treated as "qualified stated interest" and, thus, the debentures would be treated as having been issued with original issue discount. In such case, holders of HIGH TIDES would be required to include in income their allocable share of the original issue discount accrued by the trust with respect to the debentures on an economic accrual basis over the period of time the HIGH TIDES (and the underlying allocable share of the debentures) are held, regardless of their regular methods of accounting and regardless of whether interest has been paid on the debentures or distributions are made on the HIGH TIDES. Actual payments of interest on the debentures and corresponding distributions on the HIGH TIDES would not result in additional income being recognized by the holders of the HIGH TIDES. In such event, the interest income included by the holders of the HIGH TIDES should not differ from the actual interest paid on the debentures.

    In addition, under the Treasury regulations, if at any time the payment of interest on the debentures is deferred, the debentures would, solely for purposes of determining the existence and amount of original issue discount with respect to the debentures, at that time be treated as retired and reissued with original issue discount, and all stated interest on the debentures would thereafter be treated as original issue discount as long as the debentures remained outstanding. In such event, holders of HIGH TIDES would be required to include in income their allocable share of the original issue discount accrued by the trust with respect to the debentures on an economic accrual basis over the period of time that the HIGH TIDES (and the underlying allocable share of the debentures) are

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held, regardless of their regular methods of tax accounting and regardless of whether interest has been paid on the debentures or distributions are made on the HIGH TIDES. Assuming that the debentures are treated as reset bonds (as discussed above), the total original issue discount that would accrue during the period up to the day before the reset date if we were to exercise our option to defer payments of interest would be equal to the excess of (1) the sum of
(A) the reset price, plus (B) the total stated interest payments called for under the debentures prior to the reset date after the date we exercise our option to defer interest payments on the debentures, over (2) the adjusted issue price of the debentures as of the date we exercised our option to defer payments of interest. Because the reset price exceeds the principal amount of the debentures, during the period following the date we exercise our option to defer interest payments on the debentures through the reset date holders will accrue original issue discount at a rate slightly in excess of the applicable initial rate.

    The following discussion assumes that we will not defer payments of interest on the debentures, and that the debentures will not be issued with original issue discount.

    Because the income underlying the HIGH TIDES will not be characterized as dividends for United States federal income tax purposes, corporate holders of the HIGH TIDES will not be entitled to a dividends received deduction for any income recognized with respect to the HIGH TIDES.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of HIGH TIDES--Tax Event or Investment Company Event Redemption or Distribution," debentures may be distributed to holders in exchange for the HIGH TIDES and in liquidation of the trust. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the debentures equal to such holder's aggregate tax basis in its HIGH TIDES. A holder's holding period in the debentures so received in liquidation of the trust would include the period during which the HIGH TIDES were held by such holder. If, however, the exchange is caused by a tax event which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the HIGH TIDES.

    Under certain circumstances described herein (see "Description of HIGH TIDES"), the debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their HIGH TIDES. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed HIGH TIDES as to holders, and a holder would recognize gain or loss as if it sold such redeemed HIGH TIDES for cash. See "--Sale of HIGH TIDES."

SALE OF HIGH TIDES

    A holder that sells its HIGH TIDES will recognize capital gain or loss equal to the difference between the amount realized on the sale of the HIGH TIDES (other than any amount attributable to accrued but unpaid interest) and the holder's adjusted tax basis in such HIGH TIDES. Such capital gain or loss will be long-term capital gain or loss if the HIGH TIDES have been held by the holder for more than one year.

CONVERSION OF HIGH TIDES INTO COMMON STOCK

    A holder of HIGH TIDES will not recognize income, gain or loss upon the conversion, through the conversion agent, of debentures into common stock. The holder will recognize gain upon the receipt of cash in lieu of a fractional share of common stock equal to the amount of cash received less the holder's adjusted tax basis in such fractional share. A holder's adjusted tax basis in the common stock received upon conversion generally will be equal to the holder's tax basis in the HIGH TIDES

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delivered to the conversion agent for exchange less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the HIGH TIDES were held by such holder.

DIVIDENDS

    The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, as determined for federal income tax purposes, then as a tax-free return of capital to the extent of a holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of such stock (as described below).

    In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject to certain holding period, taxable income and other limitations.

SALE OF COMMON STOCK

    Upon the sale or disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale or disposition and such holder's adjusted tax basis in the common stock. Such capital gain or loss will generally be long-term capital gain or loss if such holder's holding period for the common stock exceeds one year. A holder's basis and holding period in common stock received upon conversion of HIGH TIDES are determined as discussed above under "--Conversion of HIGH TIDES into Common Stock."

ADJUSTMENT OF CONVERSION PRICE

    Treasury regulations promulgated under Section 305 of the Internal Revenue Code would treat holders of HIGH TIDES as having received a constructive distribution from us in the event the applicable conversion ratio of the debentures were adjusted if:

    - as a result of such adjustment, the proportionate interest (measured by the amount of common stock into which the debentures are convertible) of the holders of the HIGH TIDES in the assets or earnings and profits of Titan were increased; and

    - the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the applicable conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock.

Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Titan. Holders of the HIGH TIDES would be required to include their allocable share of such deemed dividend income in gross income but will not receive any cash related thereto.

    We will take the position that the adjustment to the initial conversion ratio in connection with the remarketing will constitute an "isolated" recapitalization for United States federal income tax purposes and, therefore, not be deemed a constructive dividend under Section 305. However, the Internal Revenue Service might contend that any increase in such initial conversion ratio on the reset date is a constructive dividend to holders of the HIGH TIDES who hold the HIGH TIDES immediately before the reset date and that any decrease in such initial conversion ratio on the reset date (or elimination of

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the conversion feature on the reset date) is a constructive dividend to all holders of common stock at that time. In each case, the amount of the constructive dividend would be the fair market value on the reset date of the number of shares of common stock which, if actually distributed to holders of HIGH TIDES (in the case of an increase in the initial conversion ratio) or to holders of the common stock (in the case of a decrease in the initial conversion ratio or elimination of convertibility of HIGH TIDES), would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Titan as that produced by the adjustment. The aggregate deemed dividend is limited to the current or accumulated earnings and profits of Titan. Holders of HIGH TIDES would be required to include any such constructive dividend to them in gross income but would not receive any cash related thereto.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on HIGH TIDES, payments of dividends on common stock, payments of the proceeds from the sale of HIGH TIDES and payments of the proceeds from the sale of common stock. Such payments may be subject to backup withholding at the rate of 31% unless the holder complies with certain identification requirements or otherwise qualifies for an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                          CERTAIN ERISA CONSIDERATIONS

    Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA) should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the HIGH TIDES with assets of the plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, whether the investment could result in a delegation of fiduciary authority and whether the investment would be consistent with the documents and instruments governing the plan.

    Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, from engaging in certain transactions involving "plan assets" with persons who are parties in interest under ERISA or disqualified persons under the Code with respect to such plans. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or
Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the HIGH TIDES. Any fiduciary of such a governmental, church or foreign plan considering an investment in the HIGH TIDES should determine the need for, and, if necessary, the availability of, any exemption relief under such laws or regulations.

    Under a regulation issued by the United States Department of Labor (the
DOL), the assets of the trust would be deemed to be plan assets of a plan for purposes of ERISA and Section 4975 of the Code if plan assets of the plan were used to acquire an equity interest in the trust and no exception were applicable under the plan assets regulation. An equity interest is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features and specifically includes a beneficial interest in a trust.

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    Pursuant to an exception contained in the plan assets regulation, the assets of the trust would not be deemed to be plan assets of investing plans if, immediately after the most recent acquisition of any equity interest in the trust, less than 25% of the value of each class of equity interests in the trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be plan assets of any plan. No assurance can be given that the value of the HIGH TIDES held by benefit plan investors will be less than 25% of the total value of such HIGH TIDES at the completion of the initial offering or otherwise.

    Certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a plan if the HIGH TIDES were acquired with plan assets of such plan and assets of the trust were deemed to be plan assets of plans investing in the trust. For example, if we are a party in interest with respect to an investing plan (either directly or by reason of our ownership of our subsidiaries) or become a party in interest by reason of the operation of the trust, extensions of credit between the trust and us (as represented by the debentures and the guarantee) would likely be prohibited by Section
406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). Because the assets of the trust may be considered plan assets for ERISA purposes as a result of a plan's acquisition and holding of HIGH TIDES, a plan fiduciary should consider (a) whether powers which potentially may be exercised by any person or entity with respect to the trust or its assets would result in such person or entity being potentially deemed to be a fiduciary and, therefore, a party in interest with respect to a plan acquiring or holding HIGH TIDES and
(b) if so, whether such acquisition and holding could result in a delegation of fiduciary authority which is impermissible under the plan's governing instruments or any investment management agreement with the plan. In making such determination, a plan fiduciary should note that prior to a default, the trustees will have only limited custodial and ministerial authority with respect to the assets of the trust.

    The DOL has issued five prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the HIGH TIDES, assuming that assets of the trust were deemed to be plan assets of plans investing in the trust (as described above). Those class exemptions are PTCE 96-23 (for certain transactions effected on behalf of a plan by an in-house asset manager), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts) and PTCE 84-14 (for certain transactions effected on behalf of a plan by an independent qualified professional asset manager).

    Because the HIGH TIDES may be deemed to be equity interests in the trust for purposes of applying ERISA and Section 4975 of Code, the HIGH TIDES may not be purchased or held by any plan, any entity whose underlying assets include plan assets by reason of any plan's investment in an entity (a plan asset entity) or any person investing plan assets of any plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. Any purchaser or holder of the HIGH TIDES or any interest therein will be deemed to have represented by its purchase and holding that it either (a) is not a plan or a plan asset entity and is not purchasing such securities on behalf of or with plan assets of any plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14. See "Transfer Restrictions." In addition, if we were considered to be a fiduciary with respect to the trust as a result of certain powers we hold (such as the powers to remove and replace the property trustee and the administrative trustees), certain operations of the trust, including the optional redemption or acceleration of the debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions the fiduciaries of any plan or plan asset entity which may

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purchase or hold HIGH TIDES will be deemed as a result of such acquisition or holding to have (a) directed the trust to invest in the debentures, (b) authorized and directed any of the actions taken or which may be taken with respect to the trust, the debentures and the HIGH TIDES by any of the trustees, the debenture trustee, the guarantee trustee, or us as contemplated by the indenture, the debentures or the guarantee and (c) appointed each of the trustees.

    Based on the reasoning of the United States Supreme Court in JOHN HANCOCK LIFE INS. CO. V. HARRIS TRUST AND SAV. BANK, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a party-in interest with respect to a plan by virtue of such investment. Any purchaser of the HIGH TIDES that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulations and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until the date that is 18 months after the General Account Regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute the "plan assets" of any such plan. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

    Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the HIGH TIDES on behalf of or with plan assets of any plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be plan assets and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                              REGISTRATION RIGHTS

    We and the trust will enter into a registration agreement with the initial purchasers of the HIGH TIDES for the benefit of the holders of the HIGH TIDES wherein we and the trust will agree, at our sole expense, to

       - file as soon as practicable, but in no event more than 75 days after the original issuance of the HIGH TIDES, a shelf registration covering resales of the HIGH TIDES, the guarantee, the debentures and the related common stock issuable upon conversation of the HIGH TIDES;

       - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 150 days after the original issuance of the HIGH TIDES; and

       - use our best efforts to keep effective the shelf registration statement for two years or such other period as required under Rule 144(k) of the Securities Act or any successor rule thereto or, if earlier, such time as all of the applicable securities have been sold thereunder.

    We will, in the event that a shelf registration statement is filed, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the securities has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration agreement that are applicable to such a holder (including certain indemnification rights and obligations).

    Upon written notice to all the holders of the HIGH TIDES, we or the trust will be permitted to suspend the use of the prospectus that is part of the shelf registration statement during prescribed periods of time if we or the trust possess material non-public information. The periods during which we can suspend the use of the prospectus may not exceed 20 consecutive days or a total of 60 days, whether or not consecutively, in any twelve month period and neither we nor the trust are permitted to suspend the use of the prospectus within ten business days after our last suspension.

    Upon recept of such notice, holders of the HIGH TIDES are required to cease disposing of securities under the prospectus until the holders either receive copies of a prospectus supplement or are advised in writing by us or the trust that offers and sales of the securities and use of the prospectus may be resumed.

    We and the trust may require each holder of the HIGH TIDES to furnish information regarding the holder and the distribution of the securities as we or the trust may reasonably require for inclusion in the registration statement.

    If either (1) within 75 days of the original issuance of the HIGH TIDES we have not filed the shelf registration statement, (2) within 150 days of the original issuance of the HIGH TIDES the shelf registration statement has not been declared effective by the SEC, or (3) a shelf registration statement is declared effective by the SEC and we or the trust fail to keep the shelf registration statement continuously effective and usable (subject to some exceptions) for the period required by the registration agreement, then additional interest, referred to in this offering circular as special interest, will accrue on the debentures, and corresponding special distributions will accrue on the HIGH TIDES and common securities, in each case from and including the day following the registration default to but excluding the day on which the registration default has been cured or has been deemed to have been cured. Special interest and special distributions will be paid in cash quarterly in arrears on each interest payment date commencing with the first interest payment date following the applicable registration default and will accrue at a rate so that the interest rate or distribution rate, as the case may, will be increased 0.5% per annum of the principal amount or liquidation amount, as applicable. Following the cure of a registration default, special interest and special distributions will cease to accrue with respect to the applicable registration default.

    Each security will contain a legend to the effect that the holder of the security, by its acceptance of the security, will be deemed to have agreed to be bound by the provisions of the registration agreement.

    The registration agreement will be governed by, and construed in accordance with, the laws of the State of New York. This summary of the registration agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration agreement. A form of the registration agreement is available upon request.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the purchase agreement dated February 3, 2000, we and the trust have agreed that the trust will sell to Credit Suisse First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation, who will be the initial purchasers, the following number of HIGH TIDES:

                                                                    NUMBER OF
                     INITIAL PURCHASER                             HIGH TIDES
                     -----------------                             ----------
Credit Suisse First Boston Corporation......................        3,200,000
Donaldson, Lufkin & Jenrette Securities Corporation.........          800,000
                                                                    ---------

        Total...............................................        4,000,000
                                                                    =========

    The purchase agreement provides that the initial purchasers of the HIGH TIDES are obligated to purchase all of the HIGH TIDES, if any are purchased, other than those HIGH TIDES covered by the over-allotment option described below. The purchase agreement also provides that if an initial purchaser defaults the purchase commitments of non-defaulting initial purchasers may be increased or the offering may be terminated.

    The initial purchasers propose to offer the HIGH TIDES initially at the offering price on the cover page of this offering circular. After the initial offering, the price to investors may be changed.

    In view of the fact that the proceeds of the sale of the HIGH TIDES will be used by the trust to purchase the debentures, the purchase agreement provides that we will pay as compensation to the initial purchasers a commission of $1.50 per each of the HIGH TIDES.

    We and the trust have granted to the initial purchasers a 30-day option to purchase, on a pro rata basis, up to 1,000,000 additional HIGH TIDES at the initial offering price. The option may be exercised for any reason.

    The HIGH TIDES have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Resales of the HIGH TIDES are restricted as described in the Transfer Restrictions section of this offering circular.

    We along with the trust, our directors and officers have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to:

       - any trust certificates or other securities of the trust;

       - any preferred stock or any of our other securities that are substantially similar to the HIGH TIDES or the debentures;

       - any of our shares of common stock or any of our other capital stock; or

       - any other securities that are convertible into, or exercisable for, trust certificates or other securities of the trust, or preferred stock or substantially similar securities of ours, or our common stock or other capital stock of ours, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, for a period of 90 days after the date of this offering circular without the prior written consent of Credit Suisse First Boston Corporation. However, this lock-up agreement will not apply to shares of our common stock issued to holders of Advanced Communication Systems common stock (certain of whom are subject to affiliate agreements relating to the resale of our securities) in connection with our acquisition of that company and will not prevent (1) the issuance or delivery of securities upon conversion, exchange or exercise of any of our other securities outstanding on the date of this offering circular, (2) our capital stock issued under benefit or incentive plans maintained for our officers, directors or employees or
(3) our common stock or other securities issued by us in connection with acquisitions (provided that the recipients of such common stock or other securities are bound by the foregoing restrictions) and (4) the registration of securities pursuant to a demand made under registration rights agreements existing on the date of this offering circular or upon the inclusion of such securities on the registration statement for the HIGH TIDES pursuant to rights granted under such registration rights agreements.

    Both we and the trust have agreed to indemnify the initial purchasers against liabilities or contribute to payments which the initial purchasers may be required to make in that respect.

    The HIGH TIDES are new securities for which there currently is no market. The HIGH TIDES are expected to be made eligible for trading in PORTAL. The initial purchasers have advised us and the trust that they presently intend to make a market in the HIGH TIDES as permitted by applicable law. However, the initial purchasers are not obligated to make a market in the HIGH TIDES and any market-making may be discontinued at any time in their sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of the shelf registration statement. Accordingly, no assurance can be given as to the development or liquidity of any market for the HIGH TIDES.

    The initial purchasers may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

       - Over-allotment involves sales in excess of the offering size, which creates a short position for the initial purchasers.

       - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

       - Covering transactions involve purchases of HIGH TIDES in the open market after the distribution has been completed in order to cover short positions.

       - Penalty bids permit the initial purchasers to reclaim a selling concession from a broker-dealer when the HIGH TIDES originally sold by the broker-dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the HIGH TIDES to be higher than it would otherwise be in the absence of the transactions. These transactions, if commenced, may be discontinued at any time.

    From time to time, certain of the initial purchasers and their affiliates have provided advisory and investment banking services to us, for which customary compensation has been received. It is expected that such initial purchasers will continue to provide such services to us in the future.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the HIGH TIDES in Canada is being made only on a private placement basis exempt from the requirement that we and the trust prepare and file a prospectus with the securities regulatory authorities in each province where trades of the HIGH TIDES are effected. Accordingly, any resale of the HIGH TIDES in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the HIGH TIDES.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of HIGH TIDES in Canada who receives a purchase confirmation will be deemed to represent to us, the trust and the dealer from whom such purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase such HIGH TIDES without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent and
(3) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(a)(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum such as this document.

ENFORCEMENT OF LEGAL RIGHTS

    All the trust's trustees and our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us, the trust or these persons. All or a substantial portion of our assets, the assets of the trust and the assets of these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us, the trust or these persons in Canada or to enforce a judgment obtained in Canadian courts against us, the trust or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of HIGH TIDES to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any HIGH TIDES acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order (BOR) #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of HIGH TIDES acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of HIGH TIDES should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares of HIGH TIDES in their particular circumstances and with respect to the eligibility of the shares of HIGH TIDES for investment by the purchaser under relevant Canadian legislation.

                             TRANSFER RESTRICTIONS

    The securities offered by this offering circular have not been registered under the Securities Act and may be offered or sold only to qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A.

    Each purchaser of the HIGH TIDES will be deemed to have represented and agreed (terms used in this paragraph that are defined in Rule 144A under the Securities Act are used herein as defined therein) that:

    (1) the purchaser (i) is a qualified institutional buyer; (ii) the purchaser is aware that the sale to it is being made in reliance on Rule 144A and
       (iii) acquiring the HIGH TIDES for its own account or for the account of a qualified institutional buyer.

    (2) the purchaser understands that the HIGH TIDES are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the securities have not been and, except as described in the offering circular, will not be registered under the Securities Act and that (A) if in the future it decides to offer, resell, pledge or otherwise transfer any of the securities, the securities may be offered, resold, pledged or otherwise transferred only
       (i) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (iii) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iii) in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, and that (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser, pledgee or transferee of the securities from it of the resale restrictions referred to in (A) above.

    (3) the purchaser understands that the HIGH TIDES will, until the expiration of the holding period with respect to the HIGH TIDES set forth in clause
       (k) of Rule 144 promulgated under the Securities Act, unless otherwise agreed by us, the trust and the holder thereof, bear a legend substantially to the following effect:

        "THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS SECURITY AND ANY CONVERTIBLE SENIOR SUBORDINATED DEBENTURES ISSUED UPON EXCHANGE FOR THIS SECURITY AND ANY COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

        THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER AND TITAN THAT (A) THIS SECURITY AND ANY CONVERTIBLE SENIOR SUBORDINATED DEBENTURES ISSUABLE UPON EXCHANGE THEREFOR AND

    COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (i) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (ii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (i) THROUGH (iii) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

    (4) the HIGH TIDES may not be sold or transferred to, and the purchaser is not acquiring the HIGH TIDES for or on behalf of, and will not transfer the HIGH TIDES to, any pension or welfare plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except that such purchase for or on behalf of a pension or welfare plan shall be permitted:

        (i) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class
            Exemption 91-38 issued by the Department of Labor are satisfied;

        (ii) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the HIGH TIDES are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class
             Exemption 90-1 issued by the Department of Labor are satisfied;

       (iii) to the extent such purchase is made on behalf of a plan by (A) an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "1940 Act"), that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in
             Section 202(a)(2) of the 1940 Act with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or
             (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a pension or welfare plan, which insurance company has as of the last of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a State authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

        (iv) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 401 of the Internal Revenue Code of 1986, as amended (the "Code");

        (v) to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60, and the other applicable conditions of such exemption and otherwise satisfied;

        (vi) to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23, such manager has made or properly authorized the decision for such plan to purchase HIGH TIDES, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the purchase and holding of such Notes; or

       (vii) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is available.

                                 LEGAL MATTERS

    Richards, Layton & Finger, P.A., special Delaware counsel to the trust and Titan, will pass on certain matters of Delaware law relating to the validity of the HIGH TIDES. Cooley Godward LLP will pass upon the validity of the debentures, the guarantee and the common stock issuable upon conversion of the HIGH TIDES. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain matters on behalf of the initial purchasers.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of The Titan Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, the financial statements of Transnational Partners II, LLC, as of December 31, 1997 and 1998 and for the period from February 9, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 and the financial statements of JB Systems, Inc. (d.b.a. Mainsaver), as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included (or incorporated by reference) in this offering circular, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing or incorporated by reference herein.

    The consolidated financial statements of Advanced Communication
Systems, Inc. as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999, included in this offering circular have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.

    The financial statements of Assist Cornerstone Technologies, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this offering circular have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of SFG Technologies, Inc. as of December 31, 1998 and April 30, 1998 and for the eight months ended
December 31, 1998 and for the years ended April 30, 1996, 1997 and 1998, incorporated by reference in this offering circular have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                                                         PAGE
                                                                                                     -------------
TITAN CORPORATION

Report of Independent Public Accountants...........................................................       F-2

Financial Statements:

  Consolidated Statements of Operations............................................................       F-3

  Consolidated Balance Sheets......................................................................       F-4

  Consolidated Statements of Cash Flows............................................................       F-5

  Consolidated Statements of Stockholders' Equity..................................................       F-6

  Notes to Consolidated Financial Statements.......................................................   F-7 - F-28

ADVANCED COMMUNICATION SYSTEMS CORPORATION

Report of Independent Public Accountants...........................................................      F-29

Consolidated Balance Sheets as of September 30, 1999 and 1998......................................      F-30

Consolidated Statements of Operations for the Years Ended September 30, 1999, 1998 and 1997........      F-31

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended September 30, 1999,
  1998 and 1997....................................................................................      F-32

Consolidated Statements of Cash Flows for the Years Ended September 30, 1999, 1998 and 1997........      F-33

Notes to Consolidated Financial Statements.........................................................   F-34 - F-50

SCHEDULE:

Schedule II -- Valuation and Qualifying Accounts...................................................      F-51

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Titan Corporation:

    We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
February 15, 1999 (except with respect
to the matter discussed in Notes 1 and
5 for which the date is March 31, 1999)

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     FOR THE YEARS ENDED
                                                                                         DECEMBER 31,
                                                                             ------------------------------------
                                                                                1998         1997         1996
                                                                             -----------  -----------  ----------
Revenues...................................................................  $   303,428  $   275,923  $  245,976
                                                                             -----------  -----------  ----------
Costs and expenses:
  Cost of revenues.........................................................      232,041      216,553     192,657
  Selling, general and administrative expense..............................       37,553       36,731      36,226
  Research and development expense.........................................        5,590        7,466       5,023
  Special acquisition related charges and other............................        9,891        6,600          --
                                                                             -----------  -----------  ----------
  Total costs and expenses.................................................      285,075      267,350     233,906
                                                                             -----------  -----------  ----------
Operating profit...........................................................       18,353        8,573      12,070
Interest expense...........................................................       (7,377)      (6,643)     (4,764)
Interest income............................................................          392          872         639
                                                                             -----------  -----------  ----------
Income from continuing operations before income taxes and cumulative effect
  of change in accounting principle........................................       11,368        2,802       7,945
Income tax provision.......................................................        4,155        4,184       2,603
                                                                             -----------  -----------  ----------
Income (loss) from continuing operations before cumulative effect of change
  in accounting principle..................................................        7,213       (1,382)      5,342
Cumulative effect of change in accounting principle, net of taxes..........      (19,474)          --          --
Loss from discontinued operations, net of taxes............................       (7,444)     (17,930)     (6,326)
                                                                             -----------  -----------  ----------
Net loss...................................................................      (19,705)     (19,312)       (984)
Dividend requirements on preferred stock...................................         (778)        (875)       (803)
                                                                             -----------  -----------  ----------
Net loss applicable to common stock........................................  $   (20,483) $   (20,187) $   (1,787)
                                                                             ===========  ===========  ==========
Basic earnings (loss) per share:
  Income (loss) from continuing operations.................................  $       .18  $      (.07) $      .14
  Cumulative effect of change in accounting principle......................         (.56)          --          --
  Loss from discontinued operations........................................         (.21)        (.54)       (.20)
                                                                             -----------  -----------  ----------
  Net loss.................................................................         (.59)        (.61)       (.06)
                                                                             ===========  ===========  ==========
  Weighted average shares..................................................       34,895       33,094      32,068
                                                                             ===========  ===========  ==========
Diluted earnings (loss) per share:
  Income (loss) from continuing operations.................................  $       .18  $      (.07) $      .14
  Cumulative effect of change in accounting principle......................         (.54)          --          --
  Loss from discontinued operations........................................         (.21)        (.54)       (.20)
                                                                             -----------  -----------  ----------
  Net loss.................................................................  $      (.57) $      (.61) $     (.06)
                                                                             ===========  ===========  ==========
  Weighted average shares..................................................       36,177       33,094      32,445
                                                                             ===========  ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                                                AS OF DECEMBER 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..................................................................  $  11,079  $  11,383
  Investments................................................................................         --      4,499
  Accounts receivable--net...................................................................     88,068     72,653
  Inventories................................................................................      8,646     18,826
  Net assets of discontinued operations......................................................         --      3,930
  Prepaid expenses and other.................................................................      2,176      2,743
  Deferred income taxes......................................................................     10,978      8,298
                                                                                               ---------  ---------
      Total current assets...................................................................    120,947    122,332
Property and equipment--net..................................................................     25,702     27,666
Goodwill--net of accumulated amortization of $7,620 and $6,078...............................     38,694     21,274
Other assets--net............................................................................      6,579      8,756
Net assets of discontinued operations........................................................        645      3,675
                                                                                               ---------  ---------
Total assets.................................................................................  $ 192,567  $ 183,703
                                                                                               =========  =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Lines of credit............................................................................  $     368  $  23,130
  Accounts payable...........................................................................     21,335     16,086
  Acquisition debt...........................................................................      3,000         --
  Current portion of long-term debt..........................................................      1,581      1,505
  Accrued compensation and benefits..........................................................     12,682     14,300
  Other accrued liabilities..................................................................     11,659     10,522
  Net liabilities of discontinued operations.................................................      5,872         --
                                                                                               ---------  ---------
      Total current liabilities..............................................................     56,497     65,543
Line of credit...............................................................................     39,632         --
Long-term debt...............................................................................     30,659     37,565
Other non-current liabilities................................................................     15,068     12,148
Commitments and contingencies

Series B cumulative convertible redeemable preferred stock, $3,000 liquidation preference, 6%
  cumulative annual dividend, -0- and 500,000 shares issued and outstanding..................         --      3,000
Stockholders' Equity:
  Preferred stock: $1 par value, authorized 2,500,000 shares:
    Cumulative convertible, $13,897 liquidation preference:
      694,872 shares issued and outstanding..................................................        695        695
    Series A junior participating, authorized 250,000 shares:
      None issued............................................................................         --         --
  Common stock: $.01 par value, authorized 100,000,000 shares, issued and outstanding:
    36,650,460 and 34,776,764 shares.........................................................        367        348
Capital in excess of par value...............................................................     75,157     69,332
Retained earnings (deficit)..................................................................    (22,929)    (2,337)
Treasury stock (962,530 and 971,894 shares), at cost.........................................     (2,579)    (2,591)
                                                                                               ---------  ---------
      Total stockholders' equity.............................................................     50,711     65,447
                                                                                               ---------  ---------
Total liabilities and stockholders' equity...................................................  $ 192,567  $ 183,703
                                                                                               =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                                            FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1998       1997       1996
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations............................................  $   7,213  $  (1,382) $   5,342
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations:
      Depreciation and amortization.................................................      7,126      9,213      8,044
      Deferred income taxes and other...............................................       (498)     1,926     (1,655)
      Write-off of assets, investments and environmental accrual....................         --      9,846         --
      Poolings of interests.........................................................       (109)       695         --
      Change in operating assets and liabilities, net of effects from businesses sold and acquired:
            Accounts receivable.....................................................    (12,427)    (4,102)     7,989
            Inventories.............................................................     (2,290)    (1,047)    (6,069)
            Prepaid expenses and other assets.......................................      1,081       (879)       594
            Accounts payable........................................................      3,705        874     (3,467)
            Income taxes payable....................................................         --         --       (653)
            Accrued compensation and benefits.......................................     (2,298)     1,531     (1,587)
            Restructuring activities................................................         --       (815)    (4,099)
            Other liabilities.......................................................     (1,635)    (6,165)      (684)
                                                                                      ---------  ---------  ---------
Net cash provided by (used for) continuing operations...............................       (132)     9,695      3,755
                                                                                      ---------  ---------  ---------
Loss from discontinued operations...................................................     (7,444)   (17,930)    (6,326)
Changes in net assets and liabilities of discontinued operations....................      5,630      7,426     (2,639)
                                                                                      ---------  ---------  ---------
Net cash used for discontinued operations...........................................     (1,814)   (10,504)    (8,965)
                                                                                      ---------  ---------  ---------
Net cash used for operating activities..............................................     (1,946)      (809)    (5,210)
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures................................................................     (4,038)    (6,647)    (6,638)
Proceeds, net of transaction costs, from sale of businesses.........................         --        200      2,492
Payment for purchase of businesses, net of cash acquired............................    (11,679)        --     (2,679)
Proceeds from sale of investments...................................................      4,499     19,199      5,000
Purchase of investments.............................................................         --    (15,410)    (9,888)
Other...............................................................................        146        235       (283)
                                                                                      ---------  ---------  ---------
Net cash used for investing activities..............................................    (11,072)    (2,423)   (11,996)
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to debt...................................................................     16,870     12,671     37,762
Retirements of debt.................................................................     (1,447)    (3,137)   (21,909)
Redemption of Series B Preferred Stock..............................................     (3,000)        --         --
Deferred debt issuance costs........................................................         --         --     (2,035)
Proceeds from stock issuances.......................................................      1,214        708        433
Purchase of stock from benefit plan.................................................         --       (471)        --
Dividends paid......................................................................       (778)      (875)      (803)
Other...............................................................................       (145)        --         --
                                                                                      ---------  ---------  ---------
Net cash provided by financing activities...........................................     12,714      8,896     13,448
                                                                                      ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents................................       (304)     5,664     (3,758)
Cash and cash equivalents at beginning of year......................................     11,383      5,719      9,477
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of year............................................  $  11,079  $  11,383  $   5,719
                                                                                      =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    CUMULATIVE                         CAPITAL
                                                    CONVERTIBLE                       IN EXCESS    RETAINED
                                                     PREFERRED                         OF PAR     EARNINGS/   TREASURY
                                                       STOCK        COMMON STOCK        VALUE     (DEFICIT)     STOCK      TOTAL
                                                   -------------  -----------------  -----------  ----------  ---------  ---------
Balances at December 31, 1995....................    $     695        $     317       $  54,933   $   19,270  $  (3,524) $  71,691

  Stock issued for acquisition...................           --               18          10,659           --         --     10,677
  Other stock issued.............................           --                1             161           --         --        162
  Exercise of stock options and other............           --                3             349          (16)       (62)       274
  Shares contributed to employee benefit plans...           --               --             827         (261)       626      1,192
  Income tax benefit from employee stock
    transactions.................................           --               --              70           --         --         70
  Dividends on preferred stock--
    Cumulative Convertible, $1.00 per share......           --               --              --         (695)        --       (695)
    Series B, 6% annual..........................           --               --              --         (108)        --       (108)
  Net loss.......................................           --               --              --         (984)        --       (984)
                                                     ---------        ---------       ---------   ----------  ---------  ---------
Balances at December 31, 1996....................          695              339          66,999       17,206     (2,960)    82,279
  Conversion of subordinated debt................           --                5           1,597           --         --      1,602
  Exercise of stock options and other............           --                2             726          (51)        37        714
  Stock issued for acquisition...................           --                2             503           --         --        505
  Shares contributed to employee benefit plans...           --               --              12           --        332        344
  Shares purchased from benefit plan.............           --               --            (545)          --         --       (545)
  Income tax benefit from employee stock
    transactions.................................           --               --              40           --         --         40
  Pooling of interests...........................           --               --              --          695         --        695
  Dividends on preferred stock--
    Cumulative Convertible, $1.00 per share......           --               --              --         (695)        --       (695)
    Series B, 6% annual..........................           --               --              --         (180)        --       (180)
  Net loss.......................................           --               --              --      (19,312)        --    (19,312)
                                                     ---------        ---------       ---------   ----------  ---------  ---------
Balances at December 31, 1997....................          695              348          69,332       (2,337)    (2,591)    65,447
  Conversion of subordinated debt................           --               15           5,368           --         --      5,383
  Stock repurchase...............................           --               (1)           (752)          --         --       (753)
  Exercise of stock options and other............           --                4             848           --         12        864
  Conversion of warrants.........................           --                1             349           --         --        350
  Poolings of interests..........................           --               --              --         (109)        --       (109)
  Shares contributed to employee benefit plans...           --               --            (100)          --         --       (100)
  Income tax benefit from employee stock
    transactions.................................           --               --             112           --         --        112
  Dividends on preferred stock--
    Cumulative Convertible, $1.00 per share......           --               --              --         (695)        --       (695)
    Series B, 6% annual..........................           --               --              --          (83)        --        (83)
  Net loss.......................................           --               --              --      (19,705)        --    (19,705)
                                                     ---------        ---------       ---------   ----------  ---------  ---------
Balances at December 31, 1998....................    $     695        $     367       $  75,157   $  (22,929) $  (2,579) $  50,711
                                                     =========        =========       =========   ==========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. The Titan Corporation (the "Company" or "Titan") provides information technology and electronic systems and services to government and commercial customers. The Company groups its businesses into four core business segments--Information Technologies, Software Systems, Medical Sterilization and Food Pasteurization, and Communications Systems--and a fifth business segment, Emerging Technologies and Businesses. The Company provides engineering, technical, management and consulting services in the areas of national security, software systems, communication systems, information systems, threat simulation/training systems, electronic control systems, advanced research and development, and medical products sterilization and food pasteurization. The Company also develops, designs, manufactures and markets satellite communications subsystems, digital imaging products, electro-optical systems, and pulsed power products including linear accelerators.

    The Company is involved in a number of start-up ventures, most notably the commercial satellite communications business in Titan's Communications Systems segment. The Company believes that the primary source of revenues for this business will be international customers in developing countries, primarily within Asia, Africa and South America.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Titan and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The accompanying consolidated financial statements have been restated to reflect four acquisitions in 1998 that have been accounted for as poolings of interests (see Note 2). From time to time, the Company makes investments in joint ventures which primarily involve international locations and operations. Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate. Investments in such ventures are generally consolidated in instances where the Company retains control through decision-making ability and a greater than 50% ownership interest. In the absence of such factors, the Company generally accounts for these investments under the equity method.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. A majority of the Company's revenue, both government and commercial, is derived from products manufactured and services performed under cost-reimbursement, time-and-materials, and fixed-price contracts wherein revenues are generally recognized as services are performed, using the percentage-of-completion method, which includes revenues recognized as units are delivered. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified.

    CASH EQUIVALENTS. All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INVESTMENTS. The Company does not invest in securities as its primary business and does not maintain a trading account. Occasionally, however, the Company purchases financial instruments with maturities greater than three months from the date of acquisition, principally investment grade commercial paper and U.S. Treasury obligations. Such securities are classified as "available for sale" as required by Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1998, the Company has no such investments. As of December 31, 1997, all such investment securities owned by the Company matured in one year or less and were carried at their current market value, which approximated their cost, as required by SFAS 115.

    UNBILLED ACCOUNTS RECEIVABLE. Unbilled accounts receivable include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled accounts receivable are expected to be collected within one year. Payments to the Company for performance on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

    CONCENTRATION OF CREDIT RISK. As the Company expands its business into international markets and developing countries, certain accounts receivable may be exposed to credit risk due to political and economic instability in these areas. To mitigate credit risk in foreign countries, the Company generally denominates its foreign contracts in U.S. dollars and requires payment primarily in the form of stand-by letters of credit, advance deposits, or wire transfers, prior to shipment.

    INVENTORIES. Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out
(FIFO) and weighted average methods, or market. The Company periodically evaluates its on-hand stock and makes appropriate disposition of any stock deemed excess or obsolete.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 25 to 40 years for buildings, 2 to 40 years for leasehold improvements and 3 to 10 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in the Company's medical sterilization business is depreciated based on units of production.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over varying lives ranging from 5 to 30 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock based compensation plans under the provisions of APB No. 25.

    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    PER SHARE INFORMATION. The Company computes earnings per share based on the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following data summarize information relating to the per share computations for continuing operations before the cumulative effect of a change in accounting principle:

                                                                            FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                       ----------------------------------------------
                                                                            INCOME           SHARES        PER-SHARE
                                                                         (NUMERATOR)      (DENOMINATOR)     AMOUNTS
                                                                       ----------------  ---------------  -----------
Income from continuing operations....................................  $          7,213
Less preferred stock dividends.......................................              (778)
                                                                       ----------------     ---------      ---------
Basic EPS:
  Income from continuing operations available to common
    stockholders.....................................................             6,435        34,895      $    0.18

Effect of dilutive securities: Stock options.........................                --         1,282          (0.00)
                                                                       ----------------     ---------      ---------

Diluted EPS:
  Income from continuing operations available to common stockholders
    plus assumed conversions.........................................  $          6,435        36,177      $    0.18
                                                                       ================     =========      =========

                                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                       ----------------------------------------------
                                                                            INCOME           SHARES        PER-SHARE
                                                                         (NUMERATOR)      (DENOMINATOR)     AMOUNTS
                                                                       ----------------  ---------------  -----------
Loss from continuing operations......................................  $         (1,382)
Less preferred stock dividends.......................................              (875)
                                                                       ----------------     ---------      ---------
Basic EPS:
  Loss from continuing operations available to common stockholders...  $         (2,257)       33,094      $   (0.07)
                                                                       ================     =========      =========
Diluted EPS:.........................................................                  Same as basic

                                                                            FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                       ----------------------------------------------
                                                                            INCOME           SHARES        PER-SHARE
                                                                         (NUMERATOR)      (DENOMINATOR)     AMOUNTS
                                                                       ----------------  ---------------  -----------
Income from continuing operations....................................  $          5,342
Less preferred stock dividends.......................................              (803)
                                                                       ----------------     ---------      ---------
Basic EPS:
  Income from continuing operations available to common
    stockholders.....................................................             4,539        32,068      $    0.14

Effect of dilutive securities: Stock options.........................                --           377          (0.00)
                                                                       ----------------     ---------      ---------
Diluted EPS:
  Income from continuing operations available to common stockholders
    plus assumed conversions.........................................  $          4,539        32,445      $    0.14
                                                                       ================     =========      =========

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In 1998, options to purchase approximately 742,000 shares of common stock were not included in the computation of diluted EPS, because the options' exercise price was greater than the average market price of the common shares. In 1998, 1997 and 1996, 463,268 shares of common stock that could result from the conversion of cumulative convertible preferred stock, as well as common shares that could result from the conversion of the Company's convertible subordinated debentures and Series B cumulative convertible redeemable preferred stock, were not included in the computation of diluted EPS, as the effect would have been anti-dilutive on the results of continuing operations.

    COMPREHENSIVE INCOME. Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. The adoption of the accounting and disclosure provisions of SFAS 130 has had no impact on the Company's financial statements, as comprehensive income is the same as net income for all periods presented.

    BUSINESS SEGMENTS. In December 1997, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes standards for reporting and disclosure of operating segments on a basis consistent with that of the management structure. As a result of adopting SFAS 131, in 1997, the Company restated its segments for all periods presented. On March 31, 1999, the Company realigned certain operations among its business segments to better position these operations for strategic transactions pursuant to the Company's corporate strategy. As a result, the Company is reporting all commercial satellite communications operating results in its Communications Systems segment, and all defense information technologies and services operating results are reported in its Information Technologies segment. This realignment also conforms to the provisions of SFAS 131. All current and prior year segment data presented in these financial statements have been restated to conform to the 1999 realignement.

    NEW ACCOUNTING STANDARDS. In 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement revises and standardizes employers' disclosures about pension and other postretirement benefit plans, but it does not change the measurement or recognition of those plans. This statement further requires restatement of disclosure provisions for earlier periods provided for comparative purposes. The adoption of SFAS 132 has had no material impact on the Company's financial statements or related disclosures thereto.

    In 1998, the Company adopted the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and identifies characteristics of internal-use software as well as assists in determining when computer software is for internal use. The adoption had no material impact on the Company's financial statements or related disclosure thereto.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In 1998, the Company adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). This Statement provides guidance on the financial reporting of start-up and organization costs and requires that such costs of start-up activities be expensed as incurred. The Company adopted SOP 98-5 in the third quarter ended September 30, 1998, recording a one-time, non-cash charge of $19,474. The charge primarily represents previously capitalized start-up costs incurred in the Company's discontinued broadband communications business and deferred pre-contract costs as well as non-recurring engineering costs previously carried in inventory in accordance with SOP 81-1 in the Company's Communications Systems segment. The adoption of SOP 98-5 by the Company was recorded effective January 1, 1998 as a cumulative effect of change in accounting principle in the Statement of Operations for the year ended December 31, 1998.

NOTE 2. MERGERS AND ACQUISITIONS

    On October 23, 1998, the Company consummated a merger with Delfin Systems ("Delfin") in a stock-for-stock transaction. Delfin provides systems engineering and program management services, signal intelligence systems, and program integration and high-end software. Titan issued approximately 3,628,000 shares of Titan common stock in exchange for all the outstanding shares of Delfin common stock and assumed Delfin stock options representing approximately 823,000 shares of Titan common stock, based on an exchange ratio of approximately .50 shares of Titan common stock for each share of Delfin common stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On August 24, 1998, the Company consummated a merger with VisiCom Laboratories, Inc., ("VisiCom") in a stock-for-stock transaction. VisiCom specializes in information technology solutions. Titan issued approximately 4,172,000 shares of common stock in exchange for all the outstanding shares of VisiCom and assumed VisiCom's stock options representing approximately 593,000 shares of Titan common stock, based on an exchange ratio of approximately .45 shares of Titan common stock for each share of VisiCom's common stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On June 30, 1998 the Company consummated a merger with Horizons
Technology, Inc., ("Horizons") in a stock-for-stock transaction. Horizons is a provider of systems engineering and program management services, computer systems integration and high-end software. Titan issued approximately 3,200,000 shares of common stock in exchange for all the outstanding shares of Horizons stock based on exchange ratios of approximately .37 and .82 shares of Titan common stock for each share of Horizons' common stock and Horizons' preferred stock, respectively. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

    On February 27, 1998, the Company consummated a merger with DBA Systems, Inc. ("DBA"), in a stock-for-stock transaction. DBA is a developer and manufacturer of digital imaging products, electro-optical systems and threat simulation/training systems whose products and systems are primarily used by the defense and intelligence communities. Titan issued approximately 6,100,000 shares of common stock in exchange for all the outstanding shares of DBA stock and assumed options representing approximately 441,000 shares of Titan common stock based on an exchange ratio of approximately 1.37 shares of Titan's common stock for each share of DBA stock. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2. MERGERS AND ACQUISITIONS (CONTINUED)

    Effective January 1, 1998, Delfin's September 30, VisiCom's March 31, Horizons' January 31 and DBA's June 30 fiscal year-ends have been changed to coincide with Titan's year-end. Accordingly, the accompanying financial statements presented herein have been restated to include the combined results of operations, financial positions and cash flows of Delfin, VisiCom, Horizons and DBA as if the mergers had occurred at the beginning of the periods presented.

    The combining periods of Titan, Delfin, VisiCom, Horizons and DBA are as follows:

                                                   FISCAL YEARS 1997 AND 1996
                                   -----------------------------------------------------------
Titan............................  Fiscal years ended December 1997 and 1996
Delfin...........................  Fiscal years ended September 1997 and 1996
VisiCom..........................  Fiscal years ended March 1998 and 1997
Horizons.........................  Fiscal years ended January 1998 and 1997
DBA..............................  Twelve months ended December 1997 and June 1996

                                                    FISCAL YEAR 1997 QUARTERLY PERIODS
                                             ------------------------------------------------
                                                Q1 97        Q2 97       Q3 97       Q4 97
                                             -----------  -----------  ---------  -----------
Titan......................................     March 97      June 97   Sept. 97     Dec. 97
Delfin.....................................     Dec. 96      March 97    June 97     Sept. 97
VisiCom....................................      June 97     Sept. 97   Dec. 97      March 98
Horizons...................................     April 97      July 97   Oct. 97      Jan. 98
DBA........................................     March 97      June 97   Sept. 97     Dec. 97

    For the six months ended December 31, 1996, revenues of $11,724 and net income of $695 were reported by DBA. Such amounts are not reflected in the accompanying statements of operations as DBA's fiscal year ended June 30, 1997 was conformed to Titan's fiscal year ended December 31, 1997. DBA's six-month 1996 net income of $695 is reflected as a pooling adjustment in the accompanying Statement of Stockholders' Equity for the year ended December 31, 1996. Other adjustments to conform Delfin's, VisiCom's and Horizons' fiscal year-ends were not significant and resulted in a net pooling adjustment of $(109) in 1998, which is reflected in the accompanying Statement of Stockholders' Equity for the year ended December 31, 1998.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2. MERGERS AND ACQUISITIONS (CONTINUED)

    The separate and combined results of Titan, Delfin, VisiCom, Horizons and DBA in prior years are as follows:

                                                          FOR THE YEAR ENDED DECEMBER 31, 1997
                                                          ------------------------------------
                                                                        INCOME
                                                                      (LOSS)FROM
                                                                      CONTINUING   NET INCOME
                                                           REVENUES   OPERATIONS     (LOSS)
                                                          ----------  -----------  -----------
Titan...................................................  $  167,050  $     5,188   $   5,165
Delfin..................................................      26,534         (127)       (127)
VisiCom.................................................      31,360       (1,352)    (13,397)
Horizons................................................      26,281        1,640      (4,222)
DBA.....................................................      24,698       (6,731)     (6,731)
                                                          ----------  -----------   ---------
                                                          $  275,923  $    (1,382)  $ (19,312)
                                                          ==========  ===========   =========

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                          ------------------------------------
                                                                        INCOME
                                                                       LOSS FROM
                                                                      CONTINUING   NET INCOME
                                                           REVENUES   OPERATIONS     (LOSS)
                                                          ----------  -----------  -----------
Titan...................................................  $  133,676   $     (50)   $  (3,378)
Delfin..................................................      29,629         (92)         (92)
VisiCom.................................................      32,650       1,389          381
Horizons................................................      29,551       2,934          944
DBA.....................................................      20,470       1,161        1,161
                                                          ----------   ---------    ---------
                                                          $  245,976   $   5,342    $    (984)
                                                          ==========   =========    =========

    DBA's loss from continuing operations and net loss for the year ended December 31, 1997 include recognition of a special charge of $9,846 for the write-down of certain assets to net realizable value and accrual for certain liabilities as described in Notes 8 and 14.

    Net income (loss) reflects the discontinued operations of the broadband communications business, the access control systems business and certain operations discontinued by companies prior to their acquisition by Titan. Refer to Note 3 for further discussion.

    On March 31, 1998, the Company acquired all of the outstanding common stock of Validity Corporation ("Validity") for $12 million in cash, and notes payable to the shareholders of Validity totaling $3 million, subject to post-closing adjustments, if any, due and payable March 31, 1999, and bearing interest at the prime rate. The transaction has been accounted for as a purchase; accordingly, Validity's results of operations have been consolidated with the Company's results of operations beginning April 1, 1998. The excess of the purchase price over the estimated fair value of net assets acquired is being amortized on a straight line basis over 30 years, and amounted to approximately $18.6 million as of December 31, 1998.

    During the year ended December 31, 1998, the Company recorded special acquisition related and other charges of $9,891, which includes approximately $5,500 of direct transaction costs (consisting

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2. MERGERS AND ACQUISITIONS (CONTINUED)

primarily of investment banking and other professional fees), $3,800 of integration expenses and $600 of pre-operating and start-up costs of the AfroNetwork, Benin operation. Approximately $4,600 of the direct transaction costs were incurred in connection with the Delfin, VisiCom, Horizons and DBA mergers. The remaining $900 in transaction fees were related to costs incurred to file a withdrawn registration statement of Linkabit Wireless.

    The integration costs included approximately $3,500 for severance, outplacement and retention costs incurred in the Information Technologies and Communications Systems segments. Included in these amounts were termination benefits associated with employment agreements, as well as retention amounts associated with employee retention agreements. The integration costs also include $330 related to the closure and elimination of leased facilities, primarily duplicate field offices.

    Accruals for unpaid special charges of $1,090 and $250 remain in other current and non-current liabilities, respectively, at December 31, 1998. Unpaid amounts at year-end are primarily termination, retention and other integration costs which will be paid by December 31, 1999.

    On May 24, 1996, the Company completed the acquisition of three privately-held affiliated businesses--Eldyne, Inc. ("Eldyne"), Unidyne Corporation ("Unidyne") and Diversified Control Systems, LLC ("DCS"). The overall transaction consideration, excluding associated transaction costs and expenses, consisted of $1 million cash, 1,779,498 shares of Titan common stock with an assigned value of $6.00 per share, the issuance of 500,000 shares of a new class of cumulative convertible redeemable preferred stock (see Note 9), assumption of indebtedness and a promissory note for $1 million issued to the principal stockholder of the acquired companies. The $1 million note was due and paid on March 15, 1997, and earned interest of 10% per annum. Titan also entered into an agreement with the principal stockholder, providing for annual payments of $.3 million, payable monthly, for 6 years beginning May 24, 1996. The net present value of this agreement ($1.5 million) was recorded as additional purchase price at the acquisition date. This obligation was settled in full on January 2, 1997. Estimated other direct costs of the acquisition were approximately $3 million. The acquisition has been accounted for as a purchase, and, accordingly, Titan's consolidated financial statements include the operating results of the three acquired companies since May 24, 1996. The excess of the purchase price over the estimated fair value of net assets acquired of $16.9 million at December 31, 1998 is being amortized using a straight-line method over 30 years.

NOTE 3. DISCONTINUED OPERATIONS

    In December 1998, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business. The results of this business have been accounted for as a discontinued operation. Revenues for the access control business were $3,122, $4,136 and $1,808 and operating profit (loss) was $(3,026), $492 and $483 for the years ended December 31, 1998, 1997 and 1996, respectively. The 1998 loss includes a charge of $1,500 for the estimated costs to be incurred in future periods in connection with the winding down of this business.

    In 1997, the Company's Board of Directors adopted a plan to divest the Company's broadband communications business. The results of the broadband communications business have been accounted for as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30, which among other provisions, anticipates that the plan of disposal will be carried out within one year. During

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 3. DISCONTINUED OPERATIONS (CONTINUED)

1998, the Company received cash payments of $4,400 for licensing of the broadband technology and as settlement of certain contingencies related to the broadband patents. As a result of a periodic review by management of the likelihood of receiving further proceeds from the sale of the broadband technology, which would enable the Company to realize the remaining net assets of the broadband business, a decision was reached by management in the third quarter of 1998 to write off such remaining net assets. The write-off resulted in a pre-tax charge to loss from discontinued operations of $4,638. Additionally, approximately $7,200 in previously capitalized start-up costs were written off as part of the cumulative effect of the change in accounting principle (see Note 1). Revenues for the broadband communications business were $-0-, $551 and $2,238 for the years ended December 31, 1998, 1997 and 1996, respectively. Titan deferred losses from the discontinued operation of $9,271 in 1997, which primarily represented amortization and wind-down costs of the business.

    In addition to the discontinued operations of the access control systems business and the broadband business as discussed above, the accompanying consolidated financial statements reflect operations discontinued by certain of the companies acquired by Titan in 1998. The decisions to dispose of or otherwise wind down these operations were made by the separate Boards of Directors of the respective acquired companies prior to entering into any discussions with Titan regarding the potential acquisitions of these entities by Titan. All periods presented reflect these specific operations as discontinued operations. Revenue for these discontinued operations aggregated $10,899, $7,999 and $9,367 for the years ended December 31, 1998, 1997 and 1996, respectively, and losses attributable to these discontinued operations aggregated $-0-, $17,907 and $2,998 for the same respective periods. Aggregate charges for estimated costs to be incurred in future periods in connection with the winding down of these operations amounted to approximately $6,800, substantially all of which was recorded by the acquired companies in the last quarter of 1997. Operating losses of approximately $5.8 million were charged against this accrual during 1998. Additionally, a pre-tax charge of $1,300 was taken in the third quarter of 1998 based on management's most recent review of estimated future wind-down costs.

    Net liabilities of discontinued operations at December 31, 1998 consist primarily of accrued liabilities of approximately $12,700, net of current assets (primarily accounts receivable and inventory) of approximately $6,200. The liabilities consist of accruals for contract losses, estimated wind-down costs and costs related to the closure and elimination of leased facilities. Long-term net assets of discontinued operations are primarily fixed assets.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 4. OTHER FINANCIAL DATA

    Following are details concerning certain balance sheet accounts:

                                                                                               1998       1997
                                                                                             ---------  ---------
Accounts Receivable:
  U.S. Government--billed..................................................................  $  44,021  $  33,031
  U.S. Government--unbilled................................................................     30,710     23,648
  Trade....................................................................................     13,586     16,692
  Less allowance for doubtful accounts.....................................................       (249)      (718)
                                                                                             ---------  ---------
                                                                                             $  88,068  $  72,653
                                                                                             =========  =========
Inventories:
  Materials................................................................................  $   3,871  $   4,343
  Work-in-process..........................................................................      1,788     12,421
  Finished goods...........................................................................      2,987      2,062
                                                                                             ---------  ---------
                                                                                             $   8,646  $  18,826
                                                                                             =========  =========
Property and Equipment:
  Machinery and equipment..................................................................  $  45,299  $  51,238
  Furniture and fixtures...................................................................      8,320      6,726
  Land, buildings and leasehold improvements...............................................     13,902     14,960
  Construction in progress.................................................................        358        406
                                                                                             ---------  ---------
                                                                                                67,879     73,330
Less accumulated depreciation and amortization.............................................    (42,177)   (45,664)
                                                                                             ---------  ---------
                                                                                             $  25,702  $  27,666
                                                                                             =========  =========

NOTE 5. SEGMENT INFORMATION

    In the fourth quarter of 1997, the Company realigned certain operations within its existing segments and added a fifth segment as a result of adopting Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). On March 31, 1999, the Company realigned certain operations among its business segments to better position these operations for strategic transactions pursuant to the Company's corporate strategy. As a result, the Company is reporting all commercial satellite communications operating results in its Communications Systems segment, and all defense information technologies and services operating results are reported in its Information Technologies segment. This realignment also conforms to the provisions of SFAS 131. All current and prior year segment data presented in these financial statements have been restated to conform to the 1999 realignment.

    The Information Technologies segment provides information systems solutions primarily to government customers with large data management, information manipulation, information fusion, knowledge-based systems and communications requirements, develops and produces advanced satellite communications products and manufactures digital imaging products, electro-optical systems and threat simulation/training systems primarily used by the defense and intelligence communities. This segment also supports high priority government programs by providing systems integration, information systems

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 5. SEGMENT INFORMATION (CONTINUED)

engineering services, development of systems and specialized products, as well as systems research, development and prototyping. Other services provided include research and development under government funded contracts for the Department of Defense (DoD) and other customers.

    The Software Systems segment is a systems integrator that provides systems integration services and solutions for commercial and non-defense clients with distributed computing environments.

    The Medical Sterilization and Food Pasteurization segment provides medical product sterilization services at two Titan facilities and manufactures and sells turnkey electron beam sterilization and food pasteurization systems to customers for use in their own facilities.

    The Communications Systems segment develops and produces advanced satellite communications products and systems for commercial customers.

    The Emerging Technologies and Businesses segment includes several businesses which apply the Company's proprietary knowledge and core competencies to industrial and commercial opportunities.

    Substantially all of the Company's operations are located in the United States. Export revenues amounted to approximately $18,893, $21,365 and $10,693 in 1998, 1997 and 1996, respectively, primarily to countries in the Far East and Western Europe. All international sales are denominated in U.S. dollars.

    The following tables summarize industry segment data for 1998, 1997 and 1996.

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Revenues:
  Information Technologies...................................................  $  259,442  $  225,686  $  211,124
  Software Systems...........................................................      21,470      17,374      18,505
  Medical Sterilization and Food Pasteurization..............................      11,184       8,254       7,930
  Communications Systems.....................................................       6,717      18,405       3,430
  Emerging Technologies and Businesses.......................................       4,615       6,204       4,987
                                                                               ----------  ----------  ----------
                                                                               $  303,428  $  275,923  $  245,976
                                                                               ==========  ==========  ==========

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 5. SEGMENT INFORMATION (CONTINUED)

    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $242,560 in 1998, $225,016 in 1997, and $199,901 in
1996. Inter-segment sales were not significant in any year.

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Operating Profit (Loss):
  Information Technologies.......................................................  $  25,270  $   8,361  $  18,770
  Software Systems...............................................................      5,137      4,580       (137)
  Medical Sterilization and Food Pasteurization..................................      1,121       (204)      (390)
  Communications Systems.........................................................     (6,732)    (1,074)    (5,421)
  Emerging Technologies and Businesses...........................................         34       (286)      (209)
  Corporate......................................................................     (6,477)    (2,804)      (543)
                                                                                   ---------  ---------  ---------
                                                                                   $  18,353  $   8,573  $  12,070
                                                                                   =========  =========  =========

    Corporate includes corporate general and administrative expenses, certain corporate restructuring charges, and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Identifiable Assets:
  Information Technologies...................................................  $  131,371  $  109,383  $  123,875
  Software Systems...........................................................      14,959       8,114       6,139
  Medical Sterilization and Food Pasteurization..............................      14,518      15,466      14,851
  Communications Systems.....................................................       5,085      10,655       3,525
  Emerging Technologies and Businesses.......................................          67       6,391       1,759
  Discontinued Operations, net...............................................         645       7,605      15,031
  General corporate assets...................................................      25,922      26,089      28,108
                                                                               ----------  ----------  ----------
                                                                               $  192,567  $  183,703  $  193,288
                                                                               ==========  ==========  ==========

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 5. SEGMENT INFORMATION (CONTINUED)

    General corporate assets are principally cash, prepaid expenses, property and equipment, deferred income taxes and other assets.

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Depreciation and Amortization of Property and
  Equipment, Goodwill, and Other Assets:
    Information Technologies.........................................................  $   4,769  $   6,395  $   5,494
    Software Systems.................................................................        475        617      1,152
    Medical Sterilization and Food Pasteurization....................................        876        681        781
    Communications Systems...........................................................        381        453        139
    Emerging Technologies and Businesss..............................................         25         85         65
    Corporate........................................................................        600        982        413
                                                                                       ---------  ---------  ---------
                                                                                       $   7,126  $   9,213  $   8,044
                                                                                       =========  =========  =========
Capital Expenditures:
  Information Technologies...........................................................  $   2,651  $   4,988  $   3,995
  Software Systems...................................................................        325        453        261
  Medical Sterilization and Food Pasteurization......................................        211        643      1,378
  Communications Systems.............................................................        463        358        694
  Emerging Technologies and Businesses...............................................         30         86         83
  Corporate..........................................................................        358        119        227
                                                                                       ---------  ---------  ---------
                                                                                       $   4,038  $   6,647  $   6,638
                                                                                       =========  =========  =========

NOTE 6. INCOME TAXES

    The components of the income tax provision from continuing operations are as follows:

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Current:
  Federal............................................................................  $     782  $   2,046  $   2,131
  State..............................................................................        278        374        377
                                                                                       ---------  ---------  ---------
                                                                                           1,060      2,420      2,508
Deferred.............................................................................      3,095      1,764         95
                                                                                       ---------  ---------  ---------
                                                                                       $   4,155  $   4,184  $   2,603
                                                                                       =========  =========  =========

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 6. INCOME TAXES (CONTINUED)

    Following is a reconciliation of the income tax provision from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Expected Federal tax provision on continuing operations..............................  $   3,865  $     953  $   2,701
State income taxes, net of Federal income tax benefit................................        341         92        (18)
Research credit......................................................................         --       (324)        --
Goodwill amortization................................................................        218        351         88
Keyman life insurance................................................................         24         24         36
Acquisition special charges and other................................................       (293)     3,088       (204)
                                                                                       ---------  ---------  ---------
Actual tax provision on continuing operations........................................  $   4,155  $   4,184  $   2,603
                                                                                       =========  =========  =========

    The deferred tax asset as of December 31, 1998 and 1997, results from the following temporary differences:

                                                                                               1998       1997
                                                                                             ---------  ---------
Loss carryforward..........................................................................  $   7,746  $   7,798
Employee benefits..........................................................................      4,275      4,923
Loss from discontinued operations..........................................................         --     (3,338)
Tax credit carryforwards...................................................................      2,096      2,546
Inventory and contract loss reserves.......................................................     10,199      8,919
Depreciation...............................................................................     (1,378)    (1,400)
Deferred tax on foreign profit.............................................................         --      1,123
Other......................................................................................       (306)      (759)
                                                                                             ---------  ---------
                                                                                                22,632     19,812
Valuation allowance........................................................................    (11,200)   (11,200)
                                                                                             ---------  ---------
Net deferred tax asset.....................................................................  $  11,432  $   8,612
                                                                                             =========  =========

    Realization of certain components of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of loss and credit carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of the Company which may not be within the Company's control may limit annual future utilization of these carryforwards. Deferred income taxes of $454 and $314 are included in Other Assets at December 31, 1998 and 1997, respectively.

    Cash paid for income taxes was $1,343 and $1,195 in 1998 and 1997, respectively. Net tax refunds in 1996 were $277.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 7. DEBT

    On July 29, 1998, the Company entered into a credit agreement with a bank syndicate under which it may borrow up to $80 million, replacing its existing line of credit agreement. The credit facility includes a five year $55 million working capital line of credit and a $25 million component dedicated for acquisitions which converts any outstanding balances after one year into a term loan, to be repaid in increasing quarterly amounts over four years. The Company has the option to borrow at the bank base rate or at LIBOR, plus applicable margins based on the ratio of total debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The agreement contains, among other financial covenants, provisions which set maximum debt to EBITDA limits and which require the Company to maintain stipulated levels of EBITDA, tangible net worth, a minimum quick ratio, and minimum coverage of fixed charges, as defined. Initial proceeds of $36.1 million were used to pay off and replace the then outstanding line of credit balances with the Company's, Horizons' and VisiCom's banks and for working capital purposes. At December 31, 1998, the outstanding balances on the working capital line and the acquisition line were $35 million and $5 million (of which $368 is current), respectively. The borrowings were subject to a weighted average interest rate of 7.09%, and commitments under letters of credit reducing availability under the working capital line were $950.

    In November 1996, Titan issued $34,500 of 8.25% convertible subordinated debentures due 2003. At December 31, 1998, $27,515 remain outstanding. The debentures are convertible into common stock of the Company at a conversion price of $3.50 per share, subject to adjustment upon the occurrence of certain events. The debentures are redeemable, on or after November 2, 1999, initially at 104.125% of principal amount and at decreasing prices thereafter to 100% of principal amount through maturity, in each case together with accrued interest. The debentures also may be repaid at the option of the holder upon a change in control, as defined in the indenture governing the debentures, at 100% of principal amount plus accrued interest. The net proceeds from the issuance of these securities were used to repay borrowings under the Company's bank lines of credit and for working capital and general corporate purposes.

    At December 31, 1998 and 1997, Titan had $3,328 and $4,319, respectively, outstanding under two promissory notes, secured by certain machinery and equipment, at interest rates of 8.5% and 7.42%, respectively. At December 31, 1998, $1,101 is due within one year. At December 31, 1998 and 1997, the Company also had outstanding a mortgage note collateralized by real estate with a balance of $747 and $1,196, respectively, at an interest rate of LIBOR plus 2.5%, of which $112 is due within one year. Long-term debt at entities acquired by the Company in 1998 was $650 ($368 short-term) at December 31, 1998.

    Cash paid for interest, primarily on these borrowings, was $6,491, $6,254 and $3,847 in 1998, 1997, and 1996, respectively. At December 31, 1998 the Company was in compliance with all financial covenants under its various debt agreements.

NOTE 8. COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under non-cancelable operating lease agreements. These leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases. Rental expense under these leases was $10,130 in 1998, $9,457 in 1997 and $11,928 in 1996. The Company has
entered into a long-term lease

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

agreement for facilities which are owned by an entity in which Titan has a minority ownership interest. Rental expense in 1998, 1997 and 1996 includes $921, $904 and $884, respectively, paid under this agreement.

    Future minimum lease payments under noncancelable operating leases at December 31, 1998, are as follows:

1999...............................................................  $   8,311
2000...............................................................      6,649
2001...............................................................      5,310
2002...............................................................      4,567
2003...............................................................      3,613
Thereafter.........................................................      9,343
                                                                     ---------
    Total minimum lease payments...................................  $  37,793
                                                                     =========

    In 1997, DBA recorded a $3.0 million charge in recognition of certain environmental matters at its Kissimmee facility including, but not limited to, soil contamination and potential asbestos and lead-based paint contamination. These matters became known to DBA as a result of an environmental study performed as part of Titan's due diligence process related to the merger with DBA. The accrual has been recorded in accordance with SFAS No. 5 and SOP 96-1 and represents an initial estimate which could change significantly as further studies are performed.

    In the accompanying balance sheet, approximately $.2 million is included in other current liabilities and the remaining $2.8 million is included in other non-current liabilities based on the estimated timing of continued assessments and remediation work to be performed. This property is currently on the market and the Company has received several indications of interest (see Note 14). The Company has commenced its pre-cleanup activities, which are being coordinated with the sale of the property.

    On April 19, 1995 Titan was served in a lawsuit entitled DONALD P. SHAW V. TITAN CORPORATION (the "Lawsuit"). The Lawsuit was pending in the United States District Court for the Eastern District of Virginia, Alexandria Division, and sought compensatory damages in an aggregate amount of $3,000 and punitive damages in the amount of $1,050 on account of alleged wrongful termination and intentional infliction of emotional distress. The Lawsuit resulted in a verdict for the plaintiff awarding $65 in compensatory damages and $350 in punitive damages which was affirmed on appeal in February 1998.

    In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, the Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. The Company may also assert claims from time to time. In the opinion of management, the amount of ultimate liability or recovery with respect to these actions will not materially affect the financial position or results of operations of the Company.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 9. SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The Company's Series B Preferred Stock had a par value of $1.00, accrued dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, had a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitled the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a shareholder vote. The Series B Preferred Stock was redeemable at the Series B Liquidation Preference
(i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at the Company's option, after May 24, 2001 until May 24, 2006. The Company redeemed all of the outstanding shares of Series B Preferred Stock in 1998.

NOTE 10. CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of the Company's common stock. Common stock of 463,248 shares has been reserved for this purpose. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

NOTE 11. COMMON STOCK

    At December 31, 1998, approximately 47,974,672 common shares were reserved for future issuance for conversion of convertible subordinated debentures, preferred stock, and all stock incentive plans.

    On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

    If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of the Company's common stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

NOTE 12. STOCK-BASED COMPENSATION PLANS

    The Company provides stock-based compensation to officers, directors and key employees through various fixed stock option plans and to all non-executive employees through an employee stock purchase plan. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 12. STOCK-BASED COMPENSATION PLANS (CONTINUED)

compensation cost has been recognized for the fixed stock option or stock purchase plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                                                  1998         1997        1996
                                                                               -----------  -----------  ---------
Net loss.....................................................     As reported  $   (19,705) $   (19,312) $    (984)
                                                                    Pro forma      (20,827)     (21,019)    (1,654)
Net loss per share, basic....................................     As reported        (0.59)       (0.61)     (0.06)
                                                                    Pro forma        (0.62)       (0.66)     (0.08)
Net loss per share, diluted..................................     As reported        (0.57)       (0.61)     (0.06)
                                                                    Pro forma        (0.60)       (0.66)     (0.08)

    The Company currently has options available for grant under the Stock Option Plans of 1990, 1994 and 1997, The 1989 Directors' Stock Option Plan and The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan"). Options authorized for grant under the employee plans and under the directors' plans are 3,000,000 and 185,000, respectively. Under the 1996 Directors' Plan, a director may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Under all plans, the exercise price of each option equals the market price of the Company's stock on the date of grant. Under the employee plans, an option's maximum term is ten years. Under the directors' plans, options expire 90 days after the option holder ceases to be a director. Employee options may be granted throughout the year; directors' options are granted annually during the first two or three years as a director. All options vest in 25% increments beginning one year after the grant date. Stock options assumed by the Company as a result of the mergers discussed in Note 2 generally retain the terms under which they were granted.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 71% in 1998, 70% in 1997 and 87% in 1996; and a risk free interest rate of 4.74% in 1998, 5.72% in 1997 and 6.57% in 1996.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 12. STOCK-BASED COMPENSATION PLANS (CONTINUED)

    A summary of the status of the Company's fixed stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                                   1998                      1997               1996
                                                         ------------------------  ------------------------  -----------
                                                                       WEIGHTED                  WEIGHTED
                                                                        AVERAGE                   AVERAGE
                                                           SHARES      EXERCISE      SHARES      EXERCISE      SHARES
                                                            (000)        PRICE        (000)        PRICE        (000)
                                                         -----------  -----------  -----------  -----------  -----------
Outstanding at beginning of year.......................       3,697    $    3.66        3,155    $    3.37        3,148
Granted................................................         808         4.30        1,175         3.77        1,202
Exercised..............................................        (258)        2.70         (207)        2.75         (241)
Cancelled..............................................        (589)        4.31         (426)        3.10         (954)
                                                          ---------    ---------    ---------    ---------    ---------
Outstanding at end of year.............................       3,658         3.77        3,697         3.66        3,155
                                                          =========    =========    =========    =========    =========
Options exercisable at year-end........................       1,898                     1,994                     1,814
Weighted-average fair value of options granted during
  the year.............................................   $    5.46                 $    3.42                 $    2.47

                                                          WEIGHTED
                                                           AVERAGE
                                                          EXERCISE
                                                            PRICE
                                                         -----------
Outstanding at beginning of year.......................   $    3.22
Granted................................................        3.45
Exercised..............................................        2.13
Cancelled..............................................        2.71
                                                          ---------
Outstanding at end of year.............................        3.37
                                                          =========
Options exercisable at year-end........................
Weighted-average fair value of options granted during
  the year.............................................

    The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                                                       OPTIONS EXERCISABLE
          OPTIONS OUTSTANDING            -----------------------------------------------
---------------------------------------                      NUMBER
  RANGE OF       NUMBER      WEIGHTED       WEIGHTED       EXERCISABLE      WEIGHTED-
  EXERCISE     OUTSTANDING    AVERAGE        AVERAGE           AT            AVERAGE
   PRICES      AT 12/31/98   REMAINING   EXERCISE PRICE     12/31/98     EXERCISE PRICE
-------------  -----------  -----------  ---------------  -------------  ---------------
$ 0.05 - 3.94   1,852,964    6.06 years     $    2.19        1,283,420      $    2.25
  4.00 - 5.88   1,418,805    8.39 years          4.79          445,636           4.60
  6.06 - 9.50     386,232    7.81 years          7.57          168,732           8.34
                ---------   -----------                    -----------
                3,658,001    7.15 years                      1,897,788
                =========   ===========                    ===========

    Under the 1995 Employee Stock Purchase Plan, the Company is authorized to issue up to 500,000 shares of common stock to its full-time employees. Elected officers of the Company are not eligible to participate. Under the terms of the plan, employees may elect to have between 1 and 10 percent of their regular earnings, as defined in the plan, withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning or at the end of each subscription period. A subscription period is six months, beginning January 1 and July 1 of each year. Approximately 13%, 11% and 11% of eligible employees participated in the Plan and purchased 92,089, 110,461 and 89,865 shares of the Company's common stock in 1998, 1997 and 1996, respectively. The weighted-average fair value of the purchase rights granted in 1998, 1997 and 1996 was $1.61, $1.06 and $1.71, respectively.

    Four of the Company's wholly-owned subsidiaries have stock option plans for the granting of subsidiary common stock, which is not publicly traded. The exercise price of all options granted under these plans equals the fair value of the subsidiary stock at the date of grant as determined by the subsidiaries' board of directors. If all options available for grant in these plans were exercised, the Company's ownership in each of the subsidiaries would be diluted by no greater than 20% to 30%.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 13. BENEFIT PLANS

    The Company has various defined contribution benefit plans covering certain employees. The Company's contributions to these plans were $3,326, $2,914 and $3,040 in 1998, 1997 and 1996, respectively. Titan's and Horizons' combined discretionary contributions to their Employee Stock Ownership Plans were $295, $372 and $120 in 1998, 1997 and 1996, respectively. Discretionary contributions to a profit sharing plan covering certain employees were $150, $175 and $150 in 1998, 1997 and 1996, respectively. During 1997 and 1996, the Company utilized treasury stock of $344 and $1,192, respectively, for benefit plan contributions.

    The Company has a non-qualified executive deferred compensation plan for certain officers and key employees. The Company's expense for this plan was $824, $821 and $901 in 1998, 1997 and 1996, respectively. Interest expense for the years ended December 31, 1998, 1997 and 1996 includes $650, $527 and $561, respectively, related to the plan. Included in other non-current liabilities is $4,311 and $3,954 related to this plan at December 31, 1998 and 1997, respectively. The Company also has performance bonus plans for certain of its employees. Related expense amounted to approximately $3,316, $2,125 and $1,709 in 1998, 1997 and 1996, respectively.

    The Company has previously provided for postretirement benefit obligations of operations discontinued in prior years. The Company has no postretirement benefit obligations for any of its continuing operations nor for its recently discontinued businesses.

NOTE 14. DBA ASSET IMPAIRMENTS

    The Company has a 141,000 square foot manufacturing facility located in Kissimmee, Florida which was acquired in the merger with DBA. The property has been held for sale since June 1996. As a result of several factors, including offers received by third parties, management concluded that there had been an impairment in the carrying value of the asset. A charge of $2.0 million was recorded in the Company's financial statements for the year ended December 31, 1997 which reflects management's estimate of the impairment, including estimated disposal costs. Titan management has a program of ongoing maintenance (and environmental remediation - see Note 8) and is actively marketing the property for sale through various channels. Management regularly reviews this asset for further impairment, and believes that the recorded book value at December 31, 1998 reflects an amount which is not less than net realizable value.

    In September 1997, DBA invested $1.6 million in a start-up venture. To date, this start-up venture has not yet generated any significant business and has generated no significant revenue. In light of these circumstances, Titan management believed that there was an impairment in the value of the investment as recorded by DBA. An adjustment to write down the investment by $1.6 million was recorded in the results of operations for the year ended December 31, 1997.

NOTE 15. SUBSEQUENT EVENT

    In January 1999, the Company's wholly-owned subsidiary, Titan Software Systems Corporation, acquired Transnational Partners II, LLP ("TNP"), a software services company which provides infrastructure and enterprise resources planning solutions for major corporations, for $9.8 million in a transaction that will be accounted for as a purchase. The purchase price consisted of $7 million cash, a $2.8 million note due January 2000 (bearing interest at 7%), subject to certain post-closing adjustments, and a preferred stock representing a minority interest in Titan Software Systems Corporation, which comprises the Company's Software Systems segment.

                             THE TITAN CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 16. QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE
DATA)

                                                           FIRST     SECOND      THIRD     FOURTH      TOTAL
1998                                                      QUARTER    QUARTER    QUARTER    QUARTER      YEAR
-------------------------------------------------------  ---------  ---------  ---------  ---------  ----------
Revenues...............................................  $  64,630  $  75,413  $  78,635  $  84,750  $  303,428
Gross profit...........................................     15,163     17,071     17,628     21,525      71,387
Income from continuing operations before cumulative
  effect of change in accounting principle.............        954      2,973      1,948      1,338       7,213
Net income (loss)......................................    (18,349)     3,184     (4,051)      (489)    (19,705)
Basic earnings per share:
  Income from continuing operations....................       0.02       0.08       0.05       0.03        0.18
  Net income (loss)....................................      (0.55)      0.09      (0.11)     (0.02)      (0.59)
Diluted earnings per share:
  Income from continuing operations....................       0.02       0.07       0.05       0.03        0.18
  Net income (loss)....................................      (0.53)      0.08      (0.09)     (0.02)      (0.57)

                                                            FIRST     SECOND       THIRD      FOURTH      TOTAL
1997                                                       QUARTER    QUARTER     QUARTER     QUARTER      YEAR
--------------------------------------------------------  ---------  ---------  -----------  ---------  ----------
Revenues................................................  $  67,827  $  70,255  $    66,931  $  70,910  $  275,923
Gross profit............................................     14,808     17,102       14,776     12,684      59,370
Income (loss) from continuing operations................      2,253      2,301       (4,366)    (1,570)     (1,382)
Net income (loss).......................................      1,172      1,619      (15,765)    (6,338)    (19,312)
Basic earnings (loss) per share:
  Income (loss) from continuing operations..............       0.06       0.06        (0.14)     (0.05)      (0.07)
  Net income (loss).....................................       0.03       0.04        (0.48)     (0.20)      (0.61)
Diluted earnings (loss) per share:
  Income (loss) from continuing operations..............       0.06       0.06        (0.14)     (0.05)      (0.07)
  Net income (loss).....................................       0.03       0.04        (0.48)     (0.20)      (0.61)

    The above financial information for each quarter reflects all normal and recurring adjustments.

    Previously reported amounts have been restated to reflect the acquisitions, accounted for as poolings of interests, of Horizons, VisiCom and Delfin in the second, third and fourth quarters of 1998, respectively, the discontinuance of the Company's access control systems business in the fourth quarter of 1998, and to reflect the cumulative effect of a change in accounting principle as effective in the first quarter of 1998.

    Net results for the first quarter of 1998 reflect a charge of $19,474 for the cumulative effect of a change in accounting principle (see Note 1). Income
(loss) from continuing operations and net income (loss) include special charges of $1,460, $3,093 and $5,338 in the first, third and fourth quarters of 1998, respectively, and asset and investment write-downs and environmental accrual of $5,000 and $4,846 in the third and fourth quarters of 1997, respectively (see Notes 2 and 14).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Advanced Communication Systems, Inc:

    We have audited the accompanying consolidated balance sheets of Advanced Communication Systems, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Systems, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
November 12, 1999

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets:
Cash and cash equivalents...................................  $  1,615   $  2,457
Contract receivables, net...................................    67,834     54,059
Other receivables...........................................     1,617        374
Prepaid expenses............................................     1,279        958
Inventories.................................................       932        583
                                                              --------   --------
    Total current assets....................................    73,277     58,431
                                                              --------   --------
Property and equipment, net.................................     7,908      8,044
Other assets:
Software development costs, net.............................        --      3,186
Intangibles, net............................................    61,603     49,726
Other non-current assets....................................       414        348
                                                              --------   --------
    Total other assets......................................    62,017     53,260
                                                              --------   --------
        Total assets........................................  $143,202   $119,735
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt...........................  $     87   $     87
Obligations under capital leases............................       877      1,100
Accounts payable............................................     5,773      9,577
Accrued expenses and other current liabilities..............    27,789     22,772
Billings in excess of revenue...............................     1,182      1,208
Deferred profit.............................................     5,319         --
Income taxes payable........................................       738      1,104
Deferred income tax liability...............................     2,317      1,059
                                                              --------   --------
    Total current liabilities...............................    44,082     36,907
Obligations under capital leases--long-term.................       420        523
Deferred income tax liability--long-term....................     1,226        858
Long-term debt..............................................    47,580     36,564
                                                              --------   --------
    Total liabilities.......................................    93,308     74,852
                                                              --------   --------
Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding..............        --         --
Common stock, $.01 par value, 40,000,000 shares authorized,
  11,450,000 shares issued at September 30, 1999 and 1998          115        115
Paid-in capital.............................................    42,511     41,105
Retained earnings...........................................     7,578      3,991
Less--Treasury stock, 2,701,513 shares at September 30, 1999
  and 2,854,887 shares at September 30, 1998................      (310)      (328)
                                                              --------   --------
    Total stockholders' equity..............................    49,894     44,883
                                                              --------   --------
        Total liabilities and stockholders' equity..........  $143,202   $119,735
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       SEPTEMBER 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues....................................................  $218,252   $107,752   $52,194
Direct costs................................................   147,667     69,847    37,687
Indirect, general and administrative expenses...............    53,863     28,834    11,128
Provision for doubtful accounts.............................     2,514         --        --
Write-off of capitalized software development costs (Note
  7)........................................................     3,893         --        --
Write-off of acquired in-process R & D costs (Note 4).......        --         --     1,910
                                                              --------   --------   -------
Income from operations......................................    10,315      9,071     1,469
Interest expense............................................    (4,492)    (1,918)     (136)
Other income, net...........................................       160         82       153
                                                              --------   --------   -------
Income before taxes.........................................     5,983      7,235     1,486
Provision (benefit) for income taxes........................     2,402      2,861      (250)
                                                              --------   --------   -------
Net income..................................................  $  3,581   $  4,374   $ 1,736
                                                              ========   ========   =======
Net income per share-basic..................................  $   0.41   $   0.61   $  0.40
                                                              ========   ========   =======
Net income per share-diluted................................  $   0.41   $   0.60   $  0.40
                                                              ========   ========   =======
Weighted average shares outstanding-basic...................     8,680      7,221     4,306
                                                              ========   ========   =======
Weighted average shares outstanding-diluted.................     8,803      7,326     4,352
                                                              ========   ========   =======
Pro forma statements of operations data:
    (unaudited--Note 2)
Income before taxes as reported.............................                        $ 1,486
Pro forma income tax provision..............................                            571
                                                                                    -------

Pro forma net income........................................                        $   915
                                                                                    =======

Pro forma net income per share-basic........................                        $  0.20
                                                                                    =======

Pro forma net income per share-diluted......................                        $  0.19
                                                                                    =======

Pro forma weighted average shares outstanding-basic.........                          4,682
                                                                                    =======

Pro forma weighted average shares outstanding-diluted.......                          4,729
                                                                                    =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          ADJUSTMENT
                                                                                              FOR
                                                                                          REDEMPTION
                                                                                         VALUE GREATER
                                          COMMON STOCK                                   THAN AMOUNTS
                                     ----------------------   PAID-IN     RETAINED        PAID IN BY        TREASURY
                                       SHARES      AMOUNT     CAPITAL     EARNINGS       STOCKHOLDERS         STOCK       TOTAL
                                     ----------   ---------   --------   -----------   -----------------   -----------   --------
BALANCE AT SEPTEMBER 30, 1996......   6,750,000       67       16,506        4,520          (16,438)           (280)       4,375
Net income.........................          --       --           --        1,736               --              --        1,736
Sale of common stock...............   2,225,000       23       14,341           --               --              --       14,364
Sale of treasury stock.............          --       --           --           --               --              57           57
Purchase of treasury stock.........          --       --           --           --               --             (66)         (66)
Stockholder distributions..........          --       --           --       (6,625)              --              --       (6,625)
Translation adjustment.............          --       --           --          (13)              --              --          (13)
Cancellation of stock repurchase
  agreements.......................          --       --      (16,438)          --           16,438              --           --
                                     ----------     ----      --------     -------         --------           -----      -------

BALANCE AT SEPTEMBER 30, 1997......   8,975,000       90       14,409         (382)              --            (289)      13,828
Net income.........................          --       --           --        4,374               --              --        4,374
Sale of common stock...............   2,000,000       20       22,627           --               --              --       22,647
Common stock issued for
  acquisition......................     475,000        5        3,295           --               --              --        3,300
Exercise of stock options and
  purchases under the Employee
  Stock Purchase Plan..............          --       --          589           --               --             (39)         550
Tax benefit attributable to the
  exercise of non-qualified stock
  options..........................          --       --          185           --               --              --          185
Translation adjustment.............          --       --           --           (1)              --              --           (1)
                                     ----------     ----      --------     -------         --------           -----      -------

BALANCE AT SEPTEMBER 30, 1998......  11,450,000      115       41,105        3,991               --            (328)      44,883
Net income.........................          --       --           --        3,581               --              --        3,581
Exercise of stock options and
  purchases under the Employee
  Stock Purchase Plan..............          --       --        1,262           --               --              18        1,280
Tax benefit attributable to the
  exercise of non-qualified stock
  options..........................          --       --          144           --               --              --          144
Translation adjustment.............          --       --           --            6               --              --            6
                                     ----------     ----      --------     -------         --------           -----      -------

BALANCE AT SEPTEMBER 30, 1999......  11,450,000     $115      $42,511      $ 7,578         $     --           $(310)     $49,894
                                     ==========     ====      ========     =======         ========           =====      =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED SEPTEMBER 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
Net income..................................................  $  3,581   $  4,374   $ 1,736
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities--
  Depreciation and amortization.............................     3,804      2,264       471
  Provision for doubtful accounts...........................     2,514         --        --
  Write-off of capitalized software development costs.......     3,893         --        --
  Deferred tax liability....................................     1,626      1,078      (238)
  Reduction of deferred profit..............................    (1,024)        --        --
  Write-off of acquired in-process R & D costs..............        --         --     1,910
  Changes in assets and liabilities:
    Contract receivables....................................   (15,062)    (9,579)   (9,414)
    Other receivables.......................................    (1,624)      (157)     (303)
    Income taxes receivable.................................        --        529      (636)
    Prepaid expenses........................................      (321)       532       (84)
    Inventories.............................................      (349)       (39)     (182)
    Other assets............................................       (60)        40       (80)
    Accounts payable........................................    (3,793)    (1,459)      715
    Accrued expenses and other current liabilities..........     4,251      2,242     4,983
    Billings in excess of revenue...........................       (26)       606      (502)
    Income taxes payable....................................      (372)     1,165        --
                                                              --------   --------   -------
      Net cash (used in) provided by operating activities...    (2,962)     1,596    (1,624)
                                                              --------   --------   -------

Cash flows from investing activities:
Acquisitions, net of cash acquired..........................    (1,974)   (54,175)   (4,438)
Purchases of property and equipment.........................    (1,906)    (2,492)     (678)
Capitalized software development costs......................      (707)    (2,339)     (626)
Contingent purchase price payment...........................    (5,000)        --        --
Collection of notes receivable--stockholders................        --         --       443
                                                              --------   --------   -------
      Net cash used in investing activities.................    (9,587)   (59,006)   (5,299)
                                                              --------   --------   -------
Cash flows from financing activities:
Net proceeds from the sale of common stock..................        --     22,647    14,364
Net borrowings (repayments).................................        16       (884)       --
Net borrowings (repayments) under line of credit............    10,971     35,000    (2,701)
Deferred financing costs....................................      (234)       (45)       --
Net repayments of obligations under capital leases..........      (326)      (145)       --
Exercise of stock options and purchases under the ESPP......     1,280        550        57
Stockholder distributions...................................        --         --    (3,164)
Purchase of treasury stock..................................        --         --       (66)
                                                              --------   --------   -------
      Net cash provided by financing activities.............    11,707     57,123     8,490
                                                              --------   --------   -------
Net (decrease) increase in cash.............................      (842)      (287)    1,567
Cash and cash equivalents, beginning of period..............     2,457      2,744     1,177
                                                              --------   --------   -------
Cash and cash equivalents, end of period....................  $  1,615   $  2,457   $ 2,744
                                                              ========   ========   =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Advanced Communication Systems, Inc. (the "Company") was incorporated in 1987 in the state of Delaware. The Company provides communications, information systems and applied technology, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. In August 1997, the Company acquired RF Microsystems, Inc. ("RFM"), a provider of technical and engineering services to the Department of Defense in the areas of communications, navigation, electronic warfare and digital signal systems. In fiscal 1998, the Company acquired Integrated Systems Control, Inc. ("ISC"), a satellite communication engineering company, Advanced Management Incorporated ("AMI"), a provider of a wide range of information technology services and SEMCOR, Inc. ("SEMCOR"), a provider of technical and engineering services in the areas of communication services, information and applied technology. In fiscal 1999, the Company acquired Program Support Associates, Inc. ("PSA"). PSA develops, installs and supports online, real time financial management information systems primarily to the Department of Defense.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Advanced Communication Systems, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

NET INCOME PER COMMON SHARE

    Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement replaces the previously reported primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of stock options. Diluted net income per share is similar to the previously reported fully diluted net income per share. All net income per share amounts have been restated to conform to SFAS No. 128. No reconciling items existed between the net income used for basic and diluted net income per share. The only reconciling item between the shares used for basic and diluted net income per share related to outstanding stock options.

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

    Prior to June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. The pro forma statement of operations data reflects federal and state income taxes at applicable rates as if the Company had not elected S corporation status for the period indicated. Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during the period.

    The pro forma weighted average shares outstanding is based on: (i) the weighted average shares outstanding during the period assuming the dilutive effect of all options outstanding for diluted pro forma net income per share and
(ii) the assumed sale of a sufficient number of shares of the Company's common stock necessary to fund the distribution of all undistributed S corporation earnings in excess of the preceding twelve months earnings, through the date of the offering.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUPPLEMENTAL STATEMENTS OF CASH FLOWS DATA

    The Company paid income taxes in the amount of approximately $1,193,000, $198,000 and $608,000 and interest expense of approximately $4,318,000, $1,925,000 and $136,000 during the fiscal years ended September 30, 1999, 1998 and 1997, respectively. The Company acquired all of the outstanding shares of ISC in exchange for 475,000 shares of the Company's Common Stock in fiscal 1998. (See Note 4).

REVENUE RECOGNITION

    The Company provides services, primarily to the U.S. government, on a contractual basis. Revenue on cost plus fixed fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time and materials contracts is recognized at the contractual rates as labor hours and direct expenses are incurred. Revenue on fixed price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

    The Company also provides off-the-shelf hardware and software products to the U.S. government under the GSA Schedule Contract and to commercial companies. Related revenue is recognized when products are shipped or when customers have accepted the products, depending on contractual terms.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and contract receivables. The Company maintains cash and cash equivalents in a high credit quality financial institution. The credit risk with respect to contract receivables is mitigated because the majority of the Company's contract receivables are due from agencies of the U.S. government, and non-government receivables are comprised of relatively small amounts due from a diverse customer base.

    For the years ended September 30, 1999, 1998 and 1997, approximately $198,966,000, $97,463,000, and $48,284,000, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. government, most of which were funded by the Department of Defense. Government contracts can be terminated at any time by the government without cause, are subject to competitive rebidding process upon expiration, require compliance with various contract procurement regulations and are subject to audit by the Defense Contract Audit Agency and other government auditors.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include short-term investments with original maturities of three months or less.

INVENTORIES

    Inventories consisting of computer and communications hardware, that are used in the completion of contractual obligations, are stated at the lower of cost or market. Cost is determined using the average cost method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives, five to seven years, primarily using the straight-line method. One of the Company's subsidiaries uses an accelerated method and will adopt the straight-line method in fiscal 2000. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease terms. Buildings are depreciated over forty years on a straight-line basis.

SOFTWARE DEVELOPMENT COSTS

    In compliance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, certain software development costs are capitalized in the accompanying balance sheets. Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases and amortization of capitalized costs begins when the software product is commercially available for general release to customers. Amortization of capitalized software development costs is computed using the straight-line method over the remaining estimated economic life of the product, not to exceed five years (See Note 7).

RESEARCH AND DEVELOPMENT EXPENSES

    The Company expenses research and development costs as they are incurred. Research and development expenses for all periods presented were not material except for acquired in-process research and development costs (See Note 4).

INTANGIBLE ASSETS

    Intangible assets, net of accumulated amortization, consists of the following:

                                                  SEPTEMBER 30,
                                               -------------------   AMORTIZATION
                                                 1999       1998        PERIOD
                                               --------   --------   ------------
Goodwill.....................................  $57,586    $45,687    5 - 40 years
Customer lists...............................    3,673      3,929        16 years
Debt financing costs.........................      344        110         2 years
                                               -------    -------
                                               $61,603    $49,726
                                               =======    =======

                      ADVANCED COMMUNICATION SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    Debt financing costs represents fees and other costs incurred in connection with the issuance of long term debt. These costs are amortized to interest expense over the term of the related debt using the effective interest rate method.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets, including software development costs and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. The Company has determined that as of September 30, 1999 and 1998, there has been no impairment in the carrying value of long-lived assets, with the exception of the write-off related to software development costs of approximately $3,893,000 discussed in Note 7.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities in the accompanying financial statements approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value based on borrowing rates currently available to the Company for bank loans with similar terms and maturities.

INCOME TAXES

    From October 1, 1989 through June 25, 1997, the Company elected to be treated as an S corporation and was not subject to federal and certain state income taxes. As a result, no provision for federal and state income taxes has been included in the historical statements of operations prior to June 25, 1997. On June 25, 1997, in connection with the initial public offering, the S corporation status was terminated, thereby subjecting future income of the Company to federal and state income taxes. Subsequent to June 25, 1997, the Company has provided for federal and state income taxes in the statements of operations at the effective tax rates.

RECLASSIFICATION

    Certain prior period amounts have been reclassified to conform with the current year's presentation.

3. OFFERINGS OF COMMON STOCK AND DISTRIBUTIONS TO STOCKHOLDERS:

    In July 1997, the Company consummated the initial public offering of its common stock (the "Initial Public Offering"), selling 2,225,000 shares of common stock, including the underwriter's overallotment option of 375,000 shares, for $7.50 per share. The Initial Public Offering resulted in net proceeds to the Company of approximately $14,400,000 after deducting underwriters discounts and offering expenses payable by the Company. In connection with the Initial Public Offering, the Company

                      ADVANCED COMMUNICATION SYSTEMS, INC.

3. OFFERINGS OF COMMON STOCK AND DISTRIBUTIONS TO STOCKHOLDERS: (CONTINUED)

terminated its S corporation election and made distributions to the pre-Initial Public Offering stockholders of its undistributed S corporation earnings of approximately $6,600,000.

    In May 1998, the Company consummated a public offering of 2,000,000 shares of its common stock for $12.375 per share. The offering resulted in net proceeds to the Company of approximately $22,600,000 after deducting underwriting discounts and offering expenses payable by the Company. The majority of the proceeds was used to pay the outstanding debt incurred in the acquisition of AMI (See Note 4).

4. ACQUISITIONS:

RF MICROSYSTEMS, INC.

    In August 1997, the Company acquired all of the outstanding common stock of RFM for cash consideration of $5,000,000. The acquisition has been accounted for as a purchase, and the financial results of RFM have been included in the results of operations from the date of acquisition. The total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of $1,698,000, which is being amortized over its estimated useful life of 15 years. The consolidated statement of operations includes a $1,910,000 charge, based on a third-party appraisal, taken at the time of the acquisition for acquired in-process research and development costs related to acquired technology that has not reached technological feasibility and that has no alternative future use.

INTEGRATED SYSTEMS CONTROL, INC.

    In November 1997, the Company acquired all of the outstanding shares of ISC in exchange for 475,000 shares of the Company's common stock. The acquisition has been accounted for as a purchase and accordingly the total purchase price has been allocated to acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of approximately $1,428,000, which is being amortized over its estimated useful life of 30 years.

ADVANCED MANAGEMENT INCORPORATED

    In February 1998, the Company acquired all of the outstanding shares of AMI for $19,500,000 in cash and additional contingent payments for each of two consecutive twelve month periods following the closing date of the acquisition up to a maximum of $5,250,000 for each period. AMI did not achieve the financial goals required for the first twelve-month period and management believes it is unlikely that AMI will achieve the financial goals for the second twelve-month period ending January 31, 2000. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as intangible assets, including goodwill and customer lists, in the amounts of approximately $12,648,000 and $4,100,000, respectively, which is being amortized over their estimated useful lives of 40 and 16 years, respectively.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

4. ACQUISITIONS: (CONTINUED)

SEMCOR, INC.

    In June 1998, the Company acquired all of the outstanding shares of SEMCOR for a preliminary purchase price of $38,100,000 in cash and additional contingent payments based on the achievement of certain financial goals for the six-month period ending December 31, 1998, up to a maximum of $5,000,000 and for the twelve-month period ending December 31, 1999, up to a maximum of $10,000,000. SEMCOR successfully achieved the financial goals for the six-month period ended December 31, 1998, as outlined in the stock purchase agreement, and accordingly the selling shareholders were paid the maximum of $5,000,000 in February 1999. The Company believes that a substantial portion of the second contingent payment that is due in February 2000, will be payable to the selling shareholders. The acquisition has been accounted for as a purchase, and accordingly the preliminary purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values, based on a third-party appraisal. In connection with the final determination of the fair value of assets acquired and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $6,343,000. Effective April 1, 1999, this adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $1,024,000 as a reduction of costs in fiscal 1999, with the remaining $5,319,000 to be recorded as a reduction of costs in future periods as work on certain contracts is performed. The excess of the preliminary purchase price and the first contingent payment over the net assets acquired is being carried as goodwill, in the amount of $41,784,000, and is being amortized over its estimated useful life of 40 years. The amount to be paid for the second contingent payment will be recorded on the measurement date of December 31, 1999, as additional goodwill.

PROGRAM SUPPORT ASSOCIATES, INC.

    In September 1999, the Company acquired all of the outstanding shares of PSA for $2,300,000 in cash, of which $662,000 is included in accrued expenses at September 30, 1999, and additional contingent payments, up to $1,000,000, upon the achievement of certain financial goals during the period commencing January 1, 2000, and ending December 31, 2000. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the net assets acquired is being carried as goodwill, in the amount of approximately $1,942,000, which will be amortized over 20 years.

    The following unaudited pro forma summary presents information as if each acquisition had occurred at the beginning of the fiscal year preceding the period in which the acquisition was

                      ADVANCED COMMUNICATION SYSTEMS, INC.

4. ACQUISITIONS: (CONTINUED)

consummated. The pro forma information does not necessarily reflect the results that would have occurred nor is it necessarily indicative of future results of operations of the combined companies.

                                                      YEAR ENDED SEPTEMBER 30,
                                                ------------------------------------
                                                   1999         1998         1997
                                                ----------   ----------   ----------
                                                 (IN THOUSANDS EXCEPT PER PER SHARE
                                                               DATA)
Revenues......................................   $223,065     $190,596     $181,446
Net income....................................   $  3,783     $  4,614     $  3,005
Net income per share--basic...................   $   0.44     $   0.64     $   0.58
Net income per share--diluted.................   $   0.43     $   0.63     $   0.57

5. CONTRACT RECEIVABLES:

    Contract receivables consist of the following:

                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
U.S. government:
  Amounts billed..........................................  $25,625    $22,088
  Recoverable costs and accrued profit on progress
    completed; not billed.................................   38,422     27,777
                                                            -------    -------
    Subtotal..............................................   64,047     49,865
                                                            -------    -------
Commercial customers:
  Amounts billed..........................................    3,513      4,469
  Recoverable costs and accrued profit on progress
    completed; not billed.................................    1,235        864
                                                            -------    -------
    Subtotal..............................................    4,748      5,333
                                                            -------    -------
Less allowance for doubtful accounts......................      961      1,139
                                                            -------    -------
    Total.................................................  $67,834    $54,059
                                                            =======    =======

    In fiscal 1999, the Company incurred a charge for an uncollected receivable from the Australian Navy in the amount of approximately $1,800,000. The receivable was related to the development and installation of RANSALTS, a SALTS-type product.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

6. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................   $1,231     $1,231
Buildings...................................................    1,946      1,946
Furniture and equipment.....................................   10,232      9,411
Equipment under capital leases..............................    3,470      4,366
Leasehold improvements......................................      294        305
                                                               ------     ------
                                                               17,173     17,259
Less accumulated depreciation and amortization..............    9,265      9,215
                                                               ------     ------
Total property and equipment, net...........................   $7,908     $8,044
                                                               ======     ======

7. SOFTWARE DEVELOPMENT COSTS:

    Software development costs consist of the following:

                                                                SEPTEMBER 30,
                                                             -------------------
                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS)
Cost.......................................................  $ 4,357     $3,650
Less accumulated amortization..............................     (464)      (464)
Less write-off.............................................   (3,893)        --
                                                             -------     ------
Total software development costs, net......................  $    --     $3,186
                                                             =======     ======

    Software development costs capitalized were $707,000, $2,339,000 and $626,000 in the years ended September 30, 1999, 1998 and 1997, respectively. Amortization expense for the years ended September 30, 1999, 1998 and 1997 was approximately $0, $103,000 and $137,000 respectively.

    In 1999, the Company discontinued development of its SALTS related software products, and accordingly, the results of operations for the year ended September 30, 1999, includes a one-time charge of approximately $3,893,000 in capitalized SALTS software development costs.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

    Accrued expenses and other current liabilities consist of the following:

                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Accrued salaries, benefits and related taxes..............  $ 5,695    $ 7,098
Accrued vacation..........................................    3,663      3,243
Accrued bonuses...........................................    1,320        763
Accrued subcontractor and other direct costs..............   14,465      8,841
Accrued acquisition costs.................................      763        744
Provision for loss contracts..............................      683      1,391
Other accrued expenses and current liabilities............    1,200        692
                                                            -------    -------
                                                            $27,789    $22,772
                                                            =======    =======

9. RELATED-PARTY TRANSACTIONS:

    In 1993, the Company entered into a ten-year lease with a real estate management company ("10089 Management") to lease its headquarters facility. The owners of 10089 Management include the principal stockholders of the Company. The lease was scheduled to expire on August 31, 2003 and required rental payments of approximately $29,000 per month, increased annually based on the Consumer Price Index. In July 1999, the facility was sold to a non-affiliated third party from whom the Company currently leases the facility.

    The Company also provided management services for 10089 Management at no cost. Included in other receivables at September 30, 1998, was $88,000 due from 10089 Management for reimbursable operating expenses paid for by the Company.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

10. LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Line of credit:
  $60,000,000 line of credit with a commercial bank
    expiring February 28, 2002............................  $46,000    $35,000
  $400,000 line of credit with a commercial bank, interest
    at Prime plus 1%, due on demand.......................       50         --
Notes payable:
  Note payable to bank, interest at 9.9%, due
    February 2005, secured by a First Deed of Trust on an
    office building.......................................      951        964
Note payable to Urban Business Development Corporation,
  interest at 8.575%, due January 2015, guaranteed by the
  Small Business Administration and secured by a Second
  Deed of Trust on an office building.....................      666        687
                                                            -------    -------
                                                             47,667     36,651
Less current maturities...................................       87         87
                                                            -------    -------
                                                            $47,580    $36,564
                                                            =======    =======

    The aggregate maturities of long-term debt in each of the next five fiscal years is as follows (in thousands): $87 in 2000; $41 in 2001; $46,045 in 2002; $48 in 2003; $55 in 2004 and $1,390 thereafter.

LINES OF CREDIT

    In February 1998, the Company entered into a line of credit arrangement, consisting of two credit facilities aggregating $35,000,000, with a commercial bank, refinancing the Company's then-existing line of credit and the outstanding commercial bank debt of ISC. The Company's subsidiary, ISC, had three notes payable totaling approximately $1,671,000 at the date of acquisition, secured by accounts receivable, equipment and other assets, which were repaid using the above mentioned facility in February 1998. The credit facility was also used to finance the acquisition of AMI and to provide for the working capital needs of the Company. The first facility, in an amount up to $15,000,000, may be used to finance acquisitions, working capital, and other corporate purposes, and bears interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depends on the Company's historical performance. The second facility, in an amount up to $20,000,000, may be used to finance acquisitions, and bears interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depends on the Company's historical financial performance. The credit agreement contains various covenants requiring the Company and its subsidiaries, on a consolidated basis, to maintain certain financial ratios, including, funded debt to earnings before interest, depreciation, income taxes and amortization ("EBITDA"), EBITDA coverage ratio and minimum net worth and prohibits the payment of dividends.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

10. LONG-TERM DEBT: (CONTINUED)

    In June 1998, the line of credit arrangement was increased to $45,000,000, from $35,000,000, to finance the acquisition of SEMCOR and to provide for the working capital needs of the Company. This credit arrangement was subject to similar terms and conditions as the original arrangement that was entered into in February 1998.

    In February 1999, the line of credit arrangement was increased to $60,000,000 to finance the additional contingent payment to the selling shareholders of SEMCOR and to provide for the working capital needs of the Company. This credit arrangement was subject to similar terms and conditions as the original arrangement that was entered into in February 1998.

    Subsequent to year-end, the Company and the commercial bank executed an amendment to the line of credit arrangement that restated the definition of EBITDA to exclude $4,800,000 in calculating the funded debt to EBITDA financial covenant with respect to any fiscal period from September 30, 1999, through and including June 30, 2000. As of September 30, 1999, $58,400,000 was available on this credit arrangement and the outstanding balance was $46,000,000 with an additional $3,800,000 in standby letters of credit.

    In September 1999, the Company acquired PSA, and as a result, assumed its liabilities that, in part, consisted of $50,000 outstanding under a line of credit. This credit arrangement with a commercial bank, in the amount of $400,000, bears interest at the bank's prime rate plus one percent and is due on demand.

    At September 30, 1999, and 1998, the Company had $46,050,000 and $35,000,000, respectively, outstanding under these arrangements. For the years ended September 30, 1999, 1998 and 1997, interest expense under these credit facilities was approximately $3,803,000, $1,410,000 and $136,000, respectively, at weighted average interest rates of 8.16%, 8.10% and 8.75%, respectively.

11. INCOME TAXES:

    Following the completion of the Offering, the Company became subject to federal and state income taxes. The following audited information for the years ended September 30, 1999 and 1998, and the unaudited pro forma information for the year ended September 30, 1997, has been determined based on the provisions of SFAS No. 109. The September 30, 1997, information reflects income tax expense (benefit) that the Company would have incurred had it been subject to federal and state income taxes. The income tax provision for the years ended
September 30, 1999 and 1998, are based on actual amounts as the Company was subject to federal and state income taxes for both years.

                                                     YEARS ENDED SEPTEMBER 30,
                                               --------------------------------------
                                                 1999       1998     1997 (PRO FORMA)
                                               --------   --------   ----------------
                                                                       (UNAUDITED)
                                                           (IN THOUSANDS)
Income tax provision (benefit)
Current
  Federal....................................   $  391     $1,359          $521
  State......................................      803        440            75
Deferred.....................................    1,208      1,062           (25)
                                                ------     ------          ----
                                                $2,402     $2,861          $571
                                                ======     ======          ====

                      ADVANCED COMMUNICATION SYSTEMS, INC.

11. INCOME TAXES: (CONTINUED)

    The provision for income taxes results in effective rates that differ from the federal statutory rate as follows:

                                                             SEPTEMBER 30,
                                                 --------------------------------------
                                                   1999       1998     1997 (PRO FORMA)
                                                 --------   --------   ----------------
                                                                         (UNAUDITED)
Statutory federal income tax rate..............     34.0%     34.0%          34.0%
State income taxes, net of federal tax
  benefit......................................      6.4       5.8            4.9
Other..........................................     (0.3)     (0.3)          (0.5)
                                                  ------      ----           ----
                                                    40.1%     39.5%          38.4%
                                                  ======      ====           ====

    The Company had net operating loss carryforwards of approximately $1,007,000, as of September 30, 1997, that were fully utilized in 1998.

    The components of the net deferred tax liabilities are as follows:

                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Deferred tax assets
  Acquired in-process R & D write-off.....................  $   659    $   711
  Cash to accrual adjustment..............................      423        846
  Accrued vacation........................................    1,258        828
  Reserves................................................      318        208
  Accrued bonus...........................................      339        161
  Other...................................................      216         87
                                                            -------    -------
                                                              3,213      2,841
                                                            -------    -------
Deferred tax liabilities
  Unbilled receivables....................................   (4,309)    (2,332)
  Cash to accrual adjustment..............................     (456)      (879)
  Capitalized software development costs..................       --     (1,217)
  Amortization............................................   (1,303)      (250)
  Acquired contracts in process...........................     (379)        --
  Other...................................................     (309)       (80)
                                                            -------    -------
                                                             (6,756)    (4,758)
                                                            -------    -------
Total deferred tax liability..............................  $(3,543)   $(1,917)
                                                            =======    =======

12. STOCKHOLDERS' EQUITY:

RECAPITALIZATION AND STOCK SPLIT

    On May 5, 1997, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares to 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. In June 1997, the Board of Directors approved a stock dividend having the effect of a 6,750-for-1 stock split of the Common Stock, which

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12. STOCKHOLDERS' EQUITY: (CONTINUED)

was paid to the stockholders effective June 25, 1997. The change in the Company's Common Stock for the stock dividend has been given retroactive effect for all periods presented.

STOCK REDEMPTION AGREEMENTS

    All of the outstanding shares of common stock and options, upon exercise, were subject to Stock Redemption Agreements. Under certain circumstances, the Company was required to buy back the stock at a price equal to fair value, as determined by the Board of Directors. Adjustment for redemption value greater than amounts paid in by stockholders represents the change in the redemption value per share of outstanding Common Stock in each period. The redemption value per share, based on the fair market value, was $4.44 as of September 30, 1996. The Stock Redemption Agreements were terminated in connection with the initial public offering and the corresponding accretion was removed. All treasury stock purchases were a result of the provisions of these Stock Redemption Agreements.

STOCK PLANS AND AGREEMENTS

    The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and by the Company's stockholders on March 25, 1997. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 450,000 shares of common stock, plus additional annual amounts to participants in the Plan as prescribed in the Amendment to the 1997 Stock Incentive Plan. In 1999, the Company's stockholders approved an amendment to the 1997 Plan, that provided for automatic increases in the number of shares reserved for issuance thereunder effective on the first trading day of each of January 1999 and 2000. This amendment provides that the Plan shall increase by a number of shares equal to the lesser of (i) two percent (2%) of the total number of shares of the Company's common stock issued and outstanding on the last trading day of the preceding December or (ii) 400,000 shares. (Such number shall be subject to adjustment by the Company's Board of Directors under the terms of the Plan to take into account the effect of extraordinary corporate transactions such as reorganization, merger, consolidation, recapitalization, restructuring or other distribution, stock split, spin-off or sale of substantially all of the Company's assets). The additional amount reserved for issuance effective January 1, 1999, was 172,524 shares. The 1997 Plan has a term of 10 years. Options granted under the 1997 Plan can have an exercise period of up to 10 years. The 1997 Plan provides for the grant of stock options to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. At September 30, 1999 and 1998, 111,266 shares and 41,900 shares, respectively, were available for grant under this plan.

    The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders effective July 1996. The Company may grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock (collectively, the "Awards") to purchase up to 337,500 shares of common stock to participants in the 1996 Plan. The 1996 Plan has a term of 10 years. Options granted under the 1996 Plan can have an exercise period of up to 10 years. The 1996 Plan provides for the grant of stock options to directors,

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12. STOCKHOLDERS' EQUITY: (CONTINUED)

employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1996 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution. At September 30, 1999 and 1998, 49,775 shares and 24,250 shares, respectively, were available for grant under the 1996 Plan.

    The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors in March 1998. A total of 325,000 shares of common stock have been reserved for issuance under the ESPP. Eligible employees may purchase a limited number of shares of the Company's stock at 90% of the market value at certain plan-defined dates. The ESPP automatically terminates on the earlier of March 31, 2008 or the issuance of the maximum number of shares available under the ESPP. At September 30, 1999 and 1998, 98,076 shares and 6,280 shares, respectively, were issued under the ESPP. Pursuant to the terms of the Merger Agreement with The Titan Corporation (See Note 15), the ESPP will be suspended after December 31, 1999.

    In 1993, the Board of Directors granted options to purchase 101,250 shares of common stock to various employees. The employees were fully vested in the options upon granting, and the options expire on the earlier of January 1, 1998 or termination of employment. As of September 30, 1999, 1998 and 1997, none of these options was exercisable. All sales of treasury stock were a result of the exercise of options and stock issued under the Employee Stock Purchase Plan.

    The following table summarizes the activity of all the Company's stock options:

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                          NUMBER     EXERCISE PRICE    EXERCISE PRICE
                                                         OF SHARES      PER SHARE        PER SHARE
                                                         ---------   ---------------   --------------
Shares under option, September 30, 1996................   229,500    $   0.70 - 4.44       $ 3.12
  Options granted......................................   115,000               6.50         6.50
  Options granted......................................   108,800       7.50 - 9.875         8.10
  Options exercised....................................   (81,000)              0.70         0.70
  Options forfeited....................................   (13,500)              4.44         4.44
                                                          -------    ---------------       ------
Shares under option, September 30, 1997................   358,800       0.70 - 9.875         6.21
  Options granted......................................   391,800     8.875 - 14.375        11.06
  Options exercised....................................   (83,833)       4.44 - 7.50         5.79
  Options forfeited....................................   (30,250)     4.44 - 12.125         4.69
                                                          -------    ---------------       ------
Shares under option, September 30, 1998................   636,517      4.44 - 14.375         9.30
  Options granted......................................   165,975       8.50 - 11.75        11.41
  Options exercised....................................   (61,578)     4.44 - 11.375         7.01
  Options forfeited....................................   (87,342)     4.44 - 11.375        10.85
                                                          -------    ---------------       ------
Shares under option, September 30, 1999................   653,572    $ 4.44 - 14.375       $ 9.85
                                                          =======    ===============       ======

    Options outstanding at September 30, 1999 had a weighted average remaining contractual life of 6.7 years. The fair value per share of all options issued in 1999, estimated on the date of grant using the Black-Scholes option pricing model, is $6.19.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

12. STOCKHOLDERS' EQUITY: (CONTINUED)

    The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, effective for the Company's September 30, 1997 financial statements. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. No compensation cost has been recognized for its stock plans based on the intrinsic value of the stock options at date of grant (i.e., the difference between the exercise price and the fair value of the common stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method of FASB Statement 123, the Company's net income and net income per share would have been reduced to the amounts indicated below:

                                                      YEAR ENDED SEPTEMBER 30
                                               --------------------------------------
                                                 1999       1998     1997 (PRO FORMA)
                                               --------   --------   ----------------
                                                                       (UNAUDITED)
Net income (in thousands)--
  As reported................................   $3,581     $4,374         $ 915
  SFAS No. 123 pro forma.....................   $3,000     $3,891         $ 826
Net income per share--
  As reported--basic.........................   $ 0.41     $ 0.61         $0.20
  SFAS No. 123 pro forma--basic..............   $ 0.35     $ 0.54         $0.18
  As reported--diluted.......................   $ 0.41     $ 0.60         $0.19
  SFAS No. 123 pro forma--diluted............   $ 0.34     $ 0.53         $0.17

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                      SEPTEMBER 30
                                                          ------------------------------------
                                                            1999          1998          1997
                                                          --------      --------      --------
Expected Dividend Yield.................................     0.0%          0.0%          0.0%
Risk-Free Interest Rate.................................     5.3%          4.5%          6.4%
Expected Volatility.....................................    44.0%         58.7%         57.6%
Expected Life (in years)................................     7.0           8.0           7.5

13. COMMITMENTS:

LEASE COMMITMENTS

    The Company has entered into a master leasing agreement in which the Company sells computer equipment at the original purchase price to a leasing company and then leases the equipment back. There have been no gains or losses associated with these sales/leasebacks. All leases related to this master leasing agreement have been accounted for as capital leases. As of September 30, 1999 and 1998 the Company recorded approximately $1,297,000 and $1,623,000, respectively, for obligations under capital leases.

    The Company leases office space and equipment under various operating and capital lease agreements expiring through June 2004. Most leases include a provision for annual rent adjustments

                      ADVANCED COMMUNICATION SYSTEMS, INC.

13. COMMITMENTS: (CONTINUED)

based on changes in various economic indices. Future minimum lease payments under noncancelable operating leases as of September 30, 1999, were as follows:

                                                            OPERATING   CAPITAL
YEAR ENDED SEPTEMBER 30,                                     LEASES      LEASES
------------------------                                    ---------   --------
                                                               (IN THOUSANDS)
2000......................................................   $ 4,560     $  973
2001......................................................     4,045        450
2002......................................................     2,608         --
2003......................................................     1,291         --
2004......................................................       295         --
Less interest.............................................        --       (126)
                                                             -------     ------
  Total...................................................   $12,799     $1,297
                                                             =======     ======

    During 1993, the Company entered into a lease agreement for office space with a related party which includes the principal stockholders of the Company (See Note 9). For the years ended September 30, 1999, 1998 and 1997, rent expense related to this lease totaled $280,000, $336,000 and $257,000, respectively. Amounts representing aggregate rent expense on all operating leases, excluding the related party lease, totaled $3,257,000, $2,426,000 and $1,066,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

PROFIT-SHARING PLAN

    The Company provides a profit-sharing plan (401(k) plan) which covers substantially all employees. Under the terms of the plan, the Company may make discretionary profit-sharing contributions and discretionary matching contributions, each determined annually by the Board of Directors. Contributions charged to expense for the years ended September 30, 1999, 1998 and 1997, were $1,843,000, $860,000 and $236,000, respectively.

LITIGATION

    In August 1999, the Company filed an action against the McGraw-Hill Companies, Inc. ("McGraw-Hill") in the United States District Court for the District of New Jersey (the "New Jersey Action"), seeking recovery of approximately $186,000 in fees for services performed pursuant to certain contracts. McGraw-Hill has threatened to file a counterclaim against the Company seeking recovery of $500,000, on allegations that the Company negligently designed certain software for McGraw-Hill, which negligence caused significant problems to McGraw-Hill customers. The Company files its answer to the counterclaim in December 1999, and it believes that it has a meritorious defense to the counterclaims and intends to conduct a vigorous defense.

    The Company is from time to time involved in litigation incidental to the conduct of its business. The Company currently is not a party to any legal proceedings, other than the action referred to above, and, in the opinion of management the amount of ultimate liability or recovery with respect to such actions will not materially affect the financial position or results of operations of the Company.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

14. SEGMENT REPORTING

    The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 permits operating segments to be aggregated if they have similar products and services, customers, methods of distribution, and belong to the same regulatory environment.

    The Company's revenues are derived predominately from the U.S. Government through long-term cost reimbursement, fixed-price or time and materials contracts. The Company's operating margin is affected by the mix of contract types. These contracts are administered and executed under the Federal Acquisition Regulations. The Company makes vertical market disclosures such as, communication services, information systems and aerospace services. The chief operating decision-maker does not allocate resources and does not assess the performance by the above classifications. The Company manages on a contract by contract basis. Accordingly, the Company's government contracts are considered to be one reportable operating segment.

15. SUBSEQUENT EVENTS

AGREEMENT AND PLAN OF MERGER

    On December 9, 1999, the Company entered into a definitive agreement to merge with The Titan Corporation ("Titan", NYSE: TTN) in a tax-free exchange of Titan common stock for the Company's common stock at an approximate value ranging from $18 to $22 per the Company's common share. The transaction has been approved by the board of directors of both companies and is subject to the Company's shareholder and regulatory approval.

EXECUTIVE RETIREMENT PLAN

    On October 25, 1999, the Board of Directors approved an executive retirement plan which is intended to be an unfunded plan for purposes of providing deferred compensation to a select group of management or highly compensated employees. An employee shall become a participant under this plan upon approval of the Compensation Committee following recommendation by the Chief Executive Officer of the Company. The Chief Executive Officer is currently the only participant in the plan and is eligible to receive, upon his retirement, approximately one year of salary of $350,000.

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                             BALANCE AT              CHARGED TO                 BALANCE AT
                                             BEGINNING                  OTHER                     END OF
DESCRIPTION                                  OF PERIOD    CHARGES    ACCOUNTS(1)   DEDUCTIONS     PERIOD
-----------                                  ----------   --------   -----------   ----------   ----------
Year ended September 30, 1999:
  Allowance for doubtful accounts..........    $1,139      $2,514     $     --       $(2,692)     $  961

Year ended September 30, 1998:
  Allowance for doubtful accounts..........    $   --      $   --     $  1,917       $  (778)     $1,139

Year ended September 30, 1997:
  Allowance for doubtful accounts..........    $   --      $   --     $     --       $    --      $   --

------------------------

(1) Represents amounts that were charged to the allowance for doubtful accounts as a result of purchase accounting and the allocation of the purchase price to the acquired assets and liabilities at their fair values.

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